                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-115543
PROSPECTUS SUPPLEMENT NO. 5
(To Prospectus Dated September 27, 2004, to Prospectus Supplement No. 1 Dated November 8, 2004, to Prospectus Supplement No. 2 Dated November 16, 2004, to Prospectus Supplement No. 3 Dated November 19, 2004
and to Prospectus Supplement No. 4 Dated December 7, 2004)

                               AMH HOLDINGS, INC.

                               OFFER TO EXCHANGE

               REGISTERED 11 1/4% SENIOR DISCOUNT NOTES DUE 2014

                                   FOR UP TO

              $446,000,000 PRINCIPAL AMOUNT AT MATURITY OF 11 1/4%

                         SENIOR DISCOUNT NOTES DUE 2014

                             ---------------------

     The following information supplements the prospectus dated September 27, 2004, the prospectus supplement no. 1 dated November 8, 2004, the prospectus supplement no. 2 dated November 16, 2004, the prospectus supplement no. 3 dated November 19, 2004, and the prospectus supplement no. 4 dated December 7, 2004, relating to the offer by AMH Holdings, Inc. ("we," "us," "our company" or "AMH") to exchange up to $446,000,000 in aggregate principal amount at maturity of our registered 11 1/4% Senior Discount Notes due 2014 for a like aggregate principal amount at maturity of our issued and outstanding 11 1/4% Senior Discount Notes due 2014, with information regarding the completion of the recapitalization of AMH and related transactions. The exchange offer expired on October 27, 2004 and is no longer open for participation.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

          The date of this prospectus supplement is December 23, 2004.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 22, 2004

                               AMH HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

                                   333-115543
                            (Commission File Number)

                                   16-1693178
                    (I.R.S. Employer Identification Number)

                                3773 STATE ROAD
                           CUYAHOGA FALLS, OHIO 44223
             (Address and zip code of principal executive offices)

                                 (800) 257-4335
              (Registrant's telephone number, including area code)

                                      N/A
         (Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     This Form 8-K/A amends and restates in its entirety our Form 8-K filed on December 22, 2004 solely for the purpose of making changes to certain exhibits to conform exactly to the final executed versions of such documents, in particular Exhibits 3.2, 10.3, 10.5, 10.6 and 10.10. Other than as expressly set forth above, this Form 8-K/A does not purport to amend, update or restate the information in any item of the Form 8-K or reflect any events that have occurred after the Form 8-K was filed on December 22, 2004.

ITEM 1.01 -- ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

STOCK PURCHASE AGREEMENT

     As previously reported, on December 5, 2004, AMH Holdings, Inc. ("AMH"), Harvest Partners, Inc. ("Harvest Partners") and certain other stockholders of AMH entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), with certain affiliates of Investcorp S.A. ("Investcorp"), namely AM Holding Limited, AM Equity Limited, AM Investments Limited, Associated Equity Limited and Associated Investments Limited (such Investcorp affiliates, the "New Investors"), pursuant to which the New Investors paid $150.0 million in cash to acquire a total of 500,000 shares of voting convertible preferred stock of AMH (the "Voting Preferred Stock") and 1,614,019 shares of non-voting convertible preferred stock of AMH (the "Non-Voting Preferred Stock" and collectively with the Voting Preferred Stock, the "Convertible Preferred Stock"). The Voting Preferred Stock represents 50% of the outstanding shares of all voting stock of AMH and the Convertible Preferred Stock represents 50% of the outstanding shares of all stock of AMH, in each case on a fully diluted basis. Each share of Voting Preferred Stock is convertible at any time into fully-paid and non-assessable shares of the Class A Voting Common Stock (as defined below), and each share of Non-Voting Preferred Stock is convertible at any time into fully paid and non-assessable shares of the Class A Non-Voting Common Stock (as defined below), in each case at a specified conversion rate, which shall initially be 1:1. The Convertible Preferred Stock will be automatically converted into Class A Common Stock (as defined below) upon the occurrence of a qualified initial public offering.

     The sale of the Convertible Preferred Stock pursuant to the Stock Purchase Agreement, together with certain other transactions contemplated by the Stock Purchase Agreement (the "Transactions"), were consummated on December 22, 2004.

     The total amount of consideration necessary to consummate the Transactions was approximately $305.0 million, consisting of (i) $150.0 million from the New Investors to acquire shares of Convertible Preferred Stock from the existing AMH stockholders; and (ii)(a) approximately $38.0 million of available cash from AMI; (b) $75.0 million in senior notes issued by Holdings II, AMH's newly-formed parent company; and (c) approximately $42.0 million in additional term loan borrowings under the Amended and Restated Credit Agreement (as defined below), which amounts will be used to pay (x) a dividend of $96,406,123 (less option exercise proceeds paid as consideration for the sale of the Convertible Preferred Stock pursuant to the Stock Purchase Agreement) (the "Transaction Dividend") on shares of the Class B Common Stock (as defined below) of AMH Holdings II, Inc. ("Holdings II"), a Delaware corporation and, pursuant to the Restructuring Agreement described below, the newly formed parent company of AMH;
(y) a management bonus of $21,825,000 to certain employees and a director bonus of $175,000 to a director of the Company; and (z) $40.0 million in fees and expenses, including among other items, $4.875 million in fees to Harvest Partners (the "Harvest Fee") and $15.0 million in fees to Investcorp International Inc., an affiliate of the New Investors ("III"), (the "Investcorp Fee"). Certain of these payments will be made at a future date as more fully described below.

     Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It was established in 1982 and has since completed transactions with a total acquisition value of more than $25.0 billion. The firm now manages total investments in alternative assets of approximately $8.6 billion.

     Founded in 1981, Harvest Partners is a leading New York-based private equity investment firm, pursuing management buyouts and growth financings of profitable, medium-sized businesses. Focused on specialty services, consumer, manufacturing and value-added distribution businesses, Harvest has over 20 years of experience investing in domestic as well as multinational companies. Currently, Harvest Partners has over $1.0 billion of invested and committed capital under management from its limited partners, which include numerous pension funds, domestic and international industrial corporations, and various financial institutions.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HOLDINGS II

     Holdings II was incorporated in the State of Delaware on December 2, 2004. Since its incorporation, Holdings II has not conducted any operations and, following the closing of the Transactions (including the transactions contemplated by the Restructuring Agreement described below), Holdings II did not have any material assets or operations other than its ownership of 100% of the capital stock of AMH.

     In connection with the Transactions, on December 22, 2004 the Certificate of Incorporation of Holdings II was amended and restated in its entirety (the "Amended and Restated Holdings II Certificate of Incorporation") and a certificate of designations of Holdings II preferred stock (as described below) was filed in order to provide for the following classes and series of capital stock: (a) Class B, Series I (Voting) Common Stock (the "Holdings II Class B Voting Common Stock") , (b) Class B, Series II (Non-Voting) Common Stock (the "Holdings II Class B Non-Voting Common Stock" and, collectively with the Holdings II Class B Voting Common Stock, the "Holdings II Class B Common Stock"), (c) Class A, Series I (Voting) Preferred Stock (the "Holdings II Voting Preferred Stock") and (d) Class A, Series II (Non-Voting) Preferred Stock (the "Holdings II Non-Voting Preferred Stock" and, collectively with the Holdings II Voting Preferred Stock, the "Holdings II Preferred Stock"), in each case in the respective amounts, as among the existing stockholders of Holdings II, as more fully described in the Amended and Restated Holdings II Certificate of Incorporation. The Amended and Restated Holdings II Certificate of Incorporation also authorized the issuance of shares of (i) Class A, Series I (Voting) Common Stock (the "Holdings II Class A Voting Common Stock"), which are reserved for issuance upon conversion of the Holdings II Voting Preferred Stock and (ii) Class A, Series II (Non-Voting) Common Stock (the "Holdings II Class A Non-Voting Common Stock" and, collectively with the Holdings II Class A Voting Common Stock, the "Holdings II Class A Common Stock"; the Holdings II Class A Common Stock, collectively with the Holdings II Class B Common Stock, the "Holdings II Common Stock"), which are reserved for issuance upon conversion of the Holdings II Non-Voting Preferred Stock. The Amended and Restated Holdings II Certificate of Incorporation was approved by the Holdings II Board of Directors on December 20, 2004.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMH

     In connection with the Transactions, on December 22, 2004, AMH filed an amended and restated certificate of incorporation (the "Amended and Restated Certificate of Incorporation") with the Secretary of State of the State of Delaware, resulting in the reclassification of the outstanding shares of AMH Common Stock as shares of (a) Class B, Series I (Voting) Common Stock (the "Class B Voting Common Stock") , (b) Class B, Series II (Non-Voting) Common Stock (the "Class B Non-Voting Common Stock" and, collectively with the Class B Voting Common Stock, the "Class B Common Stock"), (c) the Voting Preferred Stock and (d) the Non-Voting Preferred Stock, in each case in the respective amounts, as among the existing stockholders of AMH, as more fully described in the Stock Purchase Agreement and in the Amended and Restated Certificate of Incorporation. The Amended and Restated Certificate of Incorporation also authorized the issuance of shares of (i) Class A, Series I (Voting) Common Stock (the "Class A Voting Common Stock"), which are reserved for issuance upon conversion of the Voting Preferred Stock and (ii) Class A, Series II (Non-Voting) Common Stock (the "Class A Non-Voting Common Stock" and, collectively with the Class A Voting Common Stock, the "Class A Common Stock"; the Class A Common Stock, collectively with the Class B Common Stock, the "Common Stock"), which are reserved for issuance upon conversion of the Non-Voting Preferred Stock. The Amended and Restated Certificate of Incorporation was approved by the AMH Board of Directors on December 20, 2004.

CERTIFICATE OF DESIGNATIONS OF HOLDINGS II

     On December 22, 2004, Holdings II filed with the Secretary of State of the State of Delaware a Certificate of Designations to establish the rights, preferences and privileges pertaining to the with respect to the Holdings II Preferred Stock (the "Certificate of Designations"). The authorization and terms of the Certificate of Designations were approved by the Board of Directors on December 20, 2004.

     Pursuant to the Certificate of Designations (i) the Holdings II Preferred Stock ranks senior to and has priority over all classes of common stock with respect to dividends and distributions or upon liquidation, winding-up or dissolution; (ii) except with respect to the Transaction Dividend, the Holdings II Preferred Stock has a right to a priority dividend before any dividend is paid on the common stock; (iii) the Holdings II Preferred Stock is entitled to a liquidation preference upon any voluntary or involuntary liquidation, dissolution or winding-up of Holdings II equal to at least the amount of the Minimum Liquidation Preference (as defined in the Certificate of Designations);
(iv) holders of the Holdings II Voting Preferred Stock have the right to vote together with holders of the Holdings II Voting Common Stock, not as separate classes, except as otherwise specified by the Certificate of Designations or required under Delaware law; (v) the Holdings II Voting Preferred Stock may be converted into Holdings II Class A Voting Common Stock and the Holdings II Non-Voting Preferred Stock may be converted into Holdings II Class A Non-Voting Common Stock, in whole or in part from time to time, in each case at a specified conversion rate, which conversion shall become automatic upon the occurrence of a qualified initial public offering. Holdings II reserves and keeps available, solely for the purpose of issuance upon conversion of the Holdings II Preferred Stock, such number of Holdings II Class A Common Stock as shall be issuable upon the conversion of all shares of Holdings II Preferred Stock; and (vi) upon the occurrence of a change of control of Holdings II, subject to certain conditions, each holder of Holdings II Preferred Stock shall have the right to require Holdings II to repurchase any or all of such holder's Holdings II Preferred Stock at a specified offer price in cash.

CERTIFICATE OF DESIGNATIONS OF AMH

     On December 22, 2004, AMH filed with the Secretary of State of the State of Delaware a Certificate of Designations to establish the rights, preferences and privileges pertaining to the Preferred Stock of AMH that was contributed to Holdings II pursuant to the Restructuring Agreement in exchange for shares of Holdings II Preferred Stock. The terms of AMH Preferred Stock are identical to the terms of the Holdings II Preferred Stock, except that the change of control put right described in clause (vi) above does not apply to AMH Preferred Stock.

RESTRUCTURING AGREEMENT

     On December 22, 2004, the stockholders of AMH (including the New Investors) entered into a Restructuring Agreement, pursuant to which such stockholders contributed all of the outstanding shares of Common Stock and Preferred Stock of AMH to Holdings II, in exchange for common stock and convertible preferred stock of Holdings II having equivalent rights, preferences and privileges. As a result of this exchange, all of the former stockholders of AMH became stockholders of Holdings II, and Holdings II became the sole stockholder of AMH. AMH will continue to be the sole stockholder of Associated Materials Holdings Inc. ("AMHI" or "Holdings") and AMHI will continue to be the sole stockholder of AMI.

     Shares of Holdings II Class B Non-Voting Common Stock in an aggregate amount equal to 10% of the fully diluted shares of capital stock of Holdings II remain unissued and are reserved for issuance upon the exercise of options granted pursuant to the AMH Holdings II, Inc. 2004 Stock Option Plan (as described below). In addition, certain options to purchase shares of AMH common stock granted pursuant to the AMH 2002 Stock Option Plan remain unexercised. The holders of all of such stock options have entered into an agreement with Holdings II that, upon the exercise of any such stock options, in the future, such holders will automatically receive shares of Holdings II Class B Non-Voting Common Stock.

STOCKHOLDERS AGREEMENT

     In connection with the Transactions, on December 22, 2004, the stockholders of Holdings II entered into a stockholders agreement which will govern certain relationships among, and contains certain rights and obligations of, such stockholders (the "Stockholders Agreement"). The Stockholders Agreement (1) limits the ability of the stockholders to transfer their shares in Holdings II except in certain permitted transfers as defined therein; (2) provides for certain tag-along obligations and certain drag-along rights; (3) provides for certain registration rights; and (4) provides for certain preemptive rights.

     Pursuant to the Stockholders Agreement, Harvest Partners has the right to designate three members of a seven member Board of Directors of Holdings II and Investcorp has the right to designate three of the seven members of the Board of Directors of Holdings II. An additional board seat will be occupied by the chief executive officer of AMI, who is currently Michael Caporale, Jr. The boards of directors of AMH, AMHI and AMI will have the same composition and are subject to the same rules and operating procedures as set forth in the Stockholders Agreement. The number of directors that each of Harvest and Investcorp can designate to the Board of Directors is reduced as their equity ownership in Holdings II is reduced below specified percentages. Funds managed by Harvest Partners on the one hand, and, the New Investors, collectively on the other, each hold 50% of the voting capital stock of Holdings II. All decision making by the Board of Directors will generally require the affirmative vote of a majority of the members of the entire Board of Directors. In addition, certain matters, such as issuing additional equity securities, new debt financings, acquisitions and related transactions, and other significant transactions, require the affirmative vote of at least one director nominated by Harvest and one director nominated by Investcorp (a "Special Board Approval"). The number of matters that require a Special Board Approval is reduced as the equity ownership of each of Harvest and Investcorp falls below certain stated thresholds.

     The Stockholders Agreement prohibits transfers of securities of Holdings II except: (i) to certain "Permitted Transferees" (as defined in the Stockholders Agreement), (ii) in a registered public offering, (iii) pursuant to certain drag-along rights that would require stockholders to sell all or part of their equity interest in Holdings II to third parties along with certain sales by stockholders holding a majority of the outstanding shares of Common Stock or a majority of the outstanding shares of Convertible Preferred Stock and on the same terms, and subject to the same conditions, as such sales, and (iv) pursuant to certain preemptive and tag-along rights that would require a stockholder wishing to sell all or part of its equity interest in Holdings II to first offer its shares on the same terms to Holdings II and the other stockholders of Holdings II party to the stockholders agreement, and if not purchased by Holdings II or such stockholders, to include shares of such stockholders, at their option, in the event of a sale to a third party.

     The Stockholders Agreement provides stockholders certain rights with respect to registration under the Securities Act of 1933, as amended (the "Securities Act"), either upon the occurrence of the initial public offering or registration of Holdings II of its securities under the Securities Act for its own account or account of another person. The Stockholders Agreement also provides stockholders with certain preemptive rights to purchase Holdings II securities upon the issuance of new Holdings II securities, and subject to certain other conditions.

     The Stockholders Agreement provides the New Investors (together with their Permitted Transferees, the "Investcorp Investors") with the following additional rights: (i) at any time after December 22, 2006, the Investcorp Investors may demand that an independent valuation of Holdings II be performed by an independent investment banking or valuation firm and, in the event that the valuation is less than the "Threshold Amount" (as defined in the Stockholders Agreement), and subject to certain other conditions, the Investcorp Investors may make changes to the executive officers of Holdings II and its subsidiaries, including the Chief Executive Officer (who shall be reasonably acceptable to the stockholders party thereto affiliated with Harvest Partners (together with their Permitted Transferees, the "Harvest Funds")); (ii) if for the period from January 1, 2005 through December 31, 2008, the Adjusted Cash Flow (as defined in the Stockholders Agreement) of Holdings II and its subsidiaries is less than 70% of the Projected Adjusted Cash Flow (as defined in the Stockholders Agreement) of Holdings II and its subsidiaries, the Investcorp Investors may notify Holdings II that they intend to initiate a process that could result in the exercise by the Investcorp Investors of their drag-along rights and, if the Investcorp Investors opt to pursue the exercise of their drag-along rights, for a period of 60 days after notice thereof is given to Holdings II, the Harvest Funds and Holdings II shall have the right, but not the obligation, to purchase all, but not less than all, of the outstanding preferred stock and common stock held by the Investcorp Investors; and (iii) at any time after July 15, 2007, the Investcorp Investors may notify Holdings II that they intend to cause Holdings II to initiate a process that could result in a recapitalization of Holdings II, in accordance with certain conditions (as further described in the Stockholders Agreement, an "Approved Recapitalization"). In each of (i) and (ii), at the earlier of such time as (a) 75% or more of the preferred stock of Holdings II acquired by the Investcorp Investors pursuant to the Restructuring Agreement has been repurchased by Holdings II or converted into common stock of Holdings II and (b) the Investcorp Investors hold less than 20% of Holdings II's outstanding capital stock, then the rights under (i) and
(ii) described herein will terminate. In addition, each of the rights granted under (i), (ii) and (iii) are exercisable only once during the term of the Stockholders Agreement. Subject to certain conditions, the other stockholders (other than the Investcorp Investors) party to the Stockholders Agreement shall also have the right to initiate an Approved Recapitalization at any time after July 15, 2007, if the Equity Value (as defined in the Stockholders Agreement) of Holdings II exceeds $815.0 million. Also, at any time after December 22, 2009, each of Investcorp and Harvest Funds may notify the Company and the other stockholders that they intend to initiate a process that could result in the exercise of their respective drag-along rights.

     The Stockholders Agreement terminated and superseded the existing Amended and Restated Stockholders Agreement, dated March 4, 2004, by and among AMH and the existing stockholders of AMH.

AMENDED AND RESTATED CREDIT AGREEMENT

     In connection with the Transactions, on December 22, 2004, AMI amended and restated the existing Amended and Restated Credit Agreement, dated as of August 29, 2003 (as further amended by the First Amendment thereto, dated as of March 18, 2004) (the "Existing Credit Agreement"), in the form of the Second Amended and Restated Credit Agreement among AMI and Gentek Building Products Limited, as borrowers, AMH and AMHI, as guarantors, the lenders party thereto, UBS AG, Stamford Branch, as the U.S. Administrative Agent, Canadian Imperial Bank of Commerce, as the Canadian Administrative Agent, Citigroup Global Markets Inc., as syndication agent, General Electric Capital Corporation and National City Bank, as Co-Documentation Agents, and UBS Securities, LLC and Citigroup Global Markets Inc., as joint lead arrangers (the "Second Amended and Restated Credit Agreement").

     The Second Amended and Restated Credit Agreement is substantially similar to and in the same form as the Existing Credit Agreement, except that (among other changes) the Second Amended and Restated Credit Agreement (i) allows the purchase of 50% of the equity interests of AMH by Investcorp, (ii) reduces the interest margins on the term loan facility by 50 basis points, (iii) permits a restricted payment to pay dividends of approximately $97.0 million to the equity holders of AMH (determined before giving effect to the Transactions) and a special bonus payment of $22.0 million to AMI's management, (iv) extends the maturity date of the revolving credit facility by two years and (v) increases the U.S. revolving credit facility by U.S.$5.0 million and the Canadian revolving credit facility by U.S.$5.0 million.

     The amended and restated senior credit facility provides for the following:

          (1) a senior secured term loan facility of up to $175.0 million (of which $42.0 million will be in addition to the amount of term loans currently outstanding thereunder); and

          (2) a senior secured revolving facility of up to $80.0 million.

     The term loans amortize in equal quarterly installments commencing on September 30, 2005 through and including September 30, 2009 in an aggregate amount equal to 1% annually with the balance to be paid in four equal quarterly installments thereafter. We refer to the Second Amended and Restated Credit Agreement as the AMI senior credit facility.

     Subject to certain exceptions, the AMI senior credit facility requires mandatory repayments and thereafter, mandatory commitment reductions thereunder with (x) 50% of the net proceeds from the issuance of equity securities by AMHI, AMH or Holdings II in a registered public offering, (y) 100% of the net proceeds from (1) asset sales; (2) the issuance of debt; (4) insurance and condemnation awards and (z) a percentage of annual excess cash flow based on certain levels of financial performance. Voluntary prepayments of the senior credit facility will be permitted at any time, subject to certain notice requirements and to the payment of certain losses and expenses suffered by the lenders as a result of the prepayment of "Eurodollar Loans" (as defined in the AMI senior credit facility) prior to the end of the applicable interest period.

     The AMI senior credit facility bears interest (A) in the case of U.S. dollar denominated loans, at the sum of the (1) applicable margin and (2) at our option, either the "Alternate Base Rate" (as defined in the senior credit facility) or the "Eurodollar Rate" (as defined in the AMI senior credit facility); (B) in the case of Canadian dollar denominated revolving loans, the sum of (1) the applicable margin and (2) the "Canadian Prime Rate" (as defined in the AMI senior credit facility); and (C) in the case of Canadian bankers acceptances, the sum of (1) the applicable margin and (2) the "Canadian BA Rate" (as defined in the AMI senior credit facility). The applicable interest margin will initially be a percentage per annum equal to (1) in the case of the term loans maintained as (a) Alternate Base Rate Loans (as defined in the AMI senior credit facility), 1.25%, and (b) Eurodollar Loans (as defined in the AMI senior credit facility), 2.25%, (2) in the case of revolving loans maintained as (a) Base Rate Loans, 1.50%, and (b) Eurodollar Loans, 2.50% and (3) Canadian BAs (as defined in the AMI senior credit facility), 2.50%, subject in the case of revolving loans and Canadian BAs to adjustments to be determined based on certain levels of financial performance.

     With respect to Eurodollar Loans, (1) we may elect interest periods of 1, 2, 3, 6 or, if available, 9 or 12 months and (2) interest will be payable in arrears at the earlier of (a) the end of an applicable interest period and (b) quarterly. With respect to Base Rate Loans, interest will be payable quarterly on the last business day of each fiscal quarter. Additionally, we will pay a commitment fee in an initial amount equal to 0.375% per annum on the daily average unused commitment under the revolving portion of the AMI senior credit facility, subject to adjustments to be determined based on certain levels of financial performance.

     The AMI senior credit facility contains certain covenants, including, without limitation, restrictions on our business (and the business of our subsidiaries), including restrictions on:

     - debt and liens;

     - the sale of assets;

     - mergers, acquisitions and other business combinations;

     - voluntary prepayment of certain debt;

     - transactions with affiliates;

     - capital expenditures;

     - leases;

     - loans and investments as well as prohibitions on the making of dividends to, or the repurchase or redemption of stock from, stockholders; and

     - various financial covenants.

     The AMI senior credit facility contains customary events of default, including payment defaults, material inaccuracy of representations and warranties, covenant defaults, cross-default and cross-acceleration to certain other debt, certain events of bankruptcy and insolvency, certain events under the Employee Retirement Income Security Act of 1974, as amended, material judgments, actual or asserted failure of any guaranty or security document supporting the AMI senior credit facility to be in full force and effect and change of control. If such a default occurs, the lenders under the AMI senior credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the AMI senior credit facility.

     All obligations of AMI and Gentek under the AMI senior credit facility (the "Obligations") are jointly and severally guaranteed by AMH, AMHI and all of our direct and indirect wholly owned domestic subsidiaries (the "Domestic Guaranties"). In addition, all obligations of Gentek under the AMI senior credit facility (the "Canadian Obligations") also are jointly and severally guaranteed by Gentek's wholly owned Canadian subsidiaries (the "Canadian Guaranties"). The Obligations and the Domestic Guaranties are secured by a pledge of our capital stock, the capital stock of AMHI and the capital stock of AMI's domestic subsidiaries (and up to 66 2/3% of the voting stock of "first tier" foreign subsidiaries), and a security interest in substantially all of AMI's owned real and personal assets (tangible and intangible) and the owned real and personal assets (tangible and intangible) of AMI and the domestic guarantors under the AMI senior credit facility. In addition, the Canadian Obligations are secured by the capital stock and owned real and personal assets (tangible and intangible) owned by Gentek and its Canadian Subsidiaries. Our future wholly owned domestic subsidiaries will be required to guarantee Obligations under the AMI senior credit facility and to secure such guarantee with substantially all of their owned real and personal assets (tangible and intangible). Our future wholly-owned Canadian subsidiaries also will be required to guarantee Obligations and to secure such guarantee with substantially all of their owned real and personal assets (tangible and intangible).

     The AMI senior credit facility, including the terms and conditions described above, will be subject to modification, amendment and waiver by the parties thereto.

AMENDED HARVEST MANAGEMENT AGREEMENT

     In connection with the Transactions, on December 22, 2004, AMI entered into an Amended and Restated Management Agreement with Harvest Partners (the "Amended Harvest Management Agreement"), which amended and superseded the Harvest Management Agreement, dated as of April 19, 2002, as amended and restated in its entirety by the Amended and Restated Management Agreement, dated as of March 4, 2004 (as so amended and restated, the "Original Harvest Management Agreement").

     The Amended Harvest Management Agreement is substantially identical, in all material respects, to the Original Harvest Management Agreement. Pursuant to the Amended Harvest Management Agreement, AMI paid a fee of $4.875 million to Harvest Partners in connection with the Transactions. In addition, Harvest Partners continues to provide financial advisory and strategic planning services pursuant to the Amended Harvest Management Agreement and, will receive an annual fee for such services of approximately $0.8 million, payable on a quarterly basis in advance. The fee will be adjusted on a yearly basis in accordance with the U.S. Consumer Price Index. The agreement also provides that Harvest Partners will receive transaction fees in connection with future financings, acquisitions and divestitures of AMI. Such fees will be a percentage of the value of the applicable transaction. Pursuant to a separate agreement with III, Harvest Partners has agreed to pay 50% of any such transaction fees to III. The Amended Harvest Management Agreement has a term of five years from the date of execution of the Original Harvest Management Agreement and will automatically be renewed on a yearly basis, beginning in 2004, unless otherwise specified by Harvest Partners.

INVESTCORP ADVISORY AGREEMENTS

     In connection with the Transactions, on December 22, 2004, AMI entered into an Agreement for Management Advisory, Strategic Planning and Consulting Services with III (the "Investcorp Management Advisory Agreement"). Under the Investcorp Management Advisory Agreement, III will provide AMI with management advisory, strategic planning, consulting and such other services as requested by the Board of Directors of AMI (other than in connection with an acquisition, restructuring or initial public offering by AMI, or a private sale of the stock or assets of
AMI). For these services, III will receive an annual fee of U.S.$4.0 million for the first year and U.S.$0.5 million per year for the remaining duration of the term. In connection with the Transactions, AMI paid the full amount of the fee for the entire term of the agreement on December 22, 2004. The Investcorp Management Advisory Agreement has a term of five years from its date of execution.

     In connection with the Transactions, on December 5, 2004, AMI entered into an Agreement for Financing Advisory Services with III (the "Investcorp Financing Advisory Agreement"). Under the Investcorp Financing Advisory Agreement, III will provide AMI with financial advisory services relating to the arrangement of borrowing facilities in connection with the Transactions. For these services, AMI paid a one-time fee of $7.5 million to III on December 22, 2004. The term of the Investcorp Financing Advisory Agreement extends from the date of execution through the earlier of December 23, 2004 and June 23, 2005, unless extended by the parties' mutual consent.

     On December 5, 2004, AMI entered into an M&A Advisory Services Agreement with III (the "Investcorp M&A Advisory Agreement"). Under the Investcorp M&A Advisory Agreement, III will provide

AMI with advisory and strategic planning services. For these services, AMI paid a one-time fee of $1.5 million to III on December 22, 2004. The Investcorp M&A Advisory Agreement extends from the date of execution through the earlier of June 23, 2005 and the closing of the Transactions.

AMH HOLDINGS II, INC. 2004 STOCK OPTION PLAN

     On December 21, 2004, Holdings II adopted the AMH Holdings II, Inc. 2004 Stock Option Plan (the "2004 Plan"). The Compensation Committee (the "Committee") of the Board of Directors of Holdings II administers the 2004 Plan and selects eligible executives, directors, employees and consultants of Holdings II and its affiliates, including AMI, to receive options to purchase Holdings II Class B Non-Voting Common Stock. The Committee also will determine the number of shares of stock covered by options granted under the 2004 Plan, the terms under which options may be exercised, the exercise price of the options and other terms and conditions of the options in accordance with the provisions of the 2004 Plan. An option holder may pay the exercise price of an option by any legal manner that the Committee permits. Option holders generally may not transfer their options except in the event of death. If Holdings II undergoes a change of control, as defined in the 2004 Plan, the Committee may accelerate the exercisability of all or a portion of the outstanding options, adjust outstanding options by substituting stock, or cash out such outstanding options, in any such case, generally based on the consideration received by its stockholders in the transaction. Subject to particular limitations specified in the 2004 Plan, the Board of Directors may amend or terminate the 2004 Plan. The 2004 Plan will terminate no later than 10 years following its effective date; however, any options outstanding under the 2004 Plan will remain outstanding in accordance with their terms.

     In connection with the Transactions, the Board of Directors of AMH has adopted resolutions to provide that all of the holders of performance based options to purchase AMH common stock under the AMH Holdings, Inc 2002 Stock Option Plan will become immediately exercisable prior to consummation of the Transactions.

     Pursuant to the Stock Purchase Agreement, certain employees of AMI who held options immediately prior to the consummation of the Transactions to purchase shares of AMH's Common Stock will be required by Holdings II to exchange AMH Common Stock received by such option holder for exercise of any of their options for Holdings II Class B Non-Voting Common Stock.

STOCK OPTION AWARD AGREEMENTS

     In connection with the Transactions, certain members of senior management of AMI received stock options to purchase shares of Holdings II Class B Non-Voting Common Stock under the 2004 Plan pursuant to various Stock Option Award Agreements (collectively, the "Stock Option Award Agreements") entered into on December 22, 2004.

                                   *   *   *

     A copy of the (i) Stock Purchase Agreement; (ii) Amended and Restated Certificate of Incorporation of AMH (iii) Certificate of Designations of AMH;
(iv) Restructuring Agreement; (v) Stockholders Agreement; (vi) Amended and Restated Credit Agreement; (vii) Amendment Agreement, (viii) AMH Pledge and Security Agreement, (ix) Form of AMH Guaranty, (x) Amended Harvest Management Agreement; (xi) Investcorp Management Advisory Agreements, (xii) Investcorp Financing Advisory Agreement, (xiii) Investcorp M&A Advisory Agreement and (xiv) AMH Holdings II, Inc. 2004 Stock Option Plan are attached to this Current Report on Form 8-K as Exhibits 2.1, 3.1, 3.2, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7,
10.8, 10.9, 10.10 and 10.11, respectively, and are incorporated herein by reference. The foregoing descriptions of the Stock Purchase Agreement, Amended and Restated Certificate of Incorporation of AMH, Certificate of Designations of AMH, Restructuring Agreement, Stockholders Agreement, Amended and Restated Credit Agreement, Amendment Agreement, AMH Pledge and Security Agreement, AMH Guaranty, Amended Harvest Management Agreement and Investcorp Advisory Agreements, and AMH Holdings II, Inc. 2004 Stock Option Plan are qualified in their entirety by reference to the full text of such agreements.

ITEM 1.02 -- TERMINATION OF MATERIAL DEFINITIVE AGREEMENT.

     As of December 22, 2004, the Stockholders Agreement, dated as of March 4, 2004, among AMH and the stockholders named therein shall be deemed amended and superseded by the Stockholders Agreement, dated as of December 22, 2004 among Holdings II and the stockholders named therein.

     The information under the caption "Stockholders Agreement" under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 2.03 -- CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN
            OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

AMENDED AND RESTATED CREDIT AGREEMENT

     The information under the caption "Amended and Restated Credit Agreement" under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 3.02 -- UNREGISTERED SALE OF EQUITY SECURITIES.

     The Convertible Preferred Stock was sold pursuant to an exemption from registration under Section 4(2) of the Securities Act. The sale of the Convertible Preferred Stock will be made without the use of an underwriter or selling agent, and no commissions or underwriting discounts will be paid in connection with such sale. The information under the caption "Stock Purchase Agreement" under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 5.02 -- DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF
            DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

     Pursuant to terms of the Stock Purchase Agreement and the Stockholders Agreement, two of the directors of each of Holdings II, AMH, AMHI and AMI in office immediately prior to the closing of the Transactions have been replaced. At a joint meeting of the Boards of Directors of Holdings II, AMH, AMHI and AMI, Thomas Arenz and Jeffrey Moy tendered their resignations effective immediately upon the closing of the Transactions. Upon the closing of the Transactions, the New Investors have the right to designate the three new directors. An additional Board seat will be occupied by the chief executive officer of AMI from time to time. As of the current date, the New Investors have designated Christopher J. Stadler, Simon C. Moore and Dana R. Snyder to serve as directors and Michael Caporale, Jr., the Chief Executive Officer of AMI, has been designated and elected to serve as the seventh director.

     Christopher J. Stadler has been an executive of Investcorp or one or more of its wholly-owned subsidiaries since April 1996. Mr. Stadler is head of Investcorp North American corporate investment and is a member of Investcorp's steering committee. Prior to joining Investcorp, Mr. Stadler was a director with CS First Boston Corporation. Mr. Stadler is a director of Werner Holding, US Unwired, Inc. and Saks Incorporated. Christopher J. Stadler has had no transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

     Simon C. Moore has been an executive of Investcorp or one or more of its wholly-owned subsidiaries since 2001. Prior to joining Investcorp, Mr. Moore held positions at JP Morgan Capital in New York and Hong Kong and at JP Morgan M&A in Melbourne, New York and London over a period of nine years. Simon C. Moore has had no transactions required to be disclosed pursuant Item 404(a) of Regulation S-K.

     Dana R. Snyder is currently serving as Interim President and Chief Executive Officer of Werner Holding and is on its Board of Directors. Previously, Mr. Snyder was an executive with Ply Gem Industries, Inc. for two years and retired as President, Chief Operating Officer and director in 1997. Prior to that, Mr. Snyder was employed for six years by The Stolle Corporation, a subsidiary of Alcoa Inc., and held various positions including President of Alcoa Construction Products Group. From 1986 to 1989 Mr. Snyder served as President of the wood products group of Kusan, Inc. Dana R. Snyder has had no transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

     At this time, these new directors have not been appointed to any committees of the Board of Directors.

ITEM 8.01 -- OTHER EVENTS.

MEZZANINE NOTES

     On December 22, 2004, Holdings II completed the private sale of $75.0 million aggregate principal amount of 13.625% Senior Notes due December 1, 2014 (the "Mezzanine Notes"). Interest accrued on the Mezzanine Notes will be payable in cash semi annually in arrears at a rate of 10% per annum, and the remainder at 3.625% per annum will either be paid in cash or be added to the then outstanding principal amount of the Mezzanine Notes on a semi annual basis. The Mezzanine Notes are not guaranteed by any subsidiaries of Holdings II.

     The Mezzanine Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to purchase the Mezzanine Notes.

STOCK OPTION AWARD AGREEMENTS

     The information under the caption "Stock Option Award Agreement" under Item
1.01 of this Current Report on Form 8-K is incorporated herein by reference.

DIVIDEND PROMISSORY NOTES

     In partial payment of the Transaction Dividend, on December 22, 2004, Holdings II issued a promissory note (each, a "Dividend Promissory Note") to each holder of Holdings II Class B Common Stock in an aggregate principal amount of $33,712,500 (the "Dividend Note Amount"). Each Dividend Promissory Notes is issued in a principal amount equal to the payee's respective pro rata portion of the Dividend Note Amount, and the principal amount of each Dividend Promissory Note bears interest at a rate per annum equal to 3.6%. Payment of the principal amount shall be immediately due and payable upon the earlier of (i) (a) the date on which AMH and AMI shall have prepared internal financial statements for the fiscal year ending January 1, 2005 which indicate that AMH and AMI are permitted to make a Restricted Payment under the Indentures, in accordance with the terms of the Dividend Promissory Notes or (b) if such internal financial statements do not indicate that AMH and AMI are permitted to make a Restricted Payment on such date, on any later date on which AMH and AMI shall have prepared internal financial statements for any subsequent fiscal period which indicate that AMH and AMI are permitted to make such a Restricted Payment and (ii) December 31, 2010 (such earlier date, the "Final Maturity Date"). Under the Dividend Promissory Notes, an event of default shall occur if Holdings II fails to make any payment under the Dividend Promissory Notes within 5 days after the Final Maturity Date of the Dividend Promissory Notes. The Dividend Promissory Notes were issued in partial payment of the Dividend, the balance of which was paid to the stockholders of Holdings II in cash on December 22, 2004.

PROMISSORY NOTES

     In connection with the Transactions and pursuant to the Stock Purchase Agreement, on December 22, 2004, AMI issued in favor of III, a non-interest bearing promissory note in the principal amount of $2,741,077 (the "Investcorp Promissory Note") and AMI issued in favor of Harvest Partners a non-interest bearing promissory note in the principal amount of $890,850 (the "Harvest Promissory Note"). Payment of the principal amount of each of the Investcorp Promissory Note and Harvest Promissory Note shall be immediately due and payable on a date to be determined by the Chief Executive Officer of AMI, which date shall be (i) no later than December 31, 2010 (the "Final Maturity Date") and
(ii) no earlier than five days after the date on which the audited financial statements of AMI for the fiscal year ending January 1, 2005 have been delivered to the New Investors, unless such audited financial statements indicate that the amount available to make Restricted Payments (as defined in the Indenture, dated as of April 23, 2002, governing the 9 3/4% Senior Subordinated Notes due 2012 issued by AMI (the "AMI Indenture") and the Indenture, dated as of March 4, 2004, governing the 11 1/4% Senior Discount Notes due 2014 issued by AMH (the "AMH Indenture, and together with the AMI Indenture, the "Indentures")) is permissible in accordance with the terms of the Investcorp Promissory Note and Harvest Promissory Note, respectively. Under both the Investcorp Promissory Note and Harvest Promissory Note, an event of default shall occur if AMI fails to make any payment under the Investcorp Promissory Note or Harvest Promissory Note, as the case may be, within 5 days after the Final Maturity Date. The Investcorp Promissory Note was issued in partial payment of the Investcorp Fee, and the Harvest Promissory Note was issued in partial payment of the Harvest Fee, the balance of which was paid to each of Investcorp and Harvest Partners in cash on December 22, 2004.

MANAGEMENT BONUS PROMISSORY NOTES

     In connection with the Transactions and pursuant to the Stock Purchase Agreement, on December 22, 2004, AMI issued in favor of certain employees and directors of the Company 18 interest-free promissory notes in the aggregate principal amount of $3,954,753 (collectively, the "Management Bonus Promissory Notes"). Payment of the principal amount shall be immediately due and payable upon the earlier of (i) the date on which the AMH and AMI shall have prepared internal financial statements for the fiscal year ending January 1, 2005 which indicate that AMH and AMI are permitted to make a Restricted Payment under the Indentures, in accordance with the terms of the Management Bonus Promissory Notes and (ii) December 31, 2010 (such earlier date, the "Final Maturity Date"). Under the Management Bonus Promissory Note, an event of default shall occur if Holdings II fails to make any payment under the Management Bonus Promissory Notes within 5 days after the Final Maturity Date of the Management Bonus Promissory Notes.

     In connection with the Transactions and pursuant to the Stock Purchase Agreement, on December 22, 2004, AMI issued in favor of certain members of the Company's senior management 18 promissory notes in the aggregate principal amount of $4,020,247 (collectively, the "Management Bonus Holdback Promissory Notes" and, together with the Management Bonus Promissory Notes, the "Management Notes"). The principal amount of each Management Bonus Holdback Promissory Note bears interest at a rate per annum of 3.6%. Payment of the principal amount shall be immediately due and payable on a date to be determined by the Chief Executive Officer of AMI, which date shall be (i) no later than December 31, 2010 (the "Final Maturity Date") and (ii) no earlier than (A) five days after the date on which the audited financial statements of AMI for the fiscal year ending January 1, 2005 have been delivered to the New Investors, unless such audited financial statements indicate that that the amount available to make Restricted Payments is permissible in accordance with the terms of the Management Bonus Holdback Promissory Notes and (B) within five days after any later determination date on which AMI determines that there are amounts sufficient to make a Restricted Payment in accordance with the terms of the Management Bonus Holdback Promissory Notes, until the principal amount shall have been paid in full. Under Management Bonus Holdback Promissory Notes, an event of default shall occur if AMI fails to make any payment under the Management Bonus Holdback Promissory Note, within five days after the Final Maturity Date of the Management Bonus Holdback Promissory Notes.

ITEM 9.01 -- FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits

        Exhibit 2.1     Stock Purchase Agreement, dated December 5, 2004, by and
                        between AMH Holdings, Inc. and the other parties signatory thereto (incorporated by reference to Exhibit 2.1 to the
                        Current Report on Form 8-K, filed with the Securities and
                        Exchange Commission on December 7, 2004).
        Exhibit 3.1     Amended and Restated Certificate of Incorporation AMH
                        Holdings, Inc.
        Exhibit 3.2     Certificate of Designations, Preferences and Rights
                        pertaining to the Preferred Stock of AMH Holdings, Inc., as filed with the Secretary of State of the State of Delaware on December 22, 2004.
        Exhibit 10.1    Restructuring Agreement, dated December 22, 2004, by and
                        between AMH Holdings, Inc and the other parties signatory
                        thereto.

        Exhibit 10.2    Stockholders Agreement, dated December 22, 2004, by and
                        between the stockholders of AMH Holdings II, Inc.
        Exhibit 10.3    Second Amended and Restated Credit Agreement, dated December
                        22, 2004, among Associated Materials Incorporated and Gentek
                        Building Products Limited, as borrowers, AMH Holdings, Inc.
                        and Associated Materials Holdings, Inc., as guarantors, the lenders party thereto, UBS AG, Stamford Branch, as the U.S.
                        Administrative Agent, Canadian Imperial Bank of Commerce, as
                        the Canadian Administrative Agent, Citigroup Global Markets
                        Inc., as syndication agent, General Electric Capital
                        Corporation and National City Bank, as Co-Documentation
                        Agents, and UBS Securities, LLC and Citigroup Global Markets
                        Inc., as joint lead arrangers.
        Exhibit 10.4    Amendment Agreement, dated December 22, 2004, by and between
                        Associated Materials Incorporated, Gentek Building Products
                        Limited, as borrowers, AMH Holdings, Inc. and Associated
                        Materials Holdings, Inc., the lenders party thereto, UBS AG,
                        Stamford Branch, as the U.S. Administrative Agent, Canadian
                        Imperial Bank of Commerce, as the Canadian Administrative
                        Agent, Citigroup Global Markets Inc., as syndication agent, and UBS Securities, LLC and Citigroup Global Markets Inc.,
                        as joint lead arrangers.
        Exhibit 10.5    Superholdco Pledge and Security Agreement, dated December
                        22, 2004, by and between AMH Holdings, Inc., as the Pledgor, in favor of UBS AG, Stamford Branch, as the Administrative
                        Agent.
        Exhibit 10.6    Form of Superholdco Guaranty, dated December 22, 2004, by
                        and between AMH Holdings, Inc., as the Guarantor, in favor of UBS AG, Stamford Branch, as the Administrative Agent.
        Exhibit 10.7    Amended and Restated Management Agreement, dated December
                        22, 2004, by and between Harvest Partners, Inc. and
                        Associated Materials Incorporated.
        Exhibit 10.8    Management Advisory Agreement, dated December 22, 2004, by and between Investcorp International, Inc. and Associated
                        Materials Incorporated.
        Exhibit 10.9    Financing Advisory Agreement, dated December 5, 2004, by and between Investcorp International, Inc. and Associated
                        Materials Incorporated.
        Exhibit 10.10   M&A Advisory Services Agreement, dated December 5, 2004, by and between Investcorp International, Inc. and Associated
                        Materials Incorporated.
        Exhibit 10.11   AMH Holdings II, Inc. 2004 Stock Option Plan.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          AMH HOLDINGS, INC.

                                          By:     /s/ D. KEITH LAVANWAY
                                            ------------------------------------
                                              Name: D. Keith LaVanway
                                              Title:   Vice President-Finance,
                                                       Chief Financial Officer,
                                                       Assistant Treasurer and
                                                       Assistant Secretary

Dated: December 23, 2004

                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               AMH HOLDINGS, INC.


          AMH HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 19, 2004.

          2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL"), this Amended and Restated Certificate of Incorporation of the Corporation (this "Amended and Restated Certificate of Incorporation") has been duly adopted in accordance therewith, and amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation.

          3. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the DGCL to every stockholder entitled to such notice.

          4. The text of the Certificate of Incorporation is amended and restated by this Amended and Restated Certificate of Incorporation to read as herein set forth in full.

          FIRST: The name of the corporation is AMH Holdings, Inc.

          SECOND: The registered office and registered agent of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

          THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (the "DGCL") as from time to time in effect and to possess and exercise all of the powers and privileges granted by the DGCL.

          FOURTH:

          A. Authorized Capital Stock.

          1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 12,123,678 consisting of (i) 3,728,038 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock") and (ii) 8,395,640 shares of Common Stock, par value $0.01 per share (the "Common Stock"). The Common Stock shall consist of (i) 2,114,019 shares of Class A, Series I (Voting) Common Stock (the "Class A Voting Common Stock"),
(ii) 1,614,019 shares of Class A, Series II (Non-Voting) Common Stock (the "Class A

Non-Voting Common Stock"), (iii) 2,583,801 shares of Class B, Series I (Voting) Common Stock (the "Class B Voting Common Stock" and, collectively with the Class A Voting Common Stock, the "Voting Common Stock"), and (iv) 2,803,801 shares of Class B, Series II (Non-Voting) Common Stock (the "Class B Non-Voting Common Stock" and, collectively with the Class B Voting Common Stock, the "Class B Common Stock"; the Class B Non-Voting Common Stock, collectively with the Class A Non-Voting Common Stock, the "Non-Voting Common Stock"). The number of authorized shares of any class or series of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) and no vote of the holders of any class or series of Common Stock or Preferred Stock voting separately as a class shall be required therefor.

          2. The Board of Directors of the Corporation is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock and/or the unissued shares of Common Stock, for one or more classes or series of Preferred Stock and/or one or more classes or series of Common Stock and, with respect to each such class or series, to fix the number of shares constituting such class or series and the designation of such class or series, the voting powers (if any) of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such class or series. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock or Common Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other class or series of Common Stock or Preferred Stock at any time outstanding.

          3. Except as otherwise required by law, the holders of shares of Preferred Stock or Common Stock of any class or series, as applicable, shall be entitled only to such voting rights, if any, as shall be expressly granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations, pursuant to Section 151(g) of the DGCL, relating to such class or series).

          B. Common Stock. The voting powers, rights and qualifications, limitations or restrictions of each class of the Common Stock shall be identical in all respects except as otherwise set forth below. There follows certain specific rights, qualifications, limitations and restrictions pertaining to the various classes and series of Common Stock:

          1. Dividends. Subject to the provisions of law and the rights, if any of the holders of any outstanding class or series of Preferred Stock, no dividends or other distributions, whether payable in securities, in cash, in property or in shares of capital stock of the Corporation shall be declared or paid on the shares of any class or series of Common Stock unless an Equivalent Dividend (as hereinafter defined) per share is declared and paid on outstanding shares of all other classes or series of Common Stock and Preferred Stock. An "Equivalent Dividend," when used with reference to a dividend or distribution declared or paid on any class or series of Common Stock, shall mean a dividend in the same form and per share amount that is paid on another class or series of Common Stock, except that each class or series of Common Stock shall be considered to be identical to each other class or series in the case of dividends or distributions payable in capital stock or in debt or securities exchangeable or exercisable for, or convertible into, capital stock.

          2. Liquidation. Subject to the provisions of law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any class or series of stock having a preference over or right to participate with the Common Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to the holders of Common Stock shall be distributed to each of the holders of shares of all classes and series of Common Stock ratably on the basis of the number of shares held by such holder, without any preference or priority of any class or series over any other class or series.

          3. Voting. (a) Except as otherwise required by law, the holders of shares of Class A Voting Common Stock and the holders of shares of Class B Voting Common Stock shall have one vote per share on all matters on which holders of Common Stock shall have the right or otherwise be entitled to vote upon. Except as otherwise provided by law, the holders of shares of Class A Non-Voting Common Stock and the holders of shares of Class B Non-Voting Common Stock shall have no right to vote on any matter presented to the stockholders of the Corporation, and the Class A Non-Voting Common Stock and Class B Non-Voting Common Stock shall not be included in determining the number of shares voting or entitled to vote on such matters.

          (b) If the holders of any shares of Class A Non-Voting Common Stock or Class B Non-Voting Common Stock are entitled, by reason of applicable law, to vote on any matter, either as a separate class or together with the holders of shares of Class A Voting Common Stock or Class B Voting Common Stock, as applicable, then, unless prohibited by applicable law, the holders of the shares of Class A Voting Common Stock and the holders of shares of Class B Voting Common Stock shall also have the right to vote, separately as a single class, thereon.

          4. Reclassification. Effective immediately and automatically upon the filing with the Secretary of State of the State of Delaware of (i) this Amended and Restated Certificate of Incorporation and (ii) a Certificate of Designations with respect to the Class A, Series I (Voting) Convertible Preferred Stock of the Company, par value $0.01 per share (the "Voting Preferred Stock") and the Class A, Series II (Non-Voting) Convertible Preferred Stock of the Company, par value $0.01 per share (the "Non-Voting Preferred Stock"), each outstanding share of the capital stock of the Corporation shall be reclassified, pursuant to
Section 242 of the DGCL, as follows:

          (a) each outstanding share of Class A Common Stock of the Corporation held by Harvest Partners III, L.P., Harvest Partners III
Beteilingungsgesellschaft Burgerlichen Rechts (Mit Haftungsbeschrankung), Harvest Partners IV, L.P. or Harvest Partners IV, GmbH & Co. KG (collectively, the "Harvest Shareholders") shall be and become (i) one share of Voting Preferred Stock and (ii) one share of Class B Voting Common Stock;

          (b) each share of Class A Common Stock of the Corporation issued upon the exercise after December 20, 2004 of options granted pursuant to pursuant to the the AMH Holdings, Inc. 2002 stock Option Plan (the "Option Exercise Shares") as two shares of Non-Voting Preferred Stock;

          (c) three hundred forty and one-half (340.5) shares of Class A Common Stock of the Corporation (other than Option Exercise Shares) held by 3755428 Canada Inc. (the "Existing Vollmershausen Shares") as six hundred eighty one
(681) shares of Non-Voting Preferred Stock;

          (d) each share of Class A Common Stock of the Corporation (other than the Existing Vollmershausen Shares and any Option Exercise Shares) held by Michael Caporale, Jr., Kenneth L. Bloom, D. Keith LaVanway or Dennis W. Vollmershausen (the "Management Shares") as two shares of Class B Non-Voting Common Stock; and

          (e) each outstanding share of Class A Common Stock or Class B Common Stock of the Company, as applicable, held by shareholders of the Corporation that are not Harvest Related Shareholders (other than the Existing Vollmershausen Shares and any Option Exercise Shares and any Management Shares) as (i) one share of Class A Non-Voting Preferred Stock and (ii) one share of Class B Non-Voting Common Stock.

          FIFTH:

          1. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, except as otherwise provided by law. The number of directors constituting the Board of Directors shall be fixed from time to time by, or in the manner provided in, the By-laws of the Corporation. Election of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

          2. The Board of Directors of the Corporation shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders of the Corporation to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors of the Corporation.

          SIXTH:

          1. To the fullest extent permitted by the laws of the State of
Delaware:

          (a) the Corporation shall indemnify any person (and such person's heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the Corporation. The Corporation may indemnify any person (and such person's heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

          (b) the Corporation (i) shall promptly pay expenses incurred by any person described in the first sentence of subsection (a) of this Article Sixth,
Section 1 and (ii) may pay expenses incurred by any person whom the Corporation has determined to indemnify pursuant to the third sentence of subsection (a) of this Article Sixth, Section 1, in each case in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation.

          (c) The Corporation may purchase and obtain insurance on behalf of any person described in subsection (a) of this Article Sixth, Section 1 against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article Sixth, Section 1 or otherwise.

          (d) The provisions of this Article Sixth, Section 1 shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether or not arising from acts or omissions to act occurring before or after the adoption hereof. The provisions of this Article Sixth, Section 1 shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while this Article Sixth, Section 1 and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provisions of this Article Sixth, Section 1 shall be found to be invalid or limited in application by reason of any law or regulation, such finding shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article Sixth, Section 1 shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent of the Corporation may otherwise be entitled or permitted by contract, this Certificate of Incorporation, vote of the stockholders or directors of the Corporation or otherwise, or as a matter of law, both as to actions in such person's official capacity and actions in any other capacity while holding such office, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to the first sentence of subsection (a) of this Article Sixth, Section 1 shall be made to the fullest extent permitted by law.

          (e) For purposes of this Article Sixth, references to "other enterprises" shall include, without limitation, employee benefit plans; references to "fines" shall include, without limitation, any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include, without limitation, any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

          2. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

          SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

          EIGHTH:

          1. In anticipation that Harvest Partners IV, LP and/or its affiliates (collectively, "Harvest") and Investcorp International S.A. and/or its affiliates (collectively, "Investcorp"), and certain partners, directors, officers, employees and agents of Harvest or Investcorp, respectively (each, a "Related Person"), will be substantial stockholders of the Corporation, and in anticipation that at some time in the future Harvest and/or Investcorp (including, without limitation, entities in which Harvest and/or Investcorp acquires an interest) may engage in the same or similar activities or lines of business as does the Corporation, and may thereby be interested in the same corporate opportunities as is the Corporation, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Harvest and Investcorp (including the service of Related Persons as officers and directors of the Corporation), the provisions of this Article Eighth are set forth pursuant to Section 122(17) of the DGCL to regulate and define the conduct of certain affairs of the Corporation as they may involve Harvest, Investcorp or Related Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

          2. Neither Harvest nor Investcorp shall have any duty not to (i) engage in, acquire or possess an interest in any other business venture of any kind, nature or description, independently or with others, whether or not such ventures are competitive with or in the same or similar lines of business as that of the Corporation or (ii) engage in business or other dealing with persons or entities transacting business with the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any such venture or business of Harvest or

Investcorp, and acknowledges that none of Harvest, Investcorp or any Related Person shall be liable to the Corporation or its stockholders for breach of fiduciary duty solely by reason of the participation of Harvest or Investcorp, as applicable, in any such venture.

          3. In the event that Harvest or Investcorp acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for either Harvest or Investcorp, on the one hand, and the Corporation, on the other hand, neither Harvest nor Investcorp shall have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in any such corporate opportunity and acknowledges neither Harvest nor Investcorp shall be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Harvest or Investcorp pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation.

          4. In the event that a Related Person serving as an officer or director of the Corporation acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both the Corporation, on the one hand, and Harvest or Investcorp, on the other hand, such officer or director shall have no duty to offer or communicate information regarding such corporate opportunity to the Corporation except as provided below. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in any such corporate opportunity and acknowledges that such officer or director shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Harvest or Investcorp pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate or offer information regarding such corporate opportunity to the Corporation; provided, however, that any corporate opportunity that is expressly offered to a Related Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation.

          5. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall he deemed to have notice of, and to have consented to, the provisions of this Article Eighth.

          NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by a duly authorized officer of the Corporation this 22nd day of December 2004.


                                     By:  /s/ D. Keith LaVanway
                                          ------------------------------
                                          Name:  D. Keith LaVanway
                                          Title: Chief Financial Officer

                                                                     EXHIBIT 3.2

                               AMH HOLDINGS, INC.



                      STATEMENT WITH RESPECT TO THE POWERS,

                       PREFERENCES AND RELATIVE, OPTIONAL

                  AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS,

                   LIMITATIONS AND RESTRICTIONS PERTAINING TO

                     THE CLASS A CONVERTIBLE PREFERRED STOCK

                      -------------------------------------
     Pursuant to Section 151 of the General Corporation Law of the State of

                                    Delaware

                      -------------------------------------

          AMH Holdings, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that, pursuant to Section 151 of the DGCL, its Board of Directors has adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

          WHEREAS, the Board of Directors of the Company (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Company, to fix by resolution the designation of each series of preferred stock and the powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subject or matters as may be fixed by resolution or resolutions of the Board of Directors under the DGCL; and

          WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of two series of preferred stock and the number of shares constituting such series:

          NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:


                                    ARTICLE 1



                                   DESIGNATION

     SECTION 1.1 There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer two series of Class A Convertible Preferred Stock designated as the "Series I (Voting) Convertible Preferred Stock", par value $0.01 per share (the "Series I Preferred Stock"), consisting of 2,114,019 shares, and the "Series II (Non-Voting) Convertible Preferred Stock", par value $0.01 per share (the "Series II Preferred Stock", and together with the Series I Preferred Stock, the "Preferred Stock"), consisting of 1,614,019 shares. Certain terms used without definition below are defined in Article 10 below.

                                    ARTICLE 2

                                      RANK

     SECTION 2.1 The Preferred Stock shall, with respect to dividends and as to distributions upon the voluntary or involuntary liquidation, winding-up and dissolution of the Issuer (as set forth in Article 3 and Article 4 hereof), rank
(i) senior to all classes of Common Stock, and to each other class of Capital Stock of the Issuer established after the Issue Date by the Board of Directors of the Issuer the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividends and as to distributions upon the liquidation, winding-up and dissolution of the Issuer (collectively referred to with the Common Stock of the Issuer as "Junior Securities"); (ii) on a parity with each series of Preferred Stock established after the Issue Date by the Board of Directors of the Issuer, the terms of which expressly provide that such class will rank on a parity with the Preferred Stock as to dividends and as to distributions upon the liquidation, winding-up and dissolution of the Issuer (collectively referred to as "Parity Securities") and
(iii) junior to all classes of Capital Stock of the Issuer established after the Issue Date by the Board of Directors of the Issuer the terms of which expressly provide that it ranks senior to the Preferred Stock as to dividends and as to distributions upon the liquidation, winding-up and dissolution of the Issuer (collectively referred to as "Senior Securities"). Notwithstanding the foregoing, a security shall not be deemed to be a "Senior Security" solely because such security has a stated dividend or interest coupon.

                                    ARTICLE 3

                                    DIVIDENDS

     SECTION 3.1

     (a) In the event the Issuer declares, makes or pays any dividends or other distributions out of funds legally available therefor (whether payable in cash, securities, rights or other property) other than the dividend in the aggregate amount of $96,406,123 paid on the

Class B Series I Common Stock and Class B Series II Common Stock on the Issue Date (, the Issuer shall first pay such dividends or other distributions to the Holders of the Preferred Stock until such Holders have received, for each share of outstanding Preferred Stock, an amount (or securities, rights or other property valued at an amount) equal to the Issue Price divided by the number of outstanding shares of Preferred Stock (any such payment, a "Priority Dividend").

     (b) After the Priority Dividend has been paid in full, in the event the Issuer declares, makes or pays any other dividends or distributions out of funds legally available therefor (whether payable in cash, securities, rights or other property) on the Common Stock, the Issuer shall pay such dividends to the Holders of Preferred Stock and the holders of Common Stock pro rata based on the number of outstanding shares of Common Stock and Common Stock issuable upon conversion of the outstanding shares of Preferred Stock in accordance with
Article 6 as of the date immediately prior to the record date for such dividend or distribution, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends or distributions are determined. Such dividends shall be payable on the same date (and with the same record date) as such dividends are payable on the outstanding shares of Common Stock and in the same form as such dividends are payable on the outstanding shares of Common Stock.

     SECTION 3.2 All dividends paid with respect to shares of the outstanding Preferred Stock pursuant to Section 3.1 hereof shall be paid pro rata to the Holders entitled thereto.

     SECTION 3.3 Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Issuer to pay, or set apart for payment, any dividends at any time.

     SECTION 3.4 Holders of shares of Preferred Stock shall be entitled to receive the dividends provided for in Section 3.1(a) hereof in preference to and in priority over any dividends upon any Junior Securities and shall be entitled to receive the dividends provided for in Section 3.1(b) hereof in preference to and priority over any dividends upon any Junior Securities other than Common Stock.

     SECTION 3.5 The value of any non-cash dividends or distributions shall be the fair market value of such dividends or distributions as of the date made, as determined in good faith by the Board, based upon a customary appraisal prepared by an independent appraisal company.



                                    ARTICLE 4

                             LIQUIDATION PREFERENCE

     SECTION 4.1 Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Issuer, each Holder of the Preferred Stock will be entitled to be paid, out of the assets of the Issuer available for distribution, and before any distribution is made on any Junior Security, a liquidation preference (the "Liquidation Preference") per share equal to the Aggregate Liquidation Preference Amount divided by the number of shares of Preferred Stock outstanding immediately before the record date of the determination of stockholders entitled to receive distributions for such liquidation, dissolution or winding-up, or if no record date is fixed, the date of such liquidation, dissolution or winding-up (such amount, the "Retained Liquidation Preference"). In addition, each Holder of the Preferred Stock will be entitled to an amount per share in cash equal to all declared but unpaid dividends (other than Priority Dividends, if any) thereon to the date fixed for liquidation, dissolution or winding-up. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Issuer, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the Holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Issuer in proportion to the full Liquidation Preference and declared and unpaid dividends (other than Priority Dividends, if any) to which each is entitled. After payment of the full amount of the Liquidation Preferences and declared and unpaid dividends (other than Priority Dividends, if any) to which they are entitled, the Holders of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Issuer.

     SECTION 4.2 For purposes of Section 4.1, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Issuer nor the consolidation or merger of the Issuer with or into one or more Persons or a Sale of the Business will be deemed to be a liquidation, dissolution or winding-up of the Issuer.

                                    ARTICLE 5

                                  VOTING RIGHTS

     SECTION 5.1 Except as otherwise required by law, the Holders of shares of Series I Preferred Stock shall be entitled to vote (or act by written consent), together with all the outstanding shares of Voting Stock of the Issuer, and not as a separate class except as otherwise required under Delaware law or as set forth in this Article 5, on all matters on which holders of Voting Common Stock shall be entitled or permitted to vote (or act by written consent). Except as otherwise required by law, the Holders of Series II Preferred Stock shall not be entitled to vote on any matter presented to the stockholders of the Issuer and the Series II Preferred Stock shall not be included in determining the number of shares entitled to vote on such matters.

     SECTION 5.2 Without the affirmative vote or consent of the Holders of at least a majority of the then outstanding shares of Series I Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Issuer shall not:

     (a) amend this Certificate of Designation or the Certificate of Incorporation, whether by operation of law, by merger or otherwise, so as to affect adversely the special rights, powers, preferences, privileges or voting rights of Holders of the Preferred Stock; provided that (i) the creation, authorization or issuance of any non-voting shares of Junior Securities, (ii) the decrease in the amount of authorized Capital Stock of any class (but not below the amount of outstanding Capital Stock of such class), including the Preferred Stock or (iii) the increase in the amount of authorized Capital Stock of any class of Junior Securities shall not require the consent of the Holders of Series I Preferred Stock and shall not be deemed to affect adversely the special rights, powers, preferences, privileges or voting rights of Holders of shares of Preferred Stock; or

     (b) authorize, create or issue any Senior Securities or Parity Securities and the Issuer shall not permit any of its Subsidiaries to issue any Capital Stock to any Person other than the Issuer or its Subsidiaries.

     SECTION 5.3 In any case in which the Holders of shares of the Preferred Stock shall be entitled to vote pursuant to this Article 5 or pursuant to Delaware law, each Holder of shares of the Preferred Stock shall be entitled to the number of votes per share equal to the number of shares of Common Stock issuable upon conversion of such share of Preferred Stock in accordance with
Article 6 as of the date fixed for the determination of holders entitled to vote on such proposal. Any action that may be taken hereunder by the Holders of the Preferred Stock voting as a separate class at a meeting may be taken by written consent of a majority of the Holders of the then outstanding shares of such Preferred Stock.

                                    ARTICLE 6

                                   CONVERSION

     SECTION 6.1 Conversion.

     (a) The Holder of any shares of Preferred Stock at its option may at any time convert all or any of such Holder's shares of (i) Series I Preferred Stock into fully paid and non-assessable shares of Class A Series I Common Stock and
(ii) Series II Preferred Stock into fully paid and non-assessable shares of Class A Series II Common Stock (collectively, the Class A Series I Common Stock and the Class A Series II Common Stock are referred to as the "Conversion Shares"), in each case, at the conversion rate at which Conversion Shares shall be delivered upon conversion (the "Conversion Rate") in effect at the time of conversion. Concurrently with (A) an initial public offering of Common Stock of the Issuer in a firm commitment underwritten public offering by a nationally recognized underwriter for which either (x) the per share price to the public of the Common Stock so offered translates to the Issuer's implied equity valuation resulting from the per share price to the public in such offering shall be no less than $450,000,000 or (y) the Holders of Series I Preferred Stock are at the time entitled to designate one or more members of the Board and the Issuer obtained the prior written approval from at least one such director designated by the Holders of Series I Preferred Stock (either (x) or (y) a "Qualified IPO") or (B) the consummation of any transaction pursuant to which the Aggregate Liquidation Preference Amount is reduced to zero (0) (a "Forced Conversion"), all shares of Preferred Stock shall be automatically converted into fully paid and non-assessable Conversion Shares at the Conversion Rate in effect on the date of such offering or event.

     (b) The Conversion Rate shall initially be 1 Conversion Share for each share of Preferred Stock, subject to adjustment in certain instances as provided in Section 6.2. The number of Conversion Shares deliverable upon such conversion shall be the number obtained by multiplying the number of shares of Preferred Stock being so converted by the Conversion Rate fixed or determined pursuant to the provisions of this paragraph (b) of this Section 6.1 and

Section 6.2. Such conversion shall be exercised by the surrender to the Issuer of the certificate or certificates, duly endorsed, representing the shares to be so converted at any time during normal business hours at the office of the Issuer and, accompanied (i) in the case of a Holder electing to convert at its option, by written notice of such Holder's election to convert, (ii) if so required by the Issuer, by instruments of transfer, in form satisfactory to the Issuer, duly executed by the registered Holder or by his or her duly authorized attorney and (iii) transfer tax stamps or funds therefor, if required pursuant to paragraph (h) of this Section 6.1. All certificates representing the converted Preferred Stock, including all certificates not so delivered by such Holders, shall be, or shall be deemed to be, canceled by the Issuer as of the date the election to convert is made or the date of the Qualified IPO or a Forced Conversion and shall thereafter no longer be of any force or effect.

     (c) As promptly as practicable after the surrender for conversion of any certificate(s) representing shares of Preferred Stock in the manner provided in paragraph (b) of this Section 6.1 and the payment in cash of any amount required by the provisions of paragraphs (b) and (h) of this Section 6.1, the Issuer will deliver to, or at the written direction of, the Holder, such certificates representing the number of full Conversion Shares issuable upon such conversion, issued in such name or names as such Holder may direct. Such conversion shall be deemed to have been made, in the case of an election to convert by the Holder, immediately prior to the close of business on the date of such surrender of the certificate(s) representing the shares to be converted and, in the case of a mandatory conversion in connection with a Qualified IPO or a Forced Conversion , upon the opening of business on the date of such Qualified IPO or a Forced Conversion, and all rights of the Holder of such shares as a Holder of such shares shall cease at such time and the person or persons in whose name or names the certificates for such Conversion Shares are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time and such conversion shall be at the Conversion Rate in effect at such time.

     If the last day for the exercise of the conversion right shall be other than a Business Day, then such conversion right may be exercised on the next succeeding Business Day.

     (d) If shares of Preferred Stock shall be converted subsequent to the record date preceding a Dividend Payment Date for the Preferred Stock, but prior to such Dividend Payment Date, the registered holder of such shares at the close of business on such record date shall be entitled to receive the dividend payable on such shares on such Dividend Payment Date in the form which such Holder is entitled to notwithstanding the conversion thereof or the Issuer's default in payment of the dividend due on such Dividend Payment Date.

     (e) So long as permitted by the Certificate of Incorporation, fractional Conversion Shares may be issued upon the conversion of any share or shares of Preferred Stock. If more than one such share of Preferred Stock shall be surrendered for conversion at the same time by the same Holder, the number of full Conversion Shares which shall be issuable upon the conversion thereof shall be computed on the basis as specified in Section 6.1(b).

     (f) If either of the following shall occur: (i) any consolidation, reorganization or merger to which the Issuer is a party, other than a consolidation, reorganization or a merger in which the Issuer is a continuing corporation and which does not result in any reclassification, change or exchange (other than changes in par value or from par value to no par value or from no par value to par value or changes as a result of a subdivision or combination) in outstanding Conversion Shares, or (ii) any sale or conveyance to another Person of all or substantially all of the assets of the Issuer; then; except as otherwise provided in Article 7, the Holder of each share of Preferred Stock then outstanding shall have the right to convert such share only into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, reorganization, merger, sale or conveyance by a Holder of the number of Conversion Shares issuable upon conversion of such share of Preferred Stock immediately prior to such consolidation, reorganization, merger, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 6.2. The provisions of this paragraph (f) shall similarly apply to successive consolidations, reorganizations, mergers, sales or conveyances. The issuer shall cause to be given to the Holders of shares of Preferred Stock as promptly as possible, but in any event at least 15 days prior to the applicable date of the occurrence of an event described in clause (i) or (ii) above, a notice stating the date on which such event is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such consolidation, reorganization, merger, sale or conveyance.

     (g) The Issuer covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the shares of Preferred Stock, such number of Conversion Shares as shall be issuable upon the conversion of all such outstanding shares. The Issuer covenants that if any Conversion Shares required to be reserved for purposes of conversion of the shares hereunder require registration with or approval of any governmental authority under any Federal or State law or regulation before such shares may be issued upon conversion, the Issuer will cause such shares to be duly registered or approved, as the case may be. The Issuer will use its reasonable best efforts to list the Conversion Shares required to be delivered upon conversion of shares prior to such delivery upon each national securities exchange, if any, upon which the outstanding Conversion Shares are listed at the time of such delivery, and, if such outstanding Conversion Shares are not listed on any exchange but are traded in the over-the-counter market, to qualify such shares for trading and quotation privileges such as are then available for the outstanding Conversion Shares. The Issuer covenants that all Conversion Shares which shall be issued upon conversion of the Preferred Stock will upon issue be fully paid and non-assessable and not subject to any preemptive rights.

     (h) The issuance of certificates for Conversion Shares upon conversion shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the Holder of the share or shares converted, the person or persons requesting the issuance thereof shall pay to the Issuer the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Issuer that such tax has been paid.

     (i) The Conversion Shares issued upon conversion of the Preferred Stock shall bear such legends and shall have such transfer restrictions as provided for in Section 8.2, the Certificate of Incorporation and by the laws of any state or other jurisdiction.

     (j) Subject to and in compliance with this Article 6, each Holder of shares of Series II Preferred Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of Series II Preferred Stock held by such Holder into an equal number of shares of Series I Preferred Stock. No conversion of Series II Preferred Stock shall be consummated unless such conversion will not result in a change of control of the Issuer under the Issuer's debt instruments and the Holder electing to so convert delivers an opinion of counsel to the Issuer, reasonably acceptable to the Issuer, stating that such conversion will not result in a change of control of the Issuer under the Issuer's debt instruments.

     SECTION 6.2 Adjustments of Conversion Rate. The Conversion Rate shall be subject to adjustment as follows:

     (a) Adjustment for Changes in Common Stock. If, after the Issue Date, the
Issuer:

               (i) subdivides or splits any of its outstanding shares of any class of Common Stock into a greater number of shares;

               (ii) combines any of its outstanding shares of any class of Common Stock into a smaller number of shares; or

               (iii) issues by reclassification of any class of its Common Stock any shares of any of its Common Stock;

then the Conversion Rate in effect immediately prior to such action for each share of Preferred Stock then outstanding shall be adjusted by multiplying the Conversion Rate in effect immediately prior to such action by a fraction (A) the numerator of which shall be the number of shares of all classes of Common Stock outstanding immediately after such action giving pro forma effect to the exercise of all then outstanding Convertible Securities (other than the Preferred Stock) and (B) the denominator of which shall be the number of shares of all classes of Common Stock outstanding immediately prior to such action or the record date applicable to such action, if any (giving pro forma effect to the exercise of all then outstanding Convertible Securities (other than the Preferred Stock)). The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. In the event that such dividend or distribution is not so paid or made or such subdivision, combination or reclassification is not effected, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such record date or effective date had not been so fixed.

          If, as a result of an adjustment made pursuant to this Section 6.2(a) a holder of shares of Preferred Stock upon conversion of such shares of Preferred Stock may receive shares of two or more classes of Capital Stock of the Issuer, the Conversion Rate shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of Capital Stock as is contemplated by this Section 6.2 with respect to the Common Stock, on terms comparable to those applicable to Common Stock in this Section 6.2.

     (b) Notice of Adjustment.

     Whenever the Conversion Rate is adjusted, the Issuer shall promptly mail to Holders of Preferred Stock then outstanding at the addresses appearing on the stock register a notice of the adjustment. The Issuer shall keep with its records such notice and a certificate from the Issuer's Chief Financial Officer briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct, absent manifest error.

     (c) Voluntary Adjustment.

     The Issuer from time to time may increase the Conversion Rate by any number and for any period of time; provided that such period is not less than 20 Business Days. Whenever the Conversion Rate is so increased, the Issuer shall mail to holders at the addresses appearing on the stock register. The Issuer shall give the notice at least 15 days before the date the increased Conversion Rate takes effect. The notice shall state the increased Conversion Rate and the period it will be in effect. A voluntary increase in the Conversion Rate shall not change or adjust the Conversion Rate otherwise in effect as determined by this Section 6.2.

     (d) Multiple Adjustments.

     After an adjustment to the Conversion Rate for outstanding Preferred Stock under this Section 6.2, any subsequent event requiring an adjustment under this
Section 6.2 shall cause an adjustment to the Conversion Rate for outstanding Preferred Stock as so adjusted. For the purposes of adjustments with respect to Convertible Securities, the maximum number of shares of Capital Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Capital Stock upon exercise, exchange or conversion of such Convertible Securities.

     (e) When De Minimis Adjustment May Be Deferred.

     No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made by the Issuer and shall be rounded to the sixth decimal place. No adjustment need be made for a change in the par value or no par value of the Common Stock and no adjustment shall be deferred beyond the date on which a share of Preferred Stock is converted.

                                    ARTICLE 7

                                  MISCELLANEOUS

     SECTION 7.1 Reissuance of Preferred Stock. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares redeemed, repurchased or exchanged, shall be cancelled and may not be reissued and the number of such reacquired shares shall automatically reduce the authorized number of shares of Preferred Stock.

     SECTION 7.2 Business Day. If any payment, repurchase or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, repurchase, or exchange shall be made on the immediately succeeding Business Day.

     SECTION 7.3 Waiver. The Holders of at least a majority of the outstanding shares of Series I Preferred Stock, voting or consenting, as the case may be, as one class, may waive compliance with any provision of this Certificate of Designation.

     SECTION 7.4. Notice. Any notice or communication given pursuant to this Certificate of Designation shall be in writing and shall be deemed duly given
(a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as follows:

     if to the Issuer, to:

                  AMH Holdings, Inc.
                  3737 State Road
                  Cuyahoga Falls, Ohio 44223
                  Attention: Chief Financial Officer
                  Facsimile: (330) 922-2312

     with a copy to:

                  White & Case LLP
                  1155 Avenue of the Americas
                  New York, New York 10036
                  Attention: John M. Reiss, Esq.
                             Oliver C. Brahmst, Esq.
                  Facsimile: (212) 354-8113

                  And

                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue
                  47th Floor
                  New York, New York 10166-0193
                  Attention: David Rosenauer
                             E. Michael Greaney
                  Telephone: (212) 351-4000
                  Facsimile: (212) 351-4035

     Any notice or communication mailed to a Holder of Preferred Stock shall be sent, mailed or delivered to the Holder at the Holder's address as it appears in the stock register of the Issuer and shall be sufficiently given if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in such notice shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

                                    ARTICLE 8

                              TRANSFER RESTRICTIONS

     SECTION 8.1 Preferred Stock.

     (a) The certificates evidencing the Preferred Stock shall, unless otherwise agreed to by the Issuer and the Holders of any such certificates, bear a legend substantially to the following effect:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (II) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HEDGING TRANSACTIONS INVOLVING THIS SECURITY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

     IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE ISSUER SUCH CERTIFICATES AND OTHER INFORMATION AS THE ISSUER MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

     THE SECURITY REPRESENTED BY THIS CERTIFICATE MAY BE AUTOMATICALLY CONVERTED, UPON THE OCCURRENCE OF CERTAIN EVENTS SPECIFIED IN THE CERTIFICATE OF DESIGNATION. SUCH AUTOMATIC CONVERSION CAN BE ACCOMPLISHED WITHOUT THIS CERTIFICATE BEING SURRENDERED AND WHETHER OR NOT THE ISSUER GIVES NOTICE OF SUCH AUTOMATIC CONVERSION. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH HOLDER WHO SO REQUESTS A COPY OF THE CERTIFICATE OF DESIGNATION.

     (b) The Issuer shall refuse to register any attempted transfer of shares of Preferred Stock not in compliance with Section 8.1(a).

     (c) Whenever the restrictions imposed by this Section 8.1 shall terminate and, if requested by the Issuer, upon delivery by any Holder of an opinion of counsel stating that such shares of Preferred Stock are no longer Restricted Securities, such opinion to be in a form and from counsel reasonably acceptable to the Issuer, the holder thereof shall be entitled to receive from the Issuer, without expense to the Holder, a new stock certificate not bearing the restrictive legend set forth in this Section 8.1.

     SECTION 8.2 Conversion Shares.

     (a) The certificates evidencing Conversion Shares issued upon a conversion of Preferred Stock pursuant to Section 6.1 shall, unless otherwise agreed to by the Issuer and the Holders of any such certificates, bear a legend substantially to the following effect:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

"SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (II) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HEDGING TRANSACTIONS INVOLVING THIS SECURITY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. HEDGING TRANSACTIONS INVOLVING THIS SECURITY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

     IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE ISSUER SUCH CERTIFICATES AND OTHER INFORMATION AS THE ISSUER MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

     In addition to such legend, such certificates shall bear any legends required by the Certificate of Incorporation and by the laws of any state or other jurisdiction.

     (b) Whenever the restrictions imposed by this Section 8.2 shall terminate and, if requested by the Issuer, upon delivery by any Holder of an opinion of counsel stating that such Conversion Shares are no longer Restricted Securities, such opinion to be in a form and from counsel reasonably acceptable to the Issuer, the holder thereof shall be entitled to receive from the Issuer, without expense to the Holder, a new stock certificate not bearing the restrictive legend set forth in this Section 8.2.

                                    ARTICLE 9

                                DELIVERY AND FORM

     SECTION 9.1 The certificates representing the Preferred Stock will be issued in fully registered form. Holders of Preferred Stock will be entitled to receive physical delivery of a physical certificate for their Preferred Stock ("Certificated Preferred Stock"), which shall bear the legend referred to in
Section 8.1. Record ownership of Certificated Preferred Stock will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Issuer.

                                   ARTICLE 10

                                   DEFINITIONS

     SECTION 10.1 As used in this Certificate of Designation, the following terms shall have the following meanings:

     "Affiliate" of any specified Person means:

     (1) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; or

     (2) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Voting Stock; or

     (3) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (1) or (2) above.

     For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Aggregate Liquidation Preference Amount" means, at any given time, the Issue Price minus the aggregate amount of any Priority Dividends declared and paid at or prior to such time and minus the aggregate proceeds, if any, received by the Holders from the Company pursuant to any repurchase or redemption of Preferred Stock by the Company or any other distribution on, or payment in respect of, the Preferred Stock by the Company consummated at or prior to such time.

     "Board of Directors" means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of the Board of Directors of such Person.

     "Board Resolution" means a copy of a resolution certified by an officer of the Issuer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

     "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.

     "Capital Stock" means:

     (1) in the case of a corporation, corporate stock (including common and preferred stock);

     (2) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (3) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

     "Certificated Preferred Stock" has the meaning set forth in Section 9.1.

     "Certificate of Designations" means this Statement with Respect to the Powers, Preferences and Relative, Optional and Other Special Rights and Qualifications, Limitations and Restrictions Pertaining to the Class A Convertible Preferred Stock.

     "Certificate of Incorporation" means the Certificate of Incorporation of the Issuer, as amended from time to time.

     "Class A Series I Common Stock" means the Class A Series I (Voting) Common Stock of the Issuer, par value $0.01 per share.

     "Class A Series II Common Stock" means the Class A Series II (Non-Voting) Common Stock of the Issuer, par value $0.01 per share.

     "Class B Series I Common Stock" means the Class B Series I (Voting) Common Stock of the Issuer, par value $0.01 per share.

     "Class B Series II Common Stock" means the Class B Series II (Non-Voting) Common Stock of the Issuer, par value $0.01 per share.

     "Common Stock" means all shares of Capital Stock of the Issuer, whether or not denominated as "common stock," which are entitled to share ratably in the ordinary dividends of the Issuer or share ratably in the proceeds of any liquidation of the Issuer after the payment of all preferential claims, and shall include, without limitation, the Class A Series I Common Stock, the Class A Series II Common Stock, the Class B Series I Common Stock and the Class B Series II Common Stock of the Issuer authorized on the Issue Date, but excluding the Preferred Stock.

     "Conversion Rate" has the meaning set forth in Section 6.1(b).

     "Conversion Shares" has the meaning set forth in Section 6.1(a). For purposes of the Series I Preferred Stock, Conversion Shares shall be deemed to mean the Class A Series I Common Stock, and for purposes of the Series II Preferred Stock, Conversion Shares shall be deemed to mean the Class A Series II Common Stock.

     "Dividend Payment Date" means any date on which dividends are paid to the Holders of Preferred Stock.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Forced Conversion" has the meaning set forth in Section 6.1(a).

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Certificate of Designation shall be computed in conformity with GAAP as in effect from time to time.

     "Holder" means with respect to any share of Preferred Stock, a Person in whose name such share of Preferred Stock is registered in the register for the Preferred Stock.

     "Initial Control Group" means the investors who are the holders of the Voting Stock of the Issuer immediately following the Issue Date, any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of the Issuer's Capital Stock, or any Permitted Transferee of any of the foregoing Persons.

     "Issue Date" means the date on which such series of Preferred Stock is originally issued.

     "Issue Price" means $150,000,000.

     "Issuer" means AMH Holdings, Inc., a Delaware corporation, and any successor.

     "Junior Securities" has the meaning set forth in Section 2.1.

     "Liquidation Preference" has the meaning set forth in Section 4.1.

     "Parity Securities" has the meaning set forth in Section 2.1.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Permitted Transferee" means, (A) with respect to any Person, (i) the spouse, former spouse, lineal descendants, heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person, (ii) a trust, the beneficiaries of which, or a corporation or partnership or limited liability company, the stockholders, general or limited partners or members of which, include only such Person or his or her spouse, former spouse, lineal descendants or heirs, in each case to whom such Person has transferred, or through which it holds, the beneficial ownership of any securities of the Issuer, (iii) any investment fund or investment entity that is a subsidiary of such Person or a Permitted Transferee of such Person, (B) with respect to any Holder of Preferred Stock as of the Issue Date, any company incorporated in the Cayman Islands with whom Investcorp S.A. or any of its Affiliates have a financial advisory relationship with respect to the Preferred Stock and (C) with respect to any member of the Initial Control Group, any Affiliate of such member or the partners, members or beneficiaries of such member upon the liquidation or dissolution of such member, as the case may be, in accordance with its controlling fund or other controlling documents, as applicable.

     "Preferred Stock" has the meaning set forth in Section 1.1.

     "Priority Dividend" has the meaning set forth in Section 3.1(a).

     "Qualified IPO" has the meaning set forth in Section 6.1(a).

     "Restricted Securities" shall have that meaning ascribed to such term in Rule 144(a)(3) of the Securities Act.

     "Retained Liquidation Preference" has the meaning set forth in Section 4.1.

     "Sale of the Business" means:

     (i) the consummation of any transaction or series of related transactions the result of which the Initial Control Group ceases to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock or 50% of the

     Common Stock of the Issuer that the Initial Control Group beneficially owned immediately following the Issue Date, whether as a result of any merger, consolidation, liquidation or dissolution of the Issuer, any direct or indirect transfer of securities by the Initial Control Group or otherwise (for purposes of this clause (i), the Initial Control Group shall be deemed to beneficially own any Common Stock and Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Initial Control Group beneficially owns (as so defined), directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of the parent entity); or

     (ii) any transfer (other than by way of merger or consolidation) of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as used in Section 13(d) and 14(d) of the Exchange Act) other than the Initial Control Group.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Securities" has the meaning set forth in Section 2.1.

     "Series I Preferred Stock" has the meaning set forth in Section 1.1.

     "Series II Preferred Stock" has the meaning set forth in Section 1.1.

     "Subsidiary" means, with respect to any Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     Unless otherwise specified, "Subsidiary" refers to a Subsidiary of the Issuer.

     "Voting Common Stock" means the Class A Series I Common Stock, the Class B Series I Common Stock and any other classes or series of Common Stock of the Issuer created after the Issue Date that constitute Voting Stock.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     SECTION 10.2 Rules of Construction. For the purposes of this Certificate of Designation (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the word "including" and words of similar import shall mean "including, without limitation," (iii) a word has the meaning assigned to it, (iv) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP, and (v) "or" is not exclusive.

          IN WITNESS WHEREOF, AMH Holdings, Inc. has caused this Certificate to be executed by its duly authorized offices this 22nd day of December, 2004.


                                        AMH HOLDINGS, INC.

                                        By: /s/ D. Keith LaVanway
                                           ----------------------------
                                           Name:  D. Keith LaVanway
                                           Title: Chief Financial Officer

                                                                    EXHIBIT 10.1




                             RESTRUCTURING AGREEMENT
                             -----------------------

          This RESTRUCTURING AGREEMENT (this "Agreement") is entered into as of December 22, 2004, by and among amH HOLDINGS, Inc., a Delaware corporation (the "Company"), AMH HOLDINGS II, Inc., a Delaware corporation ("Holdings"), HARVEST PARTNERS III, L.P., ("HPIII LP"), HARVEST PARTNERS III, GbR, ("HPIII GBR"), HARVEST PARTNERS IV GmbH & CO. KG, ("HPIV GMBH"), HARVEST PARTNERS IV, L.P., ("HPIV LP" and collectively with HPIII LP, HPIII GBR and HPIV GMBH the "Harvest Funds" and individually each a "Harvest Fund"), BANCBOSTON CAPITAL INC. ("BancBoston"), PRIVATE EQUITY PORTFOLIO FUND II, LLC ("PEPF"), GE CAPITAL EQUITY CAPITAL GROUP, INC. ("GE"), NATIONAL CITY EQUITY PARTNERS, INC. ("National"), GREAT LAKES CAPITAL INVESTMENTS IV, LLC ("Great Lakes"), LIBERTY MUTUAL INSURANCE COMPANY ("Liberty"), OLD HICKORY FUND I, LLC ("Old Hickory"), PPM AMERICA PRIVATE EQUITY FUND L.P. ("PPM"), ABBOTT CAPITAL PRIVATE EQUITY FUND III, L.P. ("Abbott"), THE TEXAS GROWTH FUND II - 1998 TRUST ("Texas"), WESTON PRESIDIO CAPITAL III, L.P. ("Weston III"),WESTON PRESIDIO CAPITAL IV, L.P. ("Weston IV"), WPC ENTREPRENEUR FUND, L.P. ("Entrepreneur I"),WPC ENTREPRENEUR FUND II, L.P. ("Entrepreneur II" and collectively with Weston III, Weston IV and Entrepreneur I the "Weston Investors" and individually each a "Weston Investor"), BNY PARTNERS FUND L.L.C. ("BNY"), NEW YORK LIFE CAPITAL PARTNERS II L.P. ("New York Life"), 3755428 Canada Inc. ("Canada"), AM HOLDING LIMITED, a Cayman Islands corporation, ("Investcorp I"), AM EQUITY LIMITED, a Cayman Islands corporation ("Investcorp II"), AM INVESTMENTS LIMITED, a Cayman Islands corporation ("Investcorp III"), ASSOCIATED EQUITY LIMITED, a Cayman Islands corporation ("Investcorp IV"), ASSOCIATED INVESTMENTS LIMITED, a Cayman Islands corporation ("Investcorp V" and, collectively with Investcorp I, Investcorp II, Investcorp III and Investcorp IV, the "Investcorp Entities"), and certain stockholders of the Company listed on the Executive Signature Page hereto (each, an "Executive" and collectively the "Executives") (the Harvest Funds, BancBoston, PEFP, GE, National, Great Lakes, Liberty, Old Hickory, PPM, Abbott, Texas, the Weston Investors, BNY, New York Life, Canada, the Investcorp Entities and the Executives are referred to collectively herein as the "Contributors," and individually herein as a "Contributor").

          WHEREAS, the Contributors own all of the issued and outstanding capital stock of the Company;

          WHEREAS, the Contributors and the Company desire to restructure the Company by creating Holdings, a holding company which shall own all of the issued and outstanding capital stock of the Company;

          WHEREAS, immediately following the Restructuring, the Contributors shall own all of the issued and outstanding capital stock of Holdings on the same terms and in the same proportion as the capital stock of the Company is held by the Contributors immediately prior to the Restructuring; and

          WHEREAS, Holdings was incorporated in the State of Delaware on December 2, 2004 in contemplation of the Restructuring.

                             Restructuring Agreement

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto agree as follows:

                             Restructuring Agreement

          1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have their respective meanings as defined in that certain Stock Purchase Agreement, dated as of December 5, 2004, by and among the Company, Harvest Partners, Inc., as the Sellers' Representative, each of the Sellers named therein, and each Investcorp Entity, as the Purchasers.

          2. Contribution to Holdings. (a) On the date of this Agreement, each Contributor agrees to contribute and, as soon as practicable, deliver to Holdings certificates representing the number of shares of (i) Class B, Series I (Voting) Common Stock, par value $0.01 per share, of the Company (the "Company Class B Voting Common Stock"), (ii) Class B, Series II (Non-Voting) Common Stock, par value $0.01 per share, of the Company (the "Company Class B Non-Voting Common Stock" and, collectively with the Company Class B Voting Common Stock, the "Company Common Stock"), (iii) Class A, Series I (Voting) Convertible Preferred Stock, par value $0.01 per share, of the Company (the "Company Voting Preferred Stock") and (iv) Class A, Series II (Non-Voting) Convertible Preferred Stock, par value $0.01 per share, of the Company (the "Company Non-Voting Preferred Stock" and, collectively with the Company Voting Preferred Stock, the "Company Preferred Stock"; the Company Preferred Stock and the Company Common Stock, collectively, the "Outstanding Company Stock"), as applicable, as specified for each such Contributor on Schedule 1 attached hereto, endorsed in blank or accompanied by duly executed assignment documents.

          (b) In exchange for the contribution of the shares of Outstanding Company Stock pursuant to Section 2(a), Holdings agrees to issue and deliver to each Contributor the number of shares of (i) Class B, Series I (Voting) Common Stock, par value $0.01 per share, of Holdings (the "Holdings Class B Voting Common Stock"), (ii) Class B, Series II (Non-Voting) Common Stock, par value $0.01 per share, of Holdings (the "Holdings Class B Non-Voting Common Stock" and, collectively with the Holdings Class B Voting Common Stock, the "Holdings Class B Common Stock"), (iii) Class A, Series I (Voting) Convertible Preferred Stock, par value $0.01 per share, of Holdings (the "Holdings Voting Preferred Stock") and (iv) Class A, Series II (Non-Voting) Convertible Participating Preferred Stock, par value $0.01 per share, of Holdings (the "Holdings Non-Voting Preferred Stock" and, collectively with the Holdings Voting Preferred Stock, the "Holdings Preferred Stock"; the Holdings Preferred Stock and the Holdings Class B Common Stock, collectively, the "Outstanding Holdings Stock"), as applicable, as specified for each such Contributor on Schedule 1 attached hereto (in each case, in the form of stock certificates issued by Holdings representing such shares). The parties hereto intend that the transactions described in this Section 2 (the "Initial Exchange") be characterized as an exchange under Section 351(a) of the Internal Revenue Code of 1986, as amended.

          3.   Representations and Warranties Concerning the Transaction.

          (a) Representations and Warranties with respect to the Company. The Company represents and warrants to each of the Contributors that:

               (i) Organization of the Company. The Company is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

               (ii) Authorization of Transaction. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations

                             Restructuring Agreement
hereunder. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms and conditions, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles. The Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as required by applicable state, province or "blue sky" securities laws or regulations, which shall be timely made.

               (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or any of its subsidiaries is subject, (b) violate or conflict with any provision of its charter or bylaws or
(c) result in a breach of or constitute a default under, any material agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of its subsidiaries is a party or by which it is bound or to which any of its assets is subject.

               (iv) Capital Stock and Related Matters. The authorized capital stock of the Company consists of (i) 2,114,019 shares of Company Class A Voting Common Stock, of which (x) no shares are issued and outstanding immediately prior to the Restructuring and (y) no shares will be issued and outstanding immediately after the Restructuring, (ii) 1,614,019 shares of Class A, Series II (Non-Voting) Common Stock of the Company, par value $0.01 per share (the "Company Class A Non-Voting Common Stock") of which (x) no shares are issued and outstanding immediately prior to the Restructuring and (y) no shares will be issued and outstanding immediately after the Restructuring, (iii) 2,583,801 shares of Company Class B Voting Common Stock, of which (x) 500,000 shares are issued and outstanding immediately prior to the Restructuring and (y) 500,000 shares will be issued and outstanding and owned by Holdings immediately after the Restructuring, (iv) 2,083,801 shares of Company Class B Non-Voting Common Stock, of which (x) 1,614,019 shares are issued and outstanding immediately prior to the Restructuring and (y) 1,614,019 shares will be issued and outstanding and owned by Holdings immediately after the Restructuring, (v) 500,000 shares of Company Voting Preferred Stock, of which (x) 500,000 shares are issued and outstanding immediately prior to the Restructuring and (y) 500,000 shares will be issued and outstanding and owned by Holdings immediately after the Restructuring and (vi) 1,614,019 shares of Company Non-Voting Preferred Stock, of which (x) 1,614,019 shares are issued and outstanding immediately prior to the Restructuring and (y) 1,614,019 shares will be issued and outstanding and owned by Holdings immediately after the Restructuring. Immediately prior to the Restructuring, the record ownership of the capital stock of the Company shall be as set forth on Schedule 1. Immediately after the Restructuring, except as described above, the Company will not have outstanding any capital stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans. Immediately after the Restructuring, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its outstanding capital stock or any warrants, options or other rights to acquire its capital stock. As of the Restructuring and

                             Restructuring Agreement
immediately thereafter, all of the outstanding shares of the Company's capital stock shall be validly issued, fully paid and nonassessable.

          (b) Representations and Warranties with respect to Holdings. The Company and Holdings represent and warrant, jointly and severally, that:

               (i) Organization of Holdings. Holdings is duly organized, validly existing and in good standing under the laws of the State of Delaware.

               (ii) Authorization of Transaction and Holdings Shares. Holdings has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under the Holdings Stockholders Agreement. Holdings has (i) caused the Holdings Charter and the Holdings Certificate of Designations to be duly adopted and filed with the Secretary of State of the State of Delaware and (ii) authorized the issuance of the shares of Outstanding Holdings Stock to the Contributors pursuant to Section 2. Each of this Agreement and the Holdings Stockholders Agreement constitutes a valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms and conditions, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles. Holdings need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by each of this Agreement and the Holdings Stockholders Agreement, except as required by applicable state, province or "blue sky" securities laws or regulations, which shall be timely made.

               (iii) Noncontravention. Neither the execution and the delivery of this Agreement or the Holdings Stockholders Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Holdings is subject, (b) violate or conflict with any provision of the Holdings Charter or the bylaws of Holdings or (c) result in a breach of or constitute a default under, any material agreement, contract, lease, license, instrument, or other arrangement to which Holdings is a party or by which it is bound or to which any of its assets is subject.

               (iv) Capital Stock and Related Matters

          (A) The authorized capital stock of Holdings consists of (i) 2,114,019 shares of Class A, Series I (Voting) Common Stock, par value $0.01 per share, of Holdings (the "Holdings Class A Voting Common Stock"), of which (x) no shares are issued and outstanding immediately prior to the Restructuring and (y) 500,000 shares will be reserved for issuance after the Restructuring upon the conversion of any shares of Holdings Voting Preferred Stock, and (z) 1,614,019 shares will be reserved for issuance after the Restructuring upon the conversion of any shares of Holdings Class A Non-Voting Common Stock (as defined below),
(ii) 1,614,019 shares of Class A, Series II (Non-Voting) Common Stock, par vale $0.01 per share, of Holdings (the "Holdings Class A Non-Voting Common Stock" and, collectively with the Holdings Class A Voting Stock, the "Holdings Class A Common Stock"; the Holdings Class A Common Stock, collectively with the Holdings Class B Common Stock, the "Holdings Common Stock"; and the Holdings Common Stock, collectively with the Holdings Preferred Stock, the

                             Restructuring Agreement

"Holdings Stock"), of which (x) no shares are issued and outstanding immediately prior to the Restructuring and (y) 1,614,019 shares will be reserved for issuance after the Restructuring upon the conversion of any shares of Holdings Non-Voting Preferred Stock, (iii) 2,583,801 shares of Holdings Class B Voting Common Stock, of which (x) no shares are issued and outstanding immediately prior to the Restructuring and (y) 500,000 shares will be issued and outstanding immediately after the Restructuring, (iv) 2,083,801 shares of Holdings Class B Non-Voting Common Stock, of which (x) no shares are issued and outstanding immediately prior to the Restructuring, (y) 1,614,019 shares will be issued and outstanding immediately after the Restructuring and (z) 469,782 shares will be reserved for issuance upon the exercise of employee stock options ("Holdings Options") issued pursuant to the AMH Holdings II, Inc. 2004 Stock Option Plan, which plan has been approved by the board of directors of Holdings, in each case, immediately after the Restructuring, (v) 500,000 shares of Holdings Voting Preferred Stock, of which (x) no shares are issued and outstanding immediately prior to the Restructuring and (y) 500,000 shares will be issued and outstanding immediately after the Restructuring and (vi) 1,614,019 shares of Holdings Non-Voting Preferred Stock, of which (x) no shares are issued and outstanding immediately prior to the Restructuring and (y) 1,614,019 shares will be issued and outstanding immediately after the Restructuring. Immediately after the Restructuring, Holdings will not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans, except for the Outstanding Holdings Stock and the Holdings Options. Immediately after the Restructuring, Holdings will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its outstanding capital stock or any warrants, options or other rights to acquire its capital stock, except pursuant to the Holdings Stockholders Agreement, the Holdings Charter and the Holdings Certificate of Designations. Immediately after the Restructuring, all of the shares of Outstanding Holdings Stock shall be validly issued, fully paid and nonassessable.

          (B) There are no statutory or contractual preemptive rights or rights of refusal with respect to the issuance of the shares of Outstanding Holdings Stock to the Contributors pursuant to Section 2. Holdings has not violated any applicable federal or state securities laws in connection with the issuance of any of its capital stock pursuant to Section 2 and, assuming the representations and warranties of each of the Contributors contained in Section 4(c) are true and correct, the issuance of the shares of Outstanding Holdings Stock pursuant to Section 2 does not require registration under the Securities Act, or any applicable state securities laws. Immediately after the Restructuring, there will be no agreements between Holdings' stockholders with respect to the voting, transfer or registration of Holdings' capital stock, except for the Holdings Stockholders Agreement.

               (v) No Liabilities. As of immediately prior to the Restructuring, Holdings does not have any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, except for liabilities and obligations (i) to pay the Transaction Dividend and (ii) pursuant to each Securities Purchase Agreement and each Dividend Promissory Note.

                             Restructuring Agreement

                  (vi) No Litigation. There are no actions, suits, proceedings or investigations pending or, to the Company's and Holdings' knowledge, threatened against Holdings.

                  (vii) No Other Business. Holdings is engaged in no business other than its ownership of the capital stock of the Company.

                  (viii) Terms. With respect to each Contributor, the Restructuring shall be on the same terms and conditions as afforded to each other Contributor. Other than the Harvest Fee and the Purchasers Fee, no Contributor shall receive any payments or fees in connection with the Restructuring.

            (c) Representations and Warranties of each Contributor. Each Contributor, severally and not jointly, for itself only and not on behalf of any other Contributor, represents and warrants to the Company and Holdings, as follows:

                  (i) Authorization of Transaction. If such Contributor is not an individual, such Contributor has all necessary power and authority, and if such Contributor is an individual, such Contributor has full legal capacity, to execute and deliver this Agreement and the other documents to be executed and delivered by such Contributor as contemplated hereby, to carry out such Contributor's obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including the contribution and delivery of the shares of Outstanding Company Stock held by such Contributor. If such Contributor is not an individual, the execution and delivery of this Agreement and the other documents to be executed and delivered by such Contributor as contemplated hereby have been duly authorized by all requisite corporate, limited liability or other action, as applicable, and no other corporate, limited liability or other action, as the case may be, is necessary to authorize the execution, delivery and performance of this Agreement and such other documents by such Contributor and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of such Contributor, enforceable in accordance with its terms and conditions, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles. Such Contributor, to the best of its knowledge, need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. Immediately prior to the Restructuring, such Contributor is the record owner of the capital stock of the Company set forth next to its name on Schedule 1.

                  (ii) Noncontravention. To the best of such Contributor's knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Contributor is subject.

                             Restructuring Agreement

                  (iii) Brokers' Fees. Such Contributor has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

                  (iv) Securities Law Compliance. Such Contributor:

                  (A) is acquiring the shares of Outstanding Holdings Stock for its own account and not with a view to, or for resale in connection with, any distribution of such shares in violation of the Securities Act or any securities laws applicable to such Contributor. Such Contributor understands that the shares of Holdings Stock acquired by it pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state or province by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of such Contributor and upon the other representations made by such Contributor in this Agreement. Such Contributor understands that the Company and Holdings are relying upon the representations, warranties and agreements made by such Contributor in this Agreement.

                  (B) understands that it may not sell or transfer any shares of Holdings Stock acquired by it pursuant to this Agreement except in accordance with the registration requirements of the Securities Act and of any applicable state or province or "blue sky" securities laws or regulations or an exemption from such registration requirements or regulations. Such Contributor further understands that, except as set forth in the Holdings Stockholders Agreement, Holdings has no obligation or present intention of so registering any shares of Holdings Stock, and that there is no assurance that any exemption from registration under the Securities Act and any applicable state or province or "blue sky" securities laws or regulations will be available, or if available, that such exemption will allow such Contributor to dispose of or otherwise transfer any or all of the shares of Holdings Stock in the amounts or at the times that such Contributor may propose.

                  (C) understands that any sale or transfer of shares of Holdings Stock acquired by it pursuant to this Agreement is subject to the restrictions on such sale or transfer contained in the Holdings Stockholders Agreement and that the certificates evidencing the shares of Holdings Stock, if any, will bear the restrictive legends provided for in the Holdings Stockholders Agreement.

                  (D) (i) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of the transactions referred herein, (ii) fully understands the nature, scope and duration of the limitations applicable to the shares of Holdings Stock and (iii) is able to bear the economic risk of the investment in the shares of Holdings Stock.

                  (E) is (i) an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended and (ii) a "qualified purchaser" within the meaning of the Investment Company Act of 1940, as amended.

                  (F) has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the shares of Holdings Stock and has had

                             Restructuring Agreement
full access to such other information concerning Holdings as such Contributor has requested. Such Contributor has reviewed, or has had an opportunity to review, the Holdings Charter, the Holdings Certificate of Designations, the by-laws of Holdings and the Holdings Stockholders Agreement.

            4. Post-Closing Covenants. Holdings, the Company and the Contributors agree as follows with respect to the period following the consummation of the transactions described herein.

            (a) General. Each party to this Agreement will take such further action (including the execution and delivery of such further instruments and documents) as is reasonably necessary to carry out the purpose of this Agreement as any other party hereto may reasonably request, all at the sole cost and expense of such requesting party.

            (b) Holdings Stock. The certificates representing shares of Holdings Stock issued under this Agreement will be imprinted with such legends as are required pursuant to the terms and conditions of the Holdings Stockholders Agreement.

            5.    Miscellaneous.

            (a) Press Releases and Public Announcements. Except in accordance with Section 6.8 of the Purchase Agreement, no party hereto shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Holdings and the Company and any other party named therein; provided, that any party hereto may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing party will use its reasonable best efforts to advise the other parties hereto prior to making the disclosure).

            (b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Holdings and the Company. Notwithstanding anything herein to the contrary, each of the Contributors may, in the ordinary course of its business and in accordance with applicable law, at any time assign to a Permitted Transferee (as such term is defined in the Holdings Stockholders Agreement) all or part of the obligations under this Agreement.

            (c) Counterparts. This Agreement may be executed in one or more counterparts, by original or facsimile signature, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (e) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is

                             Restructuring Agreement
sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

            To any Contributor:

                  As specified for each such Contributor on the books and records of the Company.

            To Holdings or the Company:

                  AMH Holdings II, Inc.
                  3737 State Road
                  Cuyahoga Falls Road, Ohio 44223
                  Attention: Chief Financial Officer
                  Facsimile No:

                  with copies to (which shall not constitute notice to Holdings or the Company):

                  280 Park Avenue, 33rd Floor
                  New York, NY 10017
                  Attention:  Ira D. Kleinman
                              Christohper Whalen
                  Facsimile No.: (212) 812-0100

                  and

                  White & Case LLP
                  1155 Avenue of the Americas
                  New York, NY 10036
                  Attention:   John M. Reiss, Esq.
                               Oliver C. Brahmst, Esq.
                  Facsimile No.:  (212) 354-8113

                  And

                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue
                  47th Floor
                  New York, New York  10166-0193
                  Attention:  E. Michael Greaney
                  Telephone:  (212) 351-4000
                  Facsimile:  (212) 351-4035

Any party hereto may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary

                            Restructuring Agreement
mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

            (f) Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The state or federal courts located within the state of New York shall have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties hereto consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereto hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in section 4(e), or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

            (g) Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives, and agrees to cause its subsidiaries to waive, all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

            (h) Amendments and Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon a written approval, executed by the parties hereto. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

            (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (j) Expenses. Each of the Contributors and Holdings and the Company will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Company will bear the reasonable legal fees and expenses of Winston & Strawn LLP, counsel to certain of the Contributors, in connection with the Restructuring.

                            Restructuring Agreement

            (k) Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

                            Restructuring Agreement

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        AMH HOLDINGS II, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        AMH HOLDINGS, INC.

                                        By:
                                           -------------------------------------
                                          Name:
                                          Title:

                                        HARVEST PARTNERS III, L.P.

                                        By:  Harvest Associates III, LLC,
                                             its general partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        HARVEST PARTNERS III,

                                        BETEILIGUNGSGESELLSCHAFT
                                         BURGERLICHEN RECHTS
                                         (MIT HAFTUNGSBESCHRANKUNG)

                                        By:  Harvest Associates III, LLC,
                                             its general partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        HARVEST PARTNERS IV GmbH & Co. KG

                                        By:  Harvest Partners IV, LLC,
                                             its general partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        HARVEST PARTNERS IV, L.P.

                                        By:  Harvest Partners IV, LLC,
                                             its general partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        BANCBOSTON CAPITAL INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        PRIVATE EQUITY PORTFOLIO FUND II, LLC

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        GE CAPITAL EQUITY CAPITAL GROUP, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        NATIONAL CITY EQUITY PARTNERS, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        GREAT LAKES CAPITAL INVESTMENTS IV, LLC

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        LIBERTY MUTUAL INSURANCE COMPANY

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        OLD HICKORY FUND I, LLC

                                        By:   PPM America, Inc.,
                                              its manager

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        PPM AMERICA PRIVATE EQUITY FUND L.P.

                                        By:   PPM America Capital Partners, LLC,
                                              its general partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        ABBOTT CAPITAL PRIVATE EQUITY FUND
                                        III, L.P.

                                        By:   Abbott Capital Private Equity
                                              Partners III, L.P., its general
                                              partner

                                        By:   Abbott Capital Management, L.L.C.,
                                              its general partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        THE BOARD OF TRUSTEES OF THE TEXAS
                                        GROWTH FUND II, AS TRUSTEE FOR THE TEXAS
                                        GROWTH FUND II - 1998 TRUST

                                        By:   TGF II Management, L.P.,
                                              as Executive Director

                                        By:   TGF Management Corp.,
                                              as General Partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        WESTON PRESIDIO CAPITAL III, L.P.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        WESTON PRESIDIO CAPITAL IV, L.P.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        WPC ENTREPRENEUR FUND, L.P.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        WPC ENTREPRENEUR FUND II, L.P.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        BNY PARTNERS FUND L.L.C.

                                        By:   BNY Private Investment Management,
                                              Inc., Member Manager

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        NEW YORK LIFE CAPITAL PARTNERS II L.P.

                                        By:   NYLCAP Manager LLC,
                                              its Investment Manager

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        3755428 CANADA INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        AM HOLDING LIMITED

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        AM EQUITY LIMITED

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        AM INVESTMENTS LIMITED

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        ASSOCIATED EQUITY LIMITED

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        ASSOCIATED INVESTMENTS LIMITED

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        EXECUTIVE SIGNATURE PAGE

                                        ----------------------------------------
                                        MICHAEL CAPORALE, JR.

                                        ----------------------------------------
                                        KENNETH L. BLOOM

                                        ----------------------------------------
                                        D. KEITH LAVANWAY

                                        ----------------------------------------
                                        DENNIS W. VOLLMERSHAUSEN

                                   Schedule 1

                             CONTRIBUTED SECURITIES
                             ----------------------

                                                        CONTRIBUTED                  ISSUED HOLDINGS
                CONTRIBUTOR                            COMPANY SHARES                     SHARES
--------------------------------------------     --------------------------     -------------------------
Harvest Partners III, L.P.                       131,978 Shares of Voting       131,978 Shares of Class B
                                                 Preferred Stock                Voting Common

Harvest Partners III, GbR                        18,022 Shares of Voting        18,022 Shares of Class B
                                                 Preferred Stock                Voting Common

Harvest Partners IV GmbH & Co. KG                77,000 Shares of Voting        77,000 Shares of Class B
                                                 Preferred Stock                Voting Common

Harvest Partners IV, L.P.                        273,000 Shares of Voting       273,000 Shares of Class B
                                                 Preferred Stock                Voting Common

BancBoston Capital Inc.                          91,488 Shares of               91,488 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

Private Equity Portfolio Fund II, LLC            18,298 Shares of               18,298 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

GE Capital Equity Capital Group, Inc.            73,190 Shares of               73,190 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

                                                        CONTRIBUTED                  ISSUED HOLDINGS
                CONTRIBUTOR                            COMPANY SHARES                     SHARES
--------------------------------------------     --------------------------     -------------------------

National City Equity Partners, Inc.              62,212 Shares of               62,212 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

Great Lakes Capital Investments IV, LLC          10,979 Shares of               10,979 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

Liberty Mutual Insurance Company                 137,232 Shares of              137,232 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

Old Hickory Fund I, LLC                          1,372 Shares of                1,372 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

PPM America Private Equity Fund L.P.             181,603 Shares of              181,603 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

Abbott Capital Private Equity Fund III, L.P.     56,000 Shares of               56,000 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

The Texas Growth Fund II - 1998 Trust            182,976 Shares of              182,976 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

Weston Presidio Capital III, L.P.                65,992 Shares of               65,992 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

Weston Presidio Capital IV, L.P.                 156,986 Shares of              156,986 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

WPC Entrepreneur Fund, L.P.                      3,256 Shares of                3,256 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

WPC Entrepreneur Fund II, L.P.                   2,485 Shares of                2,485 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

BNY Partners Fund L.L.C.                         4,000 Shares of                4,000 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

                                                        CONTRIBUTED                  ISSUED HOLDINGS
                CONTRIBUTOR                            COMPANY SHARES                     SHARES
--------------------------------------------     --------------------------     -------------------------



New York Life Capital Partners II L.P.           100,000 Shares of              100,000 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

3755428 Canada Inc.

Michael Caporale, Jr.                            205,892 Shares of              71,688 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

Kenneth L. Bloom                                 56,483 Shares of               6,688 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

D. Keith LaVanway                                66,981 Shares of               6,426 Shares of Class B
                                                 Non-Voting Preferred Stock     Non-Voting Common

Dennis Vollmershausen

AM Holding Limited

AM Equity Limited

AM Investments Limited

Associated Equity Limited

Associated Investments Limited

                                                                    EXHIBIT 10.2
================================================================================

                             STOCKHOLDERS AGREEMENT

                          Dated as of December 22, 2004

                                  By and Among

                              AMH HOLDINGS II, INC.

                                       and

                        THE STOCKHOLDERS SIGNATORY HERETO

================================================================================

                             STOCKHOLDERS AGREEMENT

            This STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of December 22, 2004, by and among AMH Holdings II, Inc., a Delaware corporation (the "Company"), Harvest Partners III, L.P., a Delaware limited partnership, Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts (mit Haftungsbeschrankung), a German limited liability partnership, Harvest Partners IV, L.P., a Delaware limited partnership, and Harvest Partners IV GmbH & Co. KG, a German limited partnership, (each, a "Harvest Fund" and, collectively, the "Harvest Funds"), the holders of Preferred Stock set forth on Schedule I attached hereto each such holder individually a "Preferred Holder," and collectively, the "Preferred Holders"), the financial investors listed on
Schedule II attached hereto (each, a "Financial Investor" and, collectively, the "Financial Investors"), certain stockholders of the Company listed on the Executive Signature Page hereto (collectively, the "Executives") and, for purposes of Section 4.2 of this Agreement, Apollo Investment Corporation ("Apollo").

                             W I T N E S S E T H :

            WHEREAS, the Company, AMH Holdings, Inc. ("Holdings") and the Stockholders have entered into the Restructuring Agreement, dated as of the date hereof, pursuant to which the Company will effect a restructuring upon the terms and subject to the satisfaction or waiver of the conditions set forth therein (the "Restructuring") and, among other things, amend the Company's Certificate of Incorporation to include a Certificate of Designations authorizing the issuance of the Preferred Stock, as amended from time to time (the "Certificate of Designations");

            WHEREAS, this Agreement is being entered into pursuant to the Restructuring and the Stock Purchase Agreement dated as of December 5, 2004, by and among Holdings, Harvest Partners, Inc., a New York corporation, and the other parties signatory thereto (the "Stock Purchase Agreement");

            WHEREAS, the Stockholders own the Preferred Stock and the Common Stock in the amounts set forth on Schedule III attached hereto;

            WHEREAS, (i) the Company has adopted a Stock Option Plan (as defined below), and (ii) Holdings has in place its AMH Holdings, Inc. 2002 Stock Option Plan (the "Holdings Plan"), in each case for certain members of management and key employees of the Company and its subsidiaries, and pursuant to such plans any Equity Securities (including shares of common stock issuable under the Holdings Plan and immediately exchangeable for shares of Common Stock (as defined below) of the Company) issuable upon exercise of the Stock Options (as defined below) shall be subject to, and have the benefit of, the terms of this Agreement to the extent expressly provided for herein;

            WHEREAS, Holdings and the Existing Investors are party to an Amended and Restated Stockholders Agreement (the "Holdings Stockholders Agreement"), dated as of March 4, 2004, which Holdings and the Existing Investors desire to terminate herewith; and

            WHEREAS, the Company and the Stockholders each desire to enter into this Agreement to, inter alia, regulate and limit certain rights relating to the Equity Securities and to limit the sale, assignment, transfer, encumbrance or other disposition of such Equity Securities and to provide for the consistent and uniform management of the Company as set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

            SECTION 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            "Adjusted Cash Flow" shall mean, for any period, (a) the EBITDA of the Company and its Subsidiaries for such period less (b) capital expenditures (as determined in accordance with GAAP) of the Company and its Subsidiaries for such period.

            "Affiliate" shall mean, with respect to any Person, any other Person
      (a) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, (b) with respect to Abbott Capital Private Equity Fund III, L.P., GE Capital Equity Capital Group, Inc. and Private Equity Portfolio Fund II, LLC, advised or managed by, such Person and (c) with respect to any Investcorp Investors, with whom Investcorp S.A. or any Affiliate thereof has any administrative relationship with respect to securities of the Company. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

            "Agreement" shall have the meaning set forth in the preamble to this Agreement.

            "Aggregate Liquidation Preference Amount" shall have the meaning set forth in the Certificate of Designations.

            "AMHI" shall have the meaning set forth in Section 4.1(a) of this Agreement.

            "Apollo" shall have the meaning set forth in the preamble to this Agreement.

            "Applicable Law" shall mean, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits or certificates of any Governmental Authority applicable to such Person or any of its assets or property, and all judgments, injunctions, orders and decrees of all courts, arbitrators or Governmental Authorities in proceedings or actions in which such Person is a party or by which any of its assets or properties are bound.

            "Approved Recapitalization" shall mean any Recapitalization:

                  (a) that occurs after the date that is thirty-two (32) months after the date hereof,

                  (b) that does not result in (x) the projected annual blended cost of funds under the Company's consolidated indebtedness for the period after the closing date of the Recapitalization (including interest and fees, but excluding legal fees and other similar costs of issuance, with (i) interest of floating rate indebtedness being deemed equal to the interest rate (or if there is an option of several floating rates, such as one or more "LIBOR" and "Base" rates, the lowest rate) in effect on the date of the commitment (or if there is no commitment, the date of the proposal letter) for the related bank financing, in each case taking into consideration the maximum rate of interest that would be charged under any "market flex" provision contained therein except as provided below (the "Determination Date"), (ii) upfront fees being amortized over the term of such indebtedness and (iii) the principal amount of revolving indebtedness being deemed equal to the principal amount projected to be outstanding on the closing date of the Recapitalization), being in excess of (y) the annual blended cost of funds of the Company's consolidated indebtedness (with upfront fees paid in connection therewith treated on a basis consistent with clause (ii) of the parenthetical in the foregoing clause (x)) for the period of four consecutive fiscal quarters ended most recently prior to the Determination Date,

                  (c) that does not result in the ratio of (i) consolidated
            indebtedness of the Company as of the closing date of the Recapitalization, net of cash and cash equivalents of the Company and its Subsidiaries, to (ii) Bank Adjusted EBITDA of the Company and its Subsidiaries for the period of twelve (12) consecutive monthly fiscal periods ended most recently prior to the closing date of the Recapitalization for which financial statements are available, exceeding five (5) to one (1),

                  (d) in which any new indebtedness incurred in connection
            therewith (including under any amended, or amended and restated financing) shall be on terms and conditions (other than those addressed in clause (b) above) that, taken as a whole, are not less favorable in all material respects to the Company and its Subsidiaries than the indebtedness of the Company and its Subsidiaries immediately prior to such Recapitalization, and

                  (e) the net proceeds of which are applied, pursuant to Section
            4.7, to the repurchase of Equity Securities.

      Notwithstanding clause (b) above, at the election of the Investcorp Investors (in the case of any Recapitalization pursuant to Section 4.4) or the Harvest Funds (in the case of any Recapitalization pursuant to Section 4.5) (each being the "Initiating Investor"), the Initiating Investor may exclude from the determination under clause (b) above any interest payable pursuant to any "market flex" provision on the Determination Date. In any such case, the relevant Recapitalization shall be considered an Approved Recapitalization for all purposes of this Agreement. However, in any such case, upon the signing of the relevant definitive credit documentation, the determination under clause (b) shall be remade as of the date of such signing (considering such date of signing to be the "Determination Date" for purposes of such clause). If the test specified in clause (b) is not satisfied at such time, notwithstanding anything in
      Section 4.4 or 4.5, as applicable, to the contrary, the Initiating Investor shall not have the right to cause such Recapitalization to be consummated except if such Recapitalization is approved by a Special Board Approval.

            "Associated" shall have the meaning set forth in Section 4.1(a) of this Agreement.

            "Bank Adjusted EBITDA" shall mean, for any period and with respect to any Approved Recapitalization, the earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, subject to such additional add-backs, reductions and other adjustments as are permitted or required for purposes of determining compliance with the leverage covenant (i.e., debt or senior debt to "EBITDA" (or its equivalent) covenant or, if there is no leverage covenant, any coverage ratio covenant) under the largest bank credit facility of the Company and its Subsidiaries in effect on the closing date of such Approved Recapitalization.

            "Base Amount" shall have the meaning set forth in the definition of "Projected Adjusted Cash Flow."

            "Board" shall mean the Board of Directors of the Company.

            "Business Day" shall mean any day except a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or authorized by Applicable Law to close.

            "Capital Stock" shall mean:

                  (a) in the case of a corporation, corporate stock (including common and preferred stock);

                  (b) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);
            and

                  (c) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

            As used herein, unless the context otherwise requires, "Capital Stock" shall refer to the capital stock of the Company.

            "Certificate of Designations" shall have the meaning set forth in the recitals to this Agreement.

            "Certificate of Incorporation" shall mean the Certificate of Incorporation of the Company, as amended from time to time.

            "Change of Control Transaction" shall mean any transaction or series of related transactions that (i) results in the sale or transfer (whether by stock sale, merger, exchange or otherwise) of fifty percent (50%) or more of the Equity Securities or the voting power of the Voting Stock of the Company other than a Drag Along Event initiated pursuant to Section 2.4(a)(i), Section 4.4(b) or Section 4.6 or (ii) results in a "Change of Control" under the Indentures.

            "Class A Series I Common Stock" shall mean the Class A Series I (Voting) Common Stock of the Company, par value $0.01 per share.

            "Class A Series II Common Stock" shall mean the Class A Series II (Non-Voting) Common Stock of the Company, par value $0.01 per share.

            "Class B Series I Common Stock" shall mean the Class B Series I (Voting) Common Stock of the Company, par value $0.01 per share.

            "Class B Series II Common Stock" shall mean the Class B Series II (Non-Voting) Common Stock of the Company, par value $0.01 per share.

            "Common Stock" shall mean the Class A Series I Common Stock, the Class A Series II Common Stock, Class B Series I Common Stock and the Class B Series II Common Stock.

            "Company" shall have the meaning set forth in the preamble to this Agreement.

            "Company Recap Event" shall have the meaning set forth in Section 4.7(b)(i) of this Agreement.

            "Demand Notice" shall have the meaning set forth in Section 3.1(b) of this Agreement.

            "Demand Request" shall have the meaning set forth in Section 3.1(a) of this Agreement.

            "Designated Options" shall mean the options to purchase the shares of common stock of Holdings that have been granted to the persons and in the amounts set forth on Exhibit A hereto. For purposes of various calculations contained in this Agreement, the number of Designated Options as of any date of determination will be the number of such options that remain outstanding on such applicable date of determination (giving effect to any adjustments in such number of options, for stock splits, stock distributions, and the like, as dictated by the plan documents).

            "Designated Sale Event" shall mean any transaction or series of related transactions that would result in the sale of fifteen percent (15%) or more of the Equity

      Securities of the Company (calculated by assuming conversion of the Preferred Stock into Common Stock).

            "Determination Date" shall have the meaning set forth in the definition of "Approved Recapitalization."

            "Director" shall mean a member of the Board.

            "Drag Along Event" shall mean a transaction or series of related transactions that would result in the sale of 100% of the Equity Securities of the Company for cash to a Person that is not an Affiliate of any Drag Seller.

            "Drag Seller" shall have the meaning set forth in Section 2.4(a) of this Agreement.

            "EBITDA" shall mean, for any period and any Person, "EBITDA" (as defined in Associated's Amended and Restated Credit Agreement dated as of August 29, 2003, as amended by a First Amendment thereto dated as of March 18, 2004) for such period.

            "Equity Securities" shall mean, as of any applicable date of determination, the shares of Capital Stock of the Company outstanding as of such date of determination.

          "Equity Value" shall mean, as of any applicable date of determination, the total fair market value of the Equity Securities of the Company determined in accordance with the applicable provisions of this Agreement.

            "Excess New Securities" shall have the meaning set forth in Section 2.5(a) of this Agreement.

            "Excess Participants" shall have the meaning set forth in Section 2.3(b) of this Agreement.

            "Excess Tag Securities" shall have the meaning set forth in Section 2.3(b) of this Agreement.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

            "Executives" shall have the meaning set forth in the preamble to this Agreement.

            "Executive Officer" shall have the meaning given to such term in Rule 3b-7 under the Exchange Act, as the same may be amended from time to time.

            "Existing Investors" shall mean, as of any applicable date of determination, the Harvest Funds, the Financial Investors and the Executives, and their respective Permitted Transferees, in each case who hold Equity Securities of the Company as of such date of determination.

            "Existing Investor Recap Event" shall have the meaning set forth in
      Section 4.7(b)(iii) of this Agreement.

            "Fall-Away Governance Rights" shall have the meaning set forth in
      Section 4.3 of this Agreement.

            "Financial Investor" and "Financial Investors" shall have the meanings set forth in the preamble to this Agreement as updated pursuant to Section 2.2(c), in each case who hold as of such date of determination Equity Securities of the Company.

            "First Valuation" shall have the meaning set forth in Section 4.5(a) of this Agreement.

            "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. Except as otherwise expressly provided herein, all ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP as in effect from time to time.

            "Governmental Authority" shall mean any U.S. or non-U.S. federal, state, municipal or other governmental department, board, bureau, agency or instrumentality, or any court.

            "Harvest Fund" and "Harvest Funds" shall mean, as of any applicable date of determination, the Harvest Funds and their Permitted Transferees who become Permitted Transferees pursuant to Section 2.2(a)(iii) or (iv), in each case who hold as of such date of determination Equity Securities of the Company.

            "Holders' Counsel" shall have the meaning set forth in the definition of "Registration Expenses."

            "Holdings" shall have the meaning set forth in the recitals to this Agreement.

            "Holdings Plan" shall have the meaning set forth in the recitals of this Agreement.

            "Holdings Stockholders Agreement" shall have the meaning set forth in the recitals of this Agreement.

            "Incentive Securities" shall mean and include, at any time, (a) all Stock Options and (b) all shares of Capital Stock issued upon the exercise of Stock Options.

            "Incidental Registration" shall have the meaning set forth in
      Section 3.2(a) of this Agreement.

            "Indentures" shall mean the Senior Discount Indenture and the Senior Subordinated Indenture.

            "Independent Firm" shall have the meaning set forth in Section 4.4(a) of this Agreement.

            "Initiating Investors" shall have the meaning set forth in the definition of "Approved Recapitalization."

            "Investcorp Investors" shall mean, as of any applicable date of determination, the original Preferred Holders and their Permitted Transferees who become Permitted Transferees pursuant to Section 2.2(a)(iii) or (iv), in each case who hold as of such date of determination Equity Securities of the Company.

            "Investcorp IPO Consent Right" shall have the meaning set forth in
      Section 3.1(f)(i) of this Agreement.

            "Investcorp Priority" shall have the meaning set forth in Section 3.1(f)(i) of this Agreement.

            "Investcorp Recap Event" shall have the meaning set forth in Section 4.7(b)(ii) of this Agreement.

            "Management Stockholder" shall mean each of the Executives and each of the members of management of the Company or its Subsidiaries that, from time to time, become party to this Agreement pursuant to Section 6.5(b) hereto as updated by Section 2.2(c), in each case who hold as of such date of determination Equity Securities of the Company.

            "Mezzanine Notes" shall mean $75,000,000 original principal amount of 13.625% Senior Notes Due 2014 of the Company outstanding pursuant to an indenture dated as of the date hereof (the "Mezzanine Notes Indenture").

            "Mezzanine Notes Indenture" shall have the meaning set forth in the definition of "Mezzanine Notes."

            "NASDAQ" shall mean The Nasdaq Stock Market, Inc.

            "New Bank Facility" shall mean the amended and restated credit agreement, among the Company, Holdings, Associated, Gentek Building Products Limited and UBS

      AG, Stamford Branch and Canadian Imperial Bank of Commerce, as administrative agents, dated as of the date hereof.

            "New Securities" shall mean any Capital Stock of the Company, whether authorized now or in the future, and any rights, options or warrants to purchase any Capital Stock ("Options"), provided that "New Securities" shall not include (a) Capital Stock sold in a Public Offering or in a transaction pursuant to Rule 144A of the Securities Act, (b) Capital Stock issued as consideration in any merger or Recapitalization of the Company or issued as consideration for the acquisition of another Person or assets of another Person, (c) any issuance of Capital Stock approved by a Special Board Approval to any Person which is determined by the Board to be strategically beneficial to the operations of the Company (other than solely as a source of capital), (d) Options issued to a commercial bank, commercial leasing company or other Person whose principal business is the extension of financing to third parties as part of any financing transaction, so long as such Options are not the only security component of such financing transaction or (e) Incentive Securities; provided that in the event any of the Harvest Funds, the Investcorp Investors or any of their respective Affiliates are to participate in any issuance contemplated by any of clauses (a) through
      (e), such issuance shall be subject to approval by the Requisite Disinterested Holders and, if, the Harvest Funds are to participate, the Investcorp Investors, and, if, the Investcorp Investors are to participate, the Harvest Funds.

            "New Securities Price" shall have the meaning set forth in Section 2.5(a) of this Agreement.

            "Non-Qualified Person" shall mean any Person who is (a) directly or indirectly engaged in any business which the Board determines to be competing with the businesses of the Company or any of its Subsidiaries,
      (b) any material customer or supplier of the Company or any of its Subsidiaries, (c) an adverse party in any legal or arbitration proceeding with the Company or any of its Subsidiaries, (d) designated by the Board from time to time as a Person whose equity ownership in the Company would, in the reasonable determination of the Board, be adverse to the Company or its businesses and (e) an Affiliate of any Person described in clauses (a) or (d), unless otherwise determined by the Board.

            "Notifying Stockholder" shall have the meaning set forth in Section
      4.6 of this Agreement.

            "Options" shall have the meaning set forth in the definition of "New Securities."

            "Other Drag Stockholders" shall have the meaning set forth in
      Section 2.4(b) of this Agreement.

            "Other Tag Stockholders" shall have the meaning set forth in Section 2.3(a) of this Agreement.

            "Outstanding Equity Securities" shall mean, as of any applicable date of determination, all shares of Capital Stock (including, for such purposes but without duplication, shares of Preferred Stock on an as-converted basis) outstanding as of such date of determination plus without duplication all shares of Common Stock issuable upon the exercise of Designated Options then outstanding.

            "Participant" shall have the meaning set forth in Section 2.3(b) of this Agreement.

            "Permissible Change Period" shall mean the period during the relevant calendar year from and including March 1 through and including April 30; provided, however, that during the year, if any, in which the Equity Value of the Company is determined for purposes of Section 4.4(a) of this Agreement, the Permissible Change Period shall commence on March 1 of such calendar year and shall last until the later of (i) 30 days after the date the Equity Value of the Company is finally determined pursuant to
      Section 4.4(a) and (ii) April 30 of such calendar year.

            "Permitted Acquisitions" shall mean the acquisition of assets or businesses (by merger, stock purchase, asset purchase or otherwise) from Persons that are not Affiliates of the Company or any of the Stockholders; provided that the value of the consideration paid for such assets or business acquired shall not exceed $25 million.

            "Permitted Transfer" shall have the meaning set forth in Section 2.2(a) of this Agreement.

            "Permitted Transferee" shall have the meaning set forth in Section 2.2(a) of this Agreement.

            "Per Share Price" shall mean an amount equal to the quotient of the Equity Value of the Company at such time divided by the total number of Equity Securities of the Company at such time (giving pro forma effect to the conversion of any outstanding Preferred Stock and the exercise of any outstanding Stock Options or Options to the extent convertible or exchangeable for Common Stock at such time at an exercise price less than the fair market value of the Common Stock at such time).

            "Person" shall mean and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

            "Preemptive Exercise Notice" shall have the meaning set forth in
      Section 2.5(a) of this Agreement.

            "Preemptive Notice" shall have the meaning set forth in Section 2.5(a) of this Agreement.

            "Preemptive Purchase" shall have the meaning set forth in Section 4.4(b) of this Agreement.

            "Preferred Holder" and "Preferred Holders" shall have the meaning set forth in the preamble to this Agreement.

            "Preferred Stock" shall mean the Series I Preferred Stock and the Series II Preferred Stock.

            "Pro Rata Amount" shall mean, at any time, with respect to any Stockholder and any transaction, the quotient (expressed as a percentage) obtained by dividing (a) the number of Equity Securities held by such Stockholder at such time (calculated by assuming conversion of the Preferred Stock into Common Stock) by (b) the aggregate number of Equity Securities outstanding at such time.

            "Projected Adjusted Cash Flow" shall mean, for the period from January 1, 2005 through December 31, 2008, $646,500,000 (the "Base Amount"), provided that the Base Amount shall be (i) adjusted dollar for dollar for any increase or decrease in EBITDA resulting from acquisitions or dispositions outside the ordinary course of business that have been made by the Company or any of its Subsidiaries during such period, and
      (ii) decreased dollar-for-dollar by the aggregate amount of capital expenditures made during such four-year period (determined in accordance with GAAP) in excess of $86,000,000, to the extent approved by a Special Board Approval pursuant to Section 4.3(j). All adjustments to the Base Amount shall be made in good faith by a financial or accounting officer of the Company and approved in good faith by a Special Board Approval.

            "Public Offering" shall mean a sale of Common Stock through an underwritten public offering pursuant to an effective registration statement filed with the SEC.

            "Put Offer" shall have the meaning set forth in the Certificate of Designations.

            "Recap Event" shall have the meaning set forth in Section 4.7(b) of this Agreement.

            "Recap Event Amount" shall have the meaning set forth in Section 4.7(c) of this Agreement.

            "Recapitalization" shall mean a transaction or series of related transactions that result in a distribution by repurchase to holders of Equity Securities (including any debt or equity financing related to such distribution by repurchase).

            "Receiving Stockholders" shall have the meaning set forth in Section 4.6(a) of this Agreement.

            "Registration" shall mean each Required Registration and each Incidental Registration.

            "Registration Expenses" shall mean, with respect to the Company, all expenses incident to the Company's performance of or compliance with
      Article III including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), and fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any management review, cold comfort letters or any special audits required by or incident to such performance and compliance), securities acts liability insurance (if the Company elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, fees and expenses of other Persons retained by the Company, the fees and expenses of one (1) counsel and applicable local counsel (the "Holders' Counsel") which represents all holders of Registrable Securities to be included in the relevant Registration, selected by the holders of a majority of the Registrable Securities to be included in such Registration subject to the approval of the Board; but not including any underwriting fees, discounts or commissions attributable to the sale of securities or fees and expenses of counsel representing the holders of Registrable Securities included in such Registration (other than the Holders' Counsel and applicable local counsel) incurred in connection with the sale of Registrable Securities.

            "Registrable Securities" shall mean, at any time:

                  (a) any shares of Common Stock; and

                  (b) any securities issued or issuable in respect of shares of
            Common Stock (including, without limitation, by way of stock dividend, stock split, distribution, exchange, combination, merger, recapitalization, reorganization or otherwise).

                        As to any particular Registrable Securities once issued,
            such Registrable Securities shall cease to be Registrable
            Securities:

                  (a) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement;

                  (b) when such securities shall be eligible to be distributed by the holder thereof to the public pursuant to Rule 144(k) under the Securities Act (or any successor provision) without any time or volume limitations; or

                  (c) when such securities shall have ceased to be outstanding.

            "Regulated Stockholder" shall mean any Stockholder that directly or indirectly, due to its ownership by an entity subject to Regulation Y of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 225 (or any successor to such regulation) ("Regulation Y"), is subject to the provisions of Regulation Y and holds shares of Equity Securities.

            "Regulation Y" shall have the meaning set forth in the definition of "Regulated Stockholder."

            "Regulatory Problem" shall mean, with respect to any Regulated Stockholder, any set of facts, events or circumstances the existence of which would cause such Regulated Stockholder to be in violation of any law, regulation, rule or other requirement of any Governmental Authority (including, without limitation, Regulation Y).

            "Replacement CEO" shall have the meaning set forth in 4.4(a) of this Agreement.

            "Required Registration" shall have the meaning set forth in Section 3.1(a) of this Agreement.

            "Requisite Disinterested Holders" shall mean, at any time, the holders of at least fifty percent (50%) of the Equity Securities held by Financial Investors at such time.

            "Requisite Holders" shall mean, at any time, and with respect to any Registration and related Public Offering, the holders of at least fifty percent (50%) of the Registrable Securities proposed to be included in such Public Offering before giving effect to any cut-back provisions contained herein.

            "Response Deadline" shall have the meaning set forth in Section 2.3(b) of this Agreement.

            "Restructuring" shall have the meaning set forth in the recitals to this Agreement.

            "Retained Liquidation Preference" shall mean, as of any applicable date of determination, the Aggregate Liquidation Preference Amount divided by the total number of shares of Preferred Stock then outstanding.

            "SEC" shall mean, at any time, the Securities and Exchange Commission or any other federal agency at such time administering the Securities Act.

            "Second Valuation" shall have the meaning set forth in Section 4.5(a) of this Agreement.

            "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

            "Senior Discount Indenture" shall mean the Indenture dated as of March 4, 2004, between Holdings and the Wilmington Trust Company, a Delaware corporation, as trustee (the "Trustee"), and the other parties signatory thereto.

            "Senior Discount Notes" shall mean the promissory notes issued under the terms of the Senior Discount Indenture.

            "Senior Subordinated Indenture" shall mean the Indenture dated as of April 23, 2002, among Associated, the Trustee and the other parties signatory thereto, as amend by the Supplemental Indenture dated as of May 10, 2002, among Associated, the Trustee, and Alside, Inc. a Delaware corporation.

            "Senior Subordinated Notes" shall mean promissory notes issued under the terms of the Senior Subordinated Indenture.

            "Series I Preferred Stock" shall mean the Class A Series I (Voting) Convertible Preferred Stock of the Company, par value $0.01 per share.

            "Series II Preferred Stock" shall mean the Class A Series II (Non-Voting) Convertible Preferred Stock of the Company, par value $0.01 per share.

            "Special Board Approval" shall mean the prior approval of a majority of the Board, which majority shall include at least one (1) Director designated by the Investcorp Investors pursuant to Section 4.1(a)(iii) and at least one (1) Director designated by the Harvest Funds pursuant to
      Section 4.1(a)(i).

            "Stock Options" shall mean all options to purchase Equity Securities granted to members of management and key employees of the Company pursuant to a stock option or similar equity plan approved by the Board. For purposes of this Agreement, "Stock Options" shall be deemed to include the Designated Options.

            "Stock Option Plan" shall mean the AMH Holdings II, Inc. 2004 Stock Option Plan of the Company, as in effect on the date hereof, authorizing the issuance of up to 469,782 shares of the Class A Series II Common Stock.

            "Stock Purchase Agreement" shall have the meaning set forth in the recitals to this Agreement.

            "Stockholder" shall mean, as of any applicable date of determination, each Harvest Fund, each Financial Investor, each Investcorp Investor, each Management Stockholder, each Executive and each other Person who becomes a Stockholder pursuant to Section 6.5(b), and their respective Permitted Transferees who hold Equity Securities of the Company as of such date of determination.

            "Subsidiary" shall mean, with respect to any Person at any time, any corporation, partnership, business trust, joint stock company, association, limited liability company or other business entity of which
      (a) if a corporation, a majority of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or trustees thereof is at such time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, business trust, joint stock company, association or other business entity other than a corporation, a majority of the partnership, membership or other similar ownership interests thereof is at such time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, business trust, joint stock company, association or other business entity other than a corporation if such Person or Persons shall be allocated a majority of the partnership, association or other business entity gains or losses or shall be or control the managing director, manager, a general partner or the trustee of such partnership, limited liability company, business trust, joint stock company, association or other business entity.

            "Tag-Eligible Securities" shall mean Equity Securities and shares of Common Stock issuable upon the exercise of Stock Options that are vested as of any applicable date of determination.

            "Tag Sellers" shall have the meaning set forth in Section 2.3(a) of this Agreement.

            "Target Amount" shall mean an amount equal to $150 million.

            "TGF" shall have the meaning set forth in Section 2.3(b) of this Agreement.

            "Third Valuation" shall have the meaning set forth in Section 4.5(a) of this Agreement.

            "Threshold Amount" shall mean as of any applicable date of determination, $225,000,000 multiplied by a fraction, (i) the numerator of which is the Aggregate Liquidation Preference Amount and (ii) the denominator of which is the Target Amount.

            "Transfer" shall have the meaning set forth in Section 2.1(a) of this Agreement.

            "Transfer Notice" shall have the meaning set forth in Section 2.3(a) of this Agreement.

            "Trustee" shall have the meaning set forth in the definition of "Senior Discount Indenture."

            "Voting Stock" shall mean the Class A Series I Common Stock, the Class B Series I Common Stock, the Series I Preferred Stock and any other Capital Stock of the Company entitled to vote in the election of directors of the Company.

            "Weston Presidio" shall mean Weston Presidio Service Company, LLC.

                                   ARTICLE II

                          TRANSFER OF EQUITY SECURITIES

            SECTION 2.1 Restrictions.

            (a) No Stockholder shall, directly or indirectly, (i) sell, assign, or in any other manner transfer any Equity Securities to any Person (each such action, a "Transfer"), except pursuant to a Permitted Transfer or pursuant to Sections 4.4(b), 4.4(c), 4.5, 4.6 or 4.7 or (ii) pledge or grant a security interest in any Equity Security to any Person.

            (b) From and after the date hereof until this Agreement is terminated, all certificates or other instruments representing Equity Securities held by any of the Stockholders shall bear a legend which shall substantially state as follows:

      "The securities represented by this certificate are subject to and have the benefit of a Stockholders Agreement dated as of December 22, 2004, as the same may be amended from time to time. A copy of such Stockholders Agreement has been filed in the chief executive office of the Company where the same may be inspected daily during business hours.

      The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state or other jurisdiction and such securities may not be offered, sold, pledged or otherwise transferred except (i) pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and (ii) in accordance with any applicable securities laws of any State of the United States."

      Notwithstanding the foregoing provisions of this Section 2.1(b), the legend required by the paragraph immediately above shall be removed from any such certificates representing Equity Securities (i) when and so long as such Equity Securities shall have been effectively registered under the Securities Act and disposed of pursuant thereto or (ii) when the Company shall have received an opinion of counsel reasonably satisfactory to it that such Equity Securities may be freely transferred at any time without registration thereof under the Securities Act and that such legend may be removed.

            (c) Each Stockholder agrees that it will not effect any Transfer of Equity Securities unless such Transfer is made (i) pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, (ii) in accordance with any applicable securities laws of any State of the United States and (iii) in accordance with any other Applicable Laws.

            (d) The Company agrees that it will not cause or permit any Transfer of any Equity Securities to be made on its books unless such Transfer is a Permitted Transfer and has been made in accordance with the terms hereof.

            (e) Notwithstanding the foregoing, prior to the consummation of a Public Offering, the Company may refuse to Transfer any Equity Securities if making such Transfer would cause the number of recordholders of such Equity Securities to exceed 475.

            (f) Notwithstanding anything herein to the contrary, each Stockholder hereby agrees that it will not, and it will cause each of its Affiliates not to, engage in any transaction that would constitute or result in a "Change of Control" under the Senior Discount Indenture, the Senior Subordinated Indenture or the Mezzanine Notes Indenture, except with the prior written consent of the Harvest Funds and the Investcorp Investors.

            SECTION 2.2 Permitted Transfers.

            (a) Notwithstanding anything to the contrary contained herein (but only to the extent such Transfer is in compliance with Sections 2.1(c), 2.1(e) and 2.1(f)), a Stockholder may at any time effect any of the following Transfers (each a "Permitted Transfer," and each transferee of such Stockholder in respect of such Transfer, a "Permitted Transferee"):

            (i) any Transfer of any or all Equity Securities held by a Stockholder following such Stockholder's death by will or intestacy to such Stockholder's legal representative, heir or legatee;

            (ii) any Transfer of any or all Equity Securities held by a Stockholder as a gift or gifts during such Stockholder's lifetime to such Stockholder's spouse, children, grandchildren or a trust for the benefit of such Stockholder or any of the foregoing;

            (iii) any Transfer of any or all Equity Securities held by a Harvest Fund, an Investcorp Investor or a Financial Investor to any Affiliate of such Person (other than a Non-Qualified Person), including any transfer by an Investcorp Investor of up to $10,000,000 in Equity Securities to Northwestern Mutual Life Insurance Company and/or its Affiliates so long as such Transfer takes place within six months from the date hereof; provided that any such Affiliate shall Transfer such Equity Securities to the Stockholder from whom such Equity Securities were originally received or acquired within five (5) days after ceasing to be an Affiliate of such Stockholder; and provided, further, that notwithstanding anything in this Agreement to the contrary, shares of Preferred Stock (as such) may only be Transferred by the Investcorp Investors pursuant to this Section 2.2(a)(iii), Section 2.2(a)(vii) or Section 2.2(a)(viii);

            (iv) any Transfer by a Harvest Fund, an Investcorp Investor or any Financial Investor to the partners, members or beneficiaries of such Harvest Fund, Investcorp Investor or Financial Investor upon the liquidation or dissolution of such Harvest Fund, such Investcorp Investor or such Financial Investor, as the case may be, in accordance with its controlling fund or other controlling documents, as applicable;

            (v) any Transfer of any or all Equity Securities held by a Stockholder which is made (A) pursuant to Section 2.4 or (B) as an Other Tag Stockholder pursuant to Section 2.3;

            (vi) any Transfer of any or all Equity Securities held by a Stockholder which is made pursuant to Article III;

            (vii) any Transfer by a Stockholder to the Company (A) upon Special Board Approval or (B) as expressly permitted by this Agreement or the Certificate of Designations; or

            (viii) any Transfer not described in any of clauses (i) through
      (vii) above upon Special Board Approval; provided, however, that if Special Board Approval is granted for the sale of shares of Common Stock by an Investcorp Investor or a Harvest Fund, notwithstanding anything contained in Section 2.3, such sale shall be subject to Section 2.3, whether or not it constitutes a Designated Sale Event; provided, further, that if any Investcorp Investor proposes to sell Preferred Stock to any Harvest Fund or any Affiliate of a Harvest Fund under this clause (viii), then in addition to obtaining Special Board Approval for such sale, such Investcorp Investor shall be required to obtain the prior written approval of the Requisite Disinterested Holders prior to consummating such sale.

            (b) In any Transfer referred to in Section 2.2(a) (other than clauses (v) and (vi) and, to the extent such Transfer constitutes a Change of Control Transaction, clause (viii) thereof), the Permitted Transferee shall agree in writing to be bound by all the provisions of this Agreement and shall execute and deliver to the Company a counterpart to this Agreement. Each Permitted Transferee (other than a Permitted Transferee who received the relevant Equity Securities in a Transfer pursuant to Section 2.2(a)(v) or
Section 2.2(a)(vi) or to the extent such Transfer constitutes a Change of Control Transaction, Section 2.2(a)(viii)) shall hold such shares of Equity Securities subject to the provisions of this Agreement as a "Stockholder" hereunder as if such Permitted Transferee were an original signatory hereto and shall be deemed to be a party to this Agreement.

            (c) In any Transfer by a Harvest Fund to a Permitted Transferee which is made pursuant to Section 2.2(a)(iii) or Section 2.2(a)(iv), such Permitted Transferee shall thereafter be a "Harvest Fund." In any Transfer by a Financial Investor to a Permitted Transferee pursuant to Section 2.2(a)(iii) or
Section 2.2(a)(iv), such Permitted Transferee shall thereafter be a "Financial Investor." In any Transfer by a Management Stockholder to a Permitted Transferee pursuant to Section 2.2(a)(i) or Section 2.2(a)(ii), such Permitted Transferee shall thereafter be a "Management Stockholder." In any Transfer by an Investcorp Investor to a Permitted Transferee pursuant to Section 2.2(a)(iii) or Section 2.2(a)(iv), such Permitted Transferee shall thereafter be an "Investcorp Investor."

            SECTION 2.3 Tag-Along Rights.

            (a) Except in the case of a Transfer of Preferred Stock, in the event that any Stockholder or group of Stockholders ("Tag Sellers") propose to effect a Transfer of Equity Securities (other than a Permitted Transfer described in Section 2.2(a)(i), (ii), (iii), (iv), (v)(A), (vi) or (vii)) that will result in a Designated Sale Event, such Tag Sellers shall promptly give written notice (the "Transfer Notice") to the Company and each of the other Stockholders and holders of vested Stock Options that are not Tag Sellers (the "Other Tag Stockholders") at least twenty (20) days prior to the scheduled consummation of such Transfer. The Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the identity of the proposed purchaser, the type and number of shares of Equity Securities to be sold, the purchase price of each such share of Equity Securities to be sold, the form of consideration, the amount of any escrow, the nature of any significant other arrangements (representations and warranties, indemnifications, etc.) and the date such proposed sale is expected to be consummated.

            (b) Each of the Other Tag Stockholders shall have the right, exercisable upon delivery of an irrevocable written notice to the Tag Seller within ten (10) Business Days after receipt of the Transfer Notice (the "Response Deadline"), to participate in such proposed Transfer on the same terms and conditions as set forth in the Transfer Notice including, without limitation, the making of representations and warranties as to due incorporation, existence and good standing, power and authority of such Other Tag Stockholder, and ownership of the Equity Securities, the granting of all indemnifications (other than The Texas Growth Fund II - 1998 Trust ("TGF") which shall provide insurance in form and substance satisfactory to the Harvest Funds with respect to all such indemnifications) and participating in any escrow arrangements to the extent of their respective pro rata portion and similar agreements agreed to by the Tag Seller, provided that the indemnification obligation of any Other Tag Stockholder to a proposed transferee with respect to the breach of any representation or warranty concerning the Company shall be limited to the lesser of its respective pro rata portion of the obligation and the net proceeds to be received by such Other Tag Stockholder in connection with such Transfer, and provided further that the Investcorp Investors agree that to participate in such Transfer they will convert shares of Preferred Stock into shares of Common Stock to the extent of the ultimate participation by the Investcorp Investors as a Tag Seller or as Other Tag Stockholders therein. For an Other Tag Stockholder to participate in such Transfer with respect to its vested Stock Options (a "Tag Option Holder"), such Tag Option Holder, by the Response Deadline, must deliver to the Company (1) its notice of election to exercise a number of Stock Options up to its pro rata portion (as described below), (2) payment for the aggregate exercise price for such exercise and (3) if not already a party to this Agreement, an executed signature page to this Agreement. Each Other Tag Stockholder electing to participate in the Transfer described in the Transfer Notice (each, a "Participant") shall indicate in its notice of election to the Tag Seller the maximum number of Tag-Eligible Securities it desires to Transfer. Each such Participant shall be entitled to Transfer a number of Tag-Eligible Securities equal to such holder's pro rata portion of the total number of Tag-Eligible Securities to be Transferred, as set forth in the Transfer Notice, up to such maximum number, provided that the Investcorp Investors may, at their option, indicate the number of Tag-Eligible Securities that they desire to Transfer in the aggregate instead of per Participant. For purposes of this
Section 2.3(b) and Section 2.3(c), "pro rata portion" shall mean for each Participant, with the Investcorp Investors being treated as one Participant if so requested, a fraction, the numerator of which is the number of Tag-Eligible Securities held by such Participant (calculated assuming conversion of the Preferred Stock into Common Stock) immediately prior to the Transfer proposed in the Transfer Notice and the denominator of which is the total number of Tag-Eligible Securities (calculated assuming conversion of the Preferred Stock into Common Stock) included in such Transfer outstanding immediately prior to the Transfer proposed in the Transfer Notice held by the Tag Seller and the Other Tag Stockholders collectively. In the event that any Stockholder does not elect to sell all of its respective pro rata portion, the Tag-Eligible Securities that were available for sale by such non-electing Other Tag Stockholders but are not being so sold (the "Excess Tag Securities") shall automatically be deemed to be accepted for sale by (i) each Other Tag Stockholder who indicated in their written response to the Transfer Notice a desire to participate in the sale of Tag-Eligible Securities in excess of its pro rata portion and (ii) the Tag Seller (collectively, the "Excess Participants"). Unless otherwise agreed by all of the Excess Participants, each Excess Participant shall sell a number of Excess Tag Securities equal to the lesser of (x) the number of Excess Tag Securities indicated in the written response to the Transfer Notice or, in the case of the Tag Seller, the Transfer Notice, if any, and (y) an amount equal to the product of (A) the aggregate number of Excess Tag Securities and (B) a fraction, the numerator of which is the number of Tag-Eligible Securities held at such time by such Excess Participant (calculated assuming conversion of the Preferred Stock into Common Stock) and the denominator of which is the aggregate number of Tag-Eligible Securities held at such time by all Excess Participants (calculated assuming conversion of the Preferred Stock into Common Stock).

            (c) Each Participant shall effect its participation in the Transfer by delivering to the Tag Seller (to hold in trust as agent for such Participant), at least three (3) Business Days prior to the date scheduled for such Transfer as set forth in the Transfer Notice, one or more certificates or other instruments, as applicable, in proper form for transfer, which represent the number of Tag-Eligible Securities that such Participant desires to Transfer in accordance with Section 2.3(b). Such certificate or certificates or other instruments, as applicable, shall be delivered by the Tag Seller to such Permitted Transferee on the date scheduled for such Transfer in consummation of the Transfer pursuant to the terms and conditions specified in the Transfer Notice and such Permitted Transferee shall remit to each such Participant its pro rata portion of the net sale proceeds (taking into account transaction costs and expenses incurred by the Tag Seller in connection with such Transfer and transaction costs and expenses incurred by each Participant in connection with such Transfer) to which such Participant is entitled by reason of its participation in such sale. The Tag Seller's sale of Equity Securities in any sale proposed in a Transfer Notice shall be effected on terms and conditions not more favorable than those set forth in such Transfer Notice and applicable to the other Participants. In the event the proposed Transfer is not consummated within twenty (20) Business Days of the date scheduled for such Transfer, the Tag Seller shall promptly return all certificates and/or instruments received from Participants.

            (d) The exercise or non-exercise of the rights of any of the Other Tag Stockholders hereunder to participate in one or more Transfers of Equity Securities made by the Tag Seller shall not adversely affect their rights to participate in subsequent Transfers of Equity Securities subject to this Section
2.3. Nothing in this Section 2.3 shall change the limitations and obligations set forth in Section 2.1 and 2.2.

            SECTION 2.4 Drag-Along Rights.

            (a) Each Stockholder agrees that a Drag Along Event may be initiated by (i) a mutual written consent to do so executed by the Harvest Funds and the Investcorp Investors, (ii) pursuant to Section 4.4(b) or 4.6 by the Investcorp Investors by written notice to the Harvest Funds or (iii) pursuant to Section
4.6 by the Harvest Funds by written notice to the Investcorp Investors. Each party initiating the Drag Along Event pursuant to the immediately preceding sentence is referred to herein as a "Drag Seller" and all such initiating parties as "Drag Sellers."

            (b) Subject to Section 2.4(e), at the written request of the Drag Seller or Drag Sellers, each of the other Stockholders (the "Other Drag Stockholders") agrees to vote all of its shares of Equity Securities, at a special or annual meeting of Stockholders or by written consent in lieu of a meeting, in favor of and, if applicable, shall sell its pro rata portion of the amount of Equity Securities and Stock Options to be Transferred in connection with, the Drag Along Event. In order to effect the foregoing covenant, each Existing Investor that is an Other Drag Stockholder under this Section 2.4 hereby grants to the Harvest Funds, to the extent the Harvest Funds are a Drag Seller pursuant to this Section 2.4, with respect to all of such Stockholder's shares of Capital Stock an irrevocable proxy (which is deemed to be coupled with an interest) for the term of this Agreement with respect to any stockholder vote or action by written consent solely to effect such Drag Along Event in compliance with this
Section 2.4.

            (c) The Company and the Other Drag Stockholders each hereby agree to cooperate fully (including by waiving any other appraisal rights to which such Other Drag Stockholder may be entitled under Applicable Law and each such Stockholder does hereby waive all such appraisal rights) with the Drag Sellers and the purchaser in any such Drag Along Event and, to execute and deliver all documents (including purchase agreements) and instruments as the Drag Sellers and such purchaser request to effect such Drag Along Event including, without limitation, the making of representations and warranties as to due incorporation, existence and good standing, power and authority of such Other Drag Stockholder, and ownership of Equity Securities or Stock Options and the granting of all indemnifications (other than TGF which shall provide insurance in form and substance satisfactory to the Drag Sellers with respect to all such indemnifications) and the execution of all agreements (including, without limitation, participating in any escrow arrangements to the extent of their respective pro rata portion) and similar arrangements which the Drag Sellers is making or executing, provided that the indemnification obligation of any Other Drag Stockholder to proposed purchaser with respect to the breach of any representation or warranty concerning the Company shall be limited to the lesser of the pro rata portion of the obligation and the net proceeds to be received by such Other Drag Stockholder in connection with such Drag Along Event. Upon the closing of such Drag Along Event, each Stockholder shall receive its pro rata portion of the net proceeds (taking into account transaction costs and expenses incurred by the Harvest Funds or the Investcorp Investors, as applicable, in connection with such Drag Along Event, reasonable transaction costs and expenses incurred by each other Stockholder in connection with such Drag Along Event and the costs and expenses described in Section 2.4(d) (but only to the extent not paid or payable by the Company under this Agreement)) and such sale shall be on the same terms and conditions as afforded to the Drag Seller(s). Subject to the transaction costs and expenses discussed in the immediately preceding sentence, for purposes of Section 2.4(b) and 2.4(c), "pro rata portion" shall mean with respect to each Stockholder a fraction, the numerator of which is the number of Equity Securities (including, for such purposes, the number Stock Options to be exercised prior to such Transfer or to be cashed-out in such Transfer) held by such Stockholder immediately prior to such Drag Along Event and the denominator of which is the total number of such Equity Securities (including, for such purposes, the aggregate number Stock Options to be exercised prior to such Transfer or to be cashed-out in such Transfer) outstanding immediately prior to such Drag Along Event, in each case calculated on an as-converted basis and taking into account for each holder of Stock Options that are cashed-out in the Transfer, rather than exercised prior to the Transfer for shares of Common Stock, the aggregate exercise price of any such Stock Options cashed-out in the Transfer.

            (d) It is understood and agreed that in consideration of investment banking services provided by any Person (including the Harvest Funds or the Investcorp Investors or any of their respective Affiliates) a reasonable fee may be paid in an amount that is customary and equivalent to a fee arrangement negotiated on an "arms-length" basis; provided that if any such fee is payable to any Harvest Fund or any of its Affiliates or the Investcorp Investors or their Affiliates, such fee shall be deemed reasonable if it is consistent with the terms of the amended and restated management agreement entered into by and between Harvest Partners, Inc. and

Associated as of the date hereof or the management agreement entered into by and between Investcorp International Inc. and Associated as of the date hereof, as applicable.

            (e) Unless a holder of Preferred Stock elects to convert its shares of Preferred Stock into Common Stock in order to participate in a Transfer pursuant to this Section 2.4, such holder shall accept the Put Offer in accordance with the terms of Article 7 of the Certificate of Designations.

            SECTION 2.5 Grant of Preemptive Rights to Stockholders.

            (a) In the event that, at any time, the Company shall decide to undertake an issuance of New Securities that is permitted by this Agreement, the Company shall at such time deliver to each Stockholder written notice of the Company's decision, describing the amount, type and terms (including the exercise price and expiration date thereof in the case of any Options) of such New Securities, the purchase price per New Security (the "New Securities Price") to be paid by the purchasers of such New Securities and the other terms upon which the Company has decided to issue such New Securities, including, without limitation, the expected timing of such issuance, which shall not be less than twenty (20) Business Days after the date upon which such notice is given (the "Preemptive Notice"). Each Stockholder shall have ten (10) Business Days from the date on which they receive the Preemptive Notice to agree by written notice to the Company (a "Preemptive Exercise Notice") to purchase up to their Pro Rata Amount of such New Securities (and any Excess New Securities) for the New Securities Price and upon the general terms specified in the Preemptive Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased by any such Stockholder. In the event that in connection with such a proposed issuance of New Securities, such Stockholder shall for any reason fail or refuse to give such written notice to the Company within such ten (10) Business Days period, such Stockholder shall, for all purposes of this Section 2.5, be deemed to have refused (in that particular instance only) to purchase any of such New Securities and to have waived (in that particular instance only) all of its rights under this Section 2.5 to purchase any of such New Securities. In the event that any Stockholder does not elect to purchase all of its respective Pro Rata Amount of such New Securities, the New Securities that were available for purchase by such non-electing Stockholders (the "Excess New Securities") shall automatically be deemed to be accepted for purchase by the Stockholders who indicated in their Preemptive Exercise Notice a desire to participate in the purchase of New Securities in excess of their Pro Rata Amount. Unless otherwise agreed by all of the Stockholders participating in the purchase of such New Securities, each Stockholder who indicated to purchase more than its Pro Rata Amount shall purchase a number of Excess New Securities equal to the lesser of (i) the number of Excess New Securities indicated in the Preemptive Exercise Notice, if any, and (ii) an amount equal to the product of (A) the aggregate number of Excess New Securities and (B) a fraction, the numerator of which is the number of Equity Securities held at such time by such Stockholder and the denominator of which is the aggregate number of Equity Securities held at such time by all Stockholders who participate in the purchase of Excess New Securities.

            (b) In the event any New Securities to be issued by the Company are not subject to a Preemptive Exercise Notice, the Company shall be free to issue such New Securities to any Person, provided that (i) the price per New Security at which such New Securities are being issued to and purchased by such Person is not less than the New Securities Price, (ii) the other terms and conditions pursuant to which such Person purchases such New Securities are substantially equivalent to the terms set forth in the Preemptive Notice and (iii) such issuance of New Securities takes place within ninety (90) days of the Preemptive Notice. After expiration of the 90-day period, any New Securities to be issued by the Company shall be subject to this Section 2.5.

                                  ARTICLE III

                              REGISTRATION RIGHTS

            SECTION 3.1 Required Registration.

            (a) Required Registration. Commencing six (6) months after the occurrence of the initial Public Offering of the Company (subject to any lock-up agreement under Section 3.8 that may be in effect), the Harvest Funds and the Investcorp Investors shall have the right to require (a "Demand Request") the Company to register under the Securities Act all or a portion of such number of Registrable Securities as such Stockholders shall designate for sale in a written request to the Company (each, a "Required Registration").

            (b) Piggyback Rights. Upon receipt by the Company of a Demand Request, the Company shall deliver a written notice (a "Demand Notice") to each of the other Stockholders stating that the Company intends to comply with a Demand Request and informing each such Stockholder of its right to include Registrable Securities in such Required Registration. Within ten (10) Business Days after receipt of such Demand Notice, each such other Stockholder shall have the right to request in writing that the Company include all or a specific portion of the Registrable Securities held by such other Stockholder in such Required Registration.

            (c) Postponement. The Company may postpone any Required Registration for a reasonable period of time, not to exceed one hundred eighty (180) days once in every twelve (12) month period, if the Board determines in good faith that such Required Registration would (i) require the disclosure of a material transaction or other matter and such disclosure would be disadvantageous to the Company or (ii) adversely affect a material financing, acquisition, disposition of assets or stock, merger or other comparable transaction.

            (d) Time for Filing and Effectiveness. As promptly as practicable after a Demand Request but in no event later than the date which is sixty (60) days after such Demand Request, the Company shall file with the SEC the Required Registration with respect to all Registrable Securities to be so registered, and shall use its reasonable efforts to cause such Required Registration to become effective as promptly as practicable after the filing thereof, but in no event later than the day which is one hundred twenty (120) days after the date of the Demand Request. The Company will use its reasonable efforts to keep any Required Registration filed pursuant to this Section 3.1 effective for the period beginning on the date on which the Required Registration is declared effective and ending on the earlier of (i) the date of full distribution of the Registrable Securities included in such Required Registration and (ii) the date that is one hundred eighty (180) days from the date of first effectiveness.

            (e) Selection of Underwriters. In the event that the Registrable Securities to be registered pursuant to a Required Registration are to be disposed of in an underwritten Public Offering, the underwriters of such Public Offering shall be one or more underwriting firms of nationally recognized standing selected by the Board with a Special Board Approval.

            (f) Priority on Required Registrations. In the event that, in the case of any Required Registration, the managing underwriter for the Public Offering contemplated by Section 3.1(e) shall advise the Company in writing (with a copy to each holder of Registrable Securities requesting a sale) that, in such underwriter's opinion, the amount of securities requested to be included in such Required Registration would adversely affect the Public Offering and sale (including pricing) of such Registrable Securities, the Registrable Securities that shall be included in the Required Registration shall be included in the following amounts and order of priority:

            (i) first, if the Investcorp Investors did not have the right to consent to the initial Public Offering of the Company's equity securities pursuant to Section 4.3(m) below through a Special Board Approval (the "Investcorp IPO Consent Right"), then the Investcorp Investors may include in such Required Registration a number of Registrable Securities up to an aggregate value equal to the Target Amount less, as of any applicable date of determination, the aggregate amount of proceeds received by the Investcorp Investors on their shares of Preferred Stock or the shares of Common Stock issuable upon conversion of their shares of Preferred Stock, whether through dividends, repurchases or sales to third parties (including, without limitation, proceeds received from participation in a prior Required Registration or a prior Incidental Registration under this
      Article III) (with the number of Registrable Securities that may be included in such Required Registration determined based upon the offering price to the public of the securities in the Public Offering) (the "Investcorp Priority");

            (ii) second, if the Investcorp Investors have an Investcorp Priority with respect to such Required Registration, then the Existing Investors may include in such Required Registration an aggregate number of Registrable Securities up to the aggregate number of Registrable Securities that may be included under clause (i) immediately above; and

            (iii) third, (A) if the Investcorp Investors did not have an Investcorp Priority with respect to such Required Registration (and, therefore, the Existing Investors would not have had the priority under clause (ii) immediately above) or (B) the Investcorp Investors had an Investcorp Priority under clause (i) and the Existing Investors had their related priority under clause (ii), then each Stockholder (including the Investcorp Investors and the Existing Investors) that requested to include Registrable Securities in such Required Registration shall be entitled to include its pro rata share of Registrable Securities, based upon the number of Registrable Securities requested to be included by such Stockholders in such Required Registration (and if the Investcorp Investors had an Investcorp Priority under clause (i) and the Existing Investors had their related priority under clause (ii), the number of Registrable Securities that shall be taken into account for calculating their respective pro rata shares under this clause (iii) shall be the number of Registrable Securities requested to be included in such registration above the amounts permitted under clauses (i) and (ii) above, as applicable); provided, however, that if such managing underwriter shall advise the Company that, in such underwriter's opinion, the inclusion of Registrable Securities held by Management Stockholders would adversely affect the offering and sale (including pricing) of such securities, then the number of Registrable Securities held by such Management Stockholders to be included in such Public Offering may be disproportionately reduced to avoid such adverse result.

            (g) The number of Demand Requests that may be made pursuant to
Section 3.1 shall be up to six (6), with up to three (3) allocated to the Harvest Funds and up to three (3) allocated to the Investcorp Investors. In the event that, in connection with a Demand Request pursuant to Section 3.1(a), less than 50% of the Registrable Securities proposed to be included in the Public Offering, if any, by Stockholders are sold in such Public Offering pursuant to
Section 3.1(f), such Demand Request shall be deemed not to have been a Demand Request.

            SECTION 3.2 Incidental Registration.

            (a) Filing of Registration Statement. If the Company at any time proposes to register, for its own account or the account of another Person, any of its securities (an "Incidental Registration") under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor forms thereto and other than pursuant to Section 3.1 hereof), for sale to the public in a Public Offering, it will at each such time give prompt written notice to all Stockholders of its intention to do so, which notice shall be given at least fifteen (15) Business Days prior to the date that a registration statement relating to such registration is proposed to be filed with the SEC. Upon the written request of any Stockholder to include Registrable Securities held by it under such registration statement (which request shall (i) be made within ten (10) Business Days after the receipt of any such notice, and
(ii) specify the Registrable Securities intended to be included by such holder), the Company will use its reasonable efforts to effect the registration of all Registrable Securities that the Company has been so requested to register by such Stockholder; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason to terminate such registration statement and not to register such securities, the Company may, at its election, give written notice of such determination to each such holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities of such Persons in connection with such registration.

            (b) Selection of Underwriters. Notice of the Company's intention to register such securities shall designate the proposed underwriters of such Public Offering and shall contain the Company's agreement to use its reasonable efforts, if requested to do so, to arrange for such underwriters to include in such underwriting the Registrable Securities that the Company has been so requested to sell pursuant to this Section 3.2, it being understood that the holders of Registrable Securities shall have no right to select different underwriters for the disposition of their Registrable Securities.

            (c) Priority on Incidental Registrations. If the managing underwriter for the Public Offering contemplated by this Section 3.2 shall advise the Company in writing that, in such underwriter's opinion, the number of securities requested to be included in such Incidental Registration would adversely affect the Public Offering and sale (including pricing) of such securities the Company shall include in such Incidental Registration the number of securities that the Company is so advised should be sold in such Public Offering, in the following amounts and order of priority:

            (i) first, securities proposed to be sold by the Company for its own account or such other Person if the registration is pursuant to a registration rights agreement with the Company;

            (ii) second, if the Investcorp Investors have an Investcorp Priority with respect to such Incidental Registration, then the Investcorp Investors may include in such Incidental Registration a number of Registrable Securities up to an aggregate value equal to the Target Amount less, as of any applicable date of determination, the aggregate amount of proceeds received by the Investcorp Investors on their shares of Preferred Stock or the shares of Common Stock issuable upon conversion of their shares of Preferred Stock, whether through dividends, repurchases or sales to third parties (including, without limitation, proceeds received from participation in a prior Required Registration or a prior Incidental Registration under this Article III) (with the number of Registrable Securities that may be included in such Incidental Registration determined based upon the offering price to the public of the securities in the Public Offering);

            (iii) third, if the Investcorp Investors have an Investcorp Priority with respect to such Incidental Registration, then the Existing Investors may include in such Incidental Registration an aggregate number of Registrable Securities up to the aggregate number of Registrable Securities that may be included under clause (ii) immediately above;

            (iv) fourth, if (A) the Investcorp Investors did not have an Investcorp Priority with respect to such Incidental Registration (and, therefore, the Existing Investors would not have had the priority under clause (iii) immediately above) or (B) the Investcorp Investors had an Investcorp Priority under clause (ii) and the Existing Investors had their related priority under clause (iii), then the Registrable Securities requested to be registered by Stockholders (including the Investcorp Investors and the Existing Investors) pro rata among such Stockholders on the basis of the number of Registrable Securities requested to be sold by such Stockholders pursuant to this Section 3.2 (and if the Investcorp Investors had an Investcorp Priority under clause (ii) and the Existing Investors had their related priority under clause (iii), the number of Registrable Securities that shall be taken into account for calculating their respective pro rata shares under this clause (iv) shall be the number of Registrable Securities requested to be included in such registration above the amounts permitted under clauses (ii) and (iii) above, as applicable); provided, however, that if such managing underwriter shall advise the Company that, in such underwriter's opinion, the inclusion of Registrable Securities held by Management Stockholders would adversely affect the offering and sale (including pricing) of such securities, then the number of Registrable Securities held by such Management Stockholders to be included in such Public Offering may be disproportionately reduced to avoid such adverse result; and

            (v) fifth, all other Registrable Securities and securities proposed to be sold for the account of any other Person.

            SECTION 3.3 Registration Procedures. The Company will use its reasonable efforts to effect each Required Registration pursuant to Section 3.1 and each Incidental

Registration pursuant to Section 3.2, and to cooperate with the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as possible, and the Company will as expeditiously as possible:

                        (a) subject, in the case of an Incidental Registration,
            to the proviso to Section 3.2(a), prepare and file with the SEC the registration statement and use its reasonable efforts to cause the Registration to become effective; provided, however, that, to the extent practicable, the Company will furnish to the holders of the Registrable Securities covered by such registration statement and their counsel, copies of all such documents proposed to be filed and any such holder shall have the opportunity to comment on any information pertaining solely to such holder and its plan of distribution that is contained therein and the Company shall make the corrections reasonably requested by such holder with respect to such information prior to filing any such registration statement or amendment.

                        (b) subject, in the case of an Incidental Registration,
            to the proviso to Section 3.2(a), prepare and file with the SEC such amendments and post-effective amendments to any registration statement and any prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act;

                        (c) furnish, upon request, to each holder of Registrable
            Securities to be included in such Registration and the underwriter or underwriters, if any, without charge, at least one signed copy of the registration statement and any post-effective amendment thereto, and such number of conformed copies thereof and such number of copies of the prospectus (including each preliminary prospectus and each prospectus filed under Rule 424 under the Securities Act), any amendments or supplements thereto and any documents incorporated by reference therein, as such holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities being sold by such holder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by each holder of Registrable Securities covered by such registration statement and the underwriter or underwriters, if any, in connection with the Public Offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto);

                        (d) notify each holder of the Registrable Securities to
            be included in such Registration and the underwriter or underwriters, if any:

                        (i) of any stop order or other order suspending the
                  effectiveness of any registration statement, issued or threatened by the SEC in connection therewith, and take all reasonable actions required to prevent the entry of such stop order or to remove it or obtain withdrawal of it at the earliest possible moment if entered;

                        (ii) when such registration statement or any prospectus
                  used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

                        (iii) of any written request by the SEC for amendments
                  or supplements to such registration statement or prospectus;
                  and

                        (iv) of the receipt by the Company of any notification
                  with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

                        (e) if requested by the managing underwriter or
            underwriters or any holder of Registrable Securities to be included in such Registration in connection with any sale pursuant to a registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information relating to such underwriting as the managing underwriter or underwriters or such holder reasonably requests to be included therein; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

                        (f) on or prior to the date on which a Registration is
            declared effective, use its reasonable efforts to register or qualify, and cooperate with the holders of Registrable Securities to be included in such Registration, the underwriter or underwriters, if any, and their counsel, in connection with the registration or qualification of the Registrable Securities covered by such Registration for offer and sale under the securities or "blue sky" laws of each state and other jurisdiction of the United States as any such holder or underwriter reasonably requests in writing; use its reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period such registration statement is required to be kept effective; and do any and all other acts or things necessary or advisable to enable the disposition of the Registrable Securities in all such jurisdictions reasonably requested covered by such Registration; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

                        (g) in connection with any sale pursuant to a
            Registration, cooperate with the holders of Registrable Securities to be included in such Registration and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under such Registration, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or such holders may request;

                        (h) use its reasonable efforts to cause the Registrable
            Securities to be registered with or approved by such other governmental agencies or authorities within the United States and having jurisdiction over the Company or any Subsidiary as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such securities;

                        (i) use its reasonable efforts to obtain:

                              (A) at the time of effectiveness of each
                        Registration, a "comfort letter" from the Company's independent certified public accountants covering such matters of the type customarily covered by "cold comfort letters" as the holders of a majority of the Registrable Securities to be included in such Registration and the underwriters reasonably request; and

                              (B) at the time of any underwritten sale pursuant
                        to the registration statement, a "bring-down comfort letter," dated as of the date of such sale, from the Company's independent certified public accountants covering such matters of the type customarily covered by comfort letters as the Requisite Holders and the underwriters reasonably request;

                        (j) use its reasonable efforts to obtain, at the time of
            effectiveness of each Registration and at the time of any sale pursuant to each Registration, an opinion or opinions addressed to the holders of the Registrable Securities to be included in such Registration and the underwriter or underwriters, if any, in customary form and scope from counsel for the Company;

                        (k) notify each seller of Registrable Securities covered
            by such Registration, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly prepare and file with the SEC and furnish to such seller or holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers or prospective purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they are made;

                        (l) otherwise comply with all applicable rules and
            regulations of the SEC, and make generally available to its security holders (as contemplated by Section 11(a) under the Securities Act) an earnings statement satisfying the provisions of Rule 158 under the Securities Act no later than ninety (90) days after the end of the twelve (12) month period beginning with the first month of the Company's first fiscal quarter commencing after the effective date of the registration statement, which statement shall cover said twelve (12) month period;

                        (m) provide and cause to be maintained a transfer agent
            and registrar for all Registrable Securities covered by each Registration from and after a date not later than the effective date of such Registration;

                        (n) use its reasonable efforts to cause all Registrable
            Securities covered by each Registration to be listed subject to notice of issuance, prior to the date of first sale of such Registrable Securities pursuant to such Registration, on each securities exchange on which the Common Stock are then listed, and admitted to trading on NASDAQ, if the Common Stock or any such other securities of the Company are then admitted to trading on NASDAQ; and

                        (o) enter into such agreements (including underwriting
            agreements in customary form) and take such other actions as the Requisite Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

The Company may require each holder of Registrable Securities that will be included in such Registration to furnish the Company with such information in respect of such holder of its Registrable Securities that will be included in such Registration as the Company may reasonably request in writing and as is required by Applicable Law.

            SECTION 3.4 Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Company shall give the holders of such Registrable Securities so registered, their underwriters, if any, and their respective counsel and accountants access to its books and records and an opportunity to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such holders' or such underwriters' to conduct a reasonable investigation within the meaning of
Section 11(b)(3) of the Securities Act.

            SECTION 3.5 Rights of Requesting Holders. Each holder of Registrable Securities to be included in a Registration which makes a written request therefor in Section 3.1 or 3.2, as the case may be, shall have the right to receive within thirty (30) days of receipt by the Company of such request copies of the information, notices and other documents described in Section 3.3(l) and
Section 3.3(o).

            SECTION 3.6 Registration Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities, including, without limitation, any such registration in which the Company does not sell any securities for its own account.

            SECTION 3.7 Indemnification; Contribution.

            (a) The Company shall indemnify, to the fullest extent permitted by law, each holder of Registrable Securities, its officers, directors, partners, employees and agents, if any, and each Person, if any, who controls such holder within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses (under the Securities Act or common law or otherwise), joint or several, resulting from any violation by the Company of the provisions of the Securities Act or any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (and as amended or supplemented if amended or supplemented) or any preliminary prospectus or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, except to the extent that such losses, claims, damages, liabilities (or proceedings in respect thereof) or expenses are caused by any untrue statement or alleged untrue statement contained in or by any omission or alleged omission from information concerning any holder furnished in writing to the Company by such holder expressly for use therein. If the Public Offering pursuant to any registration statement provided for under this Article III is made through underwriters, no action or failure to act on the part of such underwriters (whether or not such underwriter is an Affiliate of any holder of Registrable Securities) shall affect the obligations of the Company to indemnify any holder of Registrable Securities or any other Person pursuant to the preceding sentence. If the Public Offering pursuant to any registration statement provided for under this Article III is made through underwriters, the Company agrees to enter into an underwriting agreement in customary form with such underwriters and the Company agrees to indemnify such underwriters, their officers, directors, employees and agents, if any, and each Person, if any, who controls such underwriters within the meaning of Section 15 of the Securities Act to the same extent as herein before provided with respect to the indemnification of the holders of Registrable Securities; provided that the Company shall not be required to indemnify any such underwriter, or any officer, director or employee of such underwriter or any Person who controls such underwriter within the meaning of Section 15 of the Securities Act, to the extent that the loss, claim, damage, liability (or proceedings in respect thereof) or expense for which indemnification is claimed results from such underwriter's failure to send or give a copy of an amended or supplemented final prospectus to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such amended or supplemented final prospectus prior to such written confirmation and the underwriter was provided with such amended or supplemented final prospectus.

            (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder, severally and not jointly, shall indemnify, to the fullest extent permitted by law, the Company, each underwriter and their respective officers, directors, employees and agents, if any, and each Person, if any, who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses resulting from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement is contained in or such omission is from information so concerning a holder furnished in writing by such holder expressly for use therein; provided that such holder's obligations hereunder shall be limited to an amount equal to the net proceeds to such holder of the Registrable Securities sold pursuant to such registration statement.

            (c) Any Person entitled to indemnification under the provisions of this Section 3.7 shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, permit such indemnifying party to assume the defense of such claim, with counsel reasonably satisfactory to the indemnified party; and if such defense is so assumed, such indemnifying party shall not enter into any settlement without the consent of the indemnified party if such settlement attributes liability to the indemnified party and such indemnifying party shall not be subject to any liability for any settlement made without its consent (which shall not be unreasonably withheld); and any underwriting agreement entered into with respect to any registration statement provided for under this Article III shall so provide. In the event an indemnifying party shall not be entitled, or elects not, to assume the defense of a claim, such indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel or firm of counsel for all parties indemnified by such indemnifying party in respect of such claim, unless in the reasonable judgment of any such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties in respect to such claim.

            (d) If for any reason the foregoing indemnity is unavailable, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other or (ii) if the allocation provided by clause (i) above is not permitted by Applicable Law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. Notwithstanding the foregoing, no holder of Registrable Securities shall be required to contribute any amount in excess of the amount such holder would have been required to pay to an indemnified party if the indemnity under Section 3.7(b) was available. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligation of any Person to contribute pursuant to this Section 3.7 shall be several and not joint.

            (e) An indemnifying party shall make payments of all amounts required to be made pursuant to the foregoing provisions of this Section 3.7 to or for the account of the indemnified party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due or payable.

            (f) The indemnity and contribution agreements contained in this
Section 3.7 shall remain in full force and effect regardless of any investigation made by or on behalf of a participating holder of Registrable Securities, its officers, directors, agents or any Person, if any, who controls such holder as aforesaid, and shall survive the Transfer of Equity Securities by such holder and the termination of this Agreement for any reason.

            SECTION 3.8 Holdback Agreements; Registration Rights to Others. In the event and to the extent requested by the managing underwriter or, if the Registrable Securities are not being disposed of in an underwritten Public Offering, if requested by the Company, each Stockholder agrees not to sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any securities of the Company, other than those Registrable Securities included in such Registration pursuant to Section 3.1(a), 3.1(b) or 3.2(a) for the thirty (30) days prior to and the ninety days (90) days (one hundred and eighty (180) days in the case of the initial Public Offering of the Company) after the effectiveness of the registration statement pursuant to which such Public Offering shall be made (or such shorter period of time as is sufficient and appropriate, in the opinion of the managing underwriter or, as the case may be, the Company in order to complete the sale and distribution of the securities included in such Public Offering; provided that in no event shall such shorter period of time with respect to any Stockholder be shorter than any such period for any other Stockholder); provided that the limitations contained in this Section 3.8 shall not apply to the extent a Stockholder is prohibited by Applicable Law from so withholding such Registrable Securities from sale during such period.

            SECTION 3.9 Availability of Information. Following the Company's initial Public Offering, the Company shall comply with the reporting requirements of Sections 13 and 15(d) of the Exchange Act and will comply with all other public information reporting requirements of the SEC as from time to time in effect, and cooperate with Stockholders who are holders of Registrable Securities, so as to permit disposition of the Registrable Securities pursuant to an exemption from the Securities Act for the sale of any Registrable Securities (including, without limitation, the current public information requirements of Rule 144(c) and Rule 144A under the Securities Act). The Company shall also cooperate with each Stockholder who is a holder of any Registrable Securities in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption from the Securities Act for the sale of any Registrable Securities.

            SECTION 3.10 Additional Registration Rights. Nothing contained in this Agreement shall prevent the Company from granting additional registration rights to any Person if approved by a Special Board Approval; provided, however, that any grant of additional registration rights to any Harvest Fund must be approved by the Investcorp Investors and the Requisite Disinterested Holders and the grant of additional rights to Investcorp Investors must be approved by Harvest Funds and the Requisite Disinterested Holders.

            SECTION 3.11 Additional Agreement. Without the consent of the Requisite Disinterested Holders, the Harvest Funds hereby covenant and agree that they will not, and will not permit any of their respective Affiliates, to vote in favor of, or permit their designees on the Board or the boards of directors of any Subsidiaries of the Company, to vote in favor of or otherwise authorize the initial Public Offering of the Company, unless immediately following the consummation of such initial Public Offering, the Financial Investors will hold the same type of stock that the Harvest Funds hold.

                                   ARTICLE IV

                       GOVERNANCE AND STOCKHOLDER MATTERS

            SECTION 4.1 Board of Directors.

            (a) Each Stockholder agrees to vote, at any time and from time to time, all of the shares of Common Stock and Preferred Stock held by such Stockholder and all other shares of Common Stock and Preferred Stock over which he, she or it has voting control and shall take all other necessary or desirable action within his, her or its control (whether in his, her or its capacity as a stockholder, director or officer of the Company or otherwise), and the Company shall take all necessary or desirable action within its control, in order to elect and maintain a seven (7) member Board, which shall include: (i) three (3) Directors designated by the Harvest Funds, who initially shall be Ira D. Kleinman, Kevin Hayes and Dennis Vollmershausen, (ii) the chief executive officer of Associated Materials Incorporated, a Delaware corporation ("Associated"), who shall initially be Michael Caporale, and, subject to Section 4.4(a) below, as otherwise designated by the Board through a Special Board Approval from time to time in accordance with and subject to this Agreement, and (iii) three (3) Directors designated by the Investcorp Investors, who shall initially be Christopher J. Stadler, Simon
C. Moore and Dana R. Snyder. Notwithstanding the foregoing, (A) at such time as the Investcorp Investors own or hold in the aggregate, on an as-converted basis,
(x) a number of Equity Securities that is less than thirty percent (30%) of the total number of Outstanding Equity Securities, the Investcorp Investors shall only have the right to designate two (2) Directors, (y) a number of Equity Securities that is less than fifteen percent (15%) of the total number of Outstanding Equity Securities, the Investcorp Investors shall only have the right to designate one (1) Director, and (z) a number of Equity Securities that is less than eight percent (8%) of the total number of Outstanding Equity Securities, the Investcorp Investors shall no longer have the right to designate any Directors, and (B) if an Approved Recapitalization is caused at the election of the Existing Investors pursuant to Section 4.5(a) below and immediately after giving effect to the consummation of such Approved Recapitalization the Existing Investors own or hold in the aggregate, (x) a number of Equity Securities and Designated Options that is less than thirty percent (30%) of the total number of Outstanding Equity Securities, the Harvest Funds shall only have the right to designate two (2) Directors, (y) a number of Equity Securities and Designated Options that is less than fifteen percent (15%) of the total number of Outstanding Equity Securities, the Harvest Funds shall only have the right to designate one (1) Director, and (z) a number of Equity Securities and Designated Options that is less than eight percent (8%) of the total number of Outstanding Equity Securities, the Harvest Funds shall no longer have the right to designate any Directors. To the extent the Investcorp Investors lose the right to designate any or all of their directors pursuant to clause (A) of the immediately preceding sentence, then, to the extent the Harvest Funds have not, at the time of such vacancy or vacancies, lost the right to designate any of their directors pursuant to clause (B) of the immediately preceding sentence, the Harvest Funds shall have the right to designate directors to fill the vacancy or vacancies on the Board resulting under clause (A) of the immediately preceding sentence. The Harvest Funds shall direct the Directors designated by them to comply with the terms and conditions of this Agreement (including the approval of transactions contemplated hereby) and, if any such Director fails to comply with such terms and conditions, the Harvest Funds agree to remove such Director and to immediately appoint a new Director to fill such vacancy. The Investcorp Investors shall direct the Directors designated by it to comply with the terms and conditions of this Agreement (including the approval of transactions contemplated hereby) and, if any such Director fails to comply with such terms and conditions, the Investcorp Investors agree to remove such Director and to immediately appoint a new Director to fill such vacancy. Notwithstanding the foregoing, the parties to this Agreement hereby acknowledge that the initial Directors appointed to the Board by the Investcorp Investors pursuant to Section 4.1(a)(iii) above shall not become members of the Board until immediately after the Transaction Dividend and Management Bonuses (each as defined in the Stock Purchase Agreement) have been approved by the Board.

            (b) In the event that any Director designated by the Harvest Funds for any reason ceases to serve as a Director during his or her term of office, unless in accordance with

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                                       7

Section 4.1 hereof the Harvest Funds no longer have the right to designate such Director, the resulting vacancy on the Board shall be filled by a Director promptly designated by the Harvest Funds. In the event that any Director designated by the Investcorp Investors for any reason ceases to serve as a Director during his or her term of office, unless in accordance with Section 4.1 hereof the Investcorp Investors no longer have the right to designate such Director, the resulting vacancy on the Board shall be filled by the Director promptly designated by the Investcorp Investors.

            (c) The removal of any Director may be only at the written request of the Person who designated such Director, unless in accordance with Section
4.1 hereof such Person no longer has the right to designate such Director and shall be effective upon the Company's receipt of such written request. The Stockholders shall take all steps necessary to implement any such removal in accordance with the terms of this Agreement.

            (d) In order to effectuate the provisions of this Agreement (including, without limitation, the provisions set forth in Sections 4.1(a) through (c) hereof and any election by the Existing Investors to effectuate an Approved Recapitalization in accordance with Section 4.5(a)), and in connection with any matter put to a vote of the Stockholders under this Agreement or applicable law (but subject to the provisions of Section 6.14), each Existing Investor hereby grants to the Harvest Funds, an irrevocable proxy (which proxy is coupled with an interest) to vote at any annual or special meeting of stockholders, or to take action by written consent in lieu of such meeting, with respect to all of the shares of Capital Stock or other voting or non-voting securities of the Company owned or held of record by such Existing Investor, as determined by the Harvest Funds, with respect to (A) the election of Directors designated in accordance with this Section 4.1, (B) the removal of Directors in accordance with this Section 4.1, (C) the election of a Director to fill any vacancy on the Board in accordance with this Section 4.1, (D) amending the certificate of incorporation of the Company but, excluding changes that would disproportionately and adversely affect the rights of any Existing Investor (other than a Harvest Fund) and (E) the taking of any other action by the Existing Investors under this Agreement or approving or voting on any matter in accordance with applicable law (but subject to the provisions of Section 6.14); provided, that in exercising such proxy, the Harvest Funds shall not agree to waive or amend any rights of the Existing Investors under this Agreement. The Harvest Funds shall use their commercially reasonable efforts to provide each other Existing Investor with written prior notice of any exercise of the proxy granted pursuant to this Section 4.1(d); provided, however, that failure to provide such written prior notice shall not affect the exercise of such proxy by the Harvest Funds. It is understood and agreed that the Existing Investors hold as of the date hereof non-voting Equity Securities, that this proxy is intended to cover any voting Equity Securities received or receivable upon the conversion of any such securities and any other voting securities of the Company received by an Existing Investor after the date hereof.

            (e) So long as the Harvest Funds or any Financial Investor continues to hold in the aggregate at least ten percent (10%) of the Equity Securities acquired by each such Stockholder upon consummation of the Restructuring, the Company shall deliver to the Harvest Funds or such Financial Investor, as applicable, (i) on or prior to the thirtieth (30th) day after the end of each monthly fiscal period of the Company, an unaudited income statement, balance sheet and cash flow statement for and as of the end of such monthly period, (ii) within forty-five (45) days after the end of each fiscal quarter of the Company, an unaudited income statement, balance sheet and cash flow statement for and as of the end of such fiscal quarter and for the year to date, including management's discussion and analysis with respect thereto and (iii) within ninety (90) days after the end of each fiscal year of the Company, (A) an audited income statement, balance sheet and cash flow statement for and as of the end of such fiscal year and (B) the annual budget of the Company.

            (f) So long as the Investcorp Investors continue to hold in the aggregate at least ten percent (10%) of the Equity Securities acquired by the Investcorp Investors upon consummation of the Restructuring, the Company shall deliver to the Investcorp Investors (i) on or prior to the thirtieth (30th) day after the end of each monthly fiscal period of the Company, an unaudited income statement, balance sheet and cash flow statement for and as of the end of such monthly period, (ii) within forty-five (45) days after the end of each fiscal quarter of the Company, an unaudited income statement, balance sheet and cash flow statement for and as of the end of such fiscal quarter and for the year to date, including management's discussion and analysis with respect thereto and
(iii) within ninety (90) days after the end of each fiscal year of the Company,
(A) an audited income statement, balance sheet and cash flow statement for and as of the end of such fiscal year and (B) the annual budget of the Company.

            (g) Upon execution by the Company of a letter of intent with respect to an acquisition by the Company pursuant to which the Company will issue New Securities, the Company shall use its commercially reasonable efforts to notify the Financial Investors of the terms of such proposed acquisition; provided, however, that failure to provide such notice shall not effect the obligations of any Stockholder pursuant to Section 2.5 hereof.

            (h) In the event the Harvest Funds or the Investcorp Investors shall not be entitled to designate a director pursuant to Section 4.1(a), the Harvest Funds or Investcorp Investors, as the case may be, may review the books and records and inspect any of the properties or assets of the Company and its Subsidiaries from time to time at reasonable intervals during normal business hours upon reasonable notice to the Company or a Subsidiary, as the case may be.

            (i) The Company shall cause the boards of directors of each of Holdings and Associated to have the exact composition as provided for in this
Section 4.1, and for such boards to be subject to the same rules and operating procedures as set forth in this Section 4.1, mutatis mutandis. It is understood by the parties hereto that the representatives of the Investcorp Investors on the boards of directors of Holdings and Associated shall take no part in, and shall abstain from any discussion regarding, the declaration or payment of dividends (A) from Associated to Associated Materials Holding, Inc. ("AMHI"),
(B) from AMHI to Holdings and (C) from Holdings to the Company, in order to fund the Transaction Dividend and the Management Bonuses.

            SECTION 4.2 Observation Rights.

            For so long as Apollo and its Affiliates continue to hold at least $22,500,000 of the Mezzanine Notes, Apollo shall have the right to have one (1) representative present (whether in person or by telephone) at all meetings of the boards of the Company and its Subsidiaries (and audit committees thereof); provided that such representative shall not be entitled to vote at such meetings; and provided further that such representative is reasonably acceptable to the Company. The Company shall send to such representative all of the notices, information and other materials that are distributed to Directors, and shall provide Apollo with a notice and agenda of each meeting of the boards (and audit committees thereof) of the Company and its Subsidiaries, at the same time as delivered to the Directors. Apollo shall provide notice to the Company of the identity and address of, or any change with respect to the identity or address of, their representative. Notwithstanding the foregoing, the Company or its Subsidiaries, as applicable, shall be entitled to (a) excuse such representative of Apollo from any portion of a meeting of the boards (or audit committee thereof) which discusses any matters directly relating to Apollo, the Mezzanine Notes or the Mezzanine Notes Indenture and (b) withhold information from the Apollo representative delivered to the boards (or audit committees thereof) prior to a meeting of the applicable board (or audit committee thereof), in each case if the Company, or its Subsidiaries, as applicable, believes there is a reasonable likelihood that the receipt of such information by the Apollo representative would create a conflict of interest for the Apollo representative or affect the attorney/client privilege of the Company and its legal advisors or its Subsidiaries or their legal advisors, as applicable. The Company shall reimburse or shall cause its Subsidiaries to reimburse the Apollo representative for all reasonable travel and other out-of-pocket expenses incurred by the Apollo representative in connection with attending board or committee meetings.

            SECTION 4.3 Certain Governance Matters. The Company covenants and agrees that it shall not take, and it shall not permit any Subsidiary to take, any of the following actions without a Special Board Approval, and each of the Stockholders shall not cause or permit the Company, or any Subsidiary, to take any of the following actions without such approval:

                  (a) (i) authorize, issue or sell any Parity Securities or Senior Securities (each as defined in the Certificate of Designations),
      (ii) other than in connection with Stock Options granted under the Stock Option Plan (and the shares of Common Stock issuable upon exercise of the Stock Options granted thereunder) or upon the conversion of the shares of Preferred Stock into Common Stock, issue or sell any Junior Securities (as defined in the Certificate of Designations), or rights to purchase Junior Securities, that, in the aggregate, would constitute five percent (5%) or more of the Outstanding Equity Securities outstanding on the date of this Agreement, or (iii) grant any Stock Options in excess of the number of Stock Options reserved for grant under the Stock Option Plan (as such number may be adjusted for stock splits, stock distributions and the like);

                  (b) refinance or amend any existing indebtedness with a principal amount in excess of $10,000,000, other than to fund a repurchase of Preferred Stock or Common Stock and transaction expenses in accordance with Section 4.4(c), 4.5(a) or 4.7 hereof or to fund a redemption of the Preferred Stock pursuant to a "Put Offer" pursuant to the Certificate of Designations;

                  (c) incur any indebtedness, other than (i) indebtedness for working capital, in an aggregate principal amount of $10,000,000 or less outstanding at any time, (ii) to finance Permitted Acquisitions, (iii) term and revolving indebtedness and letters of credit under the New Bank Facility, (iv) intercompany indebtedness, (v) hedging obligations solely for the purpose of fixing or hedging interest rate, currency rate or commodity price risk, (vi) indebtedness incurred to fund a repurchase of Preferred Stock or Common Stock and transaction expenses in accordance with Section 4.4(c), 4.5(a) or 4.7 hereof or to fund a redemption of the Preferred Stock pursuant to a "Put Offer" pursuant to the Certificate of Designations, (vii) a guarantee of any indebtedness permitted hereby, (viii) indebtedness under the Dividend Promissory Notes as defined in, and on the terms described in, the Stock Purchase Agreement, or (ix) as permitted by Section 4.3(b);

                  (d) declare or pay any dividends, other than dividends paid by a Subsidiary of the Company to the Company or a Subsidiary of the Company and other than the Transaction Dividend as defined in, and on the terms described in, the Stock Purchase Agreement;

                  (e) repurchase any of the Equity Securities of the Company, except for repurchases of Preferred Stock pursuant to a "Put Offer" pursuant to the Certificate of Designations, repurchases of Preferred Stock and Common Stock in accordance with Section 4.4(c), 4.5(a) or 4.7 hereof and repurchases of shares of Common Stock held by employees of the Company upon termination of their employment with the Company or its Subsidiaries or upon their death, in a manner consistent with the Company's past practices;

                  (f) engage in (i) any Change of Control Transaction or (ii) any sale of the assets of the Company or any of its Subsidiaries in excess of $25 million, other than sales of inventory and equipment in the ordinary course of business;

                  (g) acquire any assets or business, by merger, stock or asset purchase or otherwise, other than (A) inventory and equipment acquired in the ordinary course of business in a manner consistent with the Company's past practices, and (B) Permitted Acquisitions;

                  (h) make any assignment for the benefit of creditors of the Company or any of its Subsidiaries or commence or authorize any proceedings by the Company or any of its Subsidiaries under any bankruptcy, reorganization, insolvency, receivership or other similar law or statute;

                  (i) increase or decrease the number of Directors;

                  (j) beginning with the annual operating budget for fiscal year 2005 and continuing thereafter, adopt an annual operating budget for the Company and its Subsidiaries, or make any expenditures during an applicable fiscal year that, together with other expenditures under the approved operating budget for a fiscal year, would be in excess of 120% of the amount contained in the approved budget;

                  (k) enter into or amend in any material respect any employment arrangement with any person that is or would be a member of the senior management of the Company or any of its Subsidiaries;

                  (l) make any material change or alteration in the wage, salary, compensation, bonus, incentives, pension or other benefits payable or otherwise due to any Executive Officer of the Company or any Subsidiary;

                  (m) make or cause to be made any initial Public Offering of the securities of the Company or any Subsidiary;

                  (n) amend the Certificate of Designation or the Certificate of Incorporation of the Company, whether by operation of law, by merger or otherwise;

                  (o) consummate a Recap Event that is not governed by Section 4.4(c) or 4.5 of this Agreement; or

                  (p) any other action that requires a Special Board Approval under this Agreement;

provided, however, that notwithstanding the foregoing, (i) the approval of a Director designated by the Investcorp Investors shall not be required under (A) Sections 4.3(b), (c), (f), (g), (j), (k), (l), (m) and (n) above, or (B) with respect to those items requiring Special Board Approval under clause (c) of the definition of "New Securities", the definition of Projected Adjusted Cash Flow,
Section 3.1(e) or Section 6.5(b) ((A) and (B) collectively, the "Fall-Away Governance Rights"), at any time after the date on which the Investcorp Investors, and their Permitted Transferees, collectively own or hold in the aggregate a number of Equity Securities then outstanding (on an as-converted basis) that is less than twenty percent (20%) of the total number of Outstanding Equity Securities, and (ii) if an Approved Recapitalization is caused at the election of the Existing Investors pursuant to Section 4.5(a) below and immediately after giving effect to the consummation of such Approved Recapitalization the Existing Investors own or hold in the aggregate a number of Equity Securities and Designated Options that is less than twenty percent (20%) of the total number of Outstanding Equity Securities, the approval of a Director designated by the Harvest Funds shall no longer be required with respect to any of the Fall-Away Governance Rights. Notwithstanding anything else to the contrary in the Certificate of Designations, in connection with any Sale of the Business (as defined in the Certificate of Designations) that requires Special Board Approval or is otherwise approved by at least one director designated by the Investcorp Investors, the Investcorp Investors agree that they cannot exercise the Put Offer rights under Article 7 of the Certificate of Designations.

            SECTION 4.4 Rights of Investcorp Investors.

            (a) At any time after the second anniversary of the date hereof, the Investcorp Investors may demand that an independent valuation be performed on the Company. Such independent valuation shall be performed by an investment banking or valuation firm of national reputation independent of, and reasonably acceptable to, the Investcorp Investors and the Harvest Funds (the "Independent Firm"). The Company shall pay for all costs, fees and expenses associated with such independent valuation, including, but not limited to, all fees and expenses of the Independent Firm. If the valuation performed by the Independent Firm determines that the Equity Value of the Company, using a multiple no greater than a 7.5 times the EBITDA of the Company for the latest twelve (12) month period, is an amount less than the Threshold Amount, the Investcorp Investors may, in their sole and absolute discretion, but exercisable during no more than one Permissible Change Period, make changes to the Executive Officers of the Company and its Subsidiaries, which changes shall include, but not be limited to, the right to terminate the employment of such persons or to change the authority, duties or responsibilities of such persons (and upon such election to make such changes, subject to compliance with the balance of this Section 4(a), the Company and the members of the Board of Directors shall cause such desired changes to be made); provided, however, at the earlier of such time as (i) seventy-five percent (75%) or more of the Preferred Stock acquired by the Investcorp Investors in the Restructuring has been repurchased by the Company or converted into Common Stock and (ii) the Investcorp Investors collectively own or hold in the aggregate a number of Equity Securities that is less than twenty percent (20%) of the total number of Outstanding Equity Securities, any such changes to such Executive Officers shall only be made by the Board. In connection with the exercise of the foregoing rights, in the event the Investcorp Investors elect to replace the Chief Executive Officer of Associated, the Company shall hire a nationally recognized executive recruiting firm chosen by the Investcorp Investors and reasonably acceptable to the Harvest Funds who shall be instructed to conduct a national search for a replacement Chief Executive Officer (the "Replacement CEO"). The executive search firm shall consult with the Harvest Funds and the Investcorp Investors on a regular basis in connection with its efforts to locate the Replacement CEO, including by providing status reports, resumes of potential candidates and such other information as the Harvest Funds or the Investcorp Investors may reasonably request. Prior to the selection of the Replacement CEO by the Investcorp Investors, the Investcorp Investors shall consult with the Harvest Funds and, in any event, the Replacement CEO shall be a person of good character with substantial experience in running enterprises generally in the building materials industry, who is not currently, and has not been within the last five years, whether in an employment, advisory or other capacity, in a professional or business relationship with the Investcorp Investors or any of their Affiliates, and has no relationship, past or present, with the Investcorp Investors and any of their Affiliates, on the one hand, or the Harvest Funds and any of their Affiliates, on the other hand, that could reasonably be expected to call into question the independence of such person from either the Investcorp Investors and any of their Affiliates, on the one hand, or the Harvest Funds and any of their Affiliates, on the other hand. The Harvest Funds shall have the right to reject any candidate nominated by the Investcorp Investors as the Replacement CEO for any reason whatsoever, which right may only be exercised by the Harvest Funds one time. Upon selection of a Replacement CEO in accordance with the provisions of this Section 4.4(a), the Replacement CEO shall become a member of the Board of Directors effective upon commencement of employment. Notwithstanding anything contained in this Section 4.4 or in Section 4.3 to the contrary, upon selection of the Replacement CEO, the Replacement CEO shall have the authority, for a period of one year after the date such person commences employment with Associated, to make such changes to the Executive Officers of Associated as the Replacement CEO deems appropriate, and such changes shall not require the separate consent of any members of the Board of Directors appointed by the Harvest Funds.

            (b) If, for the period from January 1, 2005 through December 31, 2008, the Adjusted Cash Flow of the Company and its Subsidiaries is less than seventy percent (70%) of the Projected Adjusted Cash Flow of the Company and its Subsidiaries, the Investcorp Investors may notify the Company, at any time from the earlier of (i) the date on which the audited financial statements for the fiscal year ending on or about December 31, 2008 have been certified by the Company's independent public accountants and (ii) March 31, 2009, through December 31, 2009, that they intend to initiate a process that could result in a Drag Along Event. Upon receipt of such notice, the Company shall engage an investment banking firm reasonably satisfactory to the Investcorp Investors and take such other steps as it or the Investcorp Investors determine are reasonably necessary or appropriate to initiate a process that could result in a Drag Along Event. The Company shall pay for all costs, fees and expenses associated with such Drag Along Event, including, but not limited to, all fees and expenses of the investment banking firm and the fees and expenses of the Stockholders. Upon receipt from the retained investment bank of a range of reasonable Equity Values for the Company, the Investcorp Investors shall provide a further notice to the Company as to whether the Investcorp Investors intend to pursue a Drag Along Event. For a period of sixty (60) days after receipt of such latter notice, the Harvest Funds, any Permitted Transferee or any other Person designated by the Harvest Funds and the Company shall have the right, but not the obligation, to purchase all, but not less than all, of the outstanding shares of Preferred Stock and Common Stock owned or held by the Investcorp Investors (the "Preemptive Purchase") at a price per share payable in cash equal to the Retained Liquidation Preference, net of any dividends declared but unpaid on a share of Preferred Stock as of the date of the Preemptive Purchase, provided the record date for such dividend occurs prior to the date of the Preemptive Purchase (it being understood that any such declared but unpaid dividends shall be payable to the holder of such Capital Stock at the applicable record date). At the earlier of such time as (A) seventy-five percent (75%) or more of the Preferred Stock acquired by the Investcorp Investors in the Restructuring has been repurchased by the Company or converted into Common Stock and (B) the Investcorp Investors collectively own or hold in the aggregate a number of Equity Securities that is less than twenty percent (20%) of the total number of Outstanding Equity Securities, the rights granted to the Investcorp Investors pursuant to this Section 4.4(b) shall terminate.

            (c) At any time after July 15, 2007, the Investcorp Investors may notify the Company that they intend to cause the Company, or request that the Board cause the Company, to initiate a process that could result in an Approved Recapitalization. Upon receipt of such notice, the Company will engage an investment banking firm to determine the Equity Value of the Company and to take such other steps as it or the Investcorp Investors determine are reasonably necessary or appropriate to effect such Approved Recapitalization. The Company shall pay for all costs, fees and expenses associated with such Approved Recapitalization, including, but not limited to, all fees and expenses of the investment banking firm and the fees and expenses of the Stockholders. The equity valuation to be used in and the amount and distribution of net proceeds of any Approved Recapitalization effected pursuant to this Section 4.4(c) shall be governed by Section 4.7.

            (d) In connection with a transaction contemplated by Section 4.4(b) or (c), each Stockholder hereby agrees, at the request of the Investcorp Investors, to take such actions and execute and deliver such documents (and to instruct the Company and its Subsidiaries to take such actions and execute such documents) as the Investcorp Investors may reasonably deem necessary or appropriate in order to consummate such transaction.

            (e) Notwithstanding anything in this Section 4.4 to the contrary,
(i) the rights under subsections (a), (b) and (c) of this Section 4.4 shall each only be exercised once during the term of this Agreement (provided that no such exercise that does not result in the consummation of the desired action or transaction shall count as an exercise of any such rights, but in no event shall the failure of the consummation of the desired action or transaction extend the time period under which the Investcorp Investors may exercise any such right or take any such action, unless the Company or the Existing Investors shall have materially breached their obligations under this Agreement to facilitate any such desired action or transaction, in which case any such time periods shall be extended by a number of days equal to the duration of such material breach), (ii) the right under
Section 4.4(c) shall not be exercised following the exercise of the right under
Section 4.4(b) and (iii), provided the Investcorp Investors have received proceeds equal to at least the Target Amount under an Approved Recapitalization under Section 4.4(c), the right under Section 4.4(b) shall not be exercised following the exercise of the right under Section 4.4(c).

            SECTION 4.5 Rights of Existing Investors.

            (a) If, at any time after July 15, 2007, the Equity Value of the Company exceeds $815,000,000, the Existing Investors may, at their option, cause the Company, or request that the Board cause the Company, to execute an Approved Recapitalization. Upon receipt of such notice, the Company will engage an investment banking firm and take such other steps as it or the Existing Investors determine are reasonably necessary or appropriate to effect such Approved Recapitalization. Such Equity Value shall be determined by an Independent Firm chosen by the Investcorp Investors (the "First Valuation"); provided, however, that if the Existing Investors notify the Investcorp Investors within ten (10) days of their receipt of the First Valuation that such Existing Investors disagree with the First Valuation, then the Existing Investors may elect to chose an Independent Firm to determine the Equity Value of the Company (the "Second Valuation") and such Second Valuation shall be completed promptly; provided further, however, that if the Existing Investors and the Investcorp Investors are unable to agree on the Equity Value of the Company based upon the First Valuation and the Second Valuation within ten (10) days of the Investcorp Investors' receipt of the Second Valuation, then the Existing Investors and the Investcorp Investors shall jointly chose a third Independent Firm to determine the Equity Value of the Company (the "Third Valuation") and such Third Valuation shall be completed promptly. The Company shall pay for all costs, fees and expenses associated with such Approved Recapitalization, including, but not limited to, all fees and expenses of all valuations and the fees and expenses of the Stockholders.

            (b) If the Existing Investors fail to notify the Investcorp Investors of their disagreement with the First Valuation within ten (10) days of their receipt thereof, then the Equity Value set forth in the First Valuation shall be the Equity Value of the Company for purposes of this Section 4.5. If the Investcorp Investors fail to notify the Existing Investors of their disagreement with the Second Valuation within ten (10) days of their receipt thereof, then the Equity Value set forth in the Second Valuation shall be Equity Value of the Company for purposes of this Section 4.5. If the Existing Investors and the Investcorp Investors elect to obtain a Third Valuation, then the Existing Investors and the Investcorp Investors agree that for purposes of this
Section 4.5 the Equity Value of the Company shall be an amount equal to the sum of the First Valuation, the Second Valuation and the Third Valuation, divided by three (3).

            (c) In connection with a transaction contemplated by Section 4.5(a), each Stockholder hereby agrees, at the request of the Harvest Funds, to take such actions and execute and deliver such documents (and to instruct the Company and its Subsidiaries to take such actions and execute such documents) as the Harvest Funds may reasonably deem necessary or appropriate in order to consummate such transaction. The equity valuation to be used in and the amount and distribution of net proceeds of any Approved Recapitalization effected pursuant to this
Section 4.5 shall be governed by Section 4.7.

            SECTION 4.6 Additional Mutual Rights.

            (a) At any time after the fifth anniversary of the date hereof, either the Investcorp Investors or the Harvest Funds (pursuant to the rights granted to the Drag Seller under Section 2.4(b)) may notify (the first to notify being a "Notifying Stockholder") the Company and the other Stockholders (the "Receiving Stockholders") that they intend to initiate a process that could result in a Drag Along Event. Upon receipt of such notice, the Company will engage an investment banking firm and take such other steps as it or the Notifying Stockholder reasonably determines are necessary or appropriate to effect such Drag Along Event. The Company shall pay for all costs, fees and expenses associated with such Drag Along Event, including, but not limited to, all fees and expenses of the investment banking firm and the fees and expenses of the Stockholders.

            (b) In connection with a transaction contemplated by Section 4.6(a), each Receiving Stockholder hereby agrees, at the request of the Notifying Stockholder, to take such actions and execute and deliver such documents (and to instruct the Company and its Subsidiaries to take such actions and execute such documents) as the Notifying Stockholder may reasonably deem necessary or appropriate in order to consummate such transaction.

            (c) In the event that the Investcorp Investors initiate a process that could result in a Drag Along Event pursuant to this Section 4.6 or Section 4.4(b) in which the net proceeds available upon consummation of the Drag Along Event is reasonably likely to be less than $300,000,000, then the Investcorp Investors shall (i) retain, at the Company's expense, an investment banking or valuation firm of national reputation reasonably acceptable to the Harvest Funds, (ii) cause such firm to consult with the Harvest Funds and the Investcorp Investors on a regular basis in connection with its valuation efforts, and provide such information as the Harvest Funds or the Investcorp Investors may reasonably request and (iii) use commercially reasonable efforts to get the best reasonably available price, within a commercially reasonable period of time, for the Equity Securities to be Transferred in connection with the Drag Along Event.

            SECTION 4.7 Recapitalizations.

            (a) The parties agree that any Recapitalization will be accomplished by means of a repurchase of Equity Securities in accordance with this Agreement, and not by means of a dividend or other distribution.

            (b) In connection with any Recapitalization (including, but not limited to, an Approved Recapitalization) (a "Recap Event"), the Equity Value of the Company shall be determined as follows:

            (i) if the Recap Event is not governed by Sections 4.4(c) or 4.5 hereof, the Equity Value of the Company shall be determined by an Independent Firm chosen by the Board and approved with a Special Board Approval (a "Company Recap Event"),

            (ii) if the Recap Event is governed by Section 4.4(c) hereof, the Equity Value of the Company shall be determined in accordance with Section 4.4(c) (an "Investcorp Recap Event"), and

            (iii) if the Recap Event is governed by Section 4.5 hereof, the Equity Value of the Company shall be determined in accordance with Section
      4.5 (an "Existing Investor Recap Event").

            (c) The amount of the net proceeds from a Recap Event that shall be used to repurchase the Equity Securities of the Stockholders (the "Recap Event Amount") (i) in the case of a Company Recap Event, shall be determined by the Board and approved with a Special Board Approval and (ii) in the case of an Investcorp Recap Event or an Existing Investor Recap Event, shall be the maximum amount which can be raised by the incurrence of indebtedness meeting the conditions of clauses (b), (c) and (d) of the definition of "Approved Recapitalization."

            (d) The Company shall use the Recap Event Amount to repurchase Equity Securities of the Stockholders as follows:

            (i) First, the Company shall repurchase from the Investcorp Investors shares of Preferred Stock at the Per Share Price, pro rata, in proportion to the shares of Preferred Stock owned or held by such Investcorp Investors, provided that the aggregate amount paid pursuant to this clause shall not exceed the Retained Liquidation Preference, multiplied by the number of shares of Preferred Stock then outstanding, and provided further that, in the case of an Existing Investor Recap Event, each Investcorp Investor shall be entitled to elect not to sell any or all of its shares otherwise subject to repurchase under this clause and under clause (iii) below;

            (ii) Second, to the extent the Recap Event Amount exceeds the amount to be paid pursuant to clause (i) above, the Company shall repurchase from the Existing Investors Equity Securities (and, to the extent the Board approves their repurchase in connection with such Recap Event, Options or Stock Options then held by the Existing Investors) at the Per Share Price (net of the exercise price for any such Options or Stock Options), pro rata, in proportion to the Equity Securities (including any such Options or Stock Options participating in such Recap Event upon Board approval) owned or held by such Existing Investors, provided that the aggregate amount paid pursuant to this clause shall not exceed the Target Amount (which amount shall be reduced by all amounts paid to the Existing Investors pursuant to this clause (ii) upon repurchase of Equity Securities in connection with prior Recap Events), provided, that in the case of an Investcorp Recap Event, each Existing Investor shall be entitled to elect not to sell all or any of its shares otherwise subject to repurchase under this clause and under clause (iii) below; and

            (iii) Third, the remaining portion of the Recap Event Amount, if any, shall be used to repurchase Equity Securities (and, to the extent the Board approves their repurchase in connection with such Recap Event, Options or Stock Options then held by Stockholders) at the Per Share Price (net of the exercise price for any such Options or Stock Options) from all Stockholders (including holders of Preferred Stock not repurchased pursuant to clause (i) above) that elect to have their Equity Securities (and, to the extent applicable, Options or Stock Options) repurchased, pro rata, in proportion to the number of such Equity Securities (including any such Options or Stock Options participating in such Recap Event upon Board approval) owned or held by such Stockholders (giving effect to the conversion of the Preferred Stock and to the repurchase of Equity Securities pursuant to clauses (i) and (ii) above).

            (e) Notwithstanding anything in the Certificate of Designations to the contrary, in connection with a Recap Event in which the Investcorp Investors are entitled to receive the amounts specified in Section 4.7(d), the Investcorp Investors shall not be entitled to exercise their right to require a Put Offer to be made pursuant to Section 7.1 of the Certificate of Designations.

            SECTION 4.8 Mezzanine Notes. The Company hereby covenants that it shall cause each of Associated, AMHI and Holdings, to the extent permissible under the applicable Indentures and applicable law, to declare and pay dividends in such amounts that enable the Company to timely and fully make all interest payments owing on the Mezzanine Notes. Notwithstanding the foregoing, if, at any time during the period of five (5) years after the date hereof, Holdings shall not be permitted under the Indentures to make "Restricted Payments" (as defined in the Indentures) in an amount equal to the amount required to pay accrued interest payable in cash on the Mezzanine Notes in full as and when due, the Investcorp Investors shall purchase, on or before the due date of such interest, at an issue price of one hundred percent (100%) of the principal amount, Mezzanine Notes in an aggregate principal amount sufficient to pay, together with the amount of any Restricted Payments that are then permitted to be paid, all such accrued interest payable in cash; provided, however, that the aggregate amount paid by the Investcorp Investors for any such Mezzanine Notes shall not exceed $7,500,000.

                                   ARTICLE V

                           CERTAIN REGULATORY MATTERS

            SECTION 5.1 Regulatory Problem. Notwithstanding any other provision of this Agreement to the contrary, in the event that, at any time, the continued holding by any Regulated Stockholder or any of its Affiliates of some or all of the Equity Securities or any other securities of the Company held by it, at such time, will result in a Regulatory Problem, such Regulated Stockholder or such Affiliate shall promptly notify the Company and explain in reasonable detail the facts which have given rise to the Regulatory Problem and such Regulated Stockholder or such Affiliate shall use all reasonable best efforts to cure such Regulatory Problem (including, but not limited to, transferring such Equity Securities or other securities to an Affiliate of such Regulated Stockholder, holding non-voting securities, or relinquishing the right to enforce certain or all protective covenants, if any, in favor of such Regulated Shareholder or such Affiliate) and thereafter may, subject to compliance with Article II, promptly sell, exchange or otherwise dispose of such securities. In connection with the foregoing sentence, if requested by such Regulated Stockholder or such Affiliate, the Company shall cooperate with such Regulated Stockholder or such Affiliate (a) in disposing of such securities to a third party or (b) exchanging all or any portion of such securities on a share-for-share basis for shares of a non-voting security of the Company (such non-voting security to be identical in all respects to such voting securities or other securities, except that they shall be non-voting and shall be convertible or exercisable into voting securities on such conditions as are requested by such Regulated Stockholder in light of the regulatory considerations prevailing). Without limiting the foregoing, at the request of such Regulated Stockholder or such Affiliate, the Company shall provide (and authorize such Regulated Stockholder or such Affiliate to provide) financial and other information concerning the Company to any prospective purchaser of such securities owned by such Regulated Stockholder or such Affiliate, and shall amend this Agreement, the Certificate of Incorporation of the Company, the by-laws of the Company, and any related agreements and instruments and take any additional actions in order to effectuate and reflect the foregoing. The Company shall not be required to provide any such information unless the recipient thereof signs a confidentiality agreement reasonably satisfactory to the Company.

                                   ARTICLE VI

                                 MISCELLANEOUS

            SECTION 6.1 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements or understandings (whether written or oral) with respect thereto.

            SECTION 6.2 Captions; Rules of Interpretation. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The use of "or" is not intended to be exclusive unless expressly indicated otherwise.

            SECTION 6.3 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto and each such executed counterpart shall be deemed to be an original instrument.

            SECTION 6.4 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered by personal delivery, overnight courier or registered or certified mail, return-receipt requested and postage prepaid addressed as follows:

      If to the Company, to:

            AMH Holdings II, Inc.
            3737 State Road
            Cuyahoga Falls, Ohio  44223
            Attention:  Chief Financial Officer
            Facsimile:  (330) 922-2312

      with copies (which shall not constitute notice) to:

            Harvest Partners, Inc.
            280 Park Avenue, 33rd Floor
            New York, NY  10017
            Attention:  Ira D. Kleinman
                        Christopher D. Whalen
            Facsimile:  (212) 812-0100

            and

            White & Case LLP
            1155 Avenue of the Americas
            New York, New York  10036
            Attention:  John M. Reiss, Esq.
                        Oliver C. Brahmst, Esq.
            Facsimile:  (212) 354-8113

      with a copy (which shall not constitute notice) to:

            Investcorp Management Service Limited
            c/o Investcorp Bank B.S.C.
            P.O. Box 5340
            Investcorp House
            Manama, Bahrain
            Attention:  Gary S. Long
            Facsimile:  011-973-536-541

      with a copy (which shall not constitute notice) to:

            Gibson, Dunn & Crutcher LLP
            200 Park Avenue
            New York, NY 10166
            Attention:  E. Michael Greaney, Esq.
            Facsimile:  (212) 351-4035

      If to any Harvest Fund, to:

            c/o Harvest Partners, Inc.
            280 Park Avenue, 33rd Floor
            New York, NY  10017
            Attention:  Ira D. Kleinman
                        Christopher D. Whalen
            Facsimile:  (212) 812-0100

      with a copy (which shall not constitute notice) to its counsel:

            White & Case LLP
            1155 Avenue of the Americas
            New York, New York  10036
            Attention:  John M. Reiss, Esq.
                        Oliver C. Brahmst, Esq.
            Facsimile:  (212) 354-8113

      If to the Investcorp Investors, to:

            Investcorp Management Service Limited
            c/o Investcorp Bank B.S.C.
            P.O. Box 5340
            Investcorp House
            Manama, Bahrain
            Attention:  Gary S. Long
            Facsimile:  011-973-536-541

      with a copy (which shall not constitute notice) to:

            Gibson, Dunn & Crutcher LLP
            200 Park Avenue
            New York, NY 10166
            Attention:  E. Michael Greaney, Esq.
            Facsimile:  (212) 351-4035

and if to any of the Financial Investors or the Management Stockholders, to the addresses set forth opposite each of their names on Schedule II or, as the case may be, Schedule III attached hereto (or included in any joinder to this Agreement), or to such other address as any such party hereto may, from time to time, designate in writing to all other parties hereto, and any such communication shall be deemed to be given, made or served as of the date so delivered or, in the case of any communication delivered by mail, as of the date so received.

            SECTION 6.5 Successors and Assigns; Additional Stockholders.

            (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Stockholders and their respective successors, assigns and Permitted Transferees. The rights of a Stockholder, a Financial Investor, a Management Stockholder, an Investcorp

Investor or a Harvest Fund under this Agreement may not be assigned or otherwise conveyed by any Stockholder, except in connection with a Transfer of Equity Securities which, until termination of Article II pursuant to Section 6.10, is in compliance with this Agreement.

            (b) At the election of the Board pursuant to a Special Board Approval, any holder of Equity Securities may become a party to this Agreement as a Stockholder upon execution of a joinder to this Agreement by such holder; provided, however, that Special Board Approval shall not be required for Persons to become parties to this Agreement (i) who acquire Capital Stock of the Company upon the exercise of Stock Options or (ii) pursuant to the provisions of Section 2.2(b) above.

            SECTION 6.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE'S CHOICE OF LAW PROVISIONS.

            SECTION 6.7 Submission to Jurisdiction.

            (a) Each of the parties hereto, other than TGF, hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of New York or in the United States District Court for the Southern District of New York and each of the parties hereto, other than TGF, hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each party, other than TGF, hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each party, other than TGF, irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in Section 6.4, such service to become effective ten (10) days after such mailing. Each party, other than TGF, hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Subject to Section 6.7(b), the foregoing shall not limit the rights of any party to serve process in any other manner permitted by Applicable Law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

            (b) Each of the parties, other than TGF, hereto hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to this Agreement. To the fullest extent permitted by Applicable Law, each of the parties hereto hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in Section 6.7(a) and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

            (c) The parties hereto agree that any judgment obtained by any party hereto or its successors or assigns or Permitted Transferees in any action, suit or proceeding referred to above may, in the discretion of such party (or its successors or assigns or Permitted Transferees), be enforced in any jurisdiction, to the extent permitted by Applicable Law.

            (d) The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning the sale or disposition of any Securities or the voting thereof or any other similar matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

            SECTION 6.8 Remedies; Jury Trial.

            (a) The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning the sale or disposition of any securities or the voting thereof or any other similar matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

            (b) The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

            SECTION 6.9 Benefits Only to Parties. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person, other than Persons indemnified pursuant to Section 3.7, the parties hereto and their respective successors or assigns and Permitted Transferees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and Permitted Transferees, and for the benefit of no other Person.

            SECTION 6.10 Termination; Survival of Benefits. This Agreement shall terminate on the closing of an initial Public Offering; provided, however, that
(a) Article VI and (b) the rights and obligations of the Stockholders and the Company under Article III shall survive any termination of this Agreement.

            SECTION 6.11 Publicity. None of the parties hereto shall issue or cause to be issued any press release or make or cause to be made any other public statement or disclosure in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written consent of parties mentioned in such press release or public disclosure or statement and the Company in advance to the contents and the manner of presentation and publication thereof. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by Applicable Law.

            SECTION 6.12 Confidentiality. Each of the parties hereto hereby agrees that throughout the term of this Agreement it shall keep (and shall cause its directors, officers, employees, representatives and outside advisors and its Affiliates to keep) all non-public information received as a Stockholder relating to the Company (including any such information received prior to the date hereof) confidential except information which (a) becomes known to such Stockholder from a source, other than the Company, its directors, officers, employees, representatives or outside advisors, which source is not obligated to the Company to keep such information confidential or (b) becomes generally available to the public through no breach of this Agreement by any party hereto. Each of the parties hereto agrees that such non-public information (i) shall be communicated only to those of its directors, officers, employees, representatives, outside advisors and Affiliates who need to know such non-public information and for the Financial Investors and the Investcorp Investors to their investors, partners and members in a manner consistent with past practice, and, if requested, to rating agencies and, if required by law, applicable regulatory authorities and (ii) will not be used by such party or its directors, officers, employees, representatives, outside advisors, Affiliates, investors, partners or members either to, directly or indirectly, compete with the Company or to conduct itself in a manner inconsistent with the antitrust laws of the United States or any State. Notwithstanding the foregoing, a party hereto may disclose non-public information if required to do so by a court of competent jurisdiction or by any governmental agency; provided, however, that if legally permissible prompt notice of such required disclosure shall be given to the Company and the Harvest Funds prior to the making of such disclosure so that the Company and/or the Harvest Funds may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the party hereto required to disclose the non-public information will disclose only that portion which such party is advised by opinion of counsel is legally required to be disclosed and will request that confidential treatment be accorded such portion of the non-public information.

            SECTION 6.13 Expenses. The Company shall reimburse each of the respective members of its Board and Board observers pursuant hereto who are not employees of the Company for their travel and out-of-pocket expenses incurred in connection with their serving on the Board. Employees of the Company who incur expenses in connection with their attendance of meetings of the Board in the performance of their duties shall also be reimbursed in accordance with the Company's usual expense reimbursement policies.

            SECTION 6.14 Amendments; Waivers. The failure of any party to seek redress for the violation of or to insist upon the strict performance of any term of this Agreement shall not constitute a waiver of such term and such party shall be entitled to enforce such term without regard to such forbearance. This Agreement may be amended, each party hereto may take any action herein prohibited or omit to take action herein required to be performed by it, and any breach of or compliance with any covenant, agreement, warranty or representation may be waived, only by the prior written consent or written waiver of the Company, the Investcorp Investors, the Harvest Funds and at least a majority in interests of the Requisite Disinterested Holders; provided, however, that no amendment, modification or waiver shall adversely and disproportionately affect the rights of any Stockholder without such Stockholder's prior written consent.

            SECTION 6.15 Transactions with Affiliates.

            (a) Any Stockholder and any of its Affiliates may engage in or possess an interest in any other business venture of any kind, nature or description, independently or with others, whether or not such ventures are competitive with the Company or its Subsidiaries, notwithstanding that representatives of such Stockholder or any of their Affiliates may be serving as a Director of the Company or its Subsidiaries. Nothing in this Agreement shall be deemed to prohibit any Stockholder or any of their Affiliates from dealing, or otherwise engaging in business, with Persons transacting business with the Company or its Subsidiaries. Neither the Company nor any Stockholder shall have any rights or obligations by virtue of this Agreement, in or to any independent venture of any other Stockholder or any of their Affiliates, or the income or profits or losses or distributions derived therefrom, and such ventures shall not be deemed wrongful or improper even if competitive with the business of the Company or its Subsidiaries.

            (b) After the date hereof, the Company will not, and will not permit any of its Subsidiaries to, enter into any transaction (other than for legal services) with any Harvest Fund or any employee, officer, director or Affiliate of any Harvest Fund, other than transactions which are on terms not substantially less favorable to the Company or its Subsidiaries, as the case may be, as it could obtain in a transaction with a party without a conflict of interest, it being understood that a transaction approved by the Requisite Disinterested Holders and the Investcorp Investors shall be deemed to be on terms not substantially less favorable; provided, however, that this paragraph
(b) shall not prohibit the transactions contemplated by the amended and restated management agreement to be executed by and between Harvest Partners, Inc. and Associated as of the date hereof.

            (c) After the date hereof, the Company will not, and will not permit any of its Subsidiaries to, enter into any transaction (other than for legal services) with any Investcorp Investor or any employee, officer, director or Affiliate of any Investcorp Investor, other than transactions which are on terms not substantially less favorable to the Company or its Subsidiaries, as the case may be, as it could obtain in a transaction with a party without a conflict of interest, it being understood that a transaction approved by the Requisite Disinterested Holders and the Harvest Funds shall be deemed to be on terms not substantially less favorable; provided, however, that this paragraph (c) shall not prohibit the transactions contemplated by the management agreements to be executed by and between Investcorp International, Inc. and Associated as of the date hereof.

            (d) Each of the Investcorp Investors covenants and agrees that Investcorp Bank B.S.C. or one or more of its Affiliates (not including solely for purposes of this Section 6.15(d) clause (c) of the definition of Affiliate) will control, directly or indirectly, the voting and dispositive power with respect to the Equity Securities held from time to time by the Investcorp Investors.

            SECTION 6.16 Agreement Governs in Event of Conflict. In the event the provisions of this Agreement conflict with or are inconsistent with the provisions of the Certificate of Incorporation, Certificate of Designations or Bylaws of the Company, this Agreement shall govern.

                                   ARTICLE VII

                 TERMINATION OF HOLDINGS STOCKHOLDERS AGREEMENT

            SECTION 7.1 Termination of Holdings Stockholders Agreement. Holdings and the Existing Investors hereby agree that the Holdings Stockholders Agreement is hereby terminated in its entirety effective as of the date first above written, notwithstanding the provisions of Section 6.10 of the Holdings Stockholders Agreement. As a result of such termination, the Holdings Stockholders Agreement shall forthwith be of no further force or effect.

                                 *      *      *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                        AMH HOLDINGS II, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        AMH HOLDINGS, INC., for purposes of
                                          Section 7.1 only

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        APOLLO INVESTMENT CORPORATION, for
                                          purposes of Section 4.2 only

                                        By: Apollo Investment Management, L.P.,
                                             as Advisor

                                        By: ACC Management, LLC as its General
                                             Partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        HARVEST PARTNERS III, L.P.

                                        By:  Harvest Associates III, LLC,
                                             its general partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        HARVEST PARTNERS III, GbR

                                        By:  Harvest Associates III, LLC,
                                             its general partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        HARVEST PARTNERS IV, L.P.

                                        By:  Harvest Associates IV, LLC,
                                             its general partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        HARVEST PARTNERS IV GmbH & Co. KG

                                        By:  Harvest Associates IV, LLC,
                                             its general partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        AM HOLDING LIMITED

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        AM EQUITY LIMITED

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        AM INVESTMENTS LIMITED

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        ASSOCIATED EQUITY LIMITED

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        ASSOCIATED INVESTMENTS LIMITED

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        BANCBOSTON CAPITAL INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        PRIVATE EQUITY PORTFOLIO FUND II, LLC

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        GE CAPITAL EQUITY CAPITAL GROUP, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        OLD HICKORY FUND I, LLC

                                        By:  PPM America, Inc.,
                                             its manager

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        PPM AMERICA PRIVATE EQUITY FUND L.P.

                                        By:  PPM America Capital Partners, LLC,
                                             its general partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        By:
                                           -------------------------------------
                                         Name:
                                         Title:

                                        ABBOTT CAPITAL PRIVATE EQUITY FUND III,
                                          L.P.

                                        By:  Abbott Capital Private Equity
                                             Partners III, L.P., its general
                                             partner

                                             By: Abbott Capital Management,
                                                 L.L.C. its general partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        BNY PARTNERS FUND L.L.C.

                                        By:  BNY Private Investment Management,
                                             Inc., Member Manager

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        NEW YORK LIFE CAPITAL PARTNERS II L.P.

                                        By:  NYLCAP Manager LLC, its Investment
                                             Manager

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        THE BOARD OF TRUSTEES OF THE TEXAS
                                          GROWTH FUND II, AS TRUSTEE FOR THE
                                          TEXAS GROWTH FUND II - 1998 TRUST

                                        By:  TGF II Management, L.P., as
                                             Executive Director

                                        By:  TGF Management Corp., as
                                             General Partner

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        WESTON PRESIDIO CAPITAL III, L.P.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        WESTON PRESIDIO CAPITAL IV, L.P.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        WPC ENTREPRENEUR FUND, L.P.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        WPC ENTREPRENEUR FUND II, L.P.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        LIBERTY MUTUAL INSURANCE COMPANY

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        NATIONAL CITY EQUITY PARTNERS, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        GREAT LAKES CAPITAL INVESTMENTS IV, LLC

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        3755428 CANADA INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                            EXECUTIVE SIGNATURE PAGE

                                        ----------------------------------------
                                        MICHAEL CAPORALE, JR.

                                        ----------------------------------------
                                        KENNETH L. BLOOM

                                        ----------------------------------------
                                        D. KEITH LAVANWAY

                                                                      SCHEDULE I

                                PREFERRED HOLDERS

AM Holding Limited

AM Equity Limited

AM Investments Limited

Associated Equity Limited

Associated Investments Limited

                                                                     SCHEDULE II

                               FINANCIAL INVESTORS

Name                                         Notice Address

BancBoston Capital Inc.                      175 Federal Street, 10th Floor
                                             Boston, MA  02110
                                             Attention:  Timothy H. Robinson

Private Equity Portfolio Fund, II, LLC       175 Federal Street, 10th Floor
                                             Boston, MA  02110
                                             Attention:  John A. DeSisto

GE Capital Equity Capital Group, Inc.        Patrick Kocsi
                                             120 Long Ridge Road
                                             Stamford, CT  06927
                                             Facsimile:  203-357-6527

National City Equity Partners, Inc.          Steve Pattison
                                             Principal
                                             1965 E. 6th St.
                                             Suite 1010
                                             Cleveland, OH  44114

Great Lake Capital Investments, IV, L.L.C.   Steve Pattison
                                             Principal
                                             1965 E. 6th St.Suite 1010
                                             Cleveland, OH  44114

Liberty Mutual Insurance Company             175 Berkeley Street, 18G
                                             Boston, MA  02116
                                             Attention:  Jeff Moy

PPM America Private Equity Fund LP           c/o PPM America
                                             225 West Wacker Drive
                                             Suite 1200
                                             Chicago, IL  60606

Old Hickory Fund I, LLC                      c/o PPM America
                                             225 West Wacker Drive
                                             Suite 1200
                                             Chicago, IL  60606

Abbott Capital Private Equity Fund III,      Abbott Capital Management, LLC
  L.P.                                       1211 Avenue of the Americas -
                                               Suite 4300
                                             New York, New York  10036

BNY Partners Fund L.L.C.                     c/o The Bank of New York
                                             1290 Avenue of the Americas
                                             New York, NY  10104
                                             Attention:  Burt Siegel

New York Life Capital Partners II L.P.       51 Madison Avenue
                                             Room 3009
                                             New York, NY  10010
                                             Attention:  Steven Beneveto

The Texas Growth Fund II - 1998 Trust        Barry Twomey
                                             TGF Management Corp.
                                             111 Congress St. 2900
                                             Austin, TX  78701
                                             Facsimile:  512 322-3101

Weston Presidio Capital III, L.P.            Kevin Hayes
Weston Presidio Capital IV, L.P.             Elise McGinty
WPC Entrepreneur Fund, L.P.                  200 Clarendon
WPC Entrepreneur Fund II, L.P.               50th Floor
                                             Boston, MA  02116
                                             (617) 928-2515 (Fax)

3755428 Canada Inc.                          Dennis W. Vollmershausen
                                             P.O. Box 23030
                                             Woodstock, Ontario
                                             Canada N4T 1R9
                                             (519) 537-8928 (Fax)

                                             3700 Crestwood Parkway NW
                                             Suite 1000
                                             Duluth, Georgia  30096

                                  SCHEDULE III

                EQUITY SECURITIES TO BE HELD BY THE STOCKHOLDERS


                                                            Non-          Class A      Class A       Class B          Class B
                                                           Voting        Series I     Series II     Series I         Series II
                                                          Preferred       Common       Common        Common            Common
Investor                                      Voting        Stock         Stock        Stock         Stock             Stock
-------                                      --------     ---------      --------     ---------     --------         ----------


Harvest III LP                                      0             0             0             0      131,978                  0
Harvest III GbR                                     0             0             0             0       18,022                  0
Harvest IV LP                                       0             0             0             0      273,000                  0
Harvest IV Kg                                       0             0             0             0       77,000                  0
BancBoston Capital Inc.                             0             0             0             0            0             91,488
Private Equity Portfolio Fund II, LLC               0             0             0             0            0             18,298
GE Capital Equity Capital Group Inc.                0             0             0             0            0             73,190
National City Equity Partners, Inc.                 0             0             0             0            0             62,212
Great Lakes Capital Investments IV, LLC             0             0             0             0            0             10,979
Liberty Mutual Insurance Company                    0             0             0             0            0            137,232
Old Hickory Fund I LLC                              0             0             0             0            0              1,372
PPM America Private Equity Fund LP                  0             0             0             0            0            181,603
Abbott Capital Private Equity Fund III              0             0             0             0            0             56,000
BNY Partners Fund L.L.C.                            0             0             0             0            0              4,000
New York Life Capital Partners II LP                0             0             0             0            0            100,000
Texas Growth Fund                                   0             0             0             0            0            182,976
Weston Presidio Capital III                         0             0             0             0            0             65,992
Weston Presidio Capital IV                          0             0             0             0            0            156,986
WPC Entrepreneur Fund, L.P.                         0             0             0             0            0              3,256
WPC Entrepreneur Fund II, L.P.                      0             0             0             0            0              2,485
Michael Caporale, Jr.                               0             0             0             0            0             71,688
Kenneth L. Bloom                                    0             0             0             0            0              6,426
D. Keith LaVanway                                   0             0             0             0            0              6,688
3755428 Canada Inc.                                 0             0             0             0            0              1,319
AM Holding Limited                             46,664       150,635             0             0            0                  0
AM Equity Limited                             113,334       365,846             0             0            0                  0
AM Investments Limited                        113,334       365,846             0             0            0                  0
Associated Equity Limited                     113,334       365,846             0             0            0                  0
Associated Investments Limited                113,334       365,846             0             0            0                  0

                               TABLE OF CONTENTS

                                                                            Page

                                   ARTICLE I

                              CERTAIN DEFINITIONS

SECTION 1.1 Certain Definitions...............................................2

                                   ARTICLE II

                         TRANSFER OF EQUITY SECURITIES

SECTION 2.1 Restrictions.....................................................15
SECTION 2.2 Permitted Transfers..............................................17
SECTION 2.3 Tag-Along Rights.................................................18
SECTION 2.4 Drag-Along Rights................................................20
SECTION 2.5 Grant of Preemptive Rights to Stockholders.......................22

                                  ARTICLE III

                              REGISTRATION RIGHTS

SECTION 3.1 Required Registration............................................23
SECTION 3.2 Incidental Registration..........................................25
SECTION 3.3 Registration Procedures..........................................27
SECTION 3.4 Preparation; Reasonable Investigation............................30
SECTION 3.5 Rights of Requesting Holders.....................................30
SECTION 3.6 Registration Expenses............................................30
SECTION 3.7 Indemnification; Contribution....................................31
SECTION 3.8 Holdback Agreements; Registration Rights to Others...............33
SECTION 3.9 Availability of Information......................................33
SECTION 3.10 Additional Registration Rights..................................33

                                   ARTICLE IV

                       GOVERNANCE AND STOCKHOLDER MATTERS

SECTION 4.1 Board of Directors...............................................34
SECTION 4.2 Observation Rights...............................................37
SECTION 4.3 Certain Governance Matters.......................................37
SECTION 4.4 Rights of Investcorp Investors...................................40
SECTION 4.5 Rights of Existing Investors.....................................42
SECTION 4.6 Additional Mutual Rights.........................................43
SECTION 4.7 Recapitalizations................................................44
SECTION 4.8 Mezzanine Notes..................................................45

                                   ARTICLE V

                           CERTAIN REGULATORY MATTERS

SECTION 5.1 Regulatory Problem...............................................46

                                   ARTICLE VI

                                 MISCELLANEOUS

SECTION 6.1 Entire Agreement.................................................46
SECTION 6.2 Captions; Rules of Interpretation................................46
SECTION 6.3 Counterparts.....................................................47
SECTION 6.4 Notices..........................................................47
SECTION 6.5 Successors and Assigns; Additional Stockholders..................49
SECTION 6.6 GOVERNING LAW....................................................49
SECTION 6.7 Submission to Jurisdiction.......................................49
SECTION 6.8 Remedies; Jury Trial.............................................50
SECTION 6.9 Benefits Only to Parties.........................................51
SECTION 6.10 Termination; Survival of Benefits...............................51
SECTION 6.11 Publicity.......................................................51
SECTION 6.12 Confidentiality.................................................51
SECTION 6.13 Expenses........................................................52
SECTION 6.14 Amendments; Waivers.............................................52
SECTION 6.15 Transaction with Affiliates.....................................52

                                  ARTICLE VII

                 TERMINATION OF HOLDINGS STOCKHOLDERS AGREEMENT

SECTION 7.1 Termination of Holdings Stockholders Agreement...................53

                                                                    EXHIBIT 10.3


--------------------------------------------------------------------------------

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT,

                               December 22, 2004,
                                      among

                       ASSOCIATED MATERIALS INCORPORATED,
                    as the U.S. Borrower and as a Guarantor,

                        GENTEK BUILDING PRODUCTS LIMITED,
                            as the Canadian Borrower,

                               AMH HOLDINGS, INC.
                                       and
                       ASSOCIATED MATERIALS HOLDINGS INC.,
                              each as a Guarantor,

                VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS
                        FROM TIME TO TIME PARTIES HERETO,
                                 as the Lenders,

                            UBS AG, STAMFORD BRANCH,
                        as the U.S. Administrative Agent,

                       CANADIAN IMPERIAL BANK OF COMMERCE,
                      as the Canadian Administrative Agent,

                         CITIGROUP GLOBAL MARKETS INC.,
                            as the Syndication Agent,

                                       and
                      GENERAL ELECTRIC CAPITAL CORPORATION,
                                       and
                               NATIONAL CITY BANK
                         as the Co-Documentation Agents

                               UBS SECURITIES LLC

                                       and

                         CITIGROUP GLOBAL MARKETS INC.,
                           as the Joint Lead Arrangers

                           Cahill Gordon & Reindel LLP
                                 80 Pine Street
                            New York, New York 10005



--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

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                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1.        Defined Terms.............................................         4
SECTION 1.2.        Use of Defined Terms......................................        49
SECTION 1.3.        Cross-References..........................................        49
SECTION 1.4.        Accounting and Financial Determinations...................        49
                                   ARTICLE II
                       COMMITMENTS, BORROWING AND ISSUANCE
                     PROCEDURES, NOTES AND LETTERS OF CREDIT
SECTION 2.1.        Commitments...............................................        50
SECTION 2.1.1.      Revolving Loan Commitments and Swing Line Loan
                      Commitments.............................................        50
SECTION 2.1.2.      Letter of Credit Commitments..............................        51
SECTION 2.1.3.      Term Loan Commitments.....................................        53
SECTION 2.2.        Reduction of the Commitment Amounts.......................        53
SECTION 2.3.        Borrowing Procedures......................................        54
SECTION 2.3.1.      Borrowing Procedures......................................        54
SECTION 2.3.2.      Swing Line Loan Borrowing Procedures......................        54
SECTION 2.4.        Continuation and Conversion Elections.....................        55
SECTION 2.4.1.      Converting Canadian Prime Rate Loans to, or Continuing
                      Canadian BAs as, Canadian BAs...........................        56
SECTION 2.4.2.      Converting Canadian BAs to Canadian Prime Rate Loans......        56
SECTION 2.5.        Funding...................................................        56
SECTION 2.6.        Letter of Credit Issuance Procedures......................        57
SECTION 2.6.1.      Other Lenders' Participation..............................        57
SECTION 2.6.2.      Disbursements.............................................        58
SECTION 2.6.3.      Reimbursement.............................................        58
SECTION 2.6.4.      Deemed Disbursements......................................        59
SECTION 2.6.5.      Nature of Reimbursement Obligations.......................        59
SECTION 2.6.6.      Deemed Issuance of Existing Letters of Credit.............        60
SECTION 2.7.        U.S. Register; U.S. Notes.................................        60
SECTION 2.8.        Canadian Registers; Canadian Notes........................        61
SECTION 2.9.        Canadian BAs..............................................        63
SECTION 2.9.1.      Funding of Canadian BAs...................................        63
SECTION 2.9.2.      Execution of Canadian BAs.................................        63
SECTION 2.9.3.      Special Provisions Relating to Acceptance Notes...........        64
                                   ARTICLE III
                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
SECTION 3.1.        Repayments and Prepayments; Application...................        64
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SECTION 3.1.1.      Repayments and Prepayments................................        64
SECTION 3.1.2.      Application...............................................        68
SECTION 3.2.        Interest Provisions.......................................        68
SECTION 3.2.1.      Rates.....................................................        68
SECTION 3.2.2.      Post-Maturity Rates.......................................        69
SECTION 3.2.3.      Payment Dates.............................................        69
SECTION 3.2.4.      Interest Act Provision....................................        69
SECTION 3.3.        Fees......................................................        70
SECTION 3.3.1.      Commitment Fee............................................        70
SECTION 3.3.2.      Agents' Fee...............................................        70
SECTION 3.3.3.      Letter of Credit Fees.....................................        70
                                   ARTICLE IV
              CERTAIN EURODOLLAR, CANADIAN BA AND OTHER PROVISIONS
SECTION 4.1.        Eurodollar Lending Unlawful...............................        71
SECTION 4.2.        Deposits Unavailable; Circumstances making Canadian BAs
                      Unavailable.............................................        71
SECTION 4.3.        Increased Loan Costs, etc.................................        72
SECTION 4.4.        Funding Losses............................................        72
SECTION 4.5.        Increased Capital Costs...................................        73
SECTION 4.6.        Taxes.....................................................        73
SECTION 4.7.        Payments, Computations, etc...............................        77
SECTION 4.8.        Sharing of Payments.......................................        77
SECTION 4.9.        Setoff....................................................        78
SECTION 4.10.       Replacement of Lenders....................................        78
SECTION 4.11.       Change of Lending Office..................................        79
                                    ARTICLE V
                         CONDITIONS TO CREDIT EXTENSIONS
SECTION 5.1.        [INTENTIONALLY OMITTED]...................................        79
SECTION 5.2.        All Credit Extensions.....................................        79
SECTION 5.2.1.      Compliance with Warranties, No Default, etc...............        79
SECTION 5.2.2.      Credit Extension Request, etc.............................        79
                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES
SECTION 6.1.        Organization, etc.........................................        80
SECTION 6.2.        Due Authorization, Non-Contravention, etc.................        80
SECTION 6.3.        Government Approval, Regulation, etc......................        81
SECTION 6.4.        Validity, etc.............................................        81
SECTION 6.5.        Financial Information.....................................        81
SECTION 6.6.        No Material Adverse Effect................................        81
SECTION 6.7.        Litigation................................................        81

                                      -ii-
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SECTION 6.8.        Labor Matters............................................         82
SECTION 6.9.        Subsidiaries.............................................         82
SECTION 6.10.       Ownership of Properties..................................         82
SECTION 6.11.       Taxes....................................................         82
SECTION 6.12.       Pension and Welfare Plans................................         82
SECTION 6.13.       Environmental Warranties.................................         84
SECTION 6.14.       Accuracy of Information..................................         85
SECTION 6.15.       Regulations U and X......................................         86
SECTION 6.16.       Issuance of Subordinated Debt, Status of Obligations as
                      Senior Indebtedness, etc...............................         86
SECTION 6.17.       Solvency.................................................         86
SECTION 6.18.       No Change of Control.....................................         86
SECTION 6.19.       Compliance with Parentholdco Guaranty....................         86
                                   ARTICLE VII
                                    COVENANTS
SECTION 7.1.        Affirmative Covenants....................................         86
SECTION 7.1.1.      Financial Information, Reports, Notices, etc.............         87
SECTION 7.1.2.      Maintenance of Existence; Compliance with Laws, etc......         89
SECTION 7.1.3.      Maintenance of Properties................................         90
SECTION 7.1.4.      Insurance................................................         90
SECTION 7.1.5.      Bank Meeting; Books and Records..........................         91
SECTION 7.1.6.      Environmental Law Covenant...............................         92
SECTION 7.1.7.      Use of Proceeds..........................................         93
SECTION 7.1.8.      Mortgages................................................         93
SECTION 7.1.9.      Future Subsidiaries......................................         94
SECTION 7.1.10.     Additional Collateral; Insurance.........................         97
SECTION 7.1.11.     Mortgage Amendments......................................         98
SECTION 7.1.12.     Maintenance of Corporate Separateness....................         99
SECTION 7.2.        Negative Covenants.......................................         99
SECTION 7.2.1.      Business Activities......................................         99
SECTION 7.2.2.      Indebtedness.............................................         99
SECTION 7.2.3.      Liens....................................................        102
SECTION 7.2.4.      Financial Condition and Operations.......................        105
SECTION 7.2.5.      Investments..............................................        106
SECTION 7.2.6.      Restricted Payments, etc.................................        108
SECTION 7.2.7.      Capital Expenditures, etc................................        111
SECTION 7.2.8.      No Prepayment of Subordinated Debt.......................        112
SECTION 7.2.9.      Capital Stock of Subsidiaries............................        112
SECTION 7.2.10.     Consolidation, Merger, Acquisitions, etc.................        112
SECTION 7.2.11.     Permitted Dispositions...................................        113
SECTION 7.2.12.     Modification of Certain Agreements.......................        115
SECTION 7.2.13.     Transactions with Affiliates.............................        115
SECTION 7.2.14.     Restrictive Agreements, etc..............................        117
SECTION 7.2.15.     Sale and Leaseback.......................................        117

                                      -iii-
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SECTION 7.2.16.     Take or Pay Contracts....................................        118
SECTION 7.2.17.     Fiscal Year..............................................        118
SECTION 7.2.18.     Activities of Holdings...................................        118
                                  ARTICLE VIII
                                EVENTS OF DEFAULT
SECTION 8.1.        Listing of Events of Default.............................        118
SECTION 8.1.1.      Non Payments of Obligations..............................        118
SECTION 8.1.2.      Breach of Warranty.......................................        119
SECTION 8.1.3.      Non-Performance of Certain Covenants and Obligations.....        119
SECTION 8.1.4.      Non-Performance of Other Covenants and Obligations.......        119
SECTION 8.1.5.      Default on Other Indebtedness............................        119
SECTION 8.1.6.      Judgments................................................        119
SECTION 8.1.7.      Pension Plans............................................        120
SECTION 8.1.8.      Change in Control........................................        120
SECTION 8.1.9.      Bankruptcy, Insolvency, etc..............................        120
SECTION 8.1.10.     Impairment of Security, etc..............................        121
SECTION 8.1.11.     Failure of Subordination.................................        121
SECTION 8.2.        Action if Bankruptcy.....................................        121
SECTION 8.3.        Action if Any Event of Default...........................        122
                                   ARTICLE IX
                                HOLDINGS GUARANTY
SECTION 9.1.        Guaranty.................................................        122
SECTION 9.2.        Acceleration of Holdings Guaranty........................        123
SECTION 9.3.        Guaranty Absolute, etc...................................        123
SECTION 9.4.        Reinstatement, etc.......................................        124
SECTION 9.5.        Waiver, etc..............................................        124
SECTION 9.6.        Postponement of Subrogation, etc.........................        124
SECTION 9.7.        Successors, Transferees and Assigns; Transfers of
                      Notes, etc.............................................        125
                                    ARTICLE X
                             U.S. BORROWER GUARANTY
SECTION 10.1.       Guaranty.................................................        125
SECTION 10.2.       Acceleration of U.S. Borrower Guaranty...................        126
SECTION 10.3.       Guaranty Absolute, etc...................................        126
SECTION 10.4.       Reinstatement, etc.......................................        127
SECTION 10.5.       Waiver, etc..............................................        127
SECTION 10.6.       Postponement of Subrogation, etc.........................        127
SECTION 10.7.       Successors, Transferees and Assigns; Transfers of
                      Canadian Notes, etc....................................        128

                                      -iv-
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                                   ARTICLE XI
                                   THE AGENTS
SECTION 11.1.       Appointments and Authorizations; Actions.................        128
SECTION 11.2.       Funding, Reliance, etc...................................        130
SECTION 11.3.       Exculpation..............................................        131
SECTION 11.4.       Successor................................................        131
SECTION 11.5.       Credit Extensions by each Agent..........................        132
SECTION 11.6.       Credit Decisions.........................................        132
SECTION 11.7.       Copies, etc..............................................        132
SECTION 11.8.       Reliance by Agents.......................................        132
SECTION 11.9.       Notice of Defaults.......................................        133
                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS
SECTION 12.1.       Waivers, Amendments, etc.................................        133
SECTION 12.2.       Notices; Time............................................        136
SECTION 12.3.       Payment of Costs and Expenses............................        136
SECTION 12.4.       Indemnification..........................................        136
SECTION 12.5.       Survival.................................................        138
SECTION 12.6.       Severability.............................................        138
SECTION 12.7.       Headings.................................................        138
SECTION 12.8.       Execution in Counterparts................................        138
SECTION 12.9.       Governing Law; Entire Agreement..........................        138
SECTION 12.10.      Successors and Assigns...................................        139
SECTION 12.11.      Sale and Transfer of Credit Extensions; Participations
                      in Credit Extensions Notes.............................        139
SECTION 12.12.      Other Transactions.......................................        142
SECTION 12.13.      Independence of Covenants................................        142
SECTION 12.14.      Judgment Currency........................................        143
SECTION 12.15.      Forum Selection and Consent to Jurisdiction..............        143
SECTION 12.16.      Waiver of Jury Trial.....................................        144
EXHIBITS
EXHIBIT A-1    -    Form of U.S. Revolving Note
EXHIBIT A-2    -    Form of Canadian Revolving Note
EXHIBIT A-3    -    Form of U.S. Swing Line Note
EXHIBIT A-4    -    Form of Canadian Swing Line Note
EXHIBIT A-5    -    Form of Term Loan Note
EXHIBIT A-6    -    Form of Acceptance Note
EXHIBIT B-1    -    Form of U.S. Borrowing Request
EXHIBIT B-2    -    Form of Canadian Borrowing Request
EXHIBIT B-3    -    Form of U.S. Issuance Request
EXHIBIT B-4    -    Form of Canadian Issuance Request

                                       -v-
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EXHIBIT C-1    -    Form of U.S. Continuation/Conversion Notice
EXHIBIT C-2    -    Form of Canadian Continuation/Conversion Notice
EXHIBIT D      -    Form of Amendment Effective Date Certificate
EXHIBIT E      -    Form of Compliance Certificate
EXHIBIT F-1    -    Form of U.S. Subsidiary Guaranty
EXHIBIT F-2    -    Form of Canadian Subsidiary Guaranty
EXHIBIT F-3    -    Form of Superholdco Guaranty
EXHIBIT G-1    -    Form of Holdings Pledge Agreement
EXHIBIT G-2    -    Form of U.S. Borrower Security and Pledge Agreement
EXHIBIT G-3    -    Form of U.S. Subsidiary Security and Pledge Agreement
EXHIBIT G-4    -    Form of Canadian Debenture
EXHIBIT G-5    -    Form of Canadian Pledge Agreement
EXHIBIT G-6    -    Form of Superholdco Pledge and Security Agreement
EXHIBIT H      -    Form of Perfection Certificate
EXHIBIT I      -    Form of Solvency Certificate
EXHIBIT J      -    Form of Interco Subordination Agreement
EXHIBIT K      -    Form of Lender Assignment Agreement
SCHEDULES
SCHEDULE I     -    Disclosure Schedule
SCHEDULE II    -    Lender Percentages
SCHEDULE III - Addresses for Notices and Domestic Offices SCHEDULE IV - Original
Mortgages SCHEDULE V - Certain EBITDA Addbacks

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

          THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 22, 2004, is made by and among, ASSOCIATED MATERIALS INCORPORATED, a corporation organized and existing under the laws of Delaware ("AMI" or the "U.S. Borrower"), GENTEK BUILDING PRODUCTS LIMITED, a corporation organized and existing under the laws of Ontario, Canada ("Gentek" or the "Canadian Borrower" and, together with the U.S. Borrower, each a "Borrower" and collectively the "Borrowers"), ASSOCIATED MATERIALS HOLDINGS INC., a corporation organized and existing under the laws of Delaware ("Holdings"), AMH HOLDINGS, INC., a corporation organized and existing under the laws of Delaware ("Superholdco"), the various financial institutions and other Persons from time to time parties hereto which extend a Commitment to the U.S. Borrower (the "U.S. Lenders"), the various financial institutions and other Persons from time to time parties hereto which extend a Commitment to the Canadian Borrower (the "Canadian Lenders" and, together with the U.S. Lenders, the "Lenders"), UBS AG, STAMFORD BRANCH, as administrative agent for the U.S. Lenders under the U.S. Facility (in such capacity, the "U.S. Administrative Agent"), CANADIAN IMPERIAL BANK OF COMMERCE, as administrative agent for the Canadian Revolving Loan Lenders under the Canadian Facility (in such capacity, the "Canadian Administrative Agent" and, together with the U.S. Administrative Agent, the "Administrative Agents"), CITIGROUP GLOBAL MARKETS INC., as syndication agent (in such capacity, the "Syndication Agent"), GENERAL ELECTRIC CAPITAL CORPORATION and NATIONAL CITY BANK, as co-documentation agents (in such capacity, the "Co-Documentation Agents"), and UBS SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers (in such capacity, the "Joint Lead Arrangers").

                                   WITNESSETH:

          WHEREAS, Superholdco and certain other parties named therein entered into that certain stock purchase agreement, dated as of December 5, 2004, as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof (the "Stock Purchase Agreement") pursuant to which certain affiliated entities of Investcorp S.A. ("Investcorp") and other international investors will acquire, in the aggregate, a 50% voting and economic interest in Superholdco (the "Equity Investment"), which in turn shall be contributed to the equity of AMH Holdings II, Inc., a corporation organized and existing under the laws of Delaware ("Parentholdco") for 50% of the voting and economic interest of Parentholdco (the "Recapitalization");

          WHEREAS, AMI, Holdings, certain Lenders party thereto (the "Original Lenders"), UBS Securities LLC and Credit Suisse First Boston Corporation, as joint lead arrangers, Credit Suisse First Boston, Cayman Islands Branch, as syndication agent, CIBC World Markets Corp., as documentation agent and UBS AG, Stamford Branch, as administrative agent for the Original Lenders, entered into that certain Amended and Restated Credit Agreement, dated as of August 29, 2003 and amended on March 19, 2004 (as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the "Original Credit Agreement"), pursuant to which the Original Lenders made certain loans to the Borrowers (the "Original Loans");

          WHEREAS, the Obligations (as defined in the Original Credit Agreement, hereinafter the "Original Obligations") of AMI and the other Obligors under the Original Credit

Agreement and the other Loan Documents (as defined in the Original Credit Agreement, such other Loan Documents hereinafter the "Original Collateral Documents") are secured by certain collateral (hereinafter the "Original Collateral") and are guaranteed or supported or otherwise benefited by the Original Collateral Documents;

          WHEREAS, immediately prior to the Amendment Effective Date, Term Loans (as defined in the Original Credit Agreement) in the aggregate principal amount of $133,000,000 were outstanding under the Original Credit Agreement (the "Original Term Loans");

          WHEREAS, the parties hereto wish to amend and restate the Original Credit Agreement in its entirety to allow for transactions (collectively, the "Transactions") which (a) provide for new senior secured term loans to the U.S. Borrower in an aggregate principal amount of $175,000,000 (a portion of which shall be applied to the repayment of the Original Term Loans), (b) permit the Equity Investment, (c) reduce by 0.50% the Applicable Margin with respect to each Term Loan, (d) permit Holdings, Borrowers and subsidiaries to make certain Restricted Payments to (1) so long as no Default then exists or would arise therefrom, make regularly scheduled interest payments required to be made on the Parentholdco Notes (as defined below) and (2) make payments of such other amounts required to be paid after the fifth anniversary of the issuance of the Parentholdco Notes to avoid any "applicable high yield discount obligations", in each case to the extent such payments are permitted by the Senior Subordinated
Note Indenture and the Superholdco Senior Discount Note Indenture, (e) extend the U.S. Revolving Loan Commitment Termination Date and the Canadian Revolving Loan Commitment Termination Date to April 19, 2009, (f) permit the following additional payments: (x) a special bonus payment of $22.0 million (the "Special Bonus") to the U.S. Borrower's management consisting of approximately $14.0 million at the Amendment Effective Date and approximately $8.0 million thereafter and (y) Parentholdco dividend on certain of its Common Stock of up to $96,406,123 (the "Transactions Dividend") of which an aggregate amount of $33,712,500 initially shall be payable in the form of one or more interest bearing promissory notes of Parentholdco, (g) privately place the Parentholdco Notes without requiring a repayment of the Loans (as defined below), in each case, on and subject to the terms and conditions of this Agreement and the Amendment Agreement dated as of the date hereof (the "Amendment Agreement");

          WHEREAS, the parties hereto intend that (a) the Original Obligations which remain unpaid and outstanding as of the Amendment Effective Date shall continue to exist under this Agreement on the terms set forth herein, (b) the loans under the Original Credit Agreement (other than the Original Terms Loans repaid on the Amendment Effective Date) outstanding as of the date hereof shall be Loans under and as defined in this Agreement on the terms set forth herein,
(c) any letters of credit outstanding under the Original Credit Agreement as of the date hereof shall be U.S. Letters of Credit under and as defined in this Agreement and (d) the Original Collateral and the Original Collateral Documents shall continue to secure, guarantee, support and otherwise benefit the Original Obligations as well as the other Obligations of the Borrowers and the other Obligors under this Agreement and the other Loan Documents hereunder;

          WHEREAS, in connection with the foregoing and to finance in part the Transactions Dividend and the ongoing working capital needs and general corporate purposes of the Borrowers and their respective Subsidiaries, the Borrowers desire to obtain the following financing facilities from the Lenders:

          (i) a Term Loan Commitment in a maximum principal amount of $175,000,000, pursuant to which the Term Loans will be made to the U.S. Borrower in a single drawing on the Amendment Effective Date;

          (ii) a U.S. Revolving Loan Commitment (to include availability for U.S. Revolving Loans, U.S. Swing Line Loans and U.S. Letters of Credit) pursuant to which Borrowings of U.S. Revolving Loans, in a maximum aggregate principal amount (together with all U.S. Swing Line Loans and U.S. Letter of Credit Outstandings) not to exceed at any one time $60,000,000 will be made to the U.S. Borrower from time to time on and subsequent to the Amendment Effective Date but prior to the U.S. Revolving Loan Commitment Termination Date;

          (iii) a Canadian Revolving Loan Commitment (to include availability for Canadian Revolving Loans, Canadian Swing Line Loans and Canadian Letters of Credit) pursuant to which Borrowings of Canadian Revolving Loans, in a maximum aggregate principal amount (together with all Canadian Swing Line Loans and Canadian Letter of Credit Outstandings) not to exceed at any one time $20,000,000 will be made to the Canadian Borrower from time to time on and subsequent to the Amendment Effective Date but prior to the Canadian Revolving Loan Commitment Termination Date;

          (iv) a U.S. Letter of Credit Commitment pursuant to which one or more U.S. Issuers will issue U.S. Letters of Credit in a maximum aggregate Stated Amount at any one time outstanding not to exceed at any one time $15,000,000 for the account of the U.S. Borrower and its Subsidiaries from time to time on and subsequent to the Amendment Effective Date but prior to the U.S. Revolving Loan Commitment Termination Date;

          (v) a Canadian Letter of Credit Commitment pursuant to which one or more Canadian Issuers will issue Canadian Letters of Credit in a maximum aggregate Stated Amount at any one time outstanding not to exceed $5,000,000 for the account of the Canadian Borrower and its Canadian Subsidiaries from time to time on and subsequent to the Amendment Effective Date but prior to the Canadian Revolving Loan Commitment Termination Date;

          (vi) a U.S. Swing Line Loan Commitment pursuant to which Borrowings of U.S. Swing Line Loans in an aggregate outstanding principal amount not to exceed at any one time $15,000,000 will be made to the U.S. Borrower from time to time on and subsequent to the Amendment Effective Date but prior to the U.S. Revolving Loan Commitment Termination Date; and

          (vii) a Canadian Swing Line Loan Commitment pursuant to which Borrowings of Canadian Swing Line Loans in an aggregate outstanding principal amount not to exceed at any one time $6,000,000 will be made to the Canadian Borrower from time to time on and subsequent to the Amendment Effective Date but prior to the Canadian Revolving Loan Commitment Termination Date.

          NOW, THEREFORE, the Original Credit Agreement is hereby amended and restated to read in its entirety as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS


          SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

          "Acceptance Note" is defined in clause (b) of Section 2.9.3.

          "Acquired Person" is defined in clause (l) of Section 7.2.2.

          "Administrative Agents" is defined in the preamble.

          "Affected Lender" is defined in Section 4.10.

          "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. "Control" of a Person means the power, directly or indirectly, (i) to vote 10% or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable), or (ii) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise). Notwithstanding the foregoing, neither the Agents nor any Issuer nor any Lender shall be deemed an Affiliate of Superholdco, Holdings, any Borrower or any Subsidiary.

          "Agents" means, unless the context requires otherwise, the Syndication Agent, the U.S. Administrative Agent and the Canadian Administrative Agent.

          "Agreement" means, on any date, this Second Amended and Restated Credit Agreement as originally in effect on the Amendment Effective Date and as thereafter amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

          "Alternate Base Rate" means, for any day, a rate per annum equal to
(a) in the case of U.S. Loans, the higher of (i) the U.S. Administrative Agent's Base Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%, and (b) in the case of Canadian Revolving Loans denominated in U.S. Dollars, the higher of (i) the Canadian Administrative Agent's Base Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Base Rate" shall mean the rate of interest per annum publicly announced or established from time to time by the applicable Administrative Agent as its base rate for loans in U.S. Dollars in effect at its principal office in Stamford, Connecticut or Toronto, Canada, as the case may be (the Base Rate not being intended to be the lowest rate of interest charged by such Administrative Agent in connection with extensions of credit to debtors) (any change in such rate announced or established by such Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change); and "Federal Funds Rate" shall mean, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest 1/100th of 1%) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (x) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (y) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by the U.S. Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate or the Federal Funds Rate, respectively.

          "Alternate Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

          "Amended Mortgage Property" means each property subject to an Original Mortgage.

          "Amendment Agreement" is defined in the recitals hereto.

          "Amendment Effective Date" means the date all conditions set forth in
Article III of the Amendment Agreement are satisfied.

          "Amendment Effective Date Certificate" means the certificate executed and delivered by the U.S. Borrower and Canadian Borrower pursuant to the terms of the Amendment Agreement, substantially in the form of Exhibit D hereto.

          "AMI" is defined in the preamble.

          "Applicable Canadian BA Stamping Fee" means, with respect to Canadian Loans maintained as Canadian BAs, the applicable percentage set forth under the column entitled "Applicable Canadian BA Stamping Fee" with respect thereto within the definition of Applicable Margin set forth below.

          "Applicable Commitment Fee" means a fee which shall accrue at the applicable rate per annum set forth below under the column entitled "Applicable Commitment Fee", determined by reference to the applicable Leverage Ratio referred to below:

                    Leverage            Applicable
                      Ratio           Commitment Fee
                -------------         --------------
                     > 3.75:1              0.50%
                < or = 3.75:1              0.375%

The Leverage Ratio used to compute the Applicable Commitment Fee shall be that set forth in the Compliance Certificate most recently delivered by Holdings to the Agents or, in the case of the period prior to the first Compliance Certificate delivered hereunder, the Leverage Ratio set forth in the officer's certificate delivered pursuant to Section 3.6 of the Amendment Agreement. Changes in the Applicable Commitment Fee resulting from a change in the Leverage Ratio shall become effective upon delivery by Holdings to the Agents of a new Compliance Certificate pursuant to clause (e) of Section 7.1.1. If Holdings shall fail to deliver a Compliance Certificate by the delivery due date specified in such clause, the Applicable Commitment Fee from and including the day immediately following such delivery due date to (but excluding) the date Holdings delivers to the Agents a Compliance Certificate shall conclusively be equal to the highest Applicable Commitment Fee set forth above.

          "Applicable Margin" means, at any time of determination:

          (a) with respect to the unpaid principal amount of each Term Loan maintained as (i) a Base Rate Loan, 1.25% per annum and (ii) a Eurodollar Loan, 2.25% per annum; and

          (b) with respect to the unpaid principal amount of (i) each Swing Line Loan (which shall be borrowed and maintained only as a Base Rate Loan) and each Revolving Loan maintained as a Base Rate Loan, the rate determined by reference to the applicable Leverage Ratio and at the applicable percentage per annum set forth below under the column entitled "Applicable Margin For Base Rate Loans", (ii) each Revolving Loan maintained as a Eurodollar Loan, the rate determined by reference to the applicable Leverage Ratio and at the applicable percentage per annum set forth below under the column entitled "Applicable Margin For Eurodollar Loans" and (iii) each Canadian BA, the rate determined by reference to the applicable Leverage Ratio and at the applicable percentage per annum set forth below under the column entitled "Applicable Canadian BA Stamping Fee":

                                        Applicable Margin    Applicable Margin For    Applicable Canadian
           Leverage Ratio              For Base Rate Loans      Eurodollar Loans        BA Stamping Fee
     -----------------------------   ----------------------  ---------------------    -------------------
              > 3.75:1                        2.00%                   3.00%                 3.00%
     > 3.25:1 and < or = 3.75:1               1.75%                   2.75%                 2.75%
     > 2.50:1 and < or = 3.25:1               1.50%                   2.50%                 2.50%
            < or = 2.50:1                     1.25%                   2.25%                 2.25%

          The Leverage Ratio used to compute any Applicable Margin or, in the case of Canadian BAs, the Applicable Canadian BA Stamping Fee, shall, at any time of determination, be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by Holdings to the Agents or, in the case of the period prior to the first Compliance Certificate delivered hereunder, the Leverage Ratio set forth in the officers' certificate delivered pursuant to
Section 3.6 of the Amendment Agreement. Changes in the Applicable Margin or the Applicable Canadian BA Stamping Fee, as the case may be, resulting from a change in the Leverage Ratio shall become effective upon delivery by Holdings to the Agents of a new Compliance Certificate pursuant to clause (e) of Section 7.1.1. If Holdings shall fail to deliver a Compliance Certificate by the delivery due date specified in such clause, the Applicable Margin or the Applicable Canadian BA Stamping Fee, as the case may be, from and including the day immediately following such delivery due date to (but excluding) the date Holdings delivers to the Agents a Compliance Cer-tificate shall conclusively be equal to the highest Applicable Margin or the Applicable Canadian BA Stamping Fee, as the case may be, set forth above.

          "Approved Fund" means any Person (other than a natural Person) that
(i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (ii) is administered or managed by a Lender, an Affiliate of a Lender which is controlled by such Lender or its parent company or an entity or an Affiliate of an entity that administers or manages a Lender.

          "Assignee Lender" is defined in clause (a) of Section 12.11.

          "Assignor Lender" is defined in clause (a) of Section 12.11.

          "Assumed Indebtedness" is defined in clause (l) of Section 7.2.2.

          "Authorized Officer" is defined in Section 3.3 of the Amendment Agreement.

          "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to either the Alternate Base Rate, in the case of U.S. Loans or Canadian Loans denominated in U.S. Dollars, or the Canadian Prime Rate, in the case of Canadian Loans denominated in Canadian Dollars.

          "Borrowers" is defined in the preamble.

          "Borrowing" means the Loans of the same type and, in the case of Fixed Rate Loans, having the same Interest Period made by all U.S. Lenders or Canadian Lenders, respectively, on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

          "Borrowing Request" means, as the context may require, a U.S. Borrowing Request and/or a Canadian Borrowing Request.

          "Business Day" means (a) any day which is neither a Saturday or Sunday nor (i) relative to matters with respect to the U.S. Facility, a legal holiday on which banks are authorized or required to be closed in New York, New York or
(ii) relative to matters with respect to the Canadian Facility, a legal holiday on which banks are authorized or required to be closed in Toronto, Ontario, and
(b) relative to the making, continuing, prepaying or repaying of any Eurodollar Loans, any day which is a Business Day described in clause (a)(i) or (ii) above, as the case may be, and which is also a day on which dealings in U.S. Dollars are carried on in the London interbank eurodollar market.

          "Canadian Administrative Agent" is defined in the preamble and includes each other Person appointed as the successor Canadian Administrative Agent pursuant to Section 11.4. For the advoidance of doubt, the Canadian Administrative Agent also means the "Canadian Revolving Administrative Agent" as that term is defined in the applicable Collateral Documents.

          "Canadian BA" means a depository bill as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of an order signed by the Canadian

Borrower and accepted by a Lender pursuant to this Agreement or, for Lenders not participating in clearing services contemplated in that Act, a draft or bill of exchange in Canadian Dollars that is drawn by the Canadian Borrower and accepted by a Lender pursuant to this Agreement. Orders that become depository bills, drafts and bills of exchange are sometimes collectively referred to in this Agreement as "drafts." Canadian BAs shall have a term of approximately 30, 60, 90 or 180 days, shall be issued and payable only in Canada and shall have a face amount of an integral multiple of Cdn$100,000. In addition, to the extent the context shall require, each Acceptance Note shall be deemed to be a Canadian BA.

          "Canadian BA Rate" means, for a particular term, the discount rate per annum, calculated on the basis of a year of 365 days or 366 days, as the case may be, equal to (a) in the case of any Lender that is listed on Schedule I of the Bank Act (Canada), (i) the average rate per annum for Canadian Dollar bankers' acceptances having such term that appears on the Reuters Screen CDOR Page (or any successor page) as of 11:00 a.m., Toronto time, on the first day of such term as determined by the Canadian Administrative Agent or (ii) if such rate is not available at such time, the average discount rate for bankers acceptances (accepted by Canadian chartered banks agreed to by the Canadian Administrative Agent and the Canadian Borrower) having such term as calculated by the Canadian Administrative Agent in accordance with normal market practice on such day or (b) in the case of all Lenders other than those listed on
Schedule I of the Bank Act (Canada), the applicable rate set forth in clause
(a)(i) or (ii) above plus 0.10%.

          "Canadian Borrower" is defined in the preamble.

          "Canadian Borrowing Request" means a Canadian Loan request and certificate duly executed by an Authorized Officer of the Canadian Borrower, substantially in the form of Exhibit B-2 hereto.

          "Canadian Collateral" means all assets and property of any Obligor and interests therein upon which a Lien is granted to the Canadian Administrative Agent pursuant to any Loan Document.

          "Canadian Commitment" means, as the context may require, the Canadian Revolving Loan Commitment, the Canadian Letter of Credit Commitment and/or the Canadian Swing Line Loan Commitment.

          "Canadian Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Canadian Borrower, substantially in the form of Exhibit C-2 hereto.

          "Canadian Debenture" means the Security and Pledge Agreement executed and delivered by an Authorized Officer of the Canadian Borrower and each Canadian Subsidiary Guarantor pursuant to this Agreement, substantially in the form of Exhibit G-4 hereto, and other Security and Pledge Agreements covering property in the Province of Quebec, all as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Canadian Dollar" and "Cdn$" each mean the lawful money of Canada.

          "Canadian Facility" means all Canadian Commitments of Canadian
Lenders.

          "Canadian Issuance Request" means a Canadian Letter of Credit request and certificate duly executed by an Authorized Officer of the Canadian Borrower, substantially in the form of Exhibit B-4 hereto.

          "Canadian Issuer" means the institution acting as the Canadian Administrative Agent, but in its capacity as issuer of the Canadian Letters of Credit and, at the request of the institution acting as the Canadian Administrative Agent and with the Canadian Borrower's consent, one or more other Lenders or Affiliates of the Canadian Administrative Agent.

          "Canadian Lender" is defined in the preamble.

          "Canadian Letter of Credit" is defined in clause (a) of Section 2.1.2.

          "Canadian Letter of Credit Commitment" means

          (a) with respect to a Canadian Issuer, such Canadian Issuer's obligation to issue Canadian Letters of Credit pursuant to Section 2.1.2; and

          (b) with respect to each Canadian Revolving Loan Lender, its obligation to participate in such Canadian Letters of Credit pursuant to
     Section 2.6.1.

          "Canadian Letter of Credit Commitment Amount" means, on any date, a maximum amount of $5,000,000 (with Canadian Letters of Credit to be denominated in U.S. Dollars or Canadian Dollars), as such amount may be permanently reduced from time to time pursuant to Section 2.2.

          "Canadian Letter of Credit Outstandings" means, on any date, an amount equal to the sum of (i) the then aggregate amount which is undrawn and available under all issued and outstanding Canadian Letters of Credit, and (ii) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations in respect of such Canadian Letters of Credit.

          "Canadian Loan" means, as the context may require, a Canadian Revolving Loan and/or a Canadian Swing Line Loan.

          "Canadian Note" means, as the context may require, a Canadian Revolving Note and/or a Canadian Swing Line Note.

          "Canadian Pension Plan" means (a) a "pension plan" or "plan" which is subject to applicable pension benefits legislation in any jurisdiction of Canada and is applicable to employees of a Borrower or a Subsidiary resident in Canada, or (b) any pension benefit plan or similar arrangement applicable to employees of a Borrower or a Subsidiary resident in Canada.

          "Canadian Pledge Agreement" means a Security and Pledge Agreement executed and delivered by an Authorized Officer of the Canadian Borrower and each Canadian Subsidiary Guarantor pursuant to this Agreement, substantially in the form of Exhibit G-5 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Canadian Prime Rate" means, on any date and relative to all Canadian Prime Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to the higher of

          (a) the rate of interest per annum most recently announced or established by the Canadian Administrative Agent as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada and commonly known as the "prime rate" of the Canadian Administrative Agent (such rate not being intended to be the lowest rate of interest charged by the Canadian Administrative Agent in connection with extensions of credit to debtors); and

          (b) the Canadian BA Rate most recently determined by the Canadian Administrative Agent for 30-days bankers' acceptances plus 3/4 of 1%.

Changes in the rate of interest on that portion of any Canadian Loans maintained as Canadian Prime Rate Loans will take effect simultaneously with each change in the Canadian Prime Rate. The Canadian Administrative Agent will give notice promptly to the Canadian Borrower and the Canadian Lenders of changes in the Canadian Prime Rate.

          "Canadian Prime Rate Loan" means a Canadian Loan bearing interest at a fluctuating rate determined by reference to the Canadian Prime Rate.

          "Canadian Register" is defined in clause (b) of Section 2.8.

          "Canadian Revolving Administrative Agent" means the Canadian Administrative Agent and such terms may be used interchangeably.

          "Canadian Revolving Loan" is defined in clause (b) of Section 2.1.1.

          "Canadian Revolving Loan Commitment" is defined in clause (b) of
Section 2.1.1.

          "Canadian Revolving Loan Commitment Amount" means, on any date, a maximum amount of $20,000,000 (with Canadian Revolving Loans to be denominated in U.S. Dollars or Canadian Dollars), as such amount may be permanently reduced from time to time pursuant to Section 2.2.

          "Canadian Revolving Loan Commitment Termination Date" means the earliest of (i) April 19, 2009, (ii) the date on which the Canadian Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement and (iii) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described in the preceding clause
(ii) or (iii), the Canadian Revolving Loan Commitments shall terminate automatically and without any further action.

          "Canadian Revolving Loan Lender" means a Lender that has a Canadian Revolving Loan Commitment.

          "Canadian Revolving Loan Percentage" means, relative to any Lender, the applicable percentage relating to Canadian Revolving Loans set forth opposite such Lender's name below the column labeled "Canadian Revolving Loan Commitment" on Schedule II hereto or set forth in a Lender Assignment Agreement under the Canadian Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 12.11. A Lender shall not have any Canadian Revolving Loan Commitment if its percentage under the Canadian Revolving Loan Commitment column is zero.

          "Canadian Revolving Note" means a promissory note of the Canadian Borrower payable to any Canadian Revolving Loan Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Canadian Borrower to such Canadian Revolving Loan Lender resulting from outstanding Canadian Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof. "Canadian Subsidiary" means each Subsidiary of the U.S. Borrower organized under the laws of Canada or any jurisdiction thereof.

          "Canadian Subsidiary Guarantor" means each Canadian Subsidiary which has executed and delivered to the Canadian Administrative Agent the Canadian Subsidiary Guaranty (or a supplement thereto).

          "Canadian Subsidiary Guaranty" means the subsidiary guaranty executed and delivered by the Canadian Subsidiary Guarantors pursuant to this Agreement, substantially in the form of Exhibit F-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Canadian Swing Line Lender" means the institution acting as the Canadian Administrative Agent, but in its capacity as the Canadian Swing Line Lender.

          "Canadian Swing Line Loan" is defined in clause (b) of Section 2.1.1.

          "Canadian Swing Line Loan Commitment" is defined in clause (b) of
Section 2.1.1.

          "Canadian Swing Line Loan Commitment Amount" means, on any date, a maximum amount of $6,000,000 (with Canadian Swing Line Loans to be denominated in U.S. Dollars or Canadian Dollars), as such amount may be permanently reduced from time to time pursuant to Section 2.2.

          "Canadian Swing Line Note" means a promissory note of the Canadian Borrower payable to the Canadian Swing Line Lender, in the form of Exhibit A-4 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Canadian Borrower to the Canadian Swing Line Lender resulting from outstanding Canadian Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

          "Canadian Welfare Plan" means any medical, health, hospitalization, insurance or other employee benefit or welfare plan, agreement or arrangement applicable to employees of a Borrower or a Subsidiary resident in Canada.

          "Capital Expenditures" means, for any period, the aggregate amount of all expenditures of the U.S. Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, should be classified as capital expenditures.

          "Capital Stock" means, with respect to any Person, any and all shares, interests (including membership interests in limited liability companies), participations, rights (including options, warrants and the like convertible or exercisable into shares of Capital Stock) or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether outstanding on, or issued after, the Original Closing Date.

          "Capitalized Lease Liabilities" means all monetary obligations of the U.S. Borrower or any of its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases. The amount of such monetary obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

          "Cash Collateralize" means, with respect to a Letter of Credit or Canadian BA, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the applicable Administrative Agent on terms reasonably satisfactory to the applicable Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit or the face amount of such Canadian BA.

          "Cash Equivalent Investment" means, at any time:

          (a) any direct obligation of (or obligation unconditionally guaranteed by) the United States of America or a State thereof or Canada or a Province of Canada (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States of America or a State thereof or Canada or a Province of Canada) maturing not more than six months after such time;

          (b) commercial paper maturing not more than 180 days from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States, the District of Columbia, Canada or a Province of Canada and rated A-1 or higher by S&P or P-1 or higher by Moody's, or (ii) any Lender (or its holding company);

          (c) any certificate of deposit, time deposit, money market deposit or bankers acceptance, maturing not more than six months after its date of issuance, which is issued by either (i) any bank organized under the laws of the United States (or any State thereof or the District of Columbia) or Canada and (in either case) which has (x) a credit rating of A or higher from S&P or A2 or higher from Moody's and (y) a combined capital and surplus greater than $500,000,000, or (ii) any Lender;

          (d) any repurchase agreement having a term of 7 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) above which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; or

          (e) investments in money market funds substantially all of whose assets are comprised of the securities of the types described in clauses
     (a) through (d) above.

          "Casualty Event" means the damage, destruction or condemnation, as the case may be, of any property of the U.S. Borrower, Holdings or any of their respective Subsidiaries.

          "Casualty Proceeds" means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received after the Amendment Effective Date by the U.S. Borrower, Holdings or any of their respective Subsidiaries in connection therewith, but excluding (i) any proceeds from business interruption insurance, (ii) any proceeds or awards required to be paid to a creditor (other than any Secured Party) which holds a Lien permitted by Section 7.2.3 on the property which is the subject of such Casualty Event and which is senior in priority to the Lien on such property in favor of the Secured Parties and (iii) any such proceeds received in respect of any Casualty Event (or any series of related Casualty Events) not exceeding $100,000 in respect of any such event (or series of related events) or $750,000 in the aggregate for all Casualty Events since the Amendment Effective Date.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

          "Change in Control" means

          (a) (i) any Person other than Superholdco shall own any Capital Stock of Holdings or otherwise have the ability to elect any members of the Board of Directors of Holdings, (ii) any Person other than Holdings shall own any Capital Stock of the U.S. Borrower or otherwise have the ability to elect any members of the Board of Directors of the U.S. Borrower or (iii) the U.S. Borrower shall cease to own, directly or indirectly, all of the Capital Stock of the Canadian Borrower or shall cease to otherwise have the ability, directly or indirectly, to elect all members of the Board of Directors of the Canadian Borrower; or

          (b) at any time prior to a Qualified IPO, the Permitted Holders shall fail to have the right to elect or designate for election the number of members of the Board of Directors (or similar managing body) of Holdings which would hold a majority of the votes of such Board of Directors (or similar managing body); or

          (c) at any time prior to a Qualified IPO, the Permitted Holders shall cease to own at least 51% of the Capital Stock of Holdings held by such Permitted Holders on the Amendment Effective Date after giving effect to the Transaction; or

          (d) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), (except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time and except that any Person that is deemed to have beneficial ownership of shares solely as the result of being part of a group pursuant to Rule 13d-5(b)(1) of the Exchange Act shall be deemed not to have beneficial ownership of any shares held by a Permitted Holder forming a part of such group), directly or indirectly, of more than 30% of the total voting power of the Voting Stock of Holdings; provided that the Permitted Holders beneficially own (as defined in Rule 13d-5 of the Exchange Act), directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the Voting Stock of Holdings than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings (for purposes of this clause (d), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity if such other person is the beneficial owner (as defined in this provision), directly or indirectly, of more than 30% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in this provision), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity); or

          (e) at any time from and after a Qualified IPO, during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors (or similar managing body) of Holdings (together with any new directors whose election to such Board or whose nomination for election by the holders of the Capital Stock of Holdings was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors (or similar managing body) of Holdings then in office; or

          (f) the occurrence of any "Change of Control" (or similar term) under (and as defined in) any Other Debt Document in respect of (i) the Senior Subordinated Notes, (ii) any Qualifying Subordinated Debt, (iii) any Superholdco Debt Documents or (iv) the Parentholdco Notes, in each case whether issued pursuant to one or more issuances, having an aggregate outstanding principal amount of $25,000,000 or more.

          "Code" means the Internal Revenue Code of 1986, and the final and temporary regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

          "Co-Documentation Agents" is defined in the preamble.

          "Collateral Document" means any Security and Pledge Agreement, any Mortgage or any other agreement or document delivered pursuant hereto or in connection herewith pursuant to which the Secured Parties or any Agent or other Person on behalf of the Secured Parties is granted a Lien to secure any Obligations.

          "Commitment" means, as the context may require, (i) a U.S. Lender's Term Loan Commitment, U.S. Revolving Loan Commitment or U.S. Letter of Credit Commitment, (ii) the U.S. Swing Line Lender's U.S. Swing Line Loan Commitment,
(iii) a Canadian Lender's Canadian Revolving Loan Commitment or Canadian Letter of Credit Commitment and/or (iv) the Canadian Swing Line Lender's Canadian Swing Line Loan Commitment.

          "Commitment Amount" means, as the context may require, the Term Loan Commitment Amount, the U.S. Revolving Loan Commitment Amount, the U.S. Letter of Credit Commitment Amount, the U.S. Swing Line Loan Commitment Amount, the Canadian Revolving Loan Commitment Amount, the Canadian Letter of Credit Commitment Amount and/or the Canadian Swing Line Loan Commitment Amount.

          "Commitment Termination Date" means, as the context may require, the Term Loan Commitment Termination Date, the U.S. Revolving Loan Commitment Termination Date and/or the Canadian Revolving Loan Commitment Termination Date.

          "Commitment Termination Event" means (i) with respect to the U.S. Revolving Loan Commitment, the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the U.S. Borrower, (ii) with respect to the Canadian Revolving Loan Commitment, the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Canadian Borrower or (iii) the occurrence and continuance of any other Event of Default and either (x) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or (y) the giving of notice by the U.S. Administrative Agent, acting at the direction of the Required Lenders, to the applicable Borrower(s) that the Commitments referred to in such notice have been terminated.

          "Compliance Certificate" means a certificate duly completed and executed by the chief financial or accounting Authorized Officer of Holdings, substantially in the form of Exhibit E hereto, together with such changes thereto as the Agents may from time to time reasonably request for the purpose of conforming the terms thereof with the terms hereof.

          "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person; provided that Contingent Liabilities shall not include customary indemnities set forth in agreements entered into in the ordinary course of business between the U.S. Borrower and its Subsidiaries, on the one hand, and their customers on the other hand. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

          "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the U.S. Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

          "Copyright Security Agreement" means any Copyright Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit D to the applicable Security and Pledge Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Credit Extension" means, as the context may require, (i) the making of a Loan by a Lender (including the acceptance of a Canadian BA) or (ii) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by an Issuer. A continuation or a conversion of a Canadian BA as set forth in Sections 2.4.1 and 2.4.2 shall not constitute a Credit Extension.

          "Credit Extension Request" means, as the context may require, any Borrowing Request or Issuance Request.

          "Currency" means, as the context may require, U.S. Dollars and/or Canadian Dollars.

          "Current Assets" means, on any date, without duplication, all assets which, in accordance with GAAP, would be included as current assets on a consolidated balance sheet of Holdings and its Subsidiaries at such date as current assets.

          "Current Liabilities" means, on any date, without duplication, all amounts which, in accordance with GAAP, would be included as current liabilities on a consolidated balance sheet of Holdings and its Subsidiaries at such date, excluding current maturities of Indebtedness.

          "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

          "Designated U.S. Subsidiary Guarantor" shall mean any U.S. Subsidiary Guarantor which is a direct or indirect Subsidiary of a Foreign Subsidiary.

          "Disbursement" is defined in Section 2.6.2.

          "Disbursement Date" is defined in Section 2.6.2.

          "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the U.S. Borrower with (unless otherwise provided hereunder) the written consent of the Required Lenders.

          "Disposition" (or similar words such as "Dispose") means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the U.S. Borrower's, Holdings' or any of their respective

Subsidiaries' assets (including accounts receivables and Capital Stock of Subsidiaries) to any Person in a single transaction or series of related transactions.

          "Domestic Office" means

          (a) relative to any U.S. Lender, the office of such Lender designated as its "U.S. Domestic Office" on Schedule III hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Agents and the Borrowers; and

          (b) relative to any Canadian Lender, the office of such Lender designated as its "Canadian Domestic Office" on Schedule III hereto or in a Lender Assignment Agreement, or such other office within Canada as may be designated from time to time by notice from such Lender to the Agents and the Borrowers.

          "EBITDA" means, with respect to any Person for any applicable period, the sum of

          (a) Net Income of such Person,

          plus
          ----

          (b) to the extent deducted in determining such Net Income, the sum, without duplication, of (i) all non-cash charges, (ii) income tax expense (whether paid or deferred), (iii) Interest Expense and non-cash interest expense, (iv) fees, costs, expenses (including the Transactions Dividend and payroll taxes) and prepayment premiums and the associated amortization of such fees, costs and expenses paid by Holdings or any of its Subsidiaries in connection with the Transactions, (v) amounts attributable to amortization and depreciation of assets, (vi) extraordinary and/or other non-recurring cash charges related to the extinguishment or repayment of Indebtedness, (vii) any management bonuses paid by Holdings (or any direct parent company thereof) or any of its Subsidiaries in accordance with the terms of clause (i) of Section 7.2.13, (viii) costs and charges incurred in the remediation of Steel Peel Warranty Claims, together with the costs, charges, fees and expenses in respect of litigation with respect thereto; provided that the U.S. Borrower has received a reduction in the purchase price or an indemnity or similar payment pursuant to the Gentek Acquisition Documents with respect to any such costs, charges, fees or expenses paid on or after July 31, 2003, (ix) management fees prepaid in connection with the Transactions and the associated amortization, (x) reasonable expenses incurred in connection with any merger, acquisition or joint venture permitted herein, including, without limitation, any Permitted Acquisition,
     (xi) nonrecurring litigation or claim settlement charges or expense (it being understood that product liability obligations or claim settlement charges or expense in excess of $1,000,000 in any 12-month period shall be deemed to be nonrecurring) and (xii) for any period ending on or prior to November 30, 2005 the respective amounts set forth on Schedule V for such period, minus
          -----

          (c) to the extent included in such Net Income, non-cash credits;

provided that (i) the impact of foreign currency and hedging translations and transactions shall be excluded and (ii) all other extraordinary or nonrecurring gains, losses and charges shall be excluded.

          "ECF Percentage" means, for purposes of determining the amount of any mandatory prepayment (pursuant to clause (f) of Section 3.1.1) in respect of Excess Cash Flow (if any) for any Fiscal Year, (i) 75%, in the event the Leverage Ratio as of the last day of such Fiscal Year is greater than 3.5 to 1.0, (ii) 50%, in the event the Leverage Ratio for such Fiscal Year is equal to or less than 3.5 to 1.0, and (iii) 0%, in the event the Leverage Ratio for such Fiscal Year is less than 2.0 to 1.0.

          "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender which is controlled by such Lender or its parent company; (iii) an Approved Fund; or (iv) any other Person (other than a natural Person, the Borrowers or any affiliates of the Borrowers) approved (in the case of this clause (iv)) by the Agents, the Issuers (but only in the case of any assignment of the Revolving Loan Commitment) and, at any time after the Primary Syndication and unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that in the case of any assignment of Revolving Loan Commitments and related participations in Letters of Credit, Letter of Credit Outstandings and Swing Line Loans to a Lender that does not, immediately prior to such assignment, have a Revolving Loan Commitment, or any Affiliates of, or any Approved Funds related to, such Lender, such Lender shall not be an Eligible Assignee without the prior approval of the applicable Administrative Agent.

          "Environmental Laws" means the common law and all applicable U.S. and Canadian federal, state, provincial or local statutes, laws, ordinances, codes, rules, regulations and guidelines having the force and effect of law (including consent decrees and administrative orders) relating to public health and safety, or pollution or protection of the environment (including ambient air, surface water, groundwater, soil, subsurface strata and natural resources such as flora and fauna) including without limitation the Clean Air Act, as amended, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the Hazardous Materials Transportation Act, as amended, and any other law having a similar subject matter.

          "Environmental Permit" is defined in clause (d) of Section 6.13.

          "Equity Investment" is defined in the recitals hereto.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

          "Eurocurrency Reserve Requirements" means, for any Interest Period as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the first day of such Interest Period (including ba-sic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System.

          "Eurodollar Base Rate" means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in U.S. Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate System Incorporated Service screen as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate System Incorporated Service screen (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the U.S. Administrative Agent or, in the absence of such availability, by reference to the rate at which the U.S. Administrative Agent is offered U.S. Dollar deposits at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

          "Eurodollar Lending Office" means, as to any Lender, the office of such Lender which shall be making or maintaining Eurodollar Loans.

          "Eurodollar Loan" means, any Loan which carries or maintains a rate of interest based upon a Eurodollar Rate.

          "Eurodollar Rate" means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate

                    1.00 - Eurocurrency Reserve Requirements

          "Event of Default" is defined in Section 8.1.

          "Excess Cash Flow" means, for any Fiscal Year, the excess (if any), of

          (a) the sum of (i) EBITDA for such Fiscal Year of Holdings and its Subsidiaries, and (ii) the amount of any net decrease in Current Assets, other than cash and Cash Equivalents, over Current Liabilities of Holdings and its Subsidiaries for such Fiscal Year (exclusive of all or any portion of such net decrease resulting, directly or indirectly, from (x) any Disposition resulting in Net Disposition Proceeds and (y) any decrease in Current Assets, other than cash and Cash Equivalents, over Current Liabilities of any entity ac-quired by Holdings or any of its Subsidiaries and which occurs prior to the date of such acquisition)

          over

          (b) the sum (for such Fiscal Year), without duplication and without duplication of any amounts in clause (a) above, of

               (i) Interest Expense paid in cash by Holdings and its Subsidiaries in respect of Indebtedness permitted under Section 7.2.2,

               (ii) (x) voluntary and scheduled repayments of principal or repurchases of consolidated Total Debt which is Indebtedness permitted under Section 7.2.2 to the extent financed with internally generated cash flow (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments), together with any prepayment fees accompanying such prepayments, in each such case, divided by (y) the Prepayment Percentage,

               (iii) to the extent included in EBITDA, any portion of the amount of cash gains of Holdings and its Subsidiaries applied toward the repayment of Term Loans pursuant to clause (d) or (e) of Section 3.1.1,

               (iv) repayments of Revolving Loans or Swing Line Loans or Cash Collateralization of Letter of Credit Outstandings pursuant to clause
          (b) of Section 3.1.1,

               (v) voluntary prepayments of Revolving Loans or Swing Line Loans or any voluntary Cash Collateralization of Letter of Credit Outstandings, in each case to the extent accompanied by a permanent reduction in the Revolving Loan Commitment Amount,

               (vi) without duplication, (A) all income Taxes paid in cash by Holdings and its Subsidiaries (less any cash tax refunds received) and
          (B) all Restricted Payments made in cash by or to Holdings pursuant to clauses (a) and (b) (to the extent financed with internally generated cash flow of the U.S. Borrower and its Subsidiaries or with Revolving Loans or Swing Line Loans) and subclauses (i), (ii) and (iii) of clause (f) of Section 7.2.6 (in each case, to the extent that such amounts have not already reduced EBITDA),

               (vii) Capital Expenditures to the extent permitted under Section
          7.2.7 and made in cash by Holdings and its Subsidiaries in such Fiscal Year to the extent financed with internally generated cash flow of Holdings and its Subsidiaries or with Revolving Loans or Swing Line Loans,

               (viii) the aggregate amount of cash expended by Holdings and its Subsidiaries during such Fiscal Year in respect of Permitted Acquisitions (together with all fees, costs and expenses and prepayment premiums paid by Holdings and its Subsidiaries in respect thereof) to the extent financed with internally generated cash flow of Holdings and its Subsidiaries or with Revolving Loans or Swing Line Loans,

               (ix) to the extent incurred in such Fiscal Year and included in the calculation of EBITDA for such Fiscal Year, the amount of all fees, costs and expenses (including the payment of the Special Bonus and the Transactions Dividend (in each case whether paid on the Amendment Effective Date or thereafter) and related payroll tax payments) paid by Holdings or any of the Subsidiaries in respect of the Transactions,

               (x) all cash charges of the type described in subclauses (b)(vi) and (x) of, and the proviso appearing at the end of, the definition of "EBITDA" contained in this Agreement,

               (xi) the amount of any net increase in Current Assets, other than cash and Cash Equivalent Investments, over Current Liabilities of Holdings and its Subsidiaries for such Fiscal Year (exclusive of all or any portion of such net increase resulting, directly or indirectly,
          (x) from any Disposition resulting in Net Disposition Proceeds and (y) any increase in Current Assets, other than cash and Cash Equivalent Investments, over Current Liabilities of any entity acquired by Holdings or any of its Subsidiaries and which occurs prior to the date of such acquisition),

               (xii) the aggregate amount of cash expended by Gentek Holdings and its Subsidiaries during such Fiscal Year in respect of Steel Peel Warranty Claims (including the costs, charges, fees and expenses of litigation with respect thereto) to the extent financed with internally generated cash flow of Gentek Holdings and its Subsidiaries or with Revolving Loans or Swingline Loans and for which Gentek Holdings and its Subsidiaries or the U.S. Borrower have not been reimbursed or indemnified (it being understood and agreed that, in the event any such reimbursement or indemnification is received in a Fiscal Year subsequent to the Fiscal Year in which the corresponding payment was made by Gentek Holdings and its Subsidiaries and deducted in determining Excess Cash Flow, the amount of such reimbursement or indemnity shall be added in determining Excess Cash Flow for such subsequent Fiscal Year),

               (xiii) the aggregate amount of cash contributions to U.S. Pension Plans and Canadian Pension Plans by Holdings and its Subsidiaries during such Fiscal Year made pursuant to any pension benefit laws of any jurisdiction, and

               (xiv) the amount of any cash actually paid by Holdings or any of its Subsidiaries in connection with reserves established in accordance with GAAP.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exemption Certificate" is defined in clause (e) of Section 4.6.

          "Existing Title Policies" means each title insurance policy delivered to the U.S. Administrative Agent pursuant to the Original Credit Agreement.

          "Facility" means, as the context may require, the U.S. Facility and/or the Canadian Facility.

          "Fee Letter" means the confidential letter captioned "Fee Letter", dated December 6, 2004, among UBS Loan Finance LLC, UBS Securities LLC, Citicorp North America, Inc., Citigroup Global Markets Inc., Holdings and AMI.

          "Filing Statements" means collectively all UCC financing statements (Form UCC-1) or other similar financing statements and UCC termination statements (Form UCC-3) or other similar financing statements.

          "Fiscal Quarter" means a quarter ending on the Saturday of the 13th, 26th, 39th or 52nd (or 53rd, as applicable) week of each calendar year.

          "Fiscal Year" means the last day of the fourth Fiscal Quarter; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2003 Fiscal Year") refer to the Fiscal Year ending on the last day of the fourth Fiscal Quarter of such Fiscal Year.

          "Fixed Charge Coverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of:

          (a) (i) EBITDA (for all such Fiscal Quarters) of Holdings and its Subsidiaries minus all Capital Expenditures of Holdings and its Subsidiaries made during such period (other than (x) Capital Expenditures constituting Permitted Acquisitions permitted under Section 7.2.5 and (y) Capital Expenditures to the extent funded from the proceeds of (i) an incurrence of Indebtedness, (ii) an issuance of Capital Stock or a capital contribution or (iii) an asset sale or a Casualty Event)

          to

          (b) to the extent included in EBITDA for such Fiscal Quarters, the sum (for all such Fiscal Quarters) of, without duplication, (i) Interest Expense of Holdings and its Subsidiaries during such period, (ii) scheduled principal repayments of Indebtedness of Holdings and its Subsidiaries required to be made in cash during such period, and (iii) all income Taxes paid in cash by Holdings and its Subsidiaries during such period (net of any cash refunds received during such period).

          "Fixed Rate Loan" means a Eurodollar Loan or a Canadian BA.

          "Foreign Permitted Acquisition" means a Permitted Acquisition, whether of Capital Stock, assets or otherwise, of a Person or a business which, as of the time of such Permitted Acquisition, either (i) is incorporated or organized in a jurisdiction other than the United States (a "Non-U.S. Jurisdiction") or
(ii) had more than 15% of its assets located in a Non-U.S. Jurisdiction or derived more than 15% of its annual revenues from operations and business located in Non-U.S. Jurisdictions.

          "Foreign Pledge Agreement" means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a State thereof executed and delivered by the U.S. Borrower or any of its Subsidiaries pursuant to the terms of this Agreement, in form and substance reasonably satisfactory to the Agents, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on and security interest in any Collateral (as defined in the applicable Security and Pledge Agreement) as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Foreign Subsidiary" means any Subsidiary of the U.S. Borrower which is not a U.S. Person as defined in Section 7701(a)(30) of the Code.

          "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

          "GAAP" is defined in Section 1.4.

          "Gentek" is defined in the preamble.

          "Gentek Acquisition Agreement" means a stock purchase agreement dated as of July 31, 2003 by and among, AMI, Gentek Holdings, Inc., the Ontario Teachers Pension Plan Board and certain holders of the capital stock of Gentek Holdings, Inc.

          "Gentek Acquisition Documents" means the Gentek Acquisition Agreement and all documents, agreements and other instruments (including all opinions and certificates) delivered in connection therewith, in each case, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Gentek U.S." means Gentek Building Products, Inc., a Delaware corporation.

          "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to such governments.

          "Granting Bank" is defined in clause (f) of Section 12.11.

          "Guarantors" means, collectively, Superholdco, Holdings, the U.S. Borrower and each Subsidiary Guarantor.

          "Guaranty" means, as the context may require Superholdco Guaranty, the Holdings Guaranty, the U.S. Borrower Guaranty, the U.S. Subsidiary Guaranty and/or the Canadian Subsidiary Guaranty.

          "Harvest Fee" is defined in the Harvest Management Agreement.

          "Harvest Management Agreement" means the amended and restated management agreement, dated as of December 22, 2004, between AMI and Harvest Partners, as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement.

          "Harvest Partners" means Harvest Partners, Inc.

          "Hazardous Material" means (i) any "hazardous substance", as defined by CERCLA, (ii) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended, (iii) any solid waste that is generated in the diagnosis, treatment (e.g., provision of medical services) or immunization of human beings or animals, in research pertaining thereto, or in the production or testing of biologicals, and (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including, without limitation, crude oil and any petroleum product) subject to regulation, or which can give rise to liability, under any Environmental Law.

          "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and, without limiting the generality of the foregoing, all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

          "herein", "hereof", "hereto", "hereunder" and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

          "Holdings" is defined in the preamble.

          "Holdings Guaranty" means the Obligations of Holdings undertaken pursuant to Article IX.

          "Holdings Pledge Agreement" means the Security and Pledge Agreement executed and delivered by an Authorized Officer of Holdings pursuant to the Original Credit Agreement, substantially in the form of Exhibit G-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Impermissible Qualification" means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of Holdings, the U.S. Borrower or any other Obligor (i) which is of a "going concern" or similar nature, (ii) which relates to the limited scope of examination of matters relevant to such financial statement, or
(iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause Holdings, the U.S. Borrower or such other Obligor to be in Default.

          "including" and "include" means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

          "Indebtedness" of any Person means, without duplication:

          (a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

          (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

          (c) all Capitalized Lease Liabilities of such Person;

          (d) all net liabilities of such Person under all Hedging Obligations;

          (e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business) and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided that to the extent such indebtedness is not assumed by such Person or the recourse against such Person by the obligee of such indebtedness is limited to the assets so secured, the amount of such indebtedness shall be deemed to be the lesser of (x) the aggregate amount of such indebtedness and (y) the fair market value of the assets securing such indebtedness);

          (f) all obligations arising under Synthetic Leases of such Person;

          (g) all Redeemable Capital Stock of such Person; and

          (h) all Contingent Liabilities of such Person in respect of any of the foregoing.

          The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          "Indemnified Liabilities" is defined in Section 12.4.

          "Indemnified Parties" is defined in Section 12.4.

          "Interbank Reference Rate" means the interest rate expressed as a percentage per annum which is customarily used by the Canadian Administrative Agent when calculating interest due by it or owing to it arising from correction of errors between it and other chartered banks.

          "Interco Subordination Agreement" means an Intercompany Subordination Agreement, substantially in the form of Exhibit J hereto, executed and delivered by two or more

Obligors pursuant to the terms of this Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Intercompany Note" means, with respect to the U.S. Borrower or any of its Subsidiaries, as the maker thereof, a promissory note substantially in the form of Exhibit A to the relevant Security and Pledge Agreement (with such modifications as the applicable Administrative Agent may consent to, such consent not to be unreasonably withheld), which promissory note shall be duly endorsed and pledged by the payee in favor of the applicable Administrative Agent.

          "Interest Coverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of:

          (a) EBITDA (for all such Fiscal Quarters) of Holdings and its Subsidiaries to

          (b) the sum (for all such Fiscal Quarters) of Interest Expense of Holdings and its Subsidiaries during such period.

          "Interest Expense" means, with respect to any Person for any Fiscal Quarter, the aggregate interest expense (both accrued and paid) of such Person and its Subsidiaries for such Fiscal Quarter that has been paid or is payable in cash, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense (net of investment interest income paid during such period to Holdings or any of its Subsidiaries and excluding any interest on the deferred portion of the Harvest Fee, the Investcorp Fee and the Special Bonus, in each case to the extent such amounts are excluded from the definition of "Total Debt").

          "Interest Period" means, (i) relative to any Eurodollar Loan, the period beginning on (and including) the date on which such Eurodollar Loan is made or continued as, or converted into, a Eurodollar Loan pursuant to Sections
2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three, six, or if then available to each applicable Lender, nine or twelve months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the applicable Borrower may select in its relevant notice pursuant to Sections 2.3 or 2.4 and
(ii) relative to any Canadian BA or Acceptance Note, the period beginning on (and including) the date on which such Canadian BA is accepted or rolled over pursuant to Section 2.4 or such Acceptance Note is issued pursuant to Section
2.9.3 and continuing to (but excluding) the date which is approximately 30, 60, 90 or 180 days thereafter as the Canadian Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided that (a) the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than fifteen different dates (provided that the Canadian Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates), (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day) and (c) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

          "Investcorp" is defined in the recitals hereto.

          "Investcorp Fee" is defined in the Investcorp Management Agreement.

          "Investcorp Investor Group" means, collectively, Investcorp, certain affiliated entities and other international investors.

          "Investcorp Management Agreement" means (i) the Agreement for Management Advisory, Strategic Planning and Consulting Services Agreement, dated as of December 22, 2004, between AMI and Investcorp International Inc. ("III"),
(ii) the Financing Advisory Services Agreement, dated as of December 22, 2004, between AMI and Investcorp International Inc. ("III") and (iii) the M&A Advisory Services Agreement, dated as of December 22, 2004, between AMI and Investcorp International Inc. ("III"), in each case as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement.

          "Investment" means, relative to any Person, (i) any loan, advance or extension of credit made by such Person to any other Person, including (A) the issuance of any letter of credit with respect to which such Person is obligated to reimburse the issuer thereof for drawings thereunder and any other Person is the account party with respect to such letter of credit and (B) the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person (exclusive of receivables owing to such Person to the extent created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of such Person), and (ii) any Capital Stock held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

          "ISP Rules" is defined in Section 12.9.

          "Issuance Request" means, as the context may require, a U.S. Issuance Request and/or a Canadian Issuance Request.

          "Issuer" means, as the context may require, a Canadian Issuer and/or a U.S. Issuer.

          "Joint Lead Arrangers" is defined in the preamble.

          "Lender Assignment Agreement" means an assignment agreement substantially in the form of Exhibit K hereto.

          "Lender Default" means (i) the refusal (which has not been retracted) or other failure of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.6.1 or (ii) a Lender having notified the applicable Borrower or the applicable Administrative Agent in writing that it does not intend to comply with its obligations under
Section 2.1 or 2.6.1, including in either case as a result of any takeover of such Lender by any Governmental Authority.

          "Lenders" is defined in the preamble and includes each Person that becomes a Lender pursuant to Section 12.11.

          "Lender's Environmental Liability" means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys' fees at trial and appellate levels and experts' fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against any Agent, any Lender, any Issuer or any of such Person's Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

          (a) any Hazardous Material on, in, under or affecting all or any portion of any property of the U.S. Borrower, Holdings or any of their respective Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the U.S. Borrower's, Holdings' or any of their respective Subsidiaries' or any of their respective predecessors' properties;

          (b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.13;

          (c) any violation or claim of violation by the U.S. Borrower, Holdings or any of their respective Subsidiaries of any Environmental Laws; or

          (d) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, Release or threatened Release of Hazardous Material by the U.S. Borrower, Holdings or any of their respective Subsidiaries, or in connection with any property owned or formerly owned by the U.S. Borrower, Holdings or any of their respective Subsidiaries.

          "Letter of Credit" means, as the context may require, a U.S. Letter of Credit and/or a Canadian Letter of Credit.

          "Letter of Credit Commitment Amount" means, as the context may require, the U.S. Letter of Credit Commitment Amount and/or the Canadian Letter of Credit Commitment Amount.

          "Letter of Credit Outstandings" means, as the context may require, the U.S. Letter of Credit Outstandings and/or the Canadian Letter of Credit Outstandings.

          "Leverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of:

          (a) Total Debt outstanding on the last day of such Fiscal Quarter to

          (b) EBITDA of Holdings and its Subsidiaries computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

          "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

          "Loan" means, as the context may require, a Revolving Loan, a Term Loan and/or a Swing Line Loan of any type and shall include without limitation all Canadian BAs in respect of which any Lender has not received payout in full. References herein to the "principal amount" of a Loan shall, when referring to a Canadian BA, mean the face amount thereof.

          "Loan Documents" means, collectively, (i) this Agreement, the Letters of Credit, the Notes, the Acceptance Notes, Canadian BAs, the Fee Letter (solely for purposes of Article VIII and Section 12.9), each Collateral Document, each Guaranty and the Amendment Agreement and (ii) each other agreement, certificate, document or instrument delivered in connection with any Loan Document and designated to be a "Loan Document", whether or not specifically mentioned herein or therein, including, solely for purposes of the Collateral Documents and the Guaranties, all Rate Protection Agreements.

          "Management Agreements" means, collectively, the Harvest Management Agreement and the Investcorp Management Agreement.

          "Management Investors" is defined in clause (m) of Section 7.2.5.

          "Management Loans" is defined in clause (m) of Section 7.2.5.

          "Management Shares" is defined in clause (m) of Section 7.2.5.

          "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, operations, assets, liabilities (contingent or otherwise), properties or prospects of Holdings and its Subsidiaries, taken as a whole.

          "Material Subsidiary" means each Subsidiary of the U.S. Borrower other than a Non-Material Subsidiary.

          "Material Transaction Documents" means each of the Stock Purchase Agreement, each Other Debt Document, the Senior Subordinated Notes Indenture, the Superholdco Senior Discount Note Indenture and the Management Agreements, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms of this Agreement.

          "Moody's" means Moody's Investors Service, Inc.

          "Mortgage" means each Original Mortgage and each mortgage, deed of trust or agreement executed and delivered by any Obligor in favor of an Administrative Agent for the benefit of the applicable Secured Parties pursuant to the requirements of this Agreement, under which a Lien is granted on the real property and fixtures described therein, in form and substance reasonably satisfactory to the Agents, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Mortgage Amendment" means amended mortgages or deeds of trust from the U.S. Borrower, as mortgagor, grantor, trustor or otherwise, to the U.S. Administrative Agent, as mortgagee, beneficiary or otherwise, in respect of each of the Original Mortgages, in each case amended in form and substance reasonably satisfactory to the Administrative Agents and as the same may be further amended from time to time.

          "Net Casualty Proceeds" means, with respect to any Casualty Event, the amount of any Casualty Proceeds (net of (i) taxes actually paid or estimated by Holdings or any of its Subsidiaries (in good faith) to be payable in cash in connection with such Casualty Event and (ii) all reasonable collection expenses thereof and other reasonable costs associated therewith); provided that if the amount of any estimated taxes exceeds the amount of taxes actually required to be paid in cash in respect of such Casualty Event within 12 months of such Casualty Event, the aggregate amount of such excess shall, at the end of such 12-month period, constitute Net Casualty Proceeds.

          "Net Debt Proceeds" means with respect to the incurrence, sale or issuance after the Amendment Effective Date by Holdings or any of its Subsidiaries of any Indebtedness (other than any Indebtedness permitted by Section 7.2.2, except for the incurrence of Qualified Subordinated Debt in excess of $50,000,000), the excess of:

          (a) the gross cash proceeds received by such Person from such incurrence, sale or issuance, over

          (b) all customary underwriting commissions and discounts and customary legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such incurrence, sale or issuance which have not been paid to a Sponsor or any of its Affiliates in connection therewith (other than those fees and expenses set forth in the Management Agreements).

          "Net Disposition Proceeds" means, with respect to any Disposition of any assets after the Amendment Effective Date of Holdings or any of its Subsidiaries (other than Dispositions permitted pursuant to clause (a), (b), (c), (e), (f), (g), (i) or (j) of Section 7.2.11), the excess of

          (a) the gross cash proceeds received by such Person from any such Disposition and any cash payments received in respect of promissory notes or other non-cash consideration delivered to such Person in respect thereof (other than payments in respect of interest), over

          (b) the sum (without duplication) of (i) all customary legal, investment banking, brokerage, appraisal and accounting and other professional fees and disbursements actually incurred in connection with such Disposition which have not been paid to a Sponsor or any of its Affiliates in connection therewith (other than those fees and expenses set forth in the Management Agreements, (ii) all taxes and other governmental costs and expenses actually paid or estimated by such Person (in good faith) to be payable in cash in connection with such Disposition, (iii) in respect of any such Disposition, the amount, if any, reserved by Holdings or any of its Subsidiaries, as the case may be, in respect of any post-closing purchase price adjustments related to such Disposition, estimated (if necessary) in good faith by management of Holdings or such Subsidiary, as the case may be, (iv) the portion of the purchase price in respect of any such Disposition which is placed in escrow to secure the payment by Holdings or any of its Subsidiaries, as the case may be, in respect of any indemnity or similar obligations of such Person in respect of such Disposition, and (v) payments made by such Person to retire Indebtedness (other than the Credit Extensions) or other unassumed liabilities related to the assets Disposed, in each case of such Person where payment and satisfaction of such Indebtedness or other liabilities is required in connection with such Disposition;

provided that if, (x) after the payment of all taxes with respect to such Disposition, the amount of estimated taxes, if any, pursuant to clause (b)(ii) above exceeded the tax amount actually paid in cash in respect of such Disposition, the aggregate amount of such excess shall, at such time, constitute Net Disposition Proceeds and (y) in the event that the amount reserved in respect of any post-closing purchase price adjustment (referred to in clause
(b)(iii) above) or the amount placed in escrow in respect of any indemnity or similar claims (referred to in clause (b)(iv) above) exceeds the amount actually paid in respect of any such adjustments or claims, such excess amount shall, at the time of determination thereof, constitute Net Disposition Proceeds.

          "Net Equity Proceeds" means with respect to the sale or issuance after the Amendment Effective Date by Holdings (or any direct or indirect parent company thereof) of any of its Capital Stock in a registered public offering under the Securities Act of 1933, the excess of

          (a) the gross cash proceeds received by Holdings (or any direct or indirect parent company thereof and contributed to Holdings) from such sale, exercise or issuance, over

          (b) all customary underwriting commissions and discounts and customary legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to a Sponsor or any of its Affiliates in connection therewith (other than those fees and expenses set forth in the Management Agreements).

          "Net Income" means, with respect to any Person for any period, the aggregate of all amounts (excluding all amounts in respect of extraordinary gains and extraordinary non-cash losses, but including and together with all amounts in respect of extraordinary cash losses; provided that, for purposes of determining Net Income in any such period, the amount of any such extraordinary cash losses for such period, if any, shall be reduced to the extent of any extraordinary cash gains for such period) which would be included as net income on the consolidated financial statements of such Person and its Subsidiaries for such period; provided that the portion of Net Income of any Subsidiary of such Person that is not a Borrower or a Subsidiary Guarantor shall be excluded from Net Income to the extent that the declaration or payment of dividends or similar distributions by such Person of that portion of such Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its Organic Documents or any agreement (other than an agreement with Holdings or its Subsidiaries), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Person or its stockholders.

          "Non-Excluded Taxes" means any Taxes other than net income, profits, gains and franchise taxes imposed with respect to any Secured Party by a Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its principal office or applicable lending office.

          "Non-Material Subsidiary" means any Subsidiary that

          (a) accounted for no more than 5% (and, when taken together with all other Non-Material Subsidiaries, accounted for no more than 10% in the aggregate) of consolidated revenues of Holdings and its Subsidiaries for the four consecutive Fiscal Quarters ending on September 30, 2004, or if later, the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 7.1.1, financial statements have been, or are required to have been, delivered to the Administrative Agents, and

          (b) has assets which represent no more than 5% (and, when taken together with all other Non-Material Subsidiaries, represent no more than 10% in the aggregate) of the consolidated assets of Holdings and its Subsidiaries as of September 30, 2004, or if later, the last day of the last Fiscal Quarter of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 7.1.1, financial statements have been, or are required to have been, delivered to the Administrative Agents.

          "Non-U.S. Jurisdiction" is defined within the definition of Foreign Permitted Acquisition.

          "Non-U.S. Lender" means any Lender that is not a "United States person", as defined under Section 7701(a)(30) of the Code or any applicable successor provision.

          "Note" means, as the context may require, a Revolving Note, a Term Note and/or a Swing Line Note.

          "Notional BA Proceeds" means, relative to a particular Canadian Loan by way of Canadian BAs, the aggregate face amount of such Canadian BAs less the aggregate of:

          (a) a discount from the aggregate face amount of such Canadian BAs calculated in accordance with normal market practice based on the Canadian BA Rate for the term of such Canadian BAs; and

          (b) an acceptance fee calculated at the rate per annum, on the basis of a year of 365 days or 366 days, as the case may be, equal to the Applicable Canadian BA Stamping Fee on the face amount of such Canadian BA for its term, being the actual number of days in the period commencing on the date of acceptance by such Lender of such Canadian BA and continuing to (but excluding) the maturity date of such Canadian BA, such acceptance fee to be non-refundable and fully earned when due.

          "Obligations" means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of each Obligor arising under or in connection with a Loan Document (or, in the case of Superholdco arising under or in connection with the Superholdco Guaranty or Superholdco Pledge Agreement), including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans and all Reimbursement Obligations.

          "Obligor" means, as the context may require, Superholdco, Holdings, the Borrowers, and each other Person (other than a Secured Party) obligated under any Loan Document.

          "Organic Document" means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor's partnership interests, limited liability company interests or authorized shares of Capital Stock.

          "Original Closing Date" means August 29, 2003.

          "Original Collateral" is defined in the recitals hereto.

          "Original Collateral Documents" is defined in the recitals hereto.

          "Original Credit Agreement" is defined in the recitals hereto.

          "Original Lenders" is defined in the recitals hereto.

          "Original Loans" is defined in the recitals hereto.

          "Original Mortgage" means any Mortgage executed and delivered pursuant to the Original Credit Agreement including, without limitation, the Mortgages identified on Schedule IV attached hereto and made a part hereof.

          "Original Obligations" is defined in the recitals hereto.

          "Original Term Loans" is defined in the recitals hereto.

          "Other Debt Documents" means, collectively, each of the loan agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of any Indebtedness constituting or evidenced by, as the case may be, the Senior Subordinated Note Indenture, any Qualifying Subordinated Debt, any Permitted Seller Notes or any Indebtedness of the type described in clause (n) of Section 7.2.2, in each case, as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement.

          "Other Person" is defined in the definition of "Subsidiary".

          "Other Taxes" means any and all stamp, documentary or similar taxes, or any other excise or property taxes or similar levies (including interest and penalties with regard thereto) that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

          "Parent" means each of Parentholdco, Superholdco, Holdings and any other direct or indirect parent of the U.S. Borrower.

          "Parentholdco" is defined in the recitals hereto.

          "Parentholdco Notes" means the unsecured notes due 2014 issued by Parentholdco on December 22, 2004, in an aggregate amount of $75,000,000.

          "Parentholdco Notes Indenture" means the indenture dated December 22, 2004 between Parentholdco and U.S. Bank National Association, as trustee, pursuant to which the Parentholdco Notes were issued.

          "Participant" is defined in clause (b) of Section 12.11.

          "Patent Security Agreement" means any Patent Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit B to the applicable Security and Pledge Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Payment Default" means any Default described in Section 8.1.1.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "Percentage" means, as the context may require, any Lender's Revolving Loan Percentage and/or Term Loan Percentage.

          "Perfection Certificate" means the Perfection Certificate executed and delivered by an Authorized Officer of an Obligor pursuant to Section 7.1.9, substantially in the form of Exhibit H hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Permitted Acquisition" means an acquisition, whether pursuant to a merger or an acquisition of Capital Stock, assets or otherwise, by the U.S. Borrower or any of its Subsidiaries of all or substantially all of the assets or Capital Stock of any Person (or any part of the assets constituting all or substantially all of a business or line of business of any Person), whether or not such acquisition is effected in a single transaction or in a series of related transactions, and as to which the following conditions are satisfied:

          (a) immediately before and after giving effect to such acquisition, no Default shall have occurred and be continuing or would result therefrom (including under Section 7.2.1);

          (b) such acquisition is consummated pursuant to a negotiated merger, purchase or similar agreement between the U.S. Borrower and/or any of its Subsidiaries, on the one hand, and such Person and/or any of its Affiliates, on the other hand;

          (c) in the case of an acquisition of Capital Stock by the U.S. Borrower or a Subsidiary, such acquisition results in the issuer of such Capital Stock becoming a wholly-owned Subsidiary of the U.S. Borrower;

          (d) consideration for such acquisition shall be comprised of Capital Stock of Holdings (or any direct or indirect parent company thereof), the issuance of one or more Permitted Seller Notes, the assumption, incurrence or issuance of Indebtedness permitted under clause (l) of Section 7.2.2 and/or cash and the aggregate amount of the consideration for such acquisition (based on the fair market value of Capital Stock issued, the amount of Indebtedness issued and/or assumed and the cash expended in connection therewith) shall not exceed $25,000,000 and, when added to the total aggregate amount of consideration for all other such acquisitions pursuant to this subclause (d) since the Original Closing Date, shall not exceed $75,000,000 (provided that either of the foregoing amounts may be increased by up to $25,000,000 to the extent such acquisitions are financed with new equity proceeds or Capital Stock of Holdings (or any direct or indirect parent company thereof); provided, further, that Foreign Permitted Acquisitions shall not exceed $25,000,000 in the aggregate over the term of this Agreement, except to the extent financed with new equity proceeds (not otherwise subject to clause (h) of Section 3.1.1) received by Holdings (or any direct or indirect parent company thereof) or Capital Stock of Holdings) (or any direct or indirect parent company thereof);

          (e) immediately after giving effect to such acquisition, at least $15,000,000 of all Revolving Loan Commitment Amounts shall be unused;

          (f) in the case of any acquisition in which the total aggregate amount of consideration therefor is in excess of $2,500,000, Holdings shall have delivered to the Agents a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition for which financial statements are available (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Section 7.2.4 and the preceding clauses (a) through (e); and

          (g) with respect to any such acquisition which requires the delivery of a Compliance Certificate pursuant to clause (f) above, if, based upon such Compliance Certificate, such acquisition does not, immediately after giving effect thereto, increase the EBITDA of Holdings and its Subsidiaries on a Pro Forma Basis, Holding's Leverage Ratio (as computed in such Compliance Certificate) for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1), after giving pro forma effect to the consummation of such acquisition, shall be equal to or below 3.50:1.

          "Permitted Holders" means, collectively, Harvest Partners, Investcorp Investor Group, their respective controlled affiliates and funds controlled by Harvest Partners, Investcorp Investor Group and such affiliates ("control" (and its derivatives) of a Person, for the purposes of this definition of "Permitted Holders," means the power, directly or indirectly, to direct or cause the direction of the management, policies and investment decisions of such Person (whether by contract or otherwise)).

          "Permitted Liens" means Liens permitted pursuant to Section 7.2.3.

          "Permitted Refinancing Indebtedness" means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to "Refinance"), the Indebtedness being Refinanced (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (a) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (b) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under the Loan Documents, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced and (c) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced.

          "Permitted Seller Note" means an unsecured subordinated promissory note issued by a Parent or a Borrower in connection with a Permitted Acquisition consummated by such Borrower, which note (i) provides for a final stated maturity date that is not prior to the first anniversary of the latest Stated Maturity Date for any Tranche then in effect of all Loans hereunder (but which may provide for scheduled amortization of the original principal amount thereof on each anniversary of the issuance thereof to the extent each such required amortization payment does not exceed 20% of the original principal amount thereof), (ii) bears cash interest at an annual rate not in excess of 10%, although any such interest payable in excess of 10% per annum either shall be payable with the issuance of additional promissory notes in form and substance substantially similar to such promissory note (it being understood and agreed that each such additional promissory note shall constitute a Permitted Seller
Note) or shall continue to accrue, (iii) does not provide the holders thereof with the guaranty of any Subsidiary of either Borrower, (iv) does not contain any financial maintenance covenants or any cross-default provisions (it being understood that a cross-acceleration provision with respect to Indebtedness in an aggregate principal amount in excess of $10,000,000 shall be acceptable) and
(v) contains such other terms and provisions (including as to subordination, if any) as are reasonably acceptable to each of the Agents; provided that in no event may the aggregate principal amount of all Permitted Seller Notes exceed $10,000,000.

          "Person" means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

          "Pledged Subsidiary" means each Subsidiary in respect of which an Administrative Agent has been granted a security interest in or a pledge of (i) any of the Capital Stock of such Subsidiary or (ii) any Intercompany Notes of such Subsidiary owing to a Borrower or a Subsidiary Guarantor.

          "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person.

          "Prepayment Percentage" means 75%; provided that with respect to each Fiscal Year ending on or after December 31, 2004, the Prepayment Percentage shall be reduced to 50% if the Leverage Ratio as of the last day of such Fiscal Year is not greater than 3.50:1.

          "Primary Syndication" means the period commencing on or prior to the Amendment Effective Date and ending on the earlier of (i) 90 days after the Amendment Effective Date and (ii) the date that the Joint Lead Arrangers have declared the primary syndication of the Credit Extensions to have ended.

          "Pro Forma Basis" means, with respect to any determination for any period for any Person, after giving pro forma effect to each Permitted Acquisition and Disposition of a Person, business or all or substantially all of the assets of a Person or business consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such Permitted Acquisition, Disposition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, (x) reasonable assumptions acceptable to the Agents that are specified in reasonable detail in the relevant Compliance Certificate or other certificate furnished to any Agent or Lender in connection with the terms of this Agreement or (y) assumptions prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and the Exchange Act, and the Securities and Exchange Commission's rules and guidelines with respect to pro forma financial statements and that are specified in reasonable detail in the relevant Compliance Certificate.

          "Qualified IPO" means, with respect to any Person, an initial public offering by such Person (or any direct parent company thereof) of its Voting Stock in a registered public offering under the Securities Act of 1933 pursuant to which not less than 20% of such Person's (or any direct parent company thereof) issued and outstanding Voting Stock is sold pursuant to such offering.

          "Qualifying Subordinated Debt" means unsecured senior subordinated notes of Holdings or the U.S. Borrower in an aggregate principal amount for all such Persons not to exceed $100,000,000 containing terms and conditions no less favorable to such Person (other than interest rates; provided that any yield in excess of 13% per annum shall be payable in additional unsecured senior subordinated notes or shall be capitalized or accreted discount), and no more favorable to the holders thereof, in each case in any material respect, than those of the Senior Subordinated Notes or containing such other terms and conditions (including rate of interest, maturity, covenants, events of default and subordination provisions) reasonably acceptable to the Agents; provided that, immediately prior to the issuance of any such notes, Holdings shall have delivered to the Agents a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such issuance (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to such issuance and the application of the proceeds therefrom and evidencing compliance with the covenants set forth in Section 7.2.4.

          "Quarterly Payment Date" means the last Business Day of March, June, September and December.

          "Rate Protection Agreement" means, collectively, any interest rate swap, cap, collar or similar agreement entered into by the U.S. Borrower or any of its Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender, so long as a fully executed copy of such agreement has been provided to the Agents.

          "Recapitalization" is defined in the recitals hereto.

          "Redeemable Capital Stock" means Capital Stock of Holdings or any of its Subsidiaries that, either by its terms or by the terms of any security into which it is convertible or exchangeable, at the option of the holder thereof,
(i) is or upon the happening of an event (other than a voluntary call by the issuer thereof or change of control so long as, in the case of a change of control, all Obligations hereunder must first be paid in full or the consent of the Required Lenders is obtained to allow such redemption) or passage of time would be required to be redeemed (for consideration other than common stock of Holdings or pay-in-kind Preferred Stock of Holdings) on or prior to the first anniversary of the latest Stated Maturity Date for any Tranche then in effect of all Loans hereunder, (ii) is redeemable at the option of the holder thereof (for consideration other than common stock of Holdings or pay-in-kind Preferred Stock of Holdings) at any time prior to such date or (iii) is convertible at the option of the holder thereof into or exchangeable for debt securities of either Borrower, Holdings or any of their respective Subsidiaries at any time prior to such anniversary other than debt securities constituting Qualifying Subordinated Debt.

          "Refunded Swing Line Loans" is defined in clause (b) of Section 2.3.2.

          "Reimbursement Obligation" is defined in Section 2.6.3.

          "Release" means a "release", as such term is defined in CERCLA.

          "Replacement Lender" is defined in Section 4.10.

          "Replacement Notice" is defined in Section 4.10.

          "Required Lenders" means, at any time,

          (a) with respect to any provision of this Agreement or any other Loan Document other than the taking of any remedial action under this Agreement or any other Loan Document following the declaration of the acceleration of the maturity of all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable pursuant to Section 8.3, Lenders holding at least a majority of the sum of (i) the U.S. Revolving Loan Commitments (or, following the U.S. Revolving Loan Commitment Termination Date, the aggregate principal amount of U.S. Revolving Loans and U.S. Swing Line Loans then outstanding plus the U.S. Letter of Credit Outstandings applicable to the U.S. Revolving Loan Commitments (after giving effect to the participation of the U.S. Lenders therein)), (ii) the Canadian Revolving Loan Commitments (or, following the Canadian Revolving Loan Commitment Termination Date, the aggregate principal amount of Canadian Revolving Loans and Canadian Swing Line Loans then outstanding (calculated, with respect to any Canadian Revolving Loans or Canadian

     Swing Line Loans denominated in Canadian Dollars, at the U.S. Dollar Equivalent thereof) plus the Canadian Letter of Credit Outstandings (calculated, with respect to any Canadian Letters of Credit denominated in Canadian Dollars, at the U.S. Dollar Equivalent thereof) (after giving effect to the participation of the Canadian Lenders therein)) and (iii) the Term Loan Commitments (or, following the Term Loan Commitment Termination Date, the aggregate principal amount of the Term Loans then outstanding); or

          (b) with respect to the taking of any remedial action under this Agreement or any other Loan Document following the declaration of the acceleration of the maturity of all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable pursuant to Section 8.3, Lenders holding at least a majority of the sum of the aggregate principal amount of outstanding Loans (calculated, with respect to any Loans made in Canadian Dollars, at the U.S. Dollar Equivalent thereof) plus the Letter of Credit Outstandings (calculated, with respect to any Canadian Letters of Credit issued in Canadian Dollars, at the U.S. Dollar Equivalent thereof) (after giving effect to the participation of the Lenders therein).

          "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

          "Restricted Payment" means the declaration or payment of any dividend (other than dividends payable solely in Capital Stock (other than Redeemable Capital Stock) of Holdings or any Subsidiary of Holdings) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Stock of Holdings or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other payment or distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of Holdings or any Subsidiary or otherwise.

          "Revolving Loan" means, as the context may require, a U.S. Revolving Loan and/or a Canadian Revolving Loan.

          "Revolving Loan Commitment" means, as the context may require, the U.S. Revolving Loan Commitment and/or the Canadian Revolving Loan Commitment.

          "Revolving Loan Commitment Amount" means, as the context may require, the U.S. Revolving Loan Commitment Amount and/or the Canadian Revolving Loan Commitment Amount.

          "Revolving Loan Commitment Termination Date" means, with respect to the U.S. Revolving Loan Commitments, the U.S. Revolving Loan Commitment Termination Date and with respect to the Canadian Revolving Loan Commitments, the Canadian Revolving Loan Commitment Termination Date.

          "Revolving Loan Lender" means, as the context may require, a U.S. Revolving Loan Lender and/or a Canadian Revolving Loan Lender.

          "Revolving Loan Percentage" means, as the context may require, the U.S. Revolving Loan Percentage and/or the Canadian Revolving Loan Percentage.

          "Revolving Note" means, as the context may require, a U.S. Revolving Note and/or a Canadian Revolving Note.

          "S&P" means Standard & Poor's Rating Services, a division of McGraw-Hill, Inc.

          "SEC" means the Securities and Exchange Commission.

          "Secured Parties" means, subject to the last sentence of Section
7.1.9,

          (a) relative to an Interco Subordination Agreement executed by any Parent, the U.S. Borrower or any U.S. Subsidiary Guarantor or any Collateral Document executed by any Parent, Holdings, the U.S. Borrower or any U.S. Subsidiary Guarantor that grants a Lien to secure Obligations in respect of both the U.S. Facility and the Canadian Facility, (i) the Lenders, each Issuer and the Agents (and other Indemnified Parties set forth in Section 12.4), (ii) for purposes of each agreement pursuant to which an Administrative Agent is granted a Lien to secure any such Obligations or receives a guaranty by any Parent, the U.S. Borrower or any U.S. Subsidiary Guarantor of any such Obligations or pursuant to which any Person subordinates any obligation payable by Holdings or any of its Subsidiaries to it to such Obligations or any insurance or indemnity with respect to the same (including Section 12.4 hereof), each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate thereof, and
     (iii) in each case, each of their respective successors, transferees and assigns; and

          (b) relative to an Interco Subordination Agreement executed by the Canadian Borrower or any Canadian Subsidiary Guarantor or any Collateral Document executed by the Canadian Borrower or any Canadian Subsidiary Guarantor that grants a Lien to secure Obligations in respect of the Canadian Facility only, (i) the Canadian Lenders, each Canadian Issuer and the Canadian Administrative Agent (and other Indemnified Parties set forth in Section 12.4), (ii) for purposes of each agreement pursuant to which the Canadian Administrative Agent is granted a Lien by the Canadian Borrower or any Canadian Subsidiary Guarantor to secure any such Obligations or receives a guaranty by the Canadian Borrower or any Canadian Subsidiary Guarantor of any such Obligations or pursuant to which any Person subordinates any obligation payable by Holdings or any of its Subsidiaries to it to such Obligations or any insurance or indemnity with respect to the same (including Section 12.4 hereof), each counterparty to a Rate Protection Agreement entered into by the Canadian Borrower or any Canadian Subsidiary Guarantor that is (or at the time such Rate Protection Agreement was entered into, was) a Canadian Lender or an Affiliate thereof; and

          (c) in each case, each of their respective successors, transferees and assigns.

          "Security and Pledge Agreement" means, as the context may require, the Superholdco Pledge Agreement, the Holdings Pledge Agreement, the U.S. Borrower Security and

Pledge Agreement, a Canadian Debenture, the U.S. Subsidiary Security and Pledge Agreement and/or a Canadian Pledge Agreement.

          "Senior Subordinated Note Indenture" means the Indenture dated as of April 23, 2002, among the U.S. Borrower, the Subsidiary Guarantor (as defined therein) and Wilmington Trust Company, as trustee, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms of this Agreement.

          "Senior Subordinated Notes" means the 9-3/4% senior subordinated notes due 2012 of the U.S. Borrower in an original aggregate principal amount of $165 million and issued pursuant to the Senior Subordinated Note Indenture.

          "Solvent" means, with respect to any Person and its Subsidiaries on a particular date, that on such date (i) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay such debts and liabilities as the same mature, and (iv) such Person and its Subsidiaries on a consolidated basis is not engaged in business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

          "SPC" is defined in clause (f) of Section 12.11.

          "Sponsor" means, collectively, Harvest Partners or Investcorp Investor Group.

          "Stated Amount" means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

          "Stated Expiry Date" is defined in Section 2.6.

          "Stated Maturity Date" means (i) with respect to all Term Loans, August 29, 2010, and (ii) with respect to all Revolving Loans and Swing Line Loans, April 19, 2009.

          "Steel Peel Warranty Claims" means any warranty claims against Gentek U.S. arising from a failure in the form of peeling of the coated surface of certain residential siding products consisting of painted steel paneling manufactured or produced by Gentek U.S. or one or more of its predecessors or its business between January 1, 1992 and December 31, 1995 in product color lines designated as (i) "885 White", "Special White", "Polar White" or "Poplar" or (ii) an alternative name for marketing purposes corresponding to any such name and, in each case, which used paint manufactured by The Sherwin-Williams Company.

          "Stock Purchase Agreement" is defined in the recitals hereto.

          "Subordinated Debt" means unsecured subordinated Indebtedness of any Obligor in respect of the Senior Subordinated Notes, any Permitted Seller Notes, Qualifying Subordinated Debt or Indebtedness incurred pursuant to clause (n) of
Section 7.2.2.

          "Subordination Provisions" is defined in Section 8.1.11.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership or other entity ("Other Person") of which more than 50% of the outstanding Voting Stock of such Other Person (irrespective of whether at the time Capital Stock of any other class or classes of such Other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term "Subsidiary" shall be a reference to a Subsidiary of the U.S. Borrower.

          "Subsidiary Guarantor" means, as the context may require, a U.S. Subsidiary Guarantor and/or a Canadian Subsidiary Guarantor.

          "Subsidiary Guaranty" means, as the context may require, the U.S. Subsidiary Guaranty and/or the Canadian Subsidiary Guaranty.

          "Subsidiary Security and Pledge Agreement" means, as the context may require, a U.S. Subsidiary Security and Pledge Agreement, a Canadian Debenture and/or a Canadian Pledge Agreement.

          "Superholdco" is defined in the preamble.

          "Superholdco Debt Documents" means, collectively, each of the loan agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of any Indebtedness of Superholdco, in each case, as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of the Superholdco Guaranty.

          "Superholdco Guaranty" means the Guaranty executed and delivered by an Authorized Officer of Superholdco, in substantially in the form of Exhibit F-3 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Superholdco Pledge Agreement" means the Pledge and Security Agreement, executed and delivered by an Authorized Officer of Superholdco pursuant to the Original Credit Agreement, in substantially in the form of Exhibit G-6 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Superholdco Senior Discount Note Indenture" means the Indenture dated as of March 4, 2004, among Superholdco and Wilmington Trust Company, as trustee, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms of this Agreement.

          "Superholdco Senior Discount Notes" means the Senior Discount Notes due 2014 issued by Superholdco on March 4, 2004 pursuant to the Superholdco Senior Discount Note Indenture, resulting in gross cash proceeds in an amount equal to $258,265,220.

          "Swing Line Lender" means, as the context may require, the U.S. Swing Line Lender and/or the Canadian Swing Line Lender.

          "Swing Line Loan" means, as the context may require, a U.S. Swing Line Loan and/or a Canadian Swing Line Loan.

          "Swing Line Loan Commitment" means, as the context may require, the U.S. Swing Line Loan Commitment and/or the Canadian Swing Line Loan Commitment.

          "Swing Line Loan Commitment Amount" means, as the context may require, the U.S. Swing Line Loan Commitment Amount and/or the Canadian Swing Line Loan Commitment Amount.

          "Swing Line Note" means, as the context may require, a U.S. Swing Line Note and/or a Canadian Swing Line Note.

          "Syndication Agent" is defined in the preamble.

          "Synthetic Lease" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

          "Taxes" means any and all income, stamp or other taxes, duties, levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest and penalties with respect thereto.

          "Term Loan" is defined in clause (a) of Section 2.1.3.

          "Term Loan Commitment" means, relative to any Lender, such Lender's obligation (if any) to make Term Loans pursuant to Section 2.1.3.

          "Term Loan Commitment Amount" means, on any date, $175,000,000.

          "Term Loan Commitment Termination Date" means the earliest of (i) the Amendment Effective Date (immediately after the making of the Term Loans on such date) and (ii) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described in clause (ii), the Term Loan Commitments shall terminate automatically and without any further action.

          "Term Loan Percentage" means, relative to any Lender, the applicable percentage relating to Term Loans set forth opposite such Lender's name below the column labeled "Term Loan Commitment" on Schedule II hereto or set forth in a Lender Assignment Agreement under the Term Loan Commitment column, as such percentage may be adjusted from time to time pur-suant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 12.11. A Lender shall not have any Term Loan Commitment if its percentage under the Term Loan Commitment column is zero.

          "Term Note" means a promissory note of the U.S. Borrower payable to any Lender, in the form of Exhibit A-5 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the U.S. Borrower to such Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

          "Termination Date" means the date on which all Obligations (other than any indemnities that are not then due and payable) have been paid in full in cash, all Letters of Credit have been terminated, expired, Cash Collateralized or supported with letters of credit in a manner acceptable to the relevant Issuer and all Commitments have terminated.

          "Title Company" means Chicago Title Insurance Company or such other title insurance company or companies as are reasonably acceptable to the Administrative Agents.

          "Total Debt" means, on any date, without duplication, the outstanding principal amount of all Indebtedness of Holdings and its Subsidiaries of the type referred to in clause (a), clause (b) (excluding obligations relative to the face amount of letters of credit to the extent such face amount has not been drawn or, if drawn, to the extent the amount of such drawing has been reimbursed to the issuer thereof by the obligor with respect thereto), clause (c), clause
(e) (but, in the case of such clause (e), only to the extent accounted for as debt on a balance sheet in accordance with GAAP; provided that the deferred portion of the Harvest Fee and the Investcorp Fee, not to exceed in the aggregate $3,631,927, and the deferred portion of the Special Bonus not to exceed $8.0 million shall not be included in the calculation of Total Debt), clause (f) and clause (g), in each case of the definition of "Indebtedness", and any Contingent Liability in respect of any of the foregoing; provided that Indebtedness of the type described in clause (n) of Section 7.2.2 or incurred in respect of Permitted Seller Notes and Qualifying Subordinated Debt shall not be included in the calculation of Total Debt to the extent that such notes and/or debt (x) are issued by Holdings and are not guaranteed by any Subsidiary of Holdings and (y) do not provide for any scheduled repayments or mandatory prepayments or redemptions of the principal thereof prior to the first anniversary of the latest Stated Maturity Date for any Tranche then in effect of all Loans or for any payment of cash interest or regularly accruing fees with respect thereto prior to such anniversary.

          "Total Exposure Amount" means, on any date of determination (and without duplication), the outstanding principal amount of all Loans (calculated, with respect to any Canadian Loans denominated in Canadian Dollars, at the U.S. Dollar Equivalent thereof), the aggregate amount of all Letter of Credit Outstandings (calculated, with respect to any Canadian Letters of Credit denominated in Canadian Dollars, at the U.S. Dollar Equivalent thereof) and the unfunded amount of the Commitments.

          "Trademark Security Agreement" means any Trademark Security Agreement executed and delivered by any Obligor substantially in the form of Exhibit C to the applicable Security and Pledge Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Tranche" means, as the context may require, the Loans constituting Term Loans, U.S. Revolving Loans, Canadian Revolving Loans, U.S. Swing Line Loans and/or Canadian Swing Line Loans.

          "Transactions" is defined in the recitals hereto.

          "Transactions Dividend" is defined in the recitals hereto.

          "Transactions Documents" means the Material Transaction Documents and the other material agreements entered into in connection therewith and the Transactions, in each case, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms of this Agreement.

          "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a Fixed Rate Loan.

          "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to an Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection of such security interest.

          "United States" or "U.S." means the United States of America, its fifty states and the District of Columbia.

          "U.S. Administrative Agent" is defined in the preamble and includes each other Person appointed as the successor U.S. Administrative Agent pursuant to Section 11.4.

          "U.S. Borrower" is defined in the preamble.

          "U.S. Borrower Guaranty" means the Obligations of the U.S. Borrower undertaken pursuant to Article X.

          "U.S. Borrower Security and Pledge Agreement" means the Security and Pledge Agreement executed and delivered by an Authorized Officer of the U.S. Borrower pursuant to the Original Credit Agreement, substantially in the form of Exhibit G-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "U.S. Borrowing Request" means a U.S. Loan request and certificate duly executed by an Authorized Officer of the U.S. Borrower, substantially in the form of Exhibit B-1 hereto.

          "U.S. Collateral" means all assets and property of any Obligor and interests therein upon which a Lien is granted to the U.S. Administrative Agent pursuant to any Loan Document.

          "U.S. Commitment" means, as the context may require, the Term Loan Commitment, the U.S. Revolving Loan Commitment, the U.S. Letter of Credit Commitment and/or the U.S. Swing Line Loan Commitment.

          "U.S. Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the U.S. Borrower, substantially in the form of Exhibit C-1 hereto.

          "U.S. Dollar" and the sign "$" mean lawful money of the United States.

          "U.S. Dollar Equivalent" means, on any date, relative to any amount (the "Original Amount") expressed in Canadian Dollars, the amount expressed in U.S. Dollars which would be required to buy the Original Amount of Canadian Dollars using the noon spot rate exchange for Canadian interbank transactions applied in converting U.S. Dollars into Canadian Dollars published by the Canadian Administrative Agent for such date.

          "U.S. Facility" means all U.S. Commitments of U.S. Lenders.

          "U.S. Issuance Request" means a U.S. Letter of Credit request and certificate duly executed by an Authorized Officer of the U.S. Borrower, substantially in the form of Exhibit B-3 hereto.

          "U.S. Issuer" means the institution acting as the U.S. Administrative Agent, but in its capacity as issuer of the U.S. Letters of Credit and, at the request of the institution acting as the U.S. Administrative Agent and with the U.S. Borrower's consent, one or more other Lenders or Affiliates of the U.S. Administrative Agent.

          "U.S. Lender" is defined in the preamble.

          "U.S. Letter of Credit" is defined in Section 2.1.2.

          "U.S. Letter of Credit Commitment" means

          (a) with respect to a U.S. Issuer, such U.S. Issuer's obligation to issue U.S. Letters of Credit pursuant to Section 2.1.2 and,

          (b) with respect to each U.S. Revolving Loan Lender, the obligations of each such Lender to participate in such U.S. Letters of Credit pursuant to Section 2.6.1.

          "U.S. Letter of Credit Commitment Amount" means, on any date, a maximum amount of $15,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

          "U.S. Letter of Credit Outstandings" means, on any date, an amount equal to the sum of (i) the then aggregate amount which is undrawn and available under all issued and outstanding U.S. Letters of Credit, and (ii) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations in respect of such U.S. Letters of Credit.

          "U.S. Loan" means, as the context may require, a Term Loan, a U.S. Revolving Loan and/or a U.S. Swing Line Loan.

          "U.S. Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA.

          "U.S. Note" means, as the context may require, a Term Note, a U.S. Revolving Note and/or a U.S. Swing Line Note.

          "U.S. Pension Plan" means a "pension plan", as such term is defined in
Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a U.S. Multiemployer Plan), and to which Holdings, the U.S. Borrower or any corporation, trade or business that is, along with the U.S. Borrower, a member of a Controlled Group, has liability (actual or contingent), including any liability by reason of having been a substantial employer within the meaning of
Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

          "U.S. Register" is defined in clause (b) of Section 2.7.

          "U.S. Revolving Loan" is defined in clause (a) of Section 2.1.1.

          "U.S. Revolving Loan Commitment" is defined in clause (a) of Section 2.1.1.

          "U.S. Revolving Loan Commitment Amount" means, on any date, a maximum amount of $60,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

          "U.S. Revolving Loan Commitment Termination Date" means the earliest of (i) April 19, 2009, (ii) the date on which the U.S. Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement and (iii) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described in the preceding clause (ii) or
(iii), the U.S. Revolving Loan Commitments shall terminate automatically and without any further action.

          "U.S. Revolving Loan Lender" means a Lender that has a U.S. Revolving Loan Commitment.

          "U.S. Revolving Loan Percentage" means, relative to any Lender, the applicable percentage relating to U.S. Revolving Loans set forth opposite such Lender's name below the column labeled "U.S. Revolving Loan Commitment" on
Schedule II hereto or set forth in a Lender Assignment Agreement under the U.S. Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 12.11. A Lender shall not have any U.S. Revolving Loan Commitment if its percentage under the U.S. Revolving Loan Commitment column is zero.

          "U.S. Revolving Note" means a promissory note of the U.S. Borrower payable to any U.S. Revolving Loan Lender, in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate

Indebtedness of the U.S. Borrower to such U.S. Revolving Loan Lender resulting from outstanding U.S. Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

          "U.S. Subsidiary" means any Subsidiary that is not a Foreign
Subsidiary.

          "U.S. Subsidiary Guarantor" means each U.S. Subsidiary which has executed and delivered to the U.S. Administrative Agent the U.S. Subsidiary Guaranty (or a supplement thereto).

          "U.S. Subsidiary Guaranty" means the subsidiary guaranty executed and delivered by U.S. Subsidiaries of the U.S. Borrower pursuant to the Original Credit Agreement, substantially in the form of Exhibit F-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "U.S. Subsidiary Security and Pledge Agreement" means the Security and Pledge Agreement executed and delivered by an Authorized Officer of each U.S. Subsidiary Guarantor pursuant to the Original Credit Agreement, substantially in the form of Exhibit G-3 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "U.S. Swing Line Lender" means the institution acting as the U.S. Administrative Agent, but in its capacity as the U.S. Swing Line Lender.

          "U.S. Swing Line Loan" is defined in clause (a) of Section 2.1.1.

          "U.S. Swing Line Loan Commitment" is defined in clause (a) of Section 2.1.1.

          "U.S. Swing Line Loan Commitment Amount" means, on any date, a maximum amount of $15,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

          "U.S. Swing Line Note" means a promissory note of the U.S. Borrower payable to the U.S. Swing Line Lender, in the form of Exhibit A-3 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the U.S. Borrower to the U.S. Swing Line Lender resulting from outstanding U.S. Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

          "U.S. Welfare Plan" means a "welfare plan", as such term is defined in
Section 3(l) of ERISA.

          "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the managing body of such Person.

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

          "Wholly-owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person all of the outstanding common stock (or similar equity investment) of which (other than any director's qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by such Person. Unless the context otherwise requires, the term "wholly-owned Subsidiary" shall be a reference to a wholly-owned Subsidiary of the U.S. Borrower.

          SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule, and each notice and other communication delivered from time to time in connection with any Loan Document.

          SECTION 1.3. Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

          SECTION 1.4. Accounting and Financial Determinations.

          (a) Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles in the United States ("GAAP") applied in the preparation of the U.S. Borrower's financial statements for its Fiscal Year ended December 31, 2003, subject to any changes or amendments to GAAP in effect as of January 1, 2004; provided that to the extent that there are any changes or amendments to GAAP after the date of this Agreement, the U.S. Borrower may notify the U.S. Administrative Agent that it wishes that the financial covenants be adjusted to reflect (and/or the related accounting terms defined herein modified to address) such changes or amendments in GAAP, in which case the U.S. Borrower and the U.S. Administrative Agent agree to enter into an amendment to this Agreement to modify such provisions of this Agreement as may be necessary to effect any such adjustment, resetting or modification and reasonably acceptable to the U.S. Administrative Agent. Unless otherwise expressly provided all financial covenants and defined financial terms shall be computed on a consolidated basis for Holdings and its Subsidiaries (including the Borrowers), in each case without duplication.

          (b) For purposes of computing the Leverage Ratio, the Interest Coverage Ratio and the Fixed Charge Ratio (under Section 7.2.4), such ratios (and any financial calculations or components required to be made or included therein, including EBITDA) shall be determined on a Pro Forma Basis.

          (c) For the purposes of determining any threshold amount forming any part of any representation or warranty, covenant or Event of Default, all relevant amounts denominated in Canadian Dollars shall be calculated, as of such time of determination, at the U.S. Dollar Equivalent thereof. Each calculation of the U.S. Dollar Equivalent of any amounts denominated in Canadian Dollars shall be conclusive and binding on the Borrowers absent manifest error.

                                   ARTICLE II
                       COMMITMENTS, BORROWING AND ISSUANCE
                     PROCEDURES, NOTES AND LETTERS OF CREDIT

          SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and each Issuer severally agree to make Credit Extensions as set forth below.

          SECTION 2.1.1. Revolving Loan Commitments and Swing Line Loan Commitments. From time to time on any Business Day occurring on and after the Amendment Effective Date but prior to the applicable Revolving Loan Commitment Termination Date,

          (a) (i) each U.S. Revolving Loan Lender agrees that it will make loans denominated in U.S. Dollars (relative to such Lender, its "U.S. Revolving Loans") to the U.S. Borrower equal to such Lender's U.S. Revolving Loan Percentage of the aggregate amount of each Borrowing of U.S. Revolving Loans requested by the U.S. Borrower to be made on such day, and (ii) the U.S. Swing Line Lender agrees that it will make loans denominated in U.S. Dollars (its "U.S. Swing Line Loans") to the U.S. Borrower equal to the principal amount of the U.S. Swing Line Loan requested by the U.S. Borrower to be made on such day. The Commitment of each such U.S. Revolving Loan Lender described above is herein referred to as its "U.S. Revolving Loan Commitment", and the Commitment of the U.S. Swing Line Lender described above is herein referred to as its "U.S. Swing Line Loan Commitment". On the terms and subject to the conditions hereof, the U.S. Borrower may from time to time borrow, prepay and reborrow U.S. Revolving Loans and U.S. Swing Line Loans; and

          (b) (i) each Canadian Revolving Loan Lender agrees that it will make loans denominated in U.S. Dollars or Canadian Dollars or accept Canadian BAs (relative to such Lender, its "Canadian Revolving Loans") to the Canadian Borrower equal to such Lender's Canadian Revolving Loan Percentage of the aggregate amount of each Borrowing of Canadian Revolving Loans requested by the Canadian Borrower to be made on such day, and (ii) the Canadian Swing Line Lender agrees that it will make loans denominated in U.S. Dollars or Canadian Dollars (its "Canadian Swing Line Loans") to the Canadian Borrower equal to the principal amount of the Canadian Swing Line Loan requested by the Canadian Borrower to be made on such day. The Commitment of each such Canadian Revolving Loan Lender described above is herein referred to as its "Canadian Revolving Loan Commitment", and the Commitment of the Canadian Swing Line Lender described above is herein referred to as its "Canadian Swing Line Loan Commitment". On the terms and subject to the conditions hereof, the Canadian Borrower may from time to time borrow, prepay (except in the case of Canadian BAs) and reborrow Canadian Revolving Loans and Canadian Swing Line Loans;

     provided that

          (c) no U.S. Revolving Loan Lender shall be permitted or required to make any U.S. Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all U.S. Revolving Loans of such U.S. Revolving Loan Lender, together with such U.S. Revolving Loan Lender's U.S. Revolving Loan Percentage of the aggregate amount of all U.S. Swing Line Loans and U.S. Letter of Credit Outstandings, would exceed such U.S. Revolving Loan Lender's U.S. Revolving Loan Percentage of the then existing U.S. Revolving Loan Commitment Amount;

          (d) no Canadian Revolving Loan Lender shall be permitted or required to make any Canadian Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Canadian Revolving Loans of such Canadian Revolving Loan Lender (calculated, with respect to any Canadian Revolving Loans denominated in Canadian Dollars, at the U.S. Dollar Equivalent thereof), together with such Canadian Revolving Loan Lender's Canadian Revolving Loan Percentage of the aggregate amount of all Canadian Swing Line Loans (calculated, with respect to any Canadian Swing Line Loans denominated in Canadian Dollars, at the U.S. Dollar Equivalent thereof) and Canadian Letter of Credit Outstandings (calculated, with respect to any Canadian Letters of Credit denominated in Canadian Dollars, at the U.S. Dollar Equivalent thereof), would exceed such Canadian Revolving Loan Lender's Canadian Revolving Loan Percentage of the then existing Canadian Revolving Loan Commitment Amount;

          (e) the U.S. Swing Line Lender shall not be permitted or required to make U.S. Swing Line Loans if, after giving effect thereto, the aggregate outstanding principal amount of all U.S. Swing Line Loans would exceed (x) the then existing U.S. Swing Line Loan Commitment Amount or (y) when combined with the aggregate outstanding principal amount of all U.S. Revolving Loans and U.S. Letter of Credit Outstandings, the then existing U.S. Revolving Loan Commitment Amount; and

          (f) the Canadian Swing Line Lender shall not be permitted or required to make Canadian Swing Line Loans if, after giving effect thereto, the aggregate outstanding principal amount of all Canadian Swing Line Loans (calculated, with respect to any Canadian Swing Line Loans denominated in Canadian Dollars, at the U.S. Dollar Equivalent thereof) would exceed (x) the then existing Canadian Swing Line Loan Commitment Amount or (y) when combined with the aggregate outstanding principal amount of all Canadian Revolving Loans (calculated, with respect to any Canadian Revolving Loans denominated in Canadian Dollars, at the U.S. Dollar Equivalent thereof) and Canadian Letter of Credit Outstandings (calculated, with respect to any Canadian Letters of Credit denominated in Canadian Dollars, at the U.S. Dollar Equivalent thereof), the then existing Canadian Revolving Loan Commitment Amount.

          SECTION 2.1.2. Letter of Credit Commitments.

          (a) From time to time on any Business Day occurring on and after the Amendment Effective Date but prior to the applicable Revolving Loan Commitment Termination Date,

               (i) each U.S. Issuer agrees that it will (i) issue one or more trade letters of credit or standby letters of credit denominated in U.S. Dollars (each a "U.S. Letter of Credit") for the account of the U.S. Borrower or any Subsidiary in the Stated Amount requested by the U.S. Borrower on such day, or (ii) extend the Stated Expiry Date of an existing U.S. Letter of Credit previously issued hereunder; and

               (ii) each Canadian Issuer agrees that it will (i) issue one or more trade letters of credit or standby letters of credit denominated in U.S. Dollars or Canadian Dollars (each a "Canadian Letter of Credit") for the account of the Canadian Borrower or any Canadian Subsidiary in the Stated Amount requested by the Canadian Borrower on such day, or (ii) extend the Stated Expiry Date of an existing Canadian Letter of Credit previously issued hereunder.

          (b) No Stated Expiry Date shall extend beyond the earlier of (x) 30 days prior to the applicable Revolving Loan Commitment Termination Date in the case of trade Letters of Credit or 10 days prior to the applicable Revolving Loan Commitment Termination Date in the case of standby Letters of Credit and
(y) unless otherwise agreed to by the respective Issuer in its sole discretion, 364 days from the date of such issuance or extension. Subject to the limitations set forth in clause (x) above, a Letter of Credit may, if required by the beneficiary thereof, contain "evergreen" provisions pursuant to which the Stated Expiry Date shall be automatically extended; provided that, any such "evergreen" provision must permit the applicable Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.

          (c) No U.S. Issuer shall be permitted or required to issue any U.S. Letter of Credit if, after giving effect thereto, (i) the aggregate amount of all U.S. Letter of Credit Outstandings would exceed the U.S. Letter of Credit Commitment Amount then in effect or (ii) the sum of the aggregate amount of all U.S. Letter of Credit Outstandings plus the aggregate principal amount of all U.S. Revolving Loans and U.S. Swing Line Loans then outstanding would exceed the U.S. Revolving Loan Commitment Amount then in effect.

          (d) No Canadian Issuer shall be permitted or required to issue any Canadian Letter of Credit if, after giving effect thereto, (i) the aggregate amount of all Canadian Letter of Credit Outstandings (calculated, with respect to any Canadian Letters of Credit denominated in Canadian Dollars, at the U.S. Dollar Equivalent thereof) would exceed the Canadian Letter of Credit Commitment Amount then in effect or (ii) the sum of the aggregate amount of all Canadian Letter of Credit Outstandings (calculated, with respect to any Canadian Letters of Credit denominated in Canadian Dollars, at the U.S. Dollar Equivalent thereof) plus the aggregate principal amount of all Canadian Revolving Loans (calculated, with respect to any Canadian Revolving Loans denominated in Canadian Dollars, at the U.S. Dollar Equivalent thereof) and Canadian Swing Line Loans (calculated, with respect to any Canadian Swing Line Loans denominated in Canadian Dollars, at the U.S. Dollar Equivalent thereof) then outstanding would exceed the Canadian Revolving Loan Commitment Amount then in effect.

          SECTION 2.1.3. Term Loan Commitments. In a single drawing on any Business Day occurring on or prior to the Term Loan Commitment Termination Date, each U.S. Lender that has a Term Loan Commitment agrees that it will make loans denominated in U.S. Dollars (relative to such Lender, its "Term Loans") to the U.S. Borrower equal to such U.S. Lender's Term Loan Percentage of the aggregate amount of the Borrowings of Term Loans requested by the U.S. Borrower to be made on such day not to exceed in the aggregate the Term Loan Commitment Amount. No amounts paid or prepaid with respect to Term Loans may be reborrowed.

          SECTION 2.2. Reduction of the Commitment Amounts.

          (a) The U.S. Borrower may, from time to time on any Business Day occurring after the Amendment Effective Date, voluntarily reduce the amount of the U.S. Revolving Loan Commitment Amount, the U.S. Swing Line Loan Commitment Amount or the U.S. Letter of Credit Commitment Amount on the Business Day so specified by the U.S. Borrower; provided that all such reductions shall require at least one Business Day's prior notice to the U.S. Administrative Agent and be permanent, and any partial reduction of any such Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $100,000. Any optional or mandatory reduction of the U.S. Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the U.S. Revolving Loan Commitment Amount below the sum of (i) the U.S. Swing Line Loan Commitment Amount and (ii) the U.S. Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the U.S. Swing Line Loan Commitment Amount and/or U.S. Letter of Credit Commitment Amount (as directed by the U.S. Borrower in a notice to the U.S. Administrative Agent delivered together with the notice of such voluntary reduction in the U.S. Revolving Loan Commitment Amount or, in the absence of such direction, pro rata based upon the respective amounts thereof) to an aggregate amount not in excess of the U.S. Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the U.S. Swing Line Lender or the U.S. Issuer.

          (b) The Canadian Borrower may, from time to time on any Business Day occurring after the Amendment Effective Date, voluntarily reduce the amount of the Canadian Revolving Loan Commitment Amount, the Canadian Swing Line Loan Commitment Amount or the Canadian Letter of Credit Commitment Amount on the Business Day so specified by the Canadian Borrower; provided that all such reductions shall require at least one Business Day's prior notice to the Canadian Administrative Agent and be permanent, and any partial reduction of any such Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $100,000. Any optional or mandatory reduction of the Canadian Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Canadian Revolving Loan Commitment Amount below the sum of (i) the Canadian Swing Line Loan Commitment Amount and (ii) the Canadian Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Canadian Swing Line Loan Commitment Amount and/or Canadian Letter of Credit Commitment Amount (as directed by the Canadian Borrower in a notice to the Canadian Administrative Agent delivered together with the notice of such voluntary reduction in the Canadian Revolving Loan Commitment Amount or, in the absence of such direction, pro rata based upon the respective amounts thereof) to an aggregate amount not in excess of the Canadian Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Canadian Swing Line Lender or the Canadian Issuer.

          SECTION 2.3. Borrowing Procedures. Loans (other than Swing Line Loans) shall be made by the Lenders in accordance with Section 2.3.1, and Swing Line Loans shall be made by the Swing Line Lenders in accordance with Section 2.3.2.

          SECTION 2.3.1. Borrowing Procedures. In the case of Loans other than Swing Line Loans, by delivering the appropriate Borrowing Request to the applicable Administrative Agent not later than 2:00 p.m. on a Business Day, the applicable Borrower may from time to time irrevocably request, on not less than one Business Day's notice in the case of Base Rate Loans, or three Business Days' notice in the case of Fixed Rate Loans, and in either case not more than five Business Days' notice, that a Borrowing be made, in the case of either Fixed Rate Loans or Base Rate Loans, in a minimum amount of either $1,000,000 (or, in the case of Canadian Loans denominated in Canadian Dollars, Cdn$1,000,000) and in an integral multiple of $100,000 (or, in the case of Canadian Loans denominated in Canadian Dollars, Cdn$100,000) or the unused amount of the applicable Commitment. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. In the case of Loans other than Swing Line Loans, not later than 2:00 p.m. on such Business Day each Lender that has a Commitment to make the Loans being requested shall deposit with the applicable Administrative Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the applicable Administrative Agent shall specify from time to time by notice to the applicable Lenders. To the extent funds are received from the Lenders, the applicable Administrative Agent shall promptly make such funds available to the applicable Borrower by wire transfer to the account such Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

          SECTION 2.3.2. Swing Line Loan Borrowing Procedures. In the case of Swing Line Loans:

          (a) By telephonic notice to the applicable Swing Line Lender not later than 12:00 noon on a Business Day (followed (within one Business Day) by the delivery of a confirming Borrowing Request), the applicable Borrower may from time to time irrevocably request that Swing Line Loans be made by such Swing Line Lender in an aggregate minimum principal amount of $500,000 (or, in the case of Canadian Swing Line Loans denominated in Canadian Dollars, Cdn$500,000) and in an integral multiple of $100,000 (or, in the case of Canadian Swing Line Loans denominated in Canadian Dollars, Cdn$100,000). All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into Fixed Rate Loans. The proceeds of each Swing Line Loan shall be made available by the applicable Swing Line Lender to the applicable Borrower by wire transfer to the account such Borrower shall have specified in its notice therefor not later than 4:00 p.m. on the Business Day telephonic notice is received by the applicable Swing Line Lender.

          (b) If (i) any Swing Line Loan shall be outstanding for more than three Business Days, (ii) any Swing Line Loan to a Borrower is or will be outstanding on a date when such Borrower requests that a Revolving Loan be made, or (iii) any Default shall occur and be continuing, then each Revolving Loan Lender with a Revolving Loan Commitment under the Facility applicable to such Swing Line Loan (other than the

     Swing Line Lender) irrevocably agrees that it will, at the request of the U.S. Swing Line Lender or Canadian Swing Line Lender, as the case may be, make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in the same Currency as such Swing Line Loan and in an amount equal to such Lender's applicable Revolving Loan Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans of such Currency hereinafter referred to as the "Refunded Swing Line Loans"). Not later than 2:00 p.m. on the first Business Day following receipt by each Revolving Loan Lender of a request to make Revolving Loans as provided in the preceding sentence, each such Revolving Loan Lender shall deposit in an account specified by the U.S. Swing Line Lender or Canadian Swing Line Lender, as the case may be, the amount so requested in same day funds and such funds shall be applied by such Swing Line Lender to repay the Refunded Swing Line Loans. At the time the applicable Revolving Loan Lenders make the above referenced Revolving Loans, the U.S. Swing Line Lender or Canadian Swing Line Lender, as the case may be, shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to such Swing Line Lender's applicable Revolving Loan Percentage of the aggregate principal amount of such Refunded Swing Line Loans. Upon the making (or deemed making, in the case of the Swing Line Lenders) of any Revolving Loans pursuant to this clause (b), the amount so funded shall become outstanding under such Revolving Loan Lender's U.S. Revolving Note or Canadian Revolving Note, as the case may be, and shall no longer be owed under the U.S. Swing Line Note or Canadian Swing Line Note, as the case may be. All interest payable with respect to any Revolving Loans made (or deemed made, in the case of the Swing Line Lenders) pursuant to this clause
     (b) shall be appropriately adjusted to reflect the period of time during which the applicable Swing Line Lender had outstanding Swing Line Loans in respect of which such Revolving Loans were made. Each Revolving Loan Lender's obligation to make the Revolving Loans referred to in this clause
     (b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Swing Line Lender, any Obligor or any Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of any Obligor; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the making of any related Swing Line Loan; (v) any breach of any Loan Document by any Person; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          (c) The applicable Swing Line Lender and applicable Borrower may modify the manner of providing notice and the timing of notices and payments set forth in this Section 2.3.2 without the consent of any other Lender, provided that such modifications could not reasonably be expected to have an adverse effect on the other Lenders.

          SECTION 2.4. Continuation and Conversion Elections. By delivering the applicable Continuation/Conversion Notice to the applicable Administrative Agent not later than 2:00 p.m. on a Business Day, the applicable Borrower may from time to time irrevocably elect, on not less than one Business Day's notice in the case of conversions into Base Rate Loans, or three Business Days' notice in the case of continuations of or conversions into Fixed Rate Loans, and in either case not more than five Business Days' notice, that all, or any portion in an aggre-gate minimum amount of $1,000,000 (or, in the case of Canadian Loans denominated in Canadian Dollars, in an aggregate minimum amount of Cdn$1,000,000) and in an integral multiple of $100,000 (or, in the case of Canadian Loans denominated in Canadian Dollars, in an integral multiple of Cdn$100,000) be, in the case of Base Rate Loans, converted into Fixed Rate Loans or be, in the case of Fixed Rate Loans, converted into Base Rate Loans or continued as Fixed Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any Fixed Rate Loan at least three Business Days (but not more than five Business
Days) before the last day of the then current Interest Period with respect thereto, such Fixed Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Fixed Rate Loans when any Payment Default or Event of Default has occurred and is continuing to the extent the U.S. Administrative Agent has or Required Lenders have notified the Borrowers that the occurrence and continuance of such Payment Default or Event of Default shall prevent the Borrowers from so continuing or converting such Loans.

          SECTION 2.4.1. Converting Canadian Prime Rate Loans to, or Continuing Canadian BAs as, Canadian BAs. Provided that the Canadian Borrower has, by giving notice to the Canadian Administrative Agent in accordance with Section 2.4, requested the Canadian Lenders to accept its drafts to replace all or a portion of an outstanding Canadian Loan, then each Canadian Lender shall, on the date of conversion or continuation, as applicable, and concurrent with the payment by the Canadian Borrower to the Canadian Administrative Agent on behalf of the Canadian Lenders of an amount equal to the difference between the principal or face amount of such outstanding Canadian Loan or the portion thereof which is being converted or continued and the aggregate Notional BA Proceeds with respect to the drafts to be accepted by the Canadian Lenders, accept the Canadian Borrower's draft or drafts having an aggregate face amount equal to its Percentage of the aggregate principal or face amount of such Canadian Loan or the portion thereof which is being converted or continued, such acceptance to be in accordance with Section 2.9.

          SECTION 2.4.2. Converting Canadian BAs to Canadian Prime Rate Loans. Each Canadian Lender shall, at the end of an Interest Period with respect to Canadian BAs which such Canadian Lender has accepted, pay to the holder thereof the face amount of such Canadian BA; provided that the Canadian Borrower has, by giving notice to the Canadian Administrative Agent in accordance with Section 2.4, requested a Canadian Lender to convert all or a portion of outstanding maturing Canadian BAs into a Canadian Prime Rate Loan, such Canadian Lender shall, upon the end of the current Interest Period with respect to such Canadian BAs and the payment by such Canadian Lender to the holders of such Canadian BAs of the aggregate face amount thereof, be deemed to have made to the Canadian Borrower the Canadian Prime Rate Loan into which the matured Canadian BAs or a portion thereof are converted in the aggregate principal amount equal to its Canadian Revolving Loan Percentage of the aggregate face amount of the matured Canadian BAs or the portion thereof which are being converted.

          SECTION 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurodollar Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurodollar Loan; provided that such Eurodollar Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the U.S. Borrower to repay such Eurodollar Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all Eurodollar Loans by purchasing deposits in its Eurodollar Office's interbank eurodollar market (as such office may be changed from time to time pursuant to Section 4.11 or otherwise).

          SECTION 2.6. Letter of Credit Issuance Procedures. By delivering to the applicable Administrative Agent an appropriate Issuance Request not later than 12:00 noon on a Business Day, the applicable Borrower may from time to time irrevocably request on not less than three nor more than ten Business Days' notice in the case of an initial issuance of a Letter of Credit, and not less than three Business Days' prior notice in the case of a request for the extension of the Stated Expiry Date of a Letter of Credit (in each case, unless a shorter notice period is agreed to by the applicable Issuer, in its sole discretion), that the applicable Issuer issue, or extend the Stated Expiry Date of, a Letter of Credit on behalf of such Borrower (whether issued for the account of or on behalf of such Borrower or any Subsidiary in accordance with
Section 2.1.2(a)) in such form as may be requested by such Borrower and approved by such Issuer (such approval not to be unreasonably withheld), solely for the purposes described in Section 7.1.7. Notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, (a) the U.S. Borrower hereby acknowledges and agrees that it shall be deemed to be the obligor for purposes of each U.S. Letter of Credit issued hereunder and (b) the Canadian Borrower hereby acknowledges and agrees that it shall be deemed to be the obligor for purposes of each Canadian Letter of Credit issued hereunder (in each case, whether the account party on such Letter of Credit is such Borrower or, in the case of (x) any U.S. Letter of Credit, a Subsidiary or (y) any Canadian Letter of Credit, a Canadian Subsidiary) and shall be obligated to reimburse the Issuer of such Letter of Credit in accordance with the reimbursement provisions herein. Each Letter of Credit shall by its terms be stated to expire on a date (its "Stated Expiry Date") no later than the earlier to occur of (i) 30 days prior to the applicable Revolving Loan Commitment Termination Date in the case of standby Letters of Credit or 10 days prior to the applicable Revolving Loan Commitment Termination Date in the case of trade Letters of Credit or (ii) (unless otherwise agreed to by the applicable Issuer, in its sole discretion), 364 days from the date of its issuance or extension. Subject to the limitations set forth in clause (i) above, a Letter of Credit may, if required by the beneficiary thereof, contain "evergreen" provisions pursuant to which the Stated Expiry Date shall be automatically extended; provided that, any such "evergreen" provision must permit the applicable Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. The Issuer of a Letter of Credit hereunder will make available to the beneficiary thereof the original of such Letter of Credit which it issues.

          SECTION 2.6.1. Other Lenders' Participation. Upon the issuance of each Letter of Credit, and without further action, each Revolving Loan Lender (other than the Issuer thereof) shall be deemed to have irrevocably purchased, to the extent of its U.S. Revolving Loan Percentage of such Letter of Credit (in the case of any U.S. Letter of Credit) or Canadian Re-volving Loan Percentage of such Letter of Credit (in the case of any Canadian Letter of Credit), a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto), and such Revolving Loan Lender shall, to the extent of its U.S. Revolving Loan Percentage of such Letter of Credit (in the case of any U.S. Letter of Credit) or Canadian Revolving Loan Percentage of such Letter of Credit (in the case of any Canadian Letter of Credit), be responsible for reimbursing within one Business Day after receipt of a request therefor, such Issuer for Reimbursement Obligations with respect to such Letter of Credit which have not been reimbursed by the applicable Borrower in accordance with Section 2.6.3. In addition, such Revolving Loan Lender shall be entitled to receive its U.S. Revolving Loan Percentage or Canadian Revolving Loan Percentage, as the case may be, of the Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each such Letter of Credit (other than the issuance fees payable to the Issuer of such Letter of Credit pursuant to the last sentence of Section 3.3.3) and of interest payable pursuant to Section 2.6.2 with respect to any Reimbursement Obligation. To the extent that any Revolving Loan Lender has reimbursed an Issuer of a Letter of Credit for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the applicable Borrower or otherwise) in respect of such Disbursement.

          SECTION 2.6.2. Disbursements. The applicable Issuer of a Letter of Credit hereunder will notify the Borrower which requested the issuance of such Letter of Credit and the applicable Administrative Agent promptly of the presentment for payment of such Letter of Credit, together with notice of the date (the "Disbursement Date") such payment shall be made (each such payment, a "Disbursement"). Subject to the terms and provisions of such Letter of Credit and this Agreement, such Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Not later than 12:00 noon on the first Business Day following the Disbursement Date, such Borrower will reimburse such Administrative Agent, for the account of such Issuer, for all amounts which such Issuer has disbursed under such Letter of Credit in good faith, together with interest thereon at a rate per annum equal to the rate per annum then in effect for Alternate Base Rate Loans in the case of Disbursements relating to Letters of Credit denominated in U.S. Dollars and for Canadian Prime Rate Loans in the case of Disbursements relating to Letters of Credit denominated in Canadian Dollars (with the then Applicable Margin for Revolving Loans accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement.

          SECTION 2.6.3. Reimbursement. The obligation (a "Reimbursement Obligation") of the applicable Borrower under Section 2.6.2 to reimburse an Issuer hereunder with respect to each Disbursement (including interest thereon) under Letters of Credit issued by such Issuer, and, upon the failure of such Borrower to reimburse such Issuer therefor, each Revolving Loan Lender's obligation under Section 2.6.1 to reimburse such Issuer according to its applicable Percentage of the applicable Revolving Loan Commitment Amount, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower or such Revolving Loan Lender, as the case may be, may have or have had against such Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in an Issuer's good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit so long as such Disbursement is made in good faith; provided that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of such Borrower or such Lender, as the case may be, to commence any proceeding against an Issuer for any wrongful Disbursement made by such Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence, bad faith or willful misconduct on the part of such Issuer.

          SECTION 2.6.4. Deemed Disbursements. Upon the occurrence and during the continuation of any Default under Section 8.1.9 or, upon notification by the U.S. Administrative Agent (acting at the direction of the Required Lenders) to the applicable Borrower of its obligations under this Section, at any time following the occurrence and during the continuation of any other Event of Default, (i) the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to either Borrower or any other Person, be deemed to have been paid or disbursed by the applicable Issuers of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed), and (ii) the applicable Borrower shall be immediately obligated to deposit with
(x) the U.S. Administrative Agent the amount deemed to have been so paid or disbursed by the U.S. Issuers and (y) the Canadian Administrative Agent the amount deemed to have been so paid or disbursed by the Canadian Issuers. Amounts payable by such Borrower pursuant to this Section shall be deposited in immediately available funds with the applicable Administrative Agent and held as collateral security for the Reimbursement Obligations of such Borrower. When all Defaults giving rise to the deemed disbursements under this Section 2.6.4 have been cured or waived the applicable Administrative Agent shall return to the applicable Borrower all amounts received from such Borrower then on deposit with such Administrative Agent pursuant to this Section 2.6.4 which have not been applied to the satisfaction of actual Reimbursement Obligations of such Borrower not arising by operation of this Section 2.6.4.

          SECTION 2.6.5. Nature of Reimbursement Obligations. Each Obligor and, to the extent set forth in Section 2.6.1, each Revolving Loan Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuer (except to the extent of its own bad faith, gross negligence or willful misconduct) shall be responsible for:

          (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

          (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

          (c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

          (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier, cable, telegraph, telex or otherwise; or

          (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

          SECTION 2.6.6. Deemed Issuance of Existing Letters of Credit. All Letters of Credit outstanding under (and as defined in) the Original Credit Agreement on the Amendment Effective Date shall, for all purposes hereof, be deemed to be U.S. Letters of Credit issued, and shall be deemed to constitute a usage of the U.S. Letter of Credit Commitment Amount, hereunder on the Amendment Effective Date.

          SECTION 2.7. U.S. Register; U.S. Notes.

          (a) Each U.S. Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the U.S. Borrower to such U.S. Lender resulting from each U.S. Loan made by such U.S. Lender to the U.S. Borrower, including the amounts of principal and interest payable and paid to such U.S. Lender from time to time hereunder. In the case of a U.S. Lender that does not request, pursuant to clause (c) below, execution and delivery of a U.S. Note or U.S. Notes evidencing the U.S. Loans made by such U.S. Lender to the U.S. Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the U.S. Administrative Agent in the U.S. Register, be conclusive and binding on the U.S. Borrower absent manifest error; provided that the failure of any U.S. Lender to maintain or correctly maintain such account or accounts shall not limit or otherwise affect any Obligations of the U.S. Borrower or any other Obligor.

          (b) The U.S. Borrower hereby designates the U.S. Administrative Agent to serve as the U.S. Borrower's agent, solely for the purpose of this clause
(b), to maintain a register (the "U.S. Register") in which the U.S. Administrative Agent will record each U.S. Lender's U.S. Commitments, the U.S. Loans made by each U.S. Lender to the U.S. Borrower and each repayment in respect of the principal amount of the U.S. Loans of each U.S. Lender to the U.S. Borrower and annexed to which the U.S. Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the U.S. Administrative Agent pursuant to Section 12.11. Failure to make any recordation, or any error in such recordation, shall not affect the U.S. Borrower's or any other applicable Obligor's obligation in respect of such Loans. The entries in the U.S. Register shall be conclusive, in the absence of manifest error, and the U.S. Borrower, the U.S. Administrative Agent and the U.S. Lenders shall treat each Person in whose name a U.S. Loan (and as provided in clause (c) the U.S. Note evidencing such U.S. Loan, if any) is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. Subject to the last sentence of Section 12.11(a), a U.S. Lender's Commitment and the U.S. Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the U.S. Register. Any assignment or transfer of a U.S. Lender's Commitment and/or the U.S. Loans made pursuant thereto shall be registered in the U.S. Register only upon delivery to the U.S. Administrative Agent of a Lender Assignment Agreement duly executed by the assignor and assignee thereof. Subject to the last sentence of Section 12.11(a), no assignment or transfer of a U.S. Lender's Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the U.S. Register by the U.S. Administrative Agent as provided in this Section 2.7.

          (c) The U.S. Borrower agrees that, upon the request to the U.S. Administrative Agent by any U.S. Lender, the U.S. Borrower will execute and deliver to such Lender, as applicable, a Term Note, U.S. Revolving Note and/or U.S. Swing Line Note evidencing the U.S. Loans made by such U.S. Lender to the U.S. Borrower. The U.S. Borrower hereby irrevocably authorizes each U.S. Lender to make (or cause to be made) appropriate notations on the grid attached to such U.S. Lender's U.S. Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the U.S. Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the U.S. Administrative Agent in the U.S. Register, be conclusive and binding on the U.S. Borrower absent manifest error; provided that the failure of any U.S. Lender to make any such notations or any error in any such notation shall not limit or otherwise affect any Obligations of any Obligor. The U.S. Loans evidenced by any such U.S. Note and interest thereon shall at all times (including after assignment pursuant to Section 12.11) be represented by one or more U.S. Notes payable to the order of the payee named therein and its registered assigns. Subject to the last sentence of Section 12.11(a), a U.S. Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Note and the obligation evidenced thereby in the U.S. Register (and each U.S. Note shall expressly so provide). Any assignment or transfer of all or part of an obligation evidenced by a U.S. Note shall be registered in the U.S. Register only upon surrender for registration of assignment or transfer of the U.S. Note evidencing such obligation, accompanied by a Lender Assignment Agreement duly executed by the assignor thereof, and thereupon, if requested by the assignee, one or more new U.S. Notes shall be issued to the designated assignee and the old U.S. Note shall be returned by the U.S. Administrative Agent to the U.S. Borrower marked "exchanged". Subject to the last sentence of Section 12.11(a), no assignment of a U.S. Note and the obligation evidenced thereby shall be effective unless it shall have been recorded in the U.S. Register by the U.S. Administrative Agent as provided in this Section 2.7.

          SECTION 2.8. Canadian Registers; Canadian Notes.

          (a) Each Canadian Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Canadian Borrower to such Canadian Lender resulting from each Canadian Loan made by such Canadian Lender to the Canadian Borrower, including the amounts of principal and interest payable and paid to such Canadian Lender from time to time hereunder. In the case of a Canadian Lender that does not request, pursuant to clause (c) below, execution and delivery of a Canadian Note or Canadian Notes evidencing the Canadian Loans made by such Canadian Lender to the Canadian Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Canadian Administrative Agent in the Canadian Register, be conclusive and binding on the Canadian Borrower absent manifest error; provided that the failure of any Canadian Lender to maintain or correctly maintain such account or accounts shall not limit or otherwise affect any Obligations of the Canadian Borrower or any other Obligor.

          (b) The Canadian Borrower hereby designates the Canadian Administrative Agent to serve as the Canadian Borrower's agent, solely for the purpose of this clause (b), to maintain a register (a "Canadian Register") in which the Canadian Administrative Agent will record each Canadian Lender's Commitments, the Canadian Loans made by each applicable Canadian Lender to the Canadian Borrower and each repayment in respect of the principal amount of such Canadian Loans of each such Canadian Lender to the Canadian Borrower and annexed to which such Canadian Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Canadian Administrative Agent pursuant to
Section 12.11. Failure to
make any recordation, or any error in such recordation, shall not affect the Canadian Borrower's or any other applicable Obligor's obligation in respect of the Canadian Loans. The entries in a Canadian Register shall be conclusive, in the absence of manifest error, and the Canadian Borrower, the Canadian Administrative Agent and the applicable Canadian Lenders shall treat each Person in whose name a Canadian Loan (and as provided in clause (c) the Canadian Note evidencing such Canadian Loan, if any) is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. Subject to the last sentence of Section 12.11(a), a Canadian Lender's Canadian Commitment and the Canadian Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Canadian Register. Any assignment or transfer of a Canadian Lender's Canadian Commitment and/or the Canadian Loans made pursuant thereto shall be registered in the Canadian Register only upon delivery to the Canadian Administrative Agent of a Lender Assignment Agreement duly executed by the assignor and assignee thereof. Subject to the last sentence of
Section 12.11(a), no assignment or transfer of a Canadian Lender's Canadian Commitment or the Canadian Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Canadian Register by the Canadian Administrative Agent as provided in this Section 2.8.

          (c) The Canadian Borrower agrees that, upon the request to the Canadian Administrative Agent by any Canadian Lender, the Canadian Borrower will execute and deliver to such Canadian Lender, as applicable, a Canadian Revolving Note and/or Canadian Swing Line Note evidencing the Canadian Loans made by such Canadian Lender. The Canadian Borrower hereby irrevocably authorizes each Canadian Lender to make (or cause to be made) appropriate notations on the grid attached to such Canadian Lender's Canadian Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Canadian Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Canadian Administrative Agent in the Canadian Register, be conclusive and binding on the Canadian Borrower absent manifest error; provided that the failure of any Canadian Lender to make any such notations or any error in any such notation shall not limit or otherwise affect any Obligations of any Obligor. The Canadian Loans evidenced by any such Canadian Note and interest thereon shall at all times (including after assignment pursuant to Section 12.11) be represented by one or more Canadian Notes payable to the order of the payee named therein and its registered assigns. Subject to the last sentence of Section 12.11(a), a Canadian Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Canadian Note and the obligation evidenced thereby in the Canadian Register (and each Canadian Note shall expressly so provide). Any assignment or transfer of all or part of an obligation evidenced by a Canadian Note shall be registered in the Canadian Register only upon surrender for registration of assignment or transfer of the Canadian Note evidencing such obligation, accompanied by a Lender Assignment Agreement duly executed by the assignor thereof, and thereupon, if requested by the assignee, one or more new Canadian Notes shall be issued to the designated assignee and the old Canadian Note shall be returned by the Canadian Administrative Agent to the Canadian Borrower marked "exchanged". Subject to the last sentence of Section 12.11(a), no assignment of a Canadian Note and the obligation evidenced thereby shall be effective unless it shall have been recorded in the Canadian Register by the Canadian Administrative Agent as provided in this Section 2.8.

          SECTION 2.9. Canadian BAs. Not in limitation of any other provision of this Agreement, but in furtherance thereof, the provisions of this Section 2.9 shall further apply to the acceptance, rolling over and conversion of Canadian BAs.

          SECTION 2.9.1. Funding of Canadian BAs. If the Canadian Administrative Agent receives a Borrowing Request or a Continuation/Conversion Notice from the Canadian Borrower requesting a Borrowing or a rollover of or a conversion into a Canadian Loan by way of Canadian BAs, the Canadian Administrative Agent shall notify each of the applicable Canadian Lenders, prior to 11:00 a.m., Toronto time, on the second Business Day prior to the date of such Credit Extension, of such request and of each such Canadian Lender's Canadian Revolving Loan Percentage of such Canadian Revolving Loan. Each applicable Canadian Lender shall, not later than 11:00 a.m., Toronto time, on the date of each Canadian Revolving Loan by way of Canadian BAs (whether in respect of the Credit Extension or pursuant to a rollover or conversion), accept drafts of the Canadian Borrower which are presented to it for acceptance and which have an aggregate face amount equal to such Canadian Lender's Canadian Revolving Loan Percentage of the total Credit Extension being made available by way of Canadian BAs on such date. With respect to each drawdown of, rollover of or conversion into Canadian BAs, each such Canadian Lender shall not be required to accept any draft which has a face amount which is not in an integral multiple of Cdn$100,000. Concurrent with the acceptance of drafts of the Canadian Borrower as aforesaid, each applicable Canadian Lender shall make available to the Canadian Administrative Agent the aggregate Notional BA Proceeds with respect to the Canadian BAs being purchased by such Canadian Lender (net of the aggregate amount required to repay such Canadian Lender's outstanding Canadian BAs that are maturing on such date and/or Canadian Prime Rate Loans of such Canadian Lender that are being converted on such date). The Canadian Administrative Agent shall, upon fulfillment by the Canadian Borrower of the terms and conditions set forth in Article V, make such amount, if any, received from the applicable Canadian Lenders available to the Canadian Borrower on the date of such Credit Extension by crediting the designated account of the Canadian Borrower. Each Canadian BA to be accepted by any Canadian Lender shall be accepted by such Canadian Lender at its Domestic Office located in Canada.

          SECTION 2.9.2. Execution of Canadian BAs. To facilitate the acceptance of Canadian BAs hereunder, the Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf, as and when considered necessary by the Canadian Lender, an appropriate number of drafts in the form prescribed by that Canadian Lender. Each Canadian Lender may, at its option, execute any draft in handwriting or by the facsimile or mechanical signature of any of its authorized officers, and the Canadian Lenders are hereby authorized to accept or pay, as the case may be, any draft of the Canadian Borrower which purports to bear such a signature notwithstanding that any such individual has ceased to be an authorized officer of the Canadian Lender, in which case any such draft or Canadian BA shall be as valid as if he or she were an authorized officer at the date of issue of the draft or Canadian BA. Any drafts or Canadian BA signed by a Canadian Lender as attorney for the Canadian Borrower, whether signed in handwriting or by the facsimile or mechanical signature of an authorized officer of a Canadian Lender, may be dealt with by the Canadian Administrative Agent or any Canadian Lender to all intents and purposes and shall bind the Canadian Borrower as if duly signed and issued by the Canadian Borrower. The receipt by the Canadian Administrative Agent of a request for a Borrowing by way of Canadian BAs shall be each applicable Canadian Lender's sufficient authority to execute, and each applicable Canadian Lender shall, subject to the terms and conditions of this Agreement, execute drafts in accordance with such request and the advice of the Canadian Administrative Agent given pursuant to this
Section 2.9.2, and the drafts so executed shall thereupon be deemed to have been presented for acceptance.

          SECTION 2.9.3. Special Provisions Relating to Acceptance Notes.

          (a) The Canadian Borrower and each applicable Canadian Lender hereby acknowledge and agree that from time to time certain Canadian Lenders may not be authorized to or may, as a matter of general corporate policy, elect not to accept Canadian BA drafts, and the Canadian Borrower and each applicable Canadian Lender agrees that any such Canadian Lender may purchase Acceptance Notes of the Canadian Borrower in accordance with the provisions of Section 2.9.3(b) in lieu of accepting Canadian BAs for its account.

          (b) In the event that any Canadian Lender described in Section 2.9.3(a) above is unable to, or elects as a matter of general corporate policy not to, accept Canadian BAs hereunder, such Canadian Lender shall not accept Canadian BAs hereunder, but rather, if the Canadian Borrower requests the acceptance of such Canadian BAs, the Canadian Borrower shall deliver to such Canadian Lender non-interest bearing promissory notes (each, an "Acceptance Note") of the Canadian Borrower, substantially in the form of Exhibit A-6 hereto, having the same maturity as the Canadian BAs that would otherwise be accepted by such Canadian Lender and in an aggregate principal amount equal to the undiscounted face amount of such Canadian BAs. Each such Canadian Lender hereby agrees to purchase each Acceptance Note from the Canadian Borrower at a purchase price equal to the Notional BA Proceeds for a Lender which would have been applicable if a Canadian BA draft had been accepted by such Lender and such Acceptance Notes shall be governed by the provisions of this Article II as if they were Canadian BAs.

                                  ARTICLE III
                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

          SECTION 3.1. Repayments and Prepayments; Application. Each Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.

          SECTION 3.1.1. Repayments and Prepayments. Each Borrower shall repay in full the unpaid principal amount of each Loan made to it upon the applicable Stated Maturity Date therefor. Prior thereto, payments and prepayments of Loans shall or may be made as set forth below.

          (a) From time to time on any Business Day, either Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any

               (i) Loans (other than Swing Line Loans and Canadian BAs); provided that (A) any such prepayment of the Term Loans shall be made pro rata among Term Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Term Loans (to be applied as set forth in Section 3.1.2), and any such prepayment of Revolving Loans of any Tranche shall be made pro rata among the Revolving Loans of such Tranche of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans (to be applied as set forth in Section 3.1.2); (B) all such voluntary prepayments shall require at least one but no more than five Business Days' prior written notice to the applicable Administrative Agent; and (C) all such voluntary partial prepayments shall be in an aggregate minimum amount of $1,000,000 (or, in the case of Canadian Loans denominated in Canadian Dollars, Cdn$1,000,000) and in an integral multiple of $100,000 (or, in the case of Canadian Loans denominated in Canadian Dollars, Cdn$100,000), or in the aggregate principal amount of all Loans of the applicable Tranche and type then outstanding; and

               (ii) Swing Line Loans; provided that

                 (A) all such voluntary prepayments shall require prior telephonic notice to the applicable Swing Line Lender not later than 2:00 p.m. on the day of such prepayment (such notice to be confirmed in writing within 24 hours thereafter); and

                 (B) all such voluntary partial prepayments shall be, in the case of U.S. Swing Line Loans, in an aggregate minimum amount of $500,000 and in an integral multiple of $100,000, and, in the case of Canadian Swing Line Loans, in an aggregate minimum amount of $500,000 and in an integral multiple of $100,000 (or, in the case of Canadian Swing Line Loans denominated in Canadian Dollars, in an aggregate minimum amount of Cdn$500,000 and in an integral multiple of Cdn$100,000).

          (b) (i) On each date when the sum of (A) the aggregate outstanding principal amount of all U.S. Revolving Loans and U.S. Swing Line Loans and (B) the aggregate amount of all U.S. Letter of Credit Outstandings exceeds the U.S. Revolving Loan Commitment Amount as then in effect, the U.S. Borrower shall make a mandatory prepayment of U.S. Revolving Loans or U.S. Swing Line Loans (or both) to the U.S. Administrative Agent and, if necessary, Cash Collateralize U.S. Letter of Credit Outstandings, in an aggregate amount equal to such excess.

          (ii) Except as otherwise provided in clause (iii) below, on each date when the sum of (A) the aggregate outstanding principal amount of all Canadian Revolving Loans and Canadian Swing Line Loans and (B) the aggregate amount of all Canadian Letter of Credit Outstandings exceeds the Canadian Revolving Loan Commitment Amount as then in effect, the Canadian Borrower shall make a mandatory prepayment of Canadian Revolving Loans or Canadian Swing Line Loans (or both) to the Canadian Administrative Agent and, if necessary, Cash Collateralize Canadian Letter of Credit Outstandings, in an aggregate amount equal to such excess.

          (iii) In the event any outstanding Canadian Revolving Loans, Canadian Swing Line Loans or Canadian Letter of Credit Outstandings are denominated in Canadian Dollars, within one Business Day following the receipt of a notice from the Canadian Administrative Agent that

          (A) solely because of a fluctuation in the U.S. Dollar Equivalent thereof, the sum of the aggregate outstanding principal amount of Canadian Revolving Loans and Canadian Swing Line Loans denominated in Canadian Dollars (calculated at the U.S. Dollar Equivalent thereof) and the aggregate amount of all Canadian Letter of Credit Outstandings with respect to any Canadian Letters of Credit denominated in Canadian Dollars (calculated at the U.S. Dollar Equivalent thereof)

     exceeds

          (B) 103% of the amount by which the then existing Canadian Revolving Loan Commitment Amount exceeds the aggregate amount of Canadian Revolving Loans and Canadian Swing Line Loans denominated in U.S. Dollars and Letter of Credit Outstandings denominated in U.S. Dollars, then, the Canadian Borrower shall make a mandatory prepayment of the Canadian Revolving Loans or Canadian Swing Line Loans (or both) to the Canadian Administrative Agent and, if necessary, Cash Collateralize Canadian Letter of Credit Outstandings, in an aggregate amount equal to such excess.

          (c) With respect to the Term Loans, (A) on each Quarterly Payment Date occurring during the period commencing on (and including) September 30, 2005 through and including September 30, 2009, the U.S. Borrower shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all Term Loans in an aggregate amount equal to $437,500, and (B) on each Quarterly Payment Date occurring thereafter and on the Stated Maturity Date for Term Loans, the U.S. Borrower shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all Term Loans in an aggregate amount equal to $41,890,625 (in each case as such amounts may have been reduced pursuant to clause (b) of Section 3.1.2).

          (d) Following the receipt by Holdings or any of its Subsidiaries of any Net Casualty Proceeds in excess of $1,000,000 (individually or in the aggregate when taken together with all other Net Casualty Proceeds and all Net Disposition Proceeds) over the course of a Fiscal Year, the U.S. Borrower shall deliver to the Administrative Agents a calculation of the amount of such Net Casualty Proceeds and the U.S. Borrower shall make a mandatory prepayment of the Term Loans in an amount equal to 100% of such Net Casualty Proceeds within 30 days of the receipt thereof to be applied as set forth in Section 3.1.2; provided that no mandatory prepayment on account of Net Casualty Proceeds shall be required under this clause if the U.S. Borrower informs the Administrative Agents in writing no later than 30 days following receipt of such Net Casualty Proceeds of its or such Subsidiary's good faith intention to apply such Net Casualty Proceeds to the rebuilding or replacement of the damaged, destroyed or condemned assets or property and the U.S. Borrower or such Subsidiary in fact uses such Net Casualty Proceeds to rebuild or replace such assets or property within 360 days following the receipt of such Net Casualty Proceeds, with the amount of such Net Casualty Proceeds unused after such 360-day period being applied to the repayment of Term Loans pursuant to Section 3.1.2; provided, further, that at any time when any Payment Default or Event of Default shall have occurred and be continuing, all Net Casualty Proceeds (together with Net Disposition Pro-ceeds not applied as provided in clause (e) below) shall be deposited in an account maintained with the U.S. Administrative Agent (or, in the case of all Net Casualty Proceeds (together with Net Disposition Proceeds not applied as provided in clause (e) below) received by the Canadian Borrower or any of its Subsidiaries, the Canadian Administrative Agent) to pay for such rebuilding, replacement or use whenever no Payment Default or Event of Default is then continuing or except as otherwise agreed to by the applicable Administrative Agent for disbursement at the request of such Borrower or such Subsidiary, as the case may be.

          (e) Following the receipt by Holdings or any of its Subsidiaries of any Net Disposition Proceeds in excess of $1,000,000 (individually or in the aggregate when taken together with all other Net Disposition Proceeds and all Net Casualty Proceeds) over the course of a Fiscal Year, the U.S. Borrower shall deliver to the Administrative Agents a calculation of the amount of such Net Disposition Proceeds and the U.S. Borrower shall make a mandatory prepayment of the Term Loans in an amount equal to 100% of such Net Disposition Proceeds within one Business Day of the receipt thereof to be applied as set forth in
Section 3.1.2; provided that no mandatory prepayment on account of Net Disposition Proceeds shall be required under this clause (e) if the U.S. Borrower informs the Administrative Agents in writing promptly following the receipt of such Net Disposition Proceeds of its or such Subsidiary's good faith intention to reinvest such Net Disposition Proceeds in assets or property that will be used or useful in its business and the U.S. Borrower or such Subsidiary in fact so reinvests such Net Disposition Proceeds within 360 days following the receipt of such Net Disposition Proceeds, with the amount of such Net Disposition Proceeds not so reinvested after such 360-day period being applied to the repayment of Term Loans pursuant to Section 3.1.2; provided, further, that at any time when any Payment Default or Event of Default shall have occurred and be continuing, all Net Disposition Proceeds (together with Net Casualty Proceeds not applied as provided in clause (d) above) shall be deposited in an account maintained with the U.S. Administrative Agent (or, in the case of all Net Disposition Proceeds (together with Net Casualty Proceeds not applied as provided in clause (d) above) received by the Canadian Borrower or any of its Subsidiaries, the Canadian Administrative Agent) to be so used whenever no Payment Default or Event of Default is then continuing or except as otherwise agreed to by the applicable Administrative Agent for disbursement at the request of such Borrower or such Subsidiary, as the case may be.

          (f) No later than five Business Days following the delivery of its annual audited financial reports required pursuant to clause (b) of Section
7.1.1 for the 2005 Fiscal Year and each Fiscal Year thereafter, the U.S. Borrower shall deliver to the Agents a calculation of the Excess Cash Flow for such Fiscal Year and the U.S. Borrower shall make a mandatory prepayment of Term Loans in an amount equal to the applicable ECF Percentage of Excess Cash Flow (if any) for such Fiscal Year, to be applied as set forth in Section 3.1.2.

          (g) Concurrently with the receipt by Holdings, either Borrower or any respective Subsidiary thereof of any Net Debt Proceeds, the U.S. Borrower shall deliver to the Administrative Agents a calculation of the amount of such Net Debt Proceeds and the U.S. Borrower shall make a mandatory prepayment of the Term Loans under its Facility in an amount equal to 100% of such Net Debt Proceeds to be applied as set forth in Section 3.1.2.

          (h) Concurrently with the receipt by any Parent of any Net Equity Proceeds, Holdings (or any direct parent company hereof) shall deliver to the Administrative Agents a calculation of the amount of such Net Equity Proceeds and a mandatory prepayment by the U.S. Borrower of Term Loans shall be made in an amount equal to 50% of such Net Equity Proceeds to be applied as set forth in
Section 3.1.2; provided that no such mandatory prepayment with re-spect to any such Net Equity Proceeds shall be required if the Leverage Ratio was less than 2.00:1 as of the last day of the most recent Fiscal Quarter for which a Compliance Certificate was delivered pursuant to clause (e) of Section 7.1.1.

          (i) Immediately upon any acceleration of any Loans pursuant to Section
8.2 or Section 8.3, the applicable Borrower shall repay all the Loans made to it, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

          Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

          SECTION 3.1.2. Application. Amounts prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section 3.1.2.

          (a) Subject to clause (b) below, each prepayment or repayment of the principal of the Loans of any Tranche shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as Fixed Rate Loans.

          (b) Each prepayment of Term Loans made pursuant to clauses (a), (d),
(e), (f), (g) and (h) of Section 3.1.1 shall be applied (i) first, to a mandatory prepayment of the outstanding principal amount of all Term Loans (with the amount of such prepayment of such applicable Term Loans being applied to the remaining scheduled amortization payments of such Term Loans, pro rata against such remaining Term Loan amortization payments, unless the applicable Borrower notifies the applicable Administrative Agent, in writing, at the time of such mandatory prepayment, of its election to apply such amounts (in which event such amounts will be applied) in direct order of such scheduled amortization payments), and (ii) second, once all Term Loans have been repaid in full, to the repayment of any outstanding Revolving Loans under the applicable Facility of the respective Borrower (with no corresponding reduction to the applicable Revolving Loan Commitment Amount).

          SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans (other than interest payable with respect to Canadian
BAs) shall accrue and be payable by the Borrowers in accordance with the terms set forth below.

          SECTION 3.2.1. Rates. Subject to Section 2.3.2, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, each Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum (i) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate (if such Loan is a U.S. Loan or a Canadian Loan denominated in U.S. Dollars) or Canadian Prime Rate (if such Loan is a Canadian Loan denominated in Canadian Dollars) from time to time in effect plus the Applicable Margin; provided that Swing Line Loans shall always accrue interest at the then effective interest rate for Revolving Loans maintained as Base Rate Loans under the respective Facility plus the Applicable Margin, and (ii) on that portion maintained as a Eurodollar Loan, during each Interest Period applicable thereto, equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin. All Eurodollar Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Loan.

          SECTION 3.2.2. Post-Maturity Rates. After the date any principal amount of any Loan or Reimbursement Obligation is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of either Borrower under a particular Tranche shall have become due and payable, such Borrower shall pay interest (after as well as before judgment) on such delinquent amounts at a rate per annum equal to 2% plus the higher of (i) the Base Rate applicable to such Tranche from time to time in effect plus the Applicable Margin for such Base Rate Loans and (ii) the rate otherwise applicable to such Loan or other monetary Obligation.

          SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

          (a) on the Stated Maturity Date therefor;

          (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

          (c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Amendment Effective Date;

          (d) with respect to Eurodollar Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

          (e) with respect to any Base Rate Loans converted into Fixed Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

          (f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

          Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

          SECTION 3.2.4. Interest Act Provision.

          (a) For the purposes of the Interest Act (Canada), whenever interest payable pursuant to this Agreement is calculated with respect to any monetary Obligation relating to the Canadian Facility on the basis of a period other than a calendar year (the "Calculation Period"), each rate of interest determined pursuant to such calculation expressed as an annual rate is equivalent to such rate as so determined, multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the Calculation Period.

          (b) The principle of deemed reinvestment of interest with respect to any monetary Obligation relating to the Canadian Facility shall not apply to any interest calculation under this Agreement.

          (c) The rates of interest with respect to any monetary Obligation relating to the Canadian Facility stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

          SECTION 3.3. Fees. The respective Borrower agrees to pay the fees set forth below. All such fees shall be non-refundable.

          SECTION 3.3.1. Commitment Fee. Each of the U.S. Borrower and the Canadian Borrower, as applicable, agrees to pay to the U.S. Administrative Agent with respect to the U.S. Facility and the Canadian Administrative Agent with respect to the Canadian Facility, for the account of each Revolving Loan Lender under such Facility, for the period (including any portion thereof when such Lenders' Revolving Loan Commitment under such Facility is suspended by reason of such Borrower's inability to satisfy any condition of Section 5.2) commencing on the Amendment Effective Date and continuing through the applicable Revolving Loan Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee, in each case on such Lender's Revolving Loan Percentage under such Facility of the sum of the average daily unused portion of the applicable Revolving Loan Commitment Amount (net of Letter of Credit Outstandings); provided, however, that the acceptance of Canadian BAs shall constitute usage of the Canadian Revolving Loan Commitment with respect to the calculation of such commitment fee. All commitment fees payable pursuant to this
Section 3.3.1 shall be payable by the applicable Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Amendment Effective Date and on the applicable Revolving Loan Commitment Termination Date. Payments by the applicable Borrower to the applicable Swing Line Lender in respect of accrued interest on any U.S. Swing Line Loan or Canadian Swing Line Loan shall be net of the commitment fee payable in respect of such Swing Line Lender's applicable Revolving Loan Commitment (or, in the case such Revolving Loan Commitment exceeds the aggregate principal amount of such Swing Line Loans, the portion of such Revolving Loan Commitment equal to such aggregate principal amount) for the period during which such Swing Line Loans were outstanding.

          SECTION 3.3.2. Agents' Fee. Each Borrower agrees to pay the fees in the amounts and on the dates set forth in the Fee Letter.

          SECTION 3.3.3. Letter of Credit Fees. Each Borrower, as applicable, agrees to pay to the U.S. Administrative Agent with respect to the U.S. Facility and the Canadian Administrative Agent with respect to the Canadian Facility, for the pro rata account of each Revolving Loan Lender that has a Percentage greater than zero in respect of the applicable Revolving Loan Commitment Amount under such Facility, a Letter of Credit fee in an amount per annum equal to the then effective Applicable Margin for Revolving Loans maintained as Eurodollar Loans, multiplied by the Stated Amount of each such Letter of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit applicable to such Revolving Loan Commitment Amount and on the applicable Revolving Loan Commitment Termination Date. Each Borrower further agrees to pay to the applicable Issuer under such Facility (subject to the proviso to this sentence) quarterly in arrears on each Quarterly Payment Date following the date of each issuance and extension of each Letter of Credit issued or extended by such Issuer and on the applicable Revolving Loan Commitment Termination Date, a facing fee in an amount equal to 1/8 of 1% per annum on the Stated Amount of such Letter of Credit; provided that, if on the date any Letter of Credit is issued and on each anniversary thereof the facing fee which would accrue with respect to such Letter of Credit over the succeeding 365 days (assuming such Letter of Credit would remain undrawn until its Stated Expiry Date) would be less than $500 (or Cdn$500 with respect to any Canadian Letters of Credit denominated in Canadian Dollars), such Borrower shall pay such Issuer a facing fee of $500 (or Cdn$500 with respect to any Canadian Letters of Credit denominated in Canadian Dollars) with respect to such Letter of Credit in advance on the date of such issuance or anniversary. In addition to the fees described in the preceding two sentences of this Section 3.3.3, each Borrower agrees to pay to each Issuer under its respective Facility its customary processing fees for issuing, modifying and making payment under each Letter of Credit issued by such Issuer to such Borrower.

                                   ARTICLE IV
              CERTAIN EURODOLLAR, CANADIAN BA AND OTHER PROVISIONS

          SECTION 4.1. Eurodollar Lending Unlawful. If any Lender shall in good faith determine (which determination shall, upon notice thereof to the applicable Borrower and the applicable Administrative Agent, be conclusive and binding on such Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert any such Eurodollar Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the applicable Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert into Base Rate Loans under the applicable Facility at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

          SECTION 4.2. Deposits Unavailable; Circumstances making Canadian BAs Unavailable.

          (a) If the applicable Administrative Agent shall have determined in good faith that (i) deposits in the relevant Currency and amount and for the relevant Interest Period are not available to it in the interbank eurodollar market or (ii) by reason of circumstances affecting the interbank eurodollar market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Eurodollar Loans then, upon notice from the applicable Administrative Agent to the applicable Borrower and the applicable Lenders, the obligations of all such Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, Eurodollar Loans of such Currency shall forthwith be suspended until the applicable Administrative Agent shall notify the applicable Borrower and the applicable Lenders that the circumstances causing such suspension no longer exist.

          (b) If the Canadian Administrative Agent shall have determined in good faith that by reason of circumstances affecting the Canadian money market, there is no market for Ca-nadian BAs, then the right of the Canadian Borrower to request the acceptance of Canadian BAs and the acceptance thereof shall be suspended until the Canadian Administrative Agent determines that the circumstances causing such suspension no longer exist and the Canadian Administrative Agent so notifies the Canadian Borrower.

          SECTION 4.3. Increased Loan Costs, etc.

          (a) The U.S. Borrower agrees to reimburse each U.S. Lender for any increase in the cost to such U.S. Lender of, or any reduction in the amount of any sum receivable by such U.S. Lender in respect of, such U.S. Lender's Commitments hereunder in respect of Eurodollar Loans made to it (including the making, continuing or maintaining (or of such U.S. Lender's obligation to make or continue) any Eurodollar Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Original Closing Date (or, with respect to any U.S. Lender that became a U.S. Lender on or subsequent to the Amendment Effective Date, after the Amendment Effective Date) of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Each affected U.S. Lender shall promptly notify the U.S. Administrative Agent and the U.S. Borrower in writing of the occurrence of any such event, stating, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such U.S. Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the U.S. Borrower directly to such U.S. Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the U.S. Borrower.

          (b) The Canadian Borrower agrees to reimburse each Canadian Lender for any increase in the cost to such Canadian Lender of, or any reduction in the amount of any sum receivable by such Canadian Lender in respect of, such Canadian Lender's Commitments hereunder in respect of Fixed Rate Loans made to it (including the making, continuing or maintaining (or of such Canadian Lender's obligation to make or continue) any Canadian Loans as Fixed Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Amendment Effective Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Each affected Canadian Lender shall promptly notify the applicable Canadian Administrative Agent and the Canadian Borrower in writing of the occurrence of any such event, stating, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Canadian Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Canadian Borrower directly to such Canadian Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Canadian Borrower.

          SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender) to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Fixed Rate Loan (but excluding any loss of margin after the date of the relevant conversion, repayment, prepayment or failure to borrow, continue or convert) as a result of:

          (a) any conversion or repayment or prepayment of the principal amount of any Fixed Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

          (b) any Loans not being made as Fixed Rate Loans, in each case in accordance with the Borrowing Request therefor; or

          (c) any Loans not being continued as, or converted into, Fixed Rate Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to the applicable Borrower (with a copy to the applicable Administrative Agent), such Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on such Borrower.

          SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority after the Original Closing Date (or, with respect to any Lender that became a Lender on or subsequent to the Amendment Effective Date, after the Amendment Effective Date) affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its good faith discretion) that the rate of return on its or such controlling Person's capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Lender to the applicable Borrower, such Borrower shall within five days following receipt of such notice pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts and setting forth in reasonable detail the calculation thereof shall, in the absence of manifest error, be conclusive and binding on such Borrower. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable; provided that such Lender may not impose materially greater costs on the Borrowers than on any similarly situated borrower by virtue of any such averaging or attribution method.

          SECTION 4.6. Taxes. Each Borrower (which shall for all purposes of this Section be deemed to include all Guarantors) covenants and agrees as follows with respect to Taxes:

          (a) Any and all payments by each Borrower under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes, except as specifically provided in this Agreement. In the event that any Taxes are required by any law or Governmental Authority to be deducted or withheld from any payment required to be made by a Borrower to or on behalf of the Administrative Agents or any Lender under any Loan Document, then:

               (i) subject to clauses (g) and (h), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary such that such payment is made, after withholding or deduction for or on account of such Non-Excluded Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

               (ii) such Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

          (b) In addition, each Borrower shall pay any and all Other Taxes to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

          (c) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the applicable Borrower shall furnish to the applicable Administrative Agent a copy of an official receipt (or a certified copy thereof (or, if such copy or copy thereof is not available from the relevant taxing authority within 45 days of such payment being due, within 5 days of the day on which such copy or copy thereof is first available from the relevant taxing authority)), evidencing the payment of such Taxes or Other Taxes. The applicable Administrative Agent shall make copies thereof available to the applicable Lenders upon request therefor.

          (d) Subject to clauses (g) and (h), each Borrower shall indemnify each applicable Agent and each applicable Lender for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Agent or Lender (whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority). Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Agent or Lender, the applicable Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that no Agent or Lender shall be under any obligation to provide any such notice to such Borrower). In addition, each Borrower shall indemnify each applicable Agent and each applicable Lender for any incremental Taxes that may become payable by such Agent or Lender as a result of any failure of the applicable Borrower to pay any Taxes when due to the appropriate Governmental Authority (except to the extent such incremental Taxes result solely from the failure of such applicable Agent or applicable Lender to give notice to the applicable Borrower of Taxes subject to indemnity under this clause (d) and such Borrower did not otherwise have knowledge of such Taxes) or to deliver to the applicable Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Agent or Lender or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Agent or Lender makes written demand therefor, in accordance with the terms of such demand. Each Borrower acknowledges that any payment made by it to any Agent or Lender or to any Governmental Authority in respect of the indemnification obligations of the Borrowers provided in this clause shall constitute a payment in respect of which the provisions of clause
(a) and this clause shall apply.

          (e) Each Non-U.S. Lender that has a U.S. Commitment, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder, shall, to the extent it may lawfully do so, deliver to the U.S. Borrower and the U.S. Administrative Agent either:

               (i) two materially accurate and duly completed copies of either
          (A) Internal Revenue Service Form W-8BEN claiming benefits of an income tax treaty (or an applicable successor form) or (B) Internal Revenue Service Form W-8ECI (or an applicable successor form); or

               (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Person is not (A) a "bank" within the meaning of
          Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an "Exemption Certificate"), (y) two materially accurate and duly completed copies of Internal Revenue Service Form W-8BEN (or applicable successor form) and (z) such forms that establish a complete exemption from or a reduction in the rate of United States federal withholding tax with respect to any payment hereunder other than principal and interest.

          In addition, each Non-U.S. Lender that has a U.S. Commitment agrees that from time to time after the Amendment Effective Date, when a lapse in time or change in the Lender's circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the U.S. Borrower or the U.S. Administrative Agent two materially accurate and duly completed original signed replacement copies of, as applicable, such form or forms and an Exemption Certificate, or it shall immediately notify the U.S. Borrower and the U.S. Administrative Agent of its inability to deliver any such form or Exemption Certificate.

          (f) So long as no Event of Default shall have occurred and be continuing for more than 30 days, each Canadian Revolving Loan Lender, Canadian Swing Line Lender, Canadian Issuer or successor Canadian Administrative Agent shall be deemed to represent that, as of the date it becomes a Canadian Revolving Loan Lender, Canadian Swing Line Lender, Canadian Issuer or successor Canadian Administrative Agent, as the case may be, no Canadian withholding taxes are required to be withheld by the Canadian Administrative Agent or the Canadian Borrower with respect to any payments to be made to such Person in respect of this Agreement, except to the extent that withholding was required in respect of payments made to any assignor from whom such Lender acquired its Commitments and/or Loans as a result of a change in applicable or adoption of a new law, rules, regulations or orders after the assignor (or any predecessor assignor) became a Lender or as a result of the assignor becoming a Lender while an Event of Default had occurred and been continuing for more than 30 days.

          (g) The U.S. Borrower shall not be obligated to gross up any payments to any Agent or any Lender pursuant to clause (a)(i), or to indemnify any Agent or any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of any Agent or Lender to deliver to the U.S. Borrower the form or forms and/or an Exemption Certificate, as applicable to such Agent or Lender, pursuant to clause
(e),

(ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from United States federal withholding tax or the information or certifications made therein by such Agent or such Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Agent or Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided that the U.S. Borrower shall be obligated to gross up any payments, excluding payments other than principal and interest made to a Non-U.S. Lender providing forms under clause (e)(ii), to any such Agent or Lender pursuant to clause
(a)(i), and to indemnify any such Agent or Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from, or a reduction in the rate of, United States federal withholding tax or inaccuracy or untruth contained therein resulted from a change in or adoption of any applicable statute, treaty, regulation or other applicable law or any case law, revenue ruling or notice or pronouncement by a Governmental Authority interpreting any of the foregoing occurring after the Original Closing Date (or, in the case of a Person that was not a Lender prior to the Amendment Effective Date, the Amendment Effective Date), which change rendered such Agent or Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from, or a reduction in the rate of United States federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the obligation to gross up payments pursuant to clause (a)(i) or to indemnify pursuant to clause
(d) is with respect to an Assignee Lender that becomes, at the request of the U.S. Borrower, an Assignee Lender as a result of an assignment made at the request of the U.S. Borrower or (iii) such Lender is an assignee Lender, to the extent such Lender's assignor was entitled to gross-up or indemnification payments immediately prior to such assignment.

          (h) The Canadian Borrower shall not be obligated to gross up any payments to any Agent or any Lender pursuant to clause (a)(i), or to indemnify any Agent or any Lender pursuant to clause (d), in respect of Canadian withholding taxes to the extent imposed as a result of the representation made in clause (f) being untrue or inaccurate. If any representation deemed to be made pursuant to clause (f) is incorrect when deemed to be made, the Person deemed to have made the representation shall indemnify and hold harmless the Canadian Borrower and the Canadian Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys' fees and expenses) incurred or payable by the Canadian Borrower or the Canadian Administrative Agent as a result of the failure of the Canadian Borrower or the Canadian Administrative Agent to comply with its obligations to deduct or withhold any Canadian withholding taxes from any payments made pursuant to this Agreement to such person, if the withholding would not have been required had the representation been correct when deemed to be made.

          (i) If any Administrative Agent or any Lender receives a refund in respect of Taxes as to which it has been grossed up by a Borrower pursuant to clause (a)(i) or indemnified by a Borrower pursuant to clause (d) and such Administrative Agent or such Lender, as applicable, determines in its sole, good faith judgment that such refund is attributable to such gross up or indemnification, then such Lender or such Administrative Agent, as the case may be, shall pay such amount to such Borrower as such Lender or such Administrative Agent determines to be the proportion of the refund as will leave it, after such payment, in no better or worse financial position with respect to Tax liabilities and related expenses than it would have been in the absence of such payment; provided that Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Neither the Lenders nor the Administrative Agents shall be obligated to disclose information regarding its tax affairs or computations to such Borrower in connection with this clause (i) or any other provision of this Section 4.6.

          SECTION 4.7. Payments, Computations, etc. Unless otherwise expressly provided in a Loan Document, all payments by the Borrowers pursuant to each Loan Document shall be made by the applicable Borrower to the applicable Administrative Agent for the pro rata account of the Administrative Agent and the Lenders entitled to receive such payment. All payments shall be made in U.S. Dollars, except that all payments regarding Canadian Loans or Canadian Letters of Credit denominated in Canadian Dollars (other than commitment fees payable by the Canadian Borrower, which payments shall be made in U.S. Dollars), shall be made in Canadian Dollars, without setoff, deduction or counterclaim (except in an event contemplated by Section 4.6(h)) not later than 12:00 noon on the date due in same day or immediately available funds to such account as the applicable Administrative Agent shall specify from time to time by notice to the applicable Borrower. Funds received after that time shall be deemed to have been received by the applicable Administrative Agent on the next succeeding Business Day. The applicable Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by such Administrative Agent for the account of such Lender. All interest (including interest on Eurodollar Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Payments due on a day other than a Business Day shall (except as otherwise required by clause (iii) of the definition of the term "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

          SECTION 4.8. Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff, purchase at foreclosure or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties entitled thereto, such Secured Party entitled thereto shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party's ratable share (according to the proportion of (a) the amount of such selling Secured Party's required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. Each Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of such Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section 4.8 to share in the benefits of any recovery on such secured claim.

          SECTION 4.9. Setoff. Each Agent and each Lender shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each Borrower hereby grants to each Agent and each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with each Agent and each Lender; provided that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Agent and each Lender agrees promptly to notify the applicable Borrower and the applicable Administrative Agent after any such setoff and application made by each Agent and each Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Agent and each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Agent and such Lender may have.

          SECTION 4.10. Replacement of Lenders. If any Lender (an "Affected Lender") (x) makes a demand upon a Borrower for (or if a Borrower is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6 (and the payment of such amounts are more onerous in the reasonable judgment of such Borrower than with respect to the other Lenders), or gives notice pursuant to Section 4.1 requiring a conversion of such Affected Lender's Fixed Rate Loans to Base Rate Loans or suspending such Lender's obligation to make Loans as, or to convert Loans into, Fixed Rate Loans, or (y) is then subject to a Lender Default, such Borrower may, within 30 days of receipt by such Borrower of such demand or notice or of such Lender Default, as the case may be, give notice (a "Replacement Notice") in writing to the Agents and such Affected Lender of its intention to replace such Affected Lender with a financial institution or other Person (a "Replacement Lender") designated in such Replacement Notice; provided that no Replacement Notice may be given by such Borrower and no such replacement may occur if (i) such replacement conflicts or would conflict with any applicable law or regulation, (ii) unless the Agents otherwise consent, any Event of Default shall have occurred and be continuing at the time of the giving of such notice or the time of such replacement or (iii) prior to the giving of such notice or the time of any such replacement, such Lender, in such Borrower's reasonable judgment, shall have taken any necessary action under Section 4.3,
4.5 or 4.6 (if applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.3, 4.5 or 4.6 or shall have cured the failure or other event that resulted in any relevant Lender Default. If the applicable Administrative Agent shall, in the exercise of its reasonable discretion and within five Business Days of its receipt of such Replacement Notice, notify the applicable Borrower and such Affected Lender in writing that the Replacement Lender is satisfactory to such Administrative Agent (such consent not being required where the Replacement Lender is already a Lender), then such Affected Lender shall, subject to the payment of any amounts due to the Affected Lender pursuant to Section 4.4, assign, in accordance with Section 12.11, all of its Commitments, Loans, Notes (if any) and other rights and obligations under this Agreement and all other Loan Documents (including Reimbursement Obligations, if applicable, under the affected Facility or Facilities) to such Replacement Lender; provided that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender, (ii) the purchase price paid by such Replacement Lender shall be in the amount of such Affected Lender's Loans and its applicable Percentage of outstanding Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 and 4.6), owing to such Affected Lender hereunder and (iii) such Borrower shall pay to the Affected Lender and such Administrative Agent to the extent so requested all reasonable out-of-pocket expenses incurred by the Affected Lender and the Agents in connection with such assignment and assumption (including the processing fees described in Section 12.11). Upon the closing date of an assignment described above, the Replacement Lender shall become a "Lender" for all purposes under this Agreement and the other Loan Documents.

          SECTION 4.11. Change of Lending Office. Each Lender agrees that if it makes any demand for payment under Sections 4.3, 4.4, 4.5 or 4.6, or if any introduction or change of the type described in Section 4.1 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for a Borrower to make payments under Section 4.3, 4.4, 4.5 or 4.6, or would eliminate or reduce the effect of any introduction or change described in Section 4.1.

                                   ARTICLE V
                         CONDITIONS TO CREDIT EXTENSIONS

          SECTION 5.1. [INTENTIONALLY OMITTED].

          SECTION 5.2. All Credit Extensions. The obligation of each Lender and each Issuer to make any Credit Extension (including the initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth below.

          SECTION 5.2.1. Compliance with Warranties, No Default, etc. At the time of each Credit Extension and after giving effect thereto (i) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate to a specified earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) no Default shall have then occurred and be continuing.

          SECTION 5.2.2. Credit Extension Request, etc. Subject to Section 2.3.2, the applicable Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by a Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by such Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in
Section 5.2.1, are true and correct in all material respects (unless stated to relate to a specified earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

          In order to induce the Agents and the Lenders to enter into this Agreement and to make Credit Extensions hereunder, each of Holdings and each Borrower makes (as to itself and its Subsidiaries) the following representations, warranties and agreements as of the Amendment Effective Date (both before and after giving effect to the Credit Extensions occurring on such date and after giving effect to the Transactions and all references to the Agents and the Lenders herein and elsewhere in this Agreement, shall, unless otherwise specifically indicated, be references to the Agents and the Lenders after giving effect to the Transactions); and as of the date of each Credit Extension, which representations, warranties and agreements shall survive the execution and delivery of this Agreement and the Notes and the occurrence of each Credit Extension (with the occurrence of each Credit Extension being deemed to constitute a representation and warranty that the matters specified in this
Article VI are true and correct in all material respects on and as of the date of such Credit Extension unless such representations and warranties are stated to relate to a specific earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

          SECTION 6.1. Organization, etc. Each of Holdings, the Borrowers and each Subsidiary of the Borrowers (i) is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, (ii) is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect) and (iii) has full corporate, partnership or limited liability company power and authority, as the case may be, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

          SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each such Obligor's participation in the consummation of all aspects of the Transactions, and the execution, delivery and performance by such Obligor of each Loan Document and the agreements executed and delivered by it in connection with the Transactions are in each case within each such Person's corporate, partnership or limited liability company powers, as the case may be, have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be, and, except as disclosed in Item
6.2 of the Disclosure Schedule, do not (i) contravene any (A) Obligor's Organic Documents, (B) material contractual restriction binding on or affecting any Obligor, (C) court decree or order binding on or affecting any Obligor or (D) material law or governmental regulation binding on or affecting any Obligor, or (ii) result in, or require the creation or imposition of, any Lien on any Obligor's properties (except as permitted by this Agreement).

          SECTION 6.3. Government Approval, Regulation, etc. No material authorization or approval or other action by, and no material notice to or filing with, any Governmental Authority or other Person (other than those (x) that have been, or on the Amendment Effective Date, will be, or, in the case of Filing Statements delivered on the Amendment Effective Date, will be within 10 days of the Amendment Effective Date, duly obtained or made and which are, or on the Amendment Effective Date will be, or, in the case of Filing Statements delivered on the Amendment Effective Date, will be within 10 days of the Amendment Effective Date, in full force and effect and (y) that are contemplated or required to be made after the Amendment Effective Date in accordance with the terms of the Loan Documents and Transactions Documents) is required for (i) the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party or (ii) the due execution, delivery and/or performance by any Obligor of the Transactions Documents to which each is a party, or (iii) the conduct of the business of each of the Borrowers and their Subsidiaries as currently conducted following the Amendment Effective Date. Neither Holdings, the Borrowers nor any of their respective Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          SECTION 6.4. Validity, etc. Each Loan Document and the Transactions Documents to which each Obligor is a party constitute, or will, on the due execution and delivery thereof by such Obligor, constitute, the legal, valid and binding obligations of such Obligor, enforceable against it in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by principles of equity).

          SECTION 6.5. Financial Information. Holdings and each Borrower each represent and warrant that all balance sheets, all statements of operations, shareholders' equity and cash flow and all other financial information relating to Holdings and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Amendment Effective Date be prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

          SECTION 6.6. No Material Adverse Effect. On the date of each Credit Extension occurring subsequent to the Amendment Effective Date, there has been no event, occurrence, omission or change which has resulted in a Material Adverse Effect since December 31, 2003.

          SECTION 6.7. Litigation. There is no pending or, to the knowledge of either Borrower, threatened litigation, action, investigation or proceeding (i) affecting Holdings, either Borrower or any of their respective Subsidiaries or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of any Loan Document.

          SECTION 6.8. Labor Matters. There is no labor strike, work stoppage, lockout or other work action or other labor controversy, and no such dispute or controversy is actually pending or, to Holdings', either Borrower's or any of their respective Subsidiaries' knowledge, threatened against or affecting Holdings, either Borrower of any of their respective Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect.

          SECTION 6.9. Subsidiaries. Holdings has no Subsidiaries except for the U.S. Borrower and the Subsidiaries of the U.S. Borrower described in the succeeding sentence. The U.S. Borrower has no Subsidiaries, except those Subsidiaries (A) which are identified in Item 6.9 of the Disclosure Schedule, none of which are Foreign Subsidiaries other than the Canadian Borrower, or (B) which are permitted to have been organized or acquired in accordance with the terms of this Agreement. Item 6.9 of the Disclosure Schedule, as of the Amendment Effective Date, (i) lists, with respect to each Subsidiary, (A) the state or jurisdiction of such Subsidiary's incorporation or organization and (B) the percentage of shares of the Capital Stock of such Subsidiary owned by Holdings, the U.S. Borrower or another Subsidiary, (ii) identifies each Subsidiary which is a Foreign Subsidiary and (iii) identifies each Subsidiary which is a Non-Material Subsidiary.

          SECTION 6.10. Ownership of Properties. Each of Holdings, each Borrower and each Subsidiary of each Borrower maintains (i) in the case of material owned real property, good and marketable fee title to, (ii) in the case of material owned personal property, good and valid title to, or (iii) in the case of material leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of such properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens, except for Liens permitted pursuant to Section 7.2.3.
Item 6.10 of the Disclosure Schedule contains a complete and accurate description, by owner/lessor and location (by street address) of all owned and/or leased real properties as of the Amendment Effective Date (as supplemented from time to time with information provided by Holdings in the Compliance Certificate delivered by Holdings to the Agents pursuant to clause
(e) of Section 7.1.1; provided that Item 6.10 shall not be required to be supplemented at any time other than such times as the Compliance Certificate is delivered or required to be delivered hereunder).

          SECTION 6.11. Taxes. Each Borrower and each of their respective Subsidiaries has timely filed all material Tax returns and reports required by law to have been filed by it, has timely withheld all material Taxes that were required to be withheld in respect of compensation or other amounts paid to any employee or independent contractor (or, in the case of independent contractors, Holdings, the relevant Borrower or the relevant Subsidiary has the right to indemnification with respect thereto) and has timely paid all material Taxes and governmental charges thereby shown or required to be due and owing, except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

          SECTION 6.12. Pension and Welfare Plans.

          (a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Credit Extension hereunder, (i) no steps have been taken to terminate any U.S. Pension Plan, (ii) no contribution failure has occurred with respect to any U.S. Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA and (iii) no steps have been taken to effect a partial or complete withdrawal from any U.S. Multiemployer Plan, in each case which could (individually or in the aggregate) reasonably be expected to result in liabilities of Holdings or any of its Subsidiaries in excess of $5,000,000 or a Material Adverse Effect. No condition exists or event or transaction has occurred with respect to any U.S. Pension Plan which could reasonably be expected to result in the incurrence by Holdings, either Borrower or any member of the Controlled Group of any material liability, fine or penalty, that could (individually or in the aggregate) reasonably be expected to result in liabilities in excess of $5,000,000 or a Material Adverse Effect. None of Holdings, either Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a U.S. Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA, which could reasonably be expected to result in a Material Adverse Effect.

          (b) During the twelve-consecutive-month period before the date of the execution and delivery of this Agreement and before the date of any Credit Extension hereunder, (i) no steps have been taken to terminate any Canadian Pension Plan and (ii) no contribution failure has occurred with respect to any Canadian Pension Plan, in each case that, individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. No condition exists and no event or transaction has occurred with respect to any Canadian Pension Plan which could reasonably be expected to result in the incurrence by Holdings or any of its Subsidiaries of any liability, fine or penalty that could (individually or in the aggregate) reasonably be expected to result in liabilities in excess of $5,000,000 or a Material Adverse Effect. Except as disclosed in the financial statements required to be provided pursuant to this Agreement or as otherwise disclosed in writing from time to time to the Administrative Agents, neither Holdings nor any of its Subsidiaries has any liability, including without limitation a contingent liability, with respect to any benefit under a Canadian Pension Plan or Canadian Welfare Plan which, in each case could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) Each Canadian Pension Plan is in compliance in all material respects with all applicable pension benefits and tax laws; (ii) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable Laws and the terms of each Canadian Pension Plan have been made in accordance with all applicable Laws and the terms of each Canadian Pension Plan; (iii) all liabilities under each Canadian Pension Plan are being funded, on a going concern and solvency basis, in accordance with the terms of the respective Canadian Pension Plan, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to such Canadian Pension Plan; and (iv) no event has occurred and no conditions exist with respect to any Canadian Pension Plan that has resulted or could reasonably be expected to result in any Canadian Pension Plan having its registration revoked or refused for the purposes of any applicable pension benefits or tax laws or being placed under the administration of any relevant pension benefits regulatory authority or being required to pay any taxes or penalties under any applicable pension benefits or tax laws, except for any exceptions to clauses (i) through (iv) above that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 6.13. Environmental Warranties. Each of Holdings and each Borrower represents and warrants that, except as disclosed in Item 6.13 of the Disclosure Schedule:

          (a) all facilities and property (including underlying groundwater) owned or leased by Holdings, either Borrower or any of their respective Subsidiaries and their operations are in compliance with all Environmental Laws, except for any such noncompliance that could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

          (b) there are no pending or, to the knowledge of Holdings, any threatened (i) claims, complaints, notices, requests for information, proceedings, or investigation against or involving Holdings, either Borrower or any of their respective Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to Holdings, either Borrower or any of their respective Subsidiaries regarding actual or potential liability under any Environmental Law, that, with respect to clauses (i) and (ii) of this paragraph, could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

          (c) there have been no Releases of Hazardous Materials at, on or under or from any property or facility now owned, leased or operated by Holdings, or to the knowledge of Holdings, either Borrower or any of their respective Subsidiaries previously owned, leased or operated by Holdings, either Borrower or any of their respective Subsidiaries, that could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

          (d) Holdings and its Subsidiaries have been issued all permits, certificates, approvals, licenses and other authorizations pursuant to Environmental Laws necessary for the operation of their business ("Environmental Permits") and are in compliance with all Environmental Permits (except to the extent the failure to have or be in compliance with any such Environmental Permit could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect);

          (e) no property or facility now or previously owned, leased or operated by Holdings or its Subsidiaries is listed, or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites with respect to any clean up responsibility or similar liability of Holdings or one of its Subsidiaries which would be reasonably likely to result in a Material Adverse Effect;

          (f) there are no underground storage tanks or related piping, active or abandoned, including petroleum storage tanks, on or under any property now owned or leased by Holdings, either Borrower or any of their respective Subsidiaries or, to the knowledge of Holdings or either Borrower, at any property previously owned or leased by Holdings, or either Borrower or any of their respective Subsidiaries, that could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

          (g) none of Holdings, the Borrowers nor any of their respective Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to

     CERCLA, on the CERCLIS or on any similar state list or which, to either Borrower's knowledge, is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against Holdings, either Borrower or such Subsidiary for any investigatory or remedial work, damage to natural resources or personal injury or property damage, including claims under CERCLA, which could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

          (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by Holdings, either Borrower or any of their respective Subsidiaries that could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

          (i) none of Holdings, the Borrowers nor any of their respective Subsidiaries has manufactured or sold any product containing asbestos, the result of which could (individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect; and

          (j) no conditions exist at, on or under any property now or previously owned or leased by Holdings or either Borrower or any of their respective Subsidiaries, or to the knowledge of Holdings or either Borrower, at any property previously owned or leased by Holdings, either Borrower or any of their respective Subsidiaries, that could, with the passage of time, or the giving of notice or both, reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect under any Environmental Law.

          SECTION 6.14. Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to any Agent or any Lender by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby (including the Transactions), taken as a whole, contains any untrue statements of material fact, or omits to state any material facts necessary in either case to make such information taken as a whole not materially misleading in light of the circumstances under which such information was provided and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor, any Agent or to any Lender will contain any untrue statements of material fact or will omit to state any material facts in either case necessary to make such information taken as a whole not materially misleading on the date as of which such information is dated or certified in light of the circumstances under which such information was provided. Notwithstanding the foregoing, all financial projections that have been or are hereafter made available to any Lender or any of the Agents by Holdings or any of its Subsidiaries or any of their respective representatives in connection with the transactions contemplated hereby (the "Projections") (including the Projections included in the bank memorandum furnished to the Lenders with respect to the Borrowers and the other Obligors and the pro forma balance sheet furnished in connection with Section 3.6 of the Amendment Agreement) have been or, in the case of the Projections made available after the date hereof, will be prepared in good faith based upon assumptions believed by Holdings and its Subsidiaries to be reasonable at the time such assumptions were made (it being recognized by each of the Lenders and the Agents, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections will probably differ from the projected results and such differences may be material).

          SECTION 6.15. Regulations U and X. None of Holdings, the Borrowers or any of their respective Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

          SECTION 6.16. Issuance of Subordinated Debt, Status of Obligations as Senior Indebtedness, etc. The subordination provisions contained in the Other Debt Documents that are subordinated are enforceable against the holders of the Indebtedness evidenced thereby by the holder of any "Senior Indebtedness" or similar term referring to the Obligations (as defined in the applicable Other Debt Documents). All Obligations, including those to pay principal of and interest (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, reorganization or similar proceeding, whether or not allowed as a claim under such proceeding) on the Loans and Reimbursement Obligations, and fees and expenses in connection therewith, constitute "Senior Indebtedness" or similar term relating to the Obligations (as defined in the applicable Other Debt Documents) and all such Obligations are entitled to the benefits of the subordination created by such Other Debt Documents. In furtherance of, and without limiting the effect of, the foregoing, the Obligations of the U.S. Borrower constitute "Bank Indebtedness" under the Senior Subordinated Note Indenture. Each Borrower acknowledges that each Agent, each Lender and each Issuer is entering into this Agreement and is extending its Commitments in reliance upon the subordination provisions of the Other Debt Documents.

          SECTION 6.17. Solvency. After giving effect to each Credit Extension hereunder, each of Parentholdco, Superholdco, Holdings, the Borrowers and the Subsidiary Guarantors (taken together) are Solvent.

          SECTION 6.18. No Change of Control. The consummation of the Equity Investment and the exercise of all rights and privileges under the documentation related thereto do not result in a "Change of Control" under the Superholdco Senior Discount Note Indenture and the Senior Subordinated Note Indenture.

          SECTION 6.19. Compliance with Superholdco Guaranty. Superholdco has not made any dividend or other payment to Parentholdco in violation of the provisions of either the Superholdco Guaranty or the Superholdco Pledge Agreement.

                                  ARTICLE VII
                                    COVENANTS

          SECTION 7.1. Affirmative Covenants. Holdings and each Borrower agree with each Secured Party hereto that, until the Termination Date has occurred, Holdings and each Borrower will perform, or cause to be performed, the obligations set forth below.

          SECTION 7.1.1. Financial Information, Reports, Notices, etc. Holdings and the U.S. Borrower will furnish, or cause to be furnished, to the Administrative Agents (for distribution to the Lenders) and to the Syndication Agent copies of the following financial statements, reports, notices and information:

          (a) (i) as soon as available and in any event within 30 days after the end of each calendar month (other than the last month of a Fiscal Quarter), the unaudited consolidated balance sheets of Holdings as of the end of such calendar month and the related unaudited consolidated statements of income and cash flows of Holdings for such calendar month and for the elapsed portion of the Fiscal Year ended with the end of such calendar month, and including (in each case), in comparative form the figures for the corresponding calendar month in, and year to date portion of, the immediately preceding Fiscal Year and comparable budgeted figures for such period, and (ii) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheet of Holdings as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of Holdings for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year and comparable budgeted figures for such period, in each case certified by the chief financial or accounting Authorized Officer of Holdings that they present fairly in all material respects in accordance with GAAP the financial position of Holdings as of the date indicated and the results of its operations and changes in its cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes;

          (b) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of Holdings and the related consolidated statements of income and cash flows of Holdings for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year and comparable budgeted figures for such period in each case audited (without any Impermissible Qualification) by a nationally recognized accounting firm or other independent public accountants reasonably acceptable to the Agents, which shall include a separate report from such independent public accountants that in connection with their audit, nothing came to the attention of such accountants that Holdings and its Subsidiaries were not in compliance with the terms, covenants, provision and conditions of Section 7.2.4 insofar as they relate to accounting matters (including the application of accounting terms in connection with the covenants set forth in Section 7.2.4); provided, however, that in the event that such independent public accountants cannot provide such negative assurances due to matters of firm or accounting policy unrelated to the Holdings and its Subsidiaries, Agent will cooperate with the U.S. Borrower in directing such independent public accountants to provide alternative advice which shall satisfy the requirements of this Section 7.1.1(b);

          (c) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Canadian Borrower as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Canadian Borrower for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, in each case certified by the chief financial or accounting Authorized Officer of the Canadian Borrower that they present fairly in all material respects in accordance with GAAP the financial position of the Canadian Borrower as of the date indicated and the results of its operations and changes in its cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes;

          (d) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the unaudited consolidated balance sheet of the Canadian Borrower and the related consolidated statements of income and cash flows of the Canadian Borrower for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year;

          (e) concurrently with the delivery of the financial information pursuant to clauses (a)(ii) and (b) of this Section 7.1.1, a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of Holdings, showing compliance with the financial covenants set forth in Section 7.2.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the applicable Obligor has taken or proposes to take with respect thereto);

          (f) as soon as available and in any event within 60 days after the end of each Fiscal Year, capital and operating budgets for Holdings, in form and scope customarily prepared by management for its internal use and consistent with past practice prepared by Holdings (and approved by the Board of Directors of Holdings) for each calendar month of the succeeding Fiscal Year prepared in reasonable detail with discussion of the principal assumptions upon which such budgets are based;

          (g) as soon as possible and in any event within three Business Days after any officer of any Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of Holdings or the U.S. Borrower setting forth details of such Default and the action which such Obligor has taken and proposes to take with respect thereto;

          (h) as soon as possible and in any event within three Business Days after any officer of any Obligor obtains knowledge of the commencement of any litigation, action, proceeding or labor controversy or of an adverse development in any existing litigation, action, proceeding or labor controversy which could reasonably be expected to have a Material Adverse Effect, notice thereof and, to the extent any of the Administrative Agents or the Syndication Agent requests, copies of all material and non-privileged documentation relating thereto;

          (i) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;

          (j) as soon as possible and in any event within three Business Days of any officer of any Obligor becoming aware of any of the following which, individually or in the aggregate, could reasonably be expected to result in liabilities to Holdings or any of its Subsidiaries in excess of $5,000,000 or a Material Adverse Effect: (i) the institution of any steps by any Person to terminate any U.S. Pension Plan or Canadian Pension Plan, (ii) the failure to make a required contribution to any U.S. Pension Plan or Canadian Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA or under any applicable pension benefits laws of any jurisdiction, (iii) the taking of any action with respect to a U.S. Pension Plan or Canadian Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or any applicable regulatory authority or such U.S. Pension Plan or Canadian Pension Plan, (iv) the complete or partial withdrawal of any of Holdings, the U.S. Borrower or any member of the Controlled Group from a U.S. Multiemployer Plan or notification that a U.S. Multiemployer Plan is in reorganization, or (v) the occurrence of any event with respect to any U.S. Pension Plan or Canadian Pension Plan which could result in the incurrence by any Obligor of any liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

          (k) promptly upon receipt thereof, copies of all final "management letters" submitted to any Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

          (l) promptly following the mailing or receipt of any notice or report delivered under the terms of any Subordinated Debt with respect to a breach or default thereunder, copies of such notice or report; and

          (m) such other financial and other information as the Required Lenders, the Administrative Agents or the Syndication Agent may from time to time reasonably request, and, in the event a Default has occurred and is continuing or in the event a Lender or Issuer has not had an opportunity to request such other financial or other information pursuant to a bank meeting or visit referred to in Section 7.1.5 or otherwise in any 90-day period, such other financial and other information as such Lender or Issuer may reasonably request.

          SECTION 7.1.2. Maintenance of Existence; Compliance with Laws, etc. Each of Holdings and each Borrower will:

          (a) preserve and maintain (i) its legal existence and (ii) its qualification as a foreign corporation in each jurisdiction where the nature of its business or the location of its assets requires it to be so qualified, except to the extent the failure to be so qualified would not result in a Material Adverse Effect;

          (b) cause each of its Subsidiaries to, except as otherwise permitted by Section 7.2.10, preserve and maintain its legal existence and qualification as a foreign entity in each jurisdiction where the nature of the business or the location of its assets requires it to be so qualified, except to the extent the failure to be so qualified would not result in a Material Adverse Effect; and

          (c) comply with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent) of all taxes, assessments and governmental charges imposed upon Holdings, such Borrower or any of their respective Subsidiaries or upon their property except (i) to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of Holdings, such Borrower or any such Subsidiary, as applicable, or (ii) to the extent such non-compliance or non-payment could not reasonably be expected to have a Material Adverse Effect.

          SECTION 7.1.3. Maintenance of Properties. Each of Holdings and each Borrower will, and will cause each of their respective Subsidiaries to, maintain, preserve, protect and keep its and their respective material properties in good repair, working order and condition (ordinary wear and tear and damage or taking by a Casualty Event excepted), and make necessary repairs, renewals and replacements to the extent necessary to operate the business carried on by Holdings and its Subsidiaries as it is currently conducted, unless Holdings, such Borrower or any such Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable.

          SECTION 7.1.4. Insurance. Holdings and each Borrower will, and will cause each of their respective Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by Persons of comparable size engaged in the same or similar business and similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such Persons. Holdings, each Borrower, and their respective Subsidiaries shall furnish to each Lender, upon written request, full information as to the insurance carried. The provisions of this Section 7.1.4 shall be deemed to be supplemental to, but not duplicative of, the provisions of any other Loan Document that requires the maintenance of insurance.

          All such insurance shall be written by financially responsible companies selected by Holdings and such Borrower and (except for automobile insurance) having an A.M. Best rating of "A" (or any equivalent successor rating) or better and being in a financial size category of VII or larger (or an equivalent rating of any successor publication of a similar nature), or by other companies acceptable to the Administrative Agents. Holdings shall cause each of the other Obligors to, and each Borrower shall, keep its property insured in favor of, with respect to the U.S. Collateral, the U.S. Administrative Agent and, with respect to the Canadian Collateral, the Canadian Administrative Agent, and all policies (including mortgage title insurance policies) or certificates (or certified copies thereof) with respect to casualty, commercial, general liability, automobile and property insurance (i) shall be endorsed to the applicable Administrative Agent's satisfaction for the benefit of such Administrative Agent and (ii) shall name the applicable Administrative Agent, for the benefit of the applicable Secured Parties, as mortgagee or lender loss payee, as applicable (to the extent covering risk of loss or damage to tangible property), and, for the benefit of the applicable Secured Parties, as an additional named insured as its interests may appear (to the extent covering any other risk). Each policy referred to in this Section 7.1.4 shall provide that
(i) the respective insurers irrevocably waive any and all rights of subrogation with respect to the applicable Administrative Agent, (ii) it will not be canceled or reduced, or allowed to lapse without renewal, except after not less than 30 days' written notice (or, in the case of non-payment of premiums, 10 days' notice) to the applicable Administrative Agent and (iii) the inter-ests of the applicable Administrative Agent and Lenders shall not be invalidated by (A) any act or negligence of Holdings or either Borrower, any of their respective Subsidiaries or any Person having an interest in any property covered by a Mortgage or other Collateral Document or (B) occupancy or use of any such property for purposes more hazardous than permitted by such policy. Each of Holdings and each Borrower will advise the Administrative Agents promptly of any significant policy cancellation (other than any such cancellation in connection with the replacement thereof), reduction or amendment. Each of the U.S. Administrative Agent and the Canadian Administrative Agent, as the case may be, agrees to turn over to the relevant Borrower or relevant Subsidiary any insurance proceeds received by it as loss payee following receipt by such Administrative Agent of written notice from the relevant Borrower or its relevant Subsidiary of its intended use of such proceeds, to the extent such proceeds are not required to be (i) applied at such time to repay Loans or Cash Collateralize Letter of Credit Outstandings or held in an account by such Administrative Agent pursuant to Section 3.1.1 or (ii) held by such Administrative Agents pursuant to the terms of any Mortgage or Security and Pledge Agreement.

          Subject to Section 7.1.10(c), on or before the Amendment Effective Date, Holdings and each Borrower will deliver (to the extent not previously delivered) to the Administrative Agents certificates of insurance reasonably satisfactory to the Administrative Agents evidencing the existence of all insurance required to be maintained by Holdings and each Borrower hereunder setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage. Neither Holdings nor the Borrowers will, nor will any of them permit any of their respective Subsidiaries to, obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 7.1.4 unless the applicable Administrative Agent is the named insured thereunder, for the benefit of the Secured Parties, with loss payable as provided herein. Each of Holdings and each Borrower will promptly (but in any event within five Business Days) notify the Administrative Agents whenever any such separate insurance is obtained and shall deliver to the Administrative Agents the certificates evidencing the same.

          Without limiting the obligations of Holdings and its Subsidiaries under the foregoing provisions of this Section 7.1.4, in the event Holdings, either Borrower or any of their respective Subsidiaries, as the case may be, shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section 7.1.4, or if Holdings, either Borrower or any of their respective Subsidiaries, as the case may be, shall fail to endorse and deposit all policies or certificates with respect thereto, then the applicable Administrative Agent may (upon notice to Holdings, the respective Borrower or the respective Subsidiary, as the case may be), but shall have no obligation so to do, procure insurance covering the interests of the Lenders and such Administrative Agent in such amounts and against such risks as such Administrative Agent (or the Required Lenders) shall deem reasonably appropriate, and Holdings, the respective Borrower or the respective Subsidiary, as the case may be, shall reimburse such Administrative Agent in respect of any premiums, costs and expenses paid by such Administrative Agent in procuring such insurance to the extent such premiums, costs and expenses do not exceed the premiums, costs and expenses necessary to obtain the insurance required above pursuant to this Section 7.1.4.

          SECTION 7.1.5. Bank Meeting; Books and Records.

          (a) The Required Lenders, any Administrative Agent or the Syndication Agent may request, at their election upon reasonable notice to Holdings and the Borrowers, a bank meeting to be held by Holdings and the Borrowers at a location reasonably determined by the Required Lenders, such Administrative Agent or Syndication Agent, as the case may be; provided that Holdings and the Borrowers shall not be required to hold more than one bank meeting in any Fiscal Year; provided further, that, if a Default has occurred and is continuing and a bank meeting pursuant to this clause (a) has theretofore been held in the Fiscal Year in which such Default has occurred, the Required Lenders, any Administrative Agent or the Syndication Agent may request, at their election at reasonable times and intervals upon reasonable notice to Holdings and the Borrowers, a bank meeting by conference telephone.

          (b) Each of Holdings and each Borrower will, and will cause each of their respective Subsidiaries to, keep books and records in accordance with GAAP which accurately reflect in all material respects its business affairs and transactions and permit any Administrative Agent, the Syndication Agent, or any Lender or Issuer whose visit is coordinated with any Administrative Agent or the Syndication Agent, or any of their respective designated representatives, at reasonable times and intervals upon reasonable notice to the chief financial officer or an Authorized Officer of Holdings or such Borrower, as the case may be, to visit each of such Person's offices, to discuss such Person's financial matters with its officers and employees, and its independent public accountants (and each of Holdings and each Borrower hereby authorizes such independent public accountant to so discuss each of such Person's financial matters whether or not any representative of such Person is present) and to examine (and photocopy extracts from) any of such Person's books and records; provided that so long as no Default has occurred and is continuing, no Lender or Issuer shall request more than two visits pursuant to this clause (b) per Fiscal Year; provided, further, that if the bank meeting pursuant to clause (a) of this
Section 7.1.5 is held in any Fiscal Year, such bank meeting shall constitute one visit by such Lenders or Issuer in such Fiscal Year (whether or not such Lender or Issuer is present at such bank meeting). Holdings or the applicable Borrower, as the case may be, shall pay any fees of its independent public accountant incurred in connection with any consultation pursuant to this Section 7.1.5.

          SECTION 7.1.6. Environmental Law Covenant. Each of Holdings and each Borrower will, and will cause each of their respective Subsidiaries to,

          (a) (i) use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, (ii) keep all materials, permits, approvals, certificates, licenses and other authorizations required under applicable Environmental Laws in effect and remain in compliance therewith, and (iii) handle, treat, store, dispose of and transfer all Hazardous Materials in compliance with all applicable Environmental Laws, except to the extent that the failure of any of the foregoing could not reasonably be expected to have a Material Adverse Effect; and

          (b) promptly notify the Agents and provide copies upon receipt of all written claims, complaints, notices or inquiries relating (i) to the condition of its facilities and properties in respect of, or (ii) to compliance with or under, Environmental Laws, which claims, complaints, notices or inquiries could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, and shall promptly resolve any material non-compliance with or under, Environmental Laws and keep its property and facilities free of any Lien imposed under any Environmental Law (other than to the extent constituting a Permitted Lien which is being diligently contested in good faith by appropriate proceedings).

          SECTION 7.1.7. Use of Proceeds. The Borrowers shall use the Credit Extensions solely for the following purposes:

          (a) In the case of the Term Loans, to repay the Original Term Loans which are denominated in U.S. dollars and to pay any interest accrued and unpaid as of the Amendment Effective Date with respect thereto, to pay accrued and unpaid commitment fees under the Original Credit Agreement, to finance the Transactions Dividend, the Special Bonus and to pay fees and expenses attributable to this Agreement and the Transactions.

          (b) In the case of U.S. Revolving Loans and U.S. Swing Line Loans, for working capital and general corporate purposes of Holdings and its U.S. Subsidiaries.

          (c) In the case of U.S. Letters of Credit, for purposes of supporting working capital and general corporate purposes of the U.S. Borrower and its Subsidiaries and to the extent permitted pursuant to clause (a) of Section 7.2.6, supporting the obligations of Holdings;

          (d) In the case of Canadian Revolving Loans and Canadian Swing Line Loans, for working capital and general corporate purposes of the Canadian Borrower and its Canadian Subsidiaries; and

          (e) In the case of Canadian Letters of Credit, for purposes of supporting working capital and general corporate purposes of the Canadian Borrower and its Subsidiaries.

          SECTION 7.1.8. Mortgages. At the request of the Agents or the Required Lenders (in their sole discretion), at any time after the Amendment Effective Date, Holdings, each Borrower and/or each Subsidiary Guarantor shall cause, with respect to the U.S. Collateral, the U.S. Administrative Agent and, with respect to the Canadian Collateral, the Canadian Administrative Agent and the applicable Secured Parties to have, at all times, a first priority perfected security interest (subject only to Liens permitted hereunder) in all of the fee owned and leased real property of Holdings, the Borrowers and the Subsidiary Guarantors, so long as the book value or fair market value of each such property made subject to a Mortgage hereunder exceeds $2,000,000, by executing and delivering Mortgages that may be necessary in the reasonable opinion of such Administrative Agent to create a valid, first priority perfected Lien (subject only to Liens permitted hereunder) against such real property, it being agreed by the Lenders and the Administrative Agents that Foreign Subsidiaries shall not be required to deliver a Mortgage to secure the Obligations of the U.S. Borrower or any U.S. Subsidiary.

          Should the Agents or the Required Lenders elect to exercise the option described in the immediately preceding paragraph, in connection with the execution and delivery of such Mortgages, Holdings and the Borrowers shall, and shall cause each such Subsidiary Guarantor to as promptly as practicable:

          (a) provide evidence of the completion or satisfactory arrangements, for the completion of all recordings and filings of each such Mortgage as may be necessary or, in the reasonable opinion of the applicable Administrative Agent, desirable to create a valid, first priority perfected Lien (subject only to Liens permitted hereunder) against the properties purported to be covered thereby;

          (b) (A) obtain mortgagee's title insurance policies in favor of the applicable Administrative Agent for the benefit of the applicable Secured Parties in amounts and in form and substance and issued by insurers, reasonably satisfactory to the applicable Administrative Agent, with respect to the property purported to be covered by each Mortgage, insuring the mortgagor's title to such property and that the interests created by each Mortgage constitute valid first Liens thereon free and clear of all material defects and encumbrances other than as permitted hereunder or as otherwise approved by such Administrative Agent, and, if requested by such Administrative Agent, such policies shall also include a survey reading, and, if required by such Administrative Agent and if available, revolving credit endorsement, comprehensive endorsement, variable rate endorsement, access and utilities endorsements, mechanic's lien endorsement and such other endorsements as such Administrative Agent shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon or (B) with respect to any real property located in Canada, in the reasonable discretion of the Canadian Borrower, either satisfy the requirements of clause (A) above or obtain opinions of Canadian legal counsel as to the registration or filing of the Mortgages, the priority thereof and the title of the Canadian Borrower with respect thereto, which legal opinions shall be in form and substance reasonably satisfactory to the Administrative Agents; and

          (c) provide such other approvals, opinions or documents as the applicable Administrative Agent may reasonably request with respect to such real property, including, consents and estoppel agreements from landlords, and a reasonably current survey of each property purported to be covered by a Mortgage in form and substance reasonably satisfactory to such Administrative Agent and the title insurer; provided that Holdings and its Subsidiaries shall not be required to use more than commercially reasonable efforts (and shall not be required to make any payments) to obtain any such documentation, or to obtain consents for leasehold mortgages, in each case from third parties;

provided that without limiting the foregoing, leasehold mortgages only shall be required with respect to real property containing a material manufacturing facility with a lease term (including extension options) of at least 5 years.

          SECTION 7.1.9. Future Subsidiaries. Without limiting the effect of any provision contained herein, within five Business Days after any Person becomes either a direct or indirect wholly-owned U.S. Subsidiary or Canadian Subsidiary of the U.S. Borrower:

          (a) such Person, if not theretofore a party to a Subsidiary Security and Pledge Agreement and a Subsidiary Guaranty, shall execute and deliver to, with respect to the U.S. Collateral, the U.S. Administrative Agent and, with respect to the Canadian Collateral, the Canadian Administrative Agent the applicable Subsidiary Security and Pledge Agreement and the applicable Subsidiary Guaranty (or, if applicable, a supplement thereto) for the benefit of the applicable Secured Parties, it being agreed by the Lenders and the Administrative Agents that, subject to the last sentence of this Section, Foreign Subsidiaries shall not be required to deliver a guaranty of the Obligations of the U.S. Bor-rower or any U.S. Subsidiary, or grant a Lien on any of their assets to secure the Obligations of the U.S. Borrower or any U.S. Subsidiary;

          (b) subject to the last sentence of this Section, (i) the U.S. Borrower and each U.S. Subsidiary Guarantor shall, pursuant to a Security and Pledge Agreement (as supplemented, if necessary, by a Foreign Pledge Agreement), deliver to the U.S. Administrative Agent, for its benefit and that of the applicable Secured Parties, (x) certificates evidencing all of the issued and outstanding Capital Stock of each Person that has become a direct Subsidiary of the U.S. Borrower or such U.S. Subsidiary Guarantor and (y) certificates evidencing all additional issued and outstanding Capital Stock of an existing Subsidiary owned directly by the U.S. Borrower or such U.S. Subsidiary Guarantor (provided that, for purposes of -------- each of the immediately preceding clauses (x) and (y), subject to the last sentence of this Section 7.1.9, not more than 65% of the Capital Stock of any Foreign Subsidiary shall be so pledged to the U.S. Administrative Agent to secure the Obligations of the U.S. Borrower and the U.S. Subsidiary Guarantors) and (ii) the Canadian Borrower and each Canadian Subsidiary Guarantor shall, pursuant to a Security and Pledge Agreement (as supplemented, if necessary, by a Foreign Pledge Agreement), pledge to the Canadian Administrative Agent, for its benefit and that of the applicable Secured Parties, (x) all of the outstanding shares of Capital Stock of each Person that has become a direct Subsidiary of the Canadian Borrower or such Canadian Subsidiary Guarantor and (y) all additional shares of Capital Stock of an existing Subsidiary owned directly by the Canadian Borrower or any such Canadian Subsidiary Guarantor (it being understood and agreed that all of the Capital Stock pledged pursuant to this clause (b)(ii) shall only secure the Obligations of the Canadian Borrower and the Canadian Subsidiary Guarantors), in the case of each of clauses (i) and (ii), together with undated stock powers for such certificates, executed in blank (or, if any such shares of Capital Stock are uncertificated, confirmation and evidence reasonably satisfactory to such Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by such Administrative Agent, for the benefit of the Secured Parties, in accordance with Article 8 of the UCC or any other similar or local or foreign law which may be applicable);

          (c) subject to the last sentence of this Section, (i) the U.S. Borrower and each U.S. Subsidiary Guarantor shall, pursuant to a Security and Pledge Agreement, pledge to the U.S. Administrative Agent, for its benefit and that of the applicable Secured Parties, all Intercompany Notes issued to such Person and evidencing Indebtedness in favor of the U.S. Borrower or such U.S. Subsidiary Guarantor, as the case may be, to secure the Obligations of each of the Obligors, (ii) the Canadian Borrower and each Canadian Subsidiary Guarantor shall, pursuant to a Security and Pledge Agreement, pledge to the Canadian Administrative Agent, for its benefit and that of the applicable Secured Parties, all Intercompany Notes issued to such Person and evidencing Indebtedness in favor of the Canadian Borrower or such Canadian Subsidiary Guarantor, as the case may be, to secure the Obligations of the Canadian Borrower and the Canadian Subsidiary Guarantors;

          (d) the applicable Borrower or, if not such Borrower, the applicable Subsidiary Guarantor that will own shares of the Capital Stock of such Person shall, pursuant to the applicable Security and Pledge Agreement, deliver to the applicable Administrative Agent (i) executed copies of Filing Statements naming such Obligor as a debtor and such

     Administrative Agent as the secured party, or other similar instruments or documents to be filed under the Uniform Commercial Code of all jurisdictions (or the equivalent under local law) as may be necessary, in the reasonable opinion of such Administrative Agent, to perfect the security interests of such Administrative Agent pursuant to the applicable Security and Pledge Agreement, (ii) executed copies of proper UCC termination statements (Form UCC-3) (or the equivalent under local law), if any, necessary to release all Liens and other rights of any Person in any collateral described in the applicable Security and Pledge Agreement previously granted by any Person, except to the extent such Liens are otherwise permitted hereunder, (iii) to the extent requested by such Administrative Agent, certified copies of UCC Requests for Information or Copies (Form UCC-11) or a similar search report listing all effective financing statements which name such Person (under its present name and any previous names under which it has conducted business during the five-year period prior to its acquisition by a Borrower or Subsidiary Guarantor) as the debtor and which are filed in the jurisdictions in which filings are to be made pursuant to clause (i) above, together with copies of such financing statements (none of which shall cover any collateral described in any Loan Document, except to the extent such Liens are otherwise permitted hereunder or are being released pursuant to clause (ii) above), together, in each case, with such opinions of legal counsel as the Agents may reasonably request, which legal opinions shall be in form and substance reasonably satisfactory to such Agents; and

          (e) the U.S. Borrower shall have delivered to the Administrative Agents an updated Item 6.9 of the Disclosure Schedule, which shall be true, accurate and correct in all material respects as of the date of delivery thereof and, simultaneously with any Subsidiary becoming a Subsidiary Guarantor pursuant to this Section 7.1.9, such Subsidiary Guarantor shall complete and deliver to the Administrative Agents a Perfection Certificate.

          The Agents shall be satisfied that the Lien granted to the applicable Administrative Agent, for the benefit of the applicable Secured Parties in the collateral described above is a first priority (or local equivalent thereof) security interest, subject only to Liens permitted hereunder and no Lien exists on any of the collateral described above other than the Lien created in favor of the applicable Administrative Agent, for the benefit of the applicable Secured Parties, pursuant to a Loan Document, and the other Liens permitted hereunder. The U.S. Borrower agrees that if, as a result of a change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive or guideline of any Governmental Authority, (i) a Foreign Subsidiary of the U.S. Borrower is permitted to execute and deliver a supplement to the U.S. Subsidiary Guaranty or the U.S. Subsidiary Security and Pledge Agreement or (ii) the U.S. Borrower or any U.S. Subsidiary is permitted to pledge more than 66 2/3% of the Capital Stock of any Foreign Subsidiary or any intercompany Indebtedness owing to any direct or indirect Foreign Subsidiary of the U.S. Borrower evidenced by a note or other instrument to secure the Obligations of the U.S. Borrower, in any such case without causing any undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's U.S. parent for United States federal income tax purposes or without causing material adverse tax consequences to Holdings, the U.S. Borrower or such Subsidiary, then the provisions of clause (a) of this Section
7.1.9 shall thereafter apply to any Foreign Subsidiary and/or (as the case may be) the provisions of clause (b) of this Section 7.1.9 shall thereafter apply to 100% of the Capital Stock of such Foreign Subsidiary (or such lesser amount that can be pledged without causing any such adverse tax consequences).

          SECTION 7.1.10. Additional Collateral; Insurance.

          (a) Without limiting the provisions of Sections 7.1.8 and 7.1.9, Holdings and the U.S. Borrower shall, and shall cause each of their respective wholly-owned U.S. Subsidiaries and Canadian Subsidiaries to, cause the Lenders to have at all times a first priority perfected security interest (subject only to Permitted Liens) in all of the personal property owned from time to time by each such Person to the extent the same constitutes or would constitute collateral under the applicable Security and Pledge Agreement; provided that no Foreign Subsidiary shall be required at any time to guarantee or secure the obligations of the U.S. Borrower or any U.S. Subsidiary.

          (b) As soon as practicable and in no event later than 90 days after the Amendment Effective Date, the Agents shall have received each Mortgage for each property owned by the Canadian Borrower, duly executed and delivered by the Canadian Borrower and a Canadian Debenture covering property in the Province of Quebec, together with

               (i) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of each such Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agents, desirable to create a valid, first priority perfected Lien (subject only to Liens permitted under Section 7.2.3) against the properties purported to be covered thereby;

               (ii) at the discretion of the Canadian Borrower, either (A) mortgagee's title insurance policies in favor of the Canadian Administrative Agent for the benefit of the applicable Secured Parties in amounts and in form and substance and issued by insurers, reasonably satisfactory to the Administrative Agents, with respect to the property purported to be covered by each Mortgage, insuring the Mortgagor's title to such property and that the interests created by each Mortgage constitute valid first Liens thereon free and clear of all material defects and encumbrances other than as permitted under
          Section 7.2.3 or as otherwise approved by the Administrative Agents, and such policies shall also include, if required by the Administrative Agents and if available, revolving credit endorsement, comprehensive endorsement, variable rate endorsement, access and utilities endorsements, mechanic's lien endorsement and such other endorsements as the Administrative Agents shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon or (B) opinions of Canadian legal counsel as to the registration or filing of the Mortgages, the priority thereof and the title of the Canadian Borrower with respect thereto, which legal opinions shall be in form and substance reasonably satisfactory to the Administrative Agents; and

               (iii) such other approvals, opinions, reports or documents as the Administrative Agents may reasonably request with respect to property covered by such Mortgage and Canadian Debenture.

          (c) As soon as practicable, but in no event later than 15 Business Days after the Amendment Effective Date, the Agents shall have received (to the extent not previously delivered) insurance certificates, from one or more insurance companies reasonably satisfactory to the Agents, evidencing coverage required to be maintained pursuant to the Loan Documents.

          SECTION 7.1.11. Mortgage Amendments. As soon as practicable and in no event later than 30 days after the Amendment Effective Date, the U.S. Borrower shall deliver to the Administrative Agents and the Administrative Agents shall have received from the U.S. Borrower, a Mortgage Amendment for each of the Original Mortgages, duly executed and delivered by the U.S. Borrower, together with:

          (a) legal opinions of local counsel reasonably satisfactory to the Administrative Agents with respect of each of the Mortgage Amendments to the Original Mortgages identified as items 1 through 5 on Schedule IV hereto, which legal opinions shall be in form and substance reasonably satisfactory to the Administrative Agents;

          (b) evidence satisfactory to the Administrative Agents that such action (including, without limitation, the filing of appropriately completed Uniform Commercial Code financing statements and the recording of the Mortgage Amendments) as may be necessary or as the Administrative Agents shall have reasonably requested to perfect the Liens created pursuant to the Mortgage Amendments, and to continue the perfection of the Liens created pursuant to the Original Mortgages, shall have been taken, or that arrangements therefor satisfactory to the Administrative Agents shall have been made;

          (c) updated policies of title insurance (or endorsements issued in connection with the Existing Title Policies) with respect to each of the Mortgage Amendments to the Original Mortgages identified as items 1, 2 and 3 on Schedule IV attached hereto, in form and substance satisfactory to the Administrative Agents and issued by the Title Company, insuring the perfection, enforceability and priority of the Liens on each applicable Amended Mortgage Property created under the applicable Mortgage Amendments in amounts as are satisfactory to the Administrative Agents, subject only to such exceptions as are reasonably satisfactory to the Administrative Agents, containing such endorsements as have been previously delivered pursuant to the Existing Title Policies or such endorsements as shall be otherwise satisfactory to the Administrative Agents;

          (d) "nothing further certificates," or such other equivalent document issued by the Title Company with respect to each of the Mortgage Amendments to the Original Mortgages identified as items 4 and 5 on Schedule IV attached hereto, in each case in form and substance satisfactory to the Administrative Agents and issued by the Title Company, showing the priority of the Liens of each applicable Amended Mortgage Property created under the applicable Mortgage Amendments and showing no Liens (other than Liens permitted hereunder) of record with respect to each applicable Amended Mortgaged Property since the date of the applicable Existing Title Policy;

          (e) evidence satisfactory to the Administrative Agents that the U.S. Borrower has paid or made arrangements satisfactory to the Administrative Agents to pay to the Title Company all expenses and premiums of the Title Company in connection with the issuance of such policies and in addition shall have paid or made arrangements satisfactory to the Administrative Agents to pay to the Title Company an amount equal to the recording and stamp taxes payable in connection with recording the Mortgage Amendments in the appropriate county land offices; and

          (f) evidence satisfactory to the Administrative Agents that the U.S. Borrower has paid or made arrangements satisfactory to the Administrative Agents to pay all other costs, fees and expenses (including, without limitation, mortgage recording, intangibles or documentary stamp or similar taxes, reasonable legal fees and expenses) payable to the Administrative Agents with respect to the Mortgage Amendments.

          SECTION 7.1.12. Maintenance of Corporate Separateness. Holdings and each Borrower will, and will cause each of their respective Subsidiaries to, satisfy customary corporate formalities.

          SECTION 7.2. Negative Covenants. Each of Holdings and each Borrower covenants and agrees with each Lender hereto that, until the Termination Date has occurred, Holdings and the Borrowers will perform, or cause to be performed, the obligations set forth below.

          SECTION 7.2.1. Business Activities. Neither Holdings nor either Borrower will, nor will any of them permit any of their respective Subsidiaries to, engage in any business except those businesses in which Holdings and its Subsidiaries are engaged on the Amendment Effective Date, businesses which are reasonable extensions thereof and businesses reasonably incidental or complimentary thereto or expansions thereof.

          SECTION 7.2.2. Indebtedness. Neither Holdings nor either Borrower will, nor will any of them permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

          (a) Indebtedness in respect of the Obligations;

          (b) until the Amendment Effective Date, Indebtedness that is to be repaid in full as (and to the extent) further identified in Item 7.2.2(b) of the Disclosure Schedule;

          (c) Indebtedness existing as of the Amendment Effective Date (other than the Senior Subordinated Notes) which is identified in Item 7.2.2(c) of the Disclosure Schedule, and refinancing of such Indebtedness by a Borrower or, if other than a Borrower, the original obligor thereof;

          (d) Indebtedness (which, except to the extent permitted pursuant to clause (t) of Section 7.2.3, shall be unsecured) of the U.S. Borrower or any of its Subsidiaries in respect of performance, surety or appeal bonds or completion guarantees provided in the ordinary course of business, but excluding (in each case) Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

          (e) Indebtedness of the U.S. Borrower and its Subsidiaries (i) in respect of industrial revenue bonds or other similar governmental or municipal bonds, (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisi-tion of property of the U.S. Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the U.S. Borrower and its Subsidiaries (provided that such Indebtedness is incurred within 90 days of the acquisition of such property) and (iii) Capitalized Lease Liabilities; provided that the aggregate amount of all Indebtedness outstanding pursuant to this clause (e) shall not at any time exceed $7,500,000;

          (f) Indebtedness of any U.S. Subsidiary Guarantor owing to the U.S. Borrower or any other U.S. Subsidiary Guarantor or Indebtedness of any Canadian Subsidiary Guarantor owing to the Canadian Borrower or any other Canadian Subsidiary Guarantor, which Indebtedness, if evidenced by one or more Intercompany Notes and payable to such Borrower or such Subsidiary Guarantor, shall be duly executed and delivered in pledge to the applicable Administrative Agent pursuant to a Security and Pledge Agreement;

          (g) Indebtedness of Foreign Subsidiaries (other than the Canadian Borrower and its Subsidiaries) owing to the U.S. Borrower or a U.S. Subsidiary Guarantor which, when aggregated with the amount of Investments made by the Borrowers and the Subsidiary Guarantors in such Foreign Subsidiaries under clause (f) of Section 7.2.5, does not exceed $3,500,000 at any time outstanding (determined without giving effect to any write-downs or write-offs thereof), and if evidenced by one or more Intercompany Notes, shall be duly executed and delivered in pledge to the applicable Administrative Agent pursuant to a Security and Pledge Agreement (it being understood and agreed that the amount available to be drawn under a letter of credit (including any Letter of Credit) issued in support of the business or operations of such Foreign Subsidiary and with respect to which the U.S. Borrower or a U.S. Subsidiary Guarantor is obligated to reimburse the issuer thereof in respect of drawings thereunder shall constitute Indebtedness under this clause (g));

          (h) Indebtedness of Foreign Subsidiaries that are wholly-owned Subsidiaries owing to other Foreign Subsidiaries (other than the Canadian Borrower and each Canadian Subsidiary Guarantor);

          (i) Indebtedness of Foreign Subsidiaries incurred for working capital purposes in an aggregate principal amount at any time outstanding not to exceed $3,000,000; provided that such Indebtedness is not guaranteed by, or in any way secured by, the assets of Holdings or any of its U.S. Subsidiaries;

          (j) (i) unsecured Indebtedness of the U.S. Borrower owing to (x) a U.S. Subsidiary Guarantor or (y) a Subsidiary that has previously executed and delivered to the Agents an Interco Subordination Agreement (or a supplement thereto) and (ii) unsecured Indebtedness of the Canadian Borrower owing to (x) a Canadian Subsidiary Guarantor or (y) a Canadian Subsidiary that has previously executed and delivered to the Agents an Interco Subordination Agreement (or a supplement thereto);

          (k) unsecured Indebtedness of Holdings or a Borrower in respect of Permitted Seller Notes, so long as the aggregate principal amount of Permitted Seller Notes outstanding, when aggregated with the aggregate principal amount of Indebtedness out-standing pursuant to clause (l) of this Section 7.2.2, does not at any one time exceed $10,000,000; provided that no more than $5,000,000 in the aggregate of any such Permitted Seller Notes issued by the Canadian Borrower may be outstanding at any one time (in each case, as such amount may be increased through interest that is capitalized or paid-in-kind);

          (l) Indebtedness of a Person existing at the time such Person became a Subsidiary of the U.S. Borrower pursuant to a transaction permitted hereunder (such Person, an "Acquired Person"), together with all Indebtedness assumed by the U.S. Borrower, Holdings or any of their respective Subsidiaries in connection with any Permitted Acquisition, including any Permitted Acquisition of assets (all such Indebtedness being referred to in this clause (m) as "Assumed Indebtedness"), which does not exceed $10,000,000 in the aggregate at any one time outstanding, but only to the extent that such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary or such Permitted Acquisition;

          (m) Indebtedness of the U.S. Borrower and its Subsidiaries in respect of Hedging Obligations incurred with respect to Indebtedness of the U.S. Borrower and its Subsidiaries otherwise permitted to be incurred hereunder to the extent (i) the notional principal amount with respect to the relevant Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates and (ii) such Hedging Obligations are not for speculative purposes;

          (n) Indebtedness of Holdings incurred in connection with repurchases of its Capital Stock from employees, officers, directors or consultants of Holdings or its Subsidiaries upon their ceasing to be employees, officers, directors or consultants of Holdings or any such Subsidiary, as the case may be, or upon such Person's death or disability; provided that (i) the aggregate principal amount of such repurchases funded with Indebtedness does not exceed $7,500,000 in the aggregate outstanding at any time and
     (ii) such Indebtedness is subordinated to the Obligations on terms no less favorable to the Secured Parties than those set forth on Exhibit J hereto;

          (o) Indebtedness of Holdings in respect of intercompany notes permitted by clause (o) of Section 7.2.5;

          (p) guaranties by Holdings, either Borrower and the Subsidiary Guarantors of Indebtedness and lease obligations of Holdings and its Subsidiaries to the extent that such Indebtedness or lease obligations created in respect of any such guaranty would otherwise be permitted to be incurred as a direct obligation by Holdings, such Borrower or such Subsidiary Guarantor, as the case may be, under this Section 7.2.2 or otherwise under this Agreement;

          (q) Indebtedness of the U.S. Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within three Business Days of the incurrence thereof;

          (r) Indebtedness of the U.S. Borrower or any of its Subsidiaries arising from agreements of the U.S. Borrower or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations in respect of any Permitted Acquisition or the disposition of any business, assets or a Subsidiary of the U.S. Borrower that is permitted under this Agreement; provided that the maximum liability in respect of such Indebtedness shall at no time exceed the purchase price for such Permitted Acquisition or the gross cash proceeds actually received by the U.S. Borrower and its Subsidiaries in connection with such disposition, as the case may be;

          (s) Indebtedness of the Canadian Borrower or any Canadian Subsidiary Guarantor owing to the U.S. Borrower or a U.S. Subsidiary Guarantor which, when aggregated with the amount of Investments made by the U.S. Borrower and the U.S Subsidiary Guarantors in the Canadian Borrower and the Canadian Subsidiary Guarantors under clause (u) of Section 7.2.5, does not exceed at any time outstanding $20,000,000; provided that such Indebtedness is evidenced by an intercompany note;

          (t) Qualifying Subordinated Debt; provided that any Net Debt Proceeds therefrom is applied in accordance with Section 3.1.1(g);

          (u) other (i) unsecured Indebtedness of Holdings, the U.S. Borrower and its Subsidiaries (other than Indebtedness of Foreign Subsidiaries owing to Holdings, the U.S. Borrower or any Subsidiary Guarantor) and (ii) secured Indebtedness of Foreign Subsidiaries, in an aggregate principal amount for all such Indebtedness under this clause (u) at any time outstanding not to exceed $7,500,000; and

          (v) Indebtedness in respect of the outstanding principal of Senior Subordinated Notes and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, so long as the aggregate principal amount of all such Permitted Refinancing Indebtedness (exclusive of unpaid accrued interest and premium on and expense incurred in connection with the Indebtedness being Refinanced), when aggregated with the principal amount of all outstanding Indebtedness incurred pursuant to Section 7.2.2(t), does not exceed $265,000,000.

provided that no Indebtedness otherwise permitted by clauses (e), (g) (l), (t) or (u) shall be assumed or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

          SECTION 7.2.3. Liens. Neither Holdings nor either Borrower will, nor will any of them permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Stock of any Person), revenues or assets, whether now owned or hereafter acquired, except:

          (a) Liens securing payment of the Obligations;

          (b) until the Amendment Effective Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 7.2.2;

          (c) Liens existing as of the Amendment Effective Date and disclosed and described in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness described in clause (c) of Section 7.2.2, and refinancings of such Indebtedness; provided that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased (except to the extent attributable to accrued and unpaid interest or premium or other expenses and costs incurred in connection with such refinancing) from that existing on the Amendment Effective Date (as such Indebtedness may have been permanently reduced subsequent to the Amendment Effective Date);

          (d) Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2.2; provided that (i) such Lien is granted within 90 days after such Indebtedness is incurred or any refinancing thereof permitted under such clause and (ii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause and proceeds therefrom;

          (e) Liens securing Indebtedness permitted by clause (l) of Section 7.2.2; provided that such Liens existed prior to such Person becoming a Subsidiary or such Permitted Acquisition occurring, were not created in anticipation thereof and do not attach to any other asset of the U.S. Borrower or any of its Subsidiaries theretofore or thereafter existing;

          (f) Liens in favor of architects, engineers, workmen, contractors and sub-contractors, carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts which are not overdue or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (g) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits (other than Liens in favor of the PBGC), or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business;

          (h) Liens arising from judgments, decrees or attachments under circumstances which do not otherwise result in an Event of Default under
     Section 8.1.6;

          (i) encroachments, discrepancies, easements, servitudes, restrictive covenants, land use covenants, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the marketability or use of the property to which such Lien is attached;

          (j) Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (k) Liens securing Indebtedness of the type permitted by clauses (g),
     (h), (i) and (u) of Section 7.2.2 and covering only assets of the Foreign Subsidiary obligated under such Indebtedness;

          (l) Liens arising from precautionary UCC-1 financing statement filings (or the equivalent under local law) regarding operating leases, leasing contracts (credit-bail) and installment sales entered into by the U.S. Borrower or any Subsidiary of the U.S. Borrower in the ordinary course of business;

          (m) licenses, leases or subleases which (i) have been granted in the ordinary course of business and do not interfere in any material respect with the business of the U.S. Borrower or any of its Subsidiaries and (ii) in the event granted to an Affiliate of Holdings or any of its Subsidiaries, comply with Section 7.2.13;

          (n) restrictions imposed in the ordinary course of business on the sale or distribution of designated inventory that arise from the sale of such inventory to one or more customers;

          (o) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (p) all reservations, limitations, provisos and conditions expressed in any original grant from the Crown in respect of any lands and premises of the Canadian Borrower or a Canadian Subsidiary or in any comparable grant in jurisdictions other than Canada, provided they do not, in the aggregate, materially detract from the value of, or materially interfere with the use or operation of the property;

          (q) all rights of expropriation of any federal, provincial or municipal authority or agency;

          (r) the right reserved to or vested in any municipality, governmental or other public authority by the terms of any lease, license, franchise, grant or permit acquired by the Canadian Borrower or a Canadian Subsidiary or by any statutory provisions, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuation thereof;

          (s) applicable municipal and other governmental restrictions, including municipal by-laws and regulations, site plan, subdivision, development and other similar agreements, in each case affecting the use or subdivision of land or the nature of any structures which may be erected thereon, provided such restrictions are complied with; and

          (t) other Liens on property of the U.S. Borrower or any of its Subsidiaries; provided that the fair market value of the property encumbered by Liens described in this clause (t), and the Indebtedness and other obligations secured thereby, does not exceed $3,750,000.

          SECTION 7.2.4. Financial Condition and Operations. Holdings and the Borrowers will not permit any of the events set forth below to occur.

          (a) Holdings and the Borrowers will not permit the Leverage Ratio as of the last day of each Fiscal Quarter below to be greater than the ratio set forth opposite such Fiscal Quarter below:

                                                                    Leverage
     Fiscal Quarter                                                   Ratio
     The fourth Fiscal Quarter of the 2004 Fiscal Year and the       4.00:1
     first and second Fiscal Quarters of the 2005 Fiscal Year

     The third Fiscal Quarter of the 2005 Fiscal Year                3.75:1

     The fourth Fiscal Quarter of the 2005 Fiscal Year and the       3.50:1
     first Fiscal Quarter of the 2006 Fiscal Year

     The second Fiscal Quarter of the 2006 Fiscal Year               3.25:1

     The third Fiscal Quarter of the 2006 Fiscal Year and each       3.00:1
     Fiscal Quarter thereafter

          (b) Holdings and the Borrowers will not permit the Interest Coverage Ratio as of the last day of each Fiscal Quarter below to be less than the ratio set forth opposite such Fiscal Quarter below:

                                                                    Interest
                                                                    Coverage
     Fiscal Quarter                                                  Ratio
     The fourth Fiscal Quarter of the 2004 Fiscal Year and the       2.90:1
     first Fiscal Quarter of the 2005 Fiscal Year

     The second, third and fourth Fiscal Quarters of the 2005        3.20:1
     Fiscal Year and the first Fiscal Quarter of the 2006 Fiscal
     Year

     The second Fiscal Quarter of the 2006 Fiscal Year and each      3.50:1
     Fiscal Quarter thereafter

          (c) Holdings and the Borrowers will not permit the Fixed Charge
     Coverage Ratio as of the last day of each Fiscal Quarter below be less than the ratio set forth opposite such Fiscal Quarter set forth below:

                                                                  Fixed Charge
                                                                    Coverage
     Fiscal Quarter                                                  Ratio
     The fourth Fiscal Quarters of the 2004 Fiscal Year and the      1.30:1
     first Fiscal Quarter of the 2005 Fiscal Year

     The second, third and fourth Fiscal Quarters of the 2005        1.40:1
     Fiscal Year and the first Fiscal Quarter of the 2006 Fiscal
     Year

     The second Fiscal Quarter of the 2006 Fiscal Year and each      1.50:1
     Fiscal Quarter thereafter

          SECTION 7.2.5. Investments. Holdings and the Borrowers will not, and will not permit any of their respective Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

          (a) Investments existing on the Amendment Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

          (b) cash and Cash Equivalent Investments;

          (c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

          (d) Capital Expenditures to the extent permitted pursuant to Section 7.2.7;

          (e) Investments by way of contributions to capital or purchases of Capital Stock (i) by the U.S. Borrower in any U.S. Subsidiary Guarantor or any U.S. Subsidiary Guarantor in the U.S. Borrower or other U.S. Subsidiary Guarantors, (ii) by Holdings or any Subsidiary in the U.S. Borrower or
     (iii) by the Canadian Borrower in any Canadian Subsidiary Guarantor or by any Canadian Subsidiary Guarantor in the Canadian Borrower or any other Canadian Subsidiary Guarantor;

          (f) Investments by the U.S. Borrower, a U.S. Subsidiary Guarantor, the Canadian Borrower or a Canadian Subsidiary Guarantor by way of contributions to capital or purchases of Capital Stock of Foreign Subsidiaries, in the aggregate, not to exceed $1,000,000, net of repayments thereof and excluding, without duplication, permitted Indebtedness incurred pursuant to clause (g) of Section 7.2.2 to the extent such Indebtedness, together with all outstanding Investments under this clause (f), do not exceed $3,500,000 in the aggregate at any time outstanding;

          (g) Investments by a Foreign Subsidiary (other than the Canadian Borrower and each Canadian Subsidiary Guarantor) in any other Foreign Subsidiary that is a wholly-owned Subsidiary;

          (h) Investments (without duplication) that are permitted as Indebtedness pursuant to Section 7.2.2;

          (i) Investments made by the U.S. Borrower and its Subsidiaries that constitute (i) accounts receivable arising, (ii) trade debt granted, or
     (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

          (j) Investments in respect of Permitted Acquisitions;

          (k) Investments consisting of any deferred portion of the sales price received by the U.S. Borrower or any Subsidiary in connection with any Disposition permitted under Section 7.2.11;

          (l) Investments by the U.S. Borrower and its Subsidiaries in respect of (i) payroll, moving, travel and similar advances made in the ordinary course of business to cover matters that are expected at the time of such advance ultimately to be treated as expenses (in accordance with GAAP), and
     (ii) loans and advances to their respective employees, officers, directors and consultants in the ordinary course of business in an aggregate amount (determined without giving effect to any write-downs or write-offs of such loans and advances) not to exceed $3,000,000 at any time outstanding;

          (m) Investments in respect of loans or extensions of credit made by Holdings or the U.S. Borrower ("Management Loans") to employees, officers, directors or consultants ("Management Investors") of Holdings or any of its Subsidiaries in connection with their purchase of newly issued Capital Stock of Holdings (or any direct or indirect parent company thereof) ("Management Shares"), so long as the proceeds of such loans (if any) are used concurrently dollar-for-dollar for the purchase of such Management Shares and then contributed concurrently by Holdings (or by such direct parent or indirect company to Holdings and then by Holdings) as a capital contribution to the U.S. Borrower;

          (n) Restricted Payments permitted pursuant to Section 7.2.6;

          (o) Investments by the U.S. Borrower in the form of intercompany loans to Holdings (or any direct or indirect parent company thereof), and by Holdings in the form of intercompany loans to its direct or indirect parent company, in each case the proceeds of which are used to make payments permitted pursuant to Section 7.2.6;

          (p) Investments pursuant to Hedging Obligations permitted hereunder;

          (q) Investments in respect of the ownership of the Capital Stock of Subsidiaries created or acquired in accordance with the terms of this
     Section 7.2.5 or Section 7.2.9;

          (r) advances to subcontractors in the ordinary course of business;

          (s) non-cash consideration issued to the U.S. Borrower or any of its Subsidiaries by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 7.2.11;

          (t) other Investments by the U.S. Borrower and its Subsidiaries in an amount not to exceed $7,500,000 over the term of this Agreement, net of repayments or refunds thereof (but without regard to the effect of any write-offs or write-downs thereof) plus other Investments (including Investments constituting Foreign Permitted Acquisitions) to the extent financed with new equity proceeds (not subject to clause (h) of Section 3.1.1) received by Holdings (and contributed to the U.S. Borrower) or Capital Stock of Holdings (or any direct or indirect parent company thereof); and

          (u) Investments by the U.S. Borrower or any U.S. Subsidiary Guarantor by way of contributions to capital or purchases of Capital Stock of the Canadian Borrower or any Canadian Subsidiary Guarantor not to exceed $7,500,000, net of repayments thereof and excluding, without duplication, permitted Indebtedness incurred pursuant to clause (s) of Section 7.2.2 to the extent such Indebtedness, together with all Investments under this clause (u), does not exceed $20,000,000 in the aggregate at any time outstanding;

     provided that

               (i) any Investment which when made complies with the requirements of clause (a), (b) or (c) of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements;

               (ii) notwithstanding anything to the contrary contained above in this Section 7.2.5, to the extent that any Designated U.S. Subsidiary Guarantor has theretofore received an Investment pursuant to clause
          (e) (i) above (exclusive of any Investment from another Designated U.S. Subsidiary Guarantor) and such Designated U.S. Subsidiary Guarantor thereafter makes a Restricted Payment pursuant to clause
          (c)(i) of Section 7.2.6 to a Foreign Subsidiary, the amount of such Restricted Payment (up to the amount of any such Investment theretofore received by such Designated U.S. Subsidiary Guarantor which has not theretofore been repaid, refunded or returned (including, without limitation, by way of an Investment or as a Restricted Payment) to the U.S. Borrower or U.S. Subsidiary Guarantor that made such Investment) shall be treated as an Investment made in such Foreign Subsidiary pursuant to clause (t) above or this clause
          (u), as applicable (it being understood that any repayment, refund or return of such Investment to the U.S. Borrower or U.S. Subsidiary Guarantor shall be treated as a return of the initial Investment made in such Designated U.S. Subsidiary Guarantor); and

               (iii) no Investment otherwise permitted by clauses (f), (j), (t) or (u) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

          SECTION 7.2.6. Restricted Payments, etc. Holdings and the Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, except:

          (a) the U.S. Borrower may make Restricted Payments to Holdings for the purpose of paying, so long as all proceeds are promptly used by Holdings to pay, (i) reasonable fees for audit, legal and similar administrative services and other corporate overhead, (ii) customary fees to non-officer directors of Holdings who are not Affiliates of

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
     Holdings, (iii) out-of-pocket expenses to directors or observers of the board of directors of Holdings and (iv) taxes payable by Holdings;

          (b) so long as at the time of such purchase (and after giving effect thereto) there shall exist no Default, Holdings may (and the Borrowers may make Restricted Payments to Holdings to permit Holdings to) repurchase, or make a Restricted Payment to or through any Parent to repurchase, Management Shares from any Management Investor or repay (or make interest payments on), or make a Restricted Payment to or through any Parent to repay, Indebtedness incurred pursuant to clause (n) of Section 7.2.2 (or like Indebtedness incurred by any Parent) (i) with proceeds of the key-man life insurance maintained on the life of such Management Investor and (ii) with cash in an aggregate amount not exceeding $10,000,000;

          (c) (i) any Subsidiary of the U.S. Borrower may make Restricted Payments to (x) the U.S. Borrower, (y) to any wholly-owned U.S. Subsidiary of the U.S. Borrower or (z) to any wholly-owned Subsidiary of the U.S. Borrower which owns an equity interest in such Subsidiary and (ii) any non-wholly-owned U.S. Subsidiary of the U.S. Borrower may make Restricted Payments to its shareholders generally so long as the U.S. Borrower or its Subsidiary which owns the equity interest in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the equity interests in the Subsidiary making such Restricted Payment);

          (d) so long as no Default then exists or would result therefrom, the U.S. Borrower may make Restricted Payments to or through any Parent at the times, and in the amounts, necessary to enable the respective Parent to make any regularly scheduled interest or principal payments that are due and payable on any Permitted Seller Notes (so long as the aggregate principal amount outstanding thereunder does not exceed $10,000,000) and regularly scheduled interest on any Qualifying Subordinated Debt to the extent that such payments are permitted to be made pursuant to Section 7.2.8;

          (e) repurchases of Capital Stock of Holdings deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and so long as no cash is paid or distributed by Holdings or any of its Subsidiaries in connection therewith;

          (f) the U.S. Borrower may make Restricted Payments to Holdings, the proceeds of which shall be used by Holdings to make Restricted Payments to its direct or indirect parent company, for the purpose of such direct or indirect parent company paying, so long as all proceeds are promptly used by such direct or indirect parent company to pay, (i) reasonable fees for audit, legal and similar administrative services and other corporate overhead, (ii) customary fees to non-officer directors of such direct or indirect parent company who are not Affiliates of such direct or indirect parent company, (iii) out-of-pocket expenses to directors or observers of the board of directors of such direct or indirect parent company and (iv) taxes payable by such direct or indirect parent company, provided, however,
     (x) the aggregate amount paid pursuant to preceding subclauses (i), (ii) and (iii) shall not exceed $500,000 in any Fiscal Year of Holdings and (y) the aggregate amount of any such payments pursuant to preceding sub-clause
     (iv) in respect of any Fiscal Year does not exceed the amount that Holdings and its Subsidiaries would be re-quired to pay in respect of Federal, state, foreign and local taxes for such Fiscal Year were Holdings and its Subsidiaries to pay such taxes on a hypothetical separate consolidated, combined or unitary basis (in the case of taxes with respect to which tax returns are filed on such a basis) (whether or not all such amounts described in the preceding sub-clause (iv) are actually used by such direct or indirect parent company for such purposes);

          (g) the U.S. Borrower and Holdings may make Restricted Payments to or through any Parent (x) so long as no Default then exists or would result therefrom, in an amount necessary (taking into account all applicable restrictions set forth in the Superholdco Senior Discount Note Indenture as in effect on the Amendment Effective Date) to enable Parentholdco to make regularly scheduled cash interest payments on the then outstanding Parentholdco Notes as required by the Parentholdco Notes Indenture as in effect on the Amendment Effective Date, provided that no such amount shall exceed 200% of the amount equal to a 10% per annum cash interest payment on the then outstanding Parentholdco Notes and (y) after the fifth anniversary of the Amendment Effective Date, in an amount not to exceed to 200% of the amount required to enable Parentholdco to redeem the then outstanding Parentholdco Notes or to pay additional amounts required to be paid in cash pursuant to the terms of the the Parentholdco Notes Indenture as in effect on the Amendment Effective Date, in each case to the extent required so that the Parentholdco Notes do not constitute "applicable high yield discount obligations" within the meaning of Section 163(i)(1) of the Code; provided that such -------- Restricted Payments may be made pursuant to this clause (g) on the last day of the Fiscal Quarter ended most recently prior to the respective date on which such regularly scheduled interest is required to be made pursuant to the Parentholdco Notes and the date on which such additional cash interest payment or redemptions must be made so that the Parentholdco Notes do not constitute "applicable high yield discount obligations" as described above, as the case may be (although Parentholdco shall not actually make any such interest or redemption payments until such date as when such interest payment is required, or such redemption must be made, as contemplated above, it being understood that the foregoing shall not preclude a deposit of such required payment in trust with the trustee under the Parentholdco Notes Indenture); and

          (h) the U.S. Borrower may make Restricted Payments to Holdings and Holdings may make Restricted Payments to or through any Parent at any time in an amount necessary (taking into account all applicable restrictions set forth in the Superholdco Senior Discount Note Indenture as in effect on the Amendment Effective Date) to permit Parentholdco to pay a portion of the Transactions Dividend in an aggregate amount not to exceed 200% of $34.3 million. For the avoidance of doubt, the $22.0 million of payments pursuant to the Special Bonus to the U.S. Borrower's officers and the $62.7 million portion of the Transactions Dividend to be paid on the Amendment Effective Date do not constitute a Restricted Payment;

provided, that in the case of Restricted Payments made pursuant to clauses (g) and (h) above, all such amounts paid pursuant thereto shall either (x) immediately be paid to Parentholdco and used or deposited in trust to be used as contemplated in clause (g) or (h), as applicable, or (y) be paid directly into a deposit account in which the U.S. Administrative Agent shall have a perfected first priority security interest (which shall be a Deposit Account established pursuant to the Superholdco Pledge Agreement) and shall only be disbursed therefrom in compliance with the terms of the Superholdco Pledge Agreement; provided, however, that in the event that the Superholdco Senior Discount Notes are repaid in full, otherwise defeased or the terms thereof and of the Superholdco Senior Discount Notes Indenture are amended such that it is no longer necessary that the 200% payment described in clauses (g)(x), (g)(y) and
(h) above be made in order to allow for dividends permitted pursuant to Section 4.04(a)(3)(A) of the Senior Subordinated Notes Indenture to match dividends permitted pursuant to Section 4.04(a)(3)(A) of the Superholdco Discount Notes Indenture, such 200% shall be reduced to 100%.

          SECTION 7.2.7. Capital Expenditures, etc.

          (a) Subject (in the case of Capitalized Lease Liabilities) to clause
(e) of Section 7.2.2, the Borrowers will not, and will not permit any of their respective Subsidiaries to, make or commit to make any Capital Expenditures on or after the Amendment Effective Date, other than Capital Expenditures made or committed to be made by a Borrower and its respective Subsidiaries in any Fiscal Year which in the aggregate do not exceed (i) $22,500,000 for the 2004 Fiscal Year, (ii) $28,000,000 million for the 2005 Fiscal Year, and (iii) $25,000,000 for any Fiscal Year thereafter; provided that to the extent that Capital Expenditures made by the Borrowers and their respective Subsidiaries during any Fiscal Year (or portion thereof) are less than the maximum amount permitted to be made for such Fiscal Year 100% of such unused amount (each such amount, a "carry-forward amount") may be carried forward to the immediately succeeding Fiscal Year and utilized to make Capital Expenditures in such succeeding Fiscal Year (it being understood and agreed that no carry forward amount may be carried beyond the Fiscal Year immediately succeeding the Fiscal Year in which it arose); provided, further, that, in addition to the foregoing, from and after the consummation of any Permitted Acquisition, the maximum Capital Expenditure amounts set forth above for each Fiscal Year shall be increased by an amount equal to 3% of the gross sales of each Person or business acquired in each such Permitted Acquisition for the 12-month period most recently ended prior to the consummation of such Permitted Acquisition for which financial statements are available for such Person or business (provided that the Capital Expenditure amount for the Fiscal Year in which such Permitted Acquisition is consummated shall only be increased by the amount set forth above in this proviso multiplied by a fraction the numerator of which is the number of days remaining in such Fiscal Year and the denominator of which is 365 or 366, as the case may be).

          (b) In addition to any Capital Expenditures permitted pursuant to clause (a) above, the Borrowers and their respective Subsidiaries may make Capital Expenditures (i) with Net Casualty Proceeds and Net Disposition Proceeds to the extent permitted by clauses (d) and (e) of Section 3.1.1, (ii) with Net Equity Proceeds or other equity proceeds not required to be applied to repay Term Loans pursuant to clause (h) of Section 3.1.1, (iii) with Excess Cash Flow for the immediately preceding Fiscal Year retained by the Borrowers and not required to be applied to repay Term Loans pursuant to clause (f) of Section
3.1.1 and (iv) from and after January 1, 2005, so long as the Leverage Ratio is less than 2.50:1 as set forth in the most recent Compliance Certificate delivered pursuant to clause (e) of Section 7.1.1, an additional amount not to exceed $5,000,000. For the avoidance of doubt, any portion of any Permitted Acquisition that is permitted under Section 7.2.5 that is accounted for as Capital Expenditure shall not constitute a Capital Expenditure for purposes of this Section 7.2.7 (provided that the aggregate limit for Per-

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
mitted Acquisitions shall be decreased dollar-for-dollar by the amount expended in respect of such Permitted Acquisition that is so accounted as a Capital Expenditure).

          SECTION 7.2.8. No Prepayment of Subordinated Debt. Except as otherwise permitted by clause (v) of Section 7.2.2 or clauses (b) and (d) of Section 7.2.6, Holdings and the Borrowers will not, and will not permit any of their respective Subsidiaries to, (i) make any payment or prepayment of principal of, or premium or interest on, any Subordinated Debt (A) other than the stated, scheduled payment of principal or interest set forth in the applicable Other Debt Documents related to such Indebtedness, or (B) which would violate the terms of this Agreement or the applicable Other Debt Documents related to such Indebtedness, (ii) redeem, retire, purchase, defease or otherwise acquire any Subordinated Debt, or (iii) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.

          SECTION 7.2.9. Capital Stock of Subsidiaries. Holdings and the Borrowers will not, and will not permit any of their respective Subsidiaries to, issue any Capital Stock (whether for value or otherwise), other than (x) Capital Stock of Holdings (other than Redeemable Capital Stock not otherwise permitted to be issued pursuant to Section 7.2.2), (y) Capital Stock of the U.S. Borrower issued to Holdings and pledged pursuant to the Holdings Pledge Agreement and (z) in the case of Subsidiaries of the U.S. Borrower, Capital Stock issued (i) to the U.S. Borrower or another Subsidiary of the U.S. Borrower, (ii) for purposes of transfers permitted under this Agreement and replacements of then outstanding shares of Capital Stock, (iii) for purposes of stock splits, stock dividends and additional issuances which are permitted under this Agreement and do not decrease the percentage ownership of the U.S. Borrower or any of its Subsidiaries in any class of the Capital Stock of such Subsidiaries, (iv) with respect to Foreign Subsidiaries, to qualify directors or local nationals to the extent (but only to the extent) required by applicable law, (v) in respect of Subsidiaries formed after the Amendment Effective Date and permitted pursuant to this Agreement and (vi) issuances of Capital Stock permitted pursuant to Section 7.2.5; provided that the Capital Stock of all wholly-owned U.S. Subsidiaries of the U.S. Borrower shall be pledged pursuant to the U.S. Borrower Pledge and Security Agreement.

          SECTION 7.2.10. Consolidation, Merger, Acquisitions, etc. Holdings and the Borrowers will not, and will not permit any of their respective Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or otherwise enter into or consummate any acquisition of any Person or all or substantially all of the assets of any Person or any business of such Person, except

          (a) (i) any Subsidiary of the U.S. Borrower (other than the Canadian Borrower or any of its Subsidiaries) (for purposes of this clause (a)(i), a "Subject U.S. Borrower Subsidiary") may liquidate or dissolve voluntarily into, and may merge with and into, the U.S. Borrower (so long as the U.S. Borrower is the continuing or surviving corporation) or any other Subject U.S. Borrower Subsidiary (provided that a Subsidiary Guarantor that is a Subject U.S. Borrower Subsidiary may only liquidate or dissolve into, or merge with and into, the U.S. Borrower or another Subsidiary Guarantor that is a Subject U.S. Borrower Subsidiary), and the assets or Capital Stock of any Subject U.S. Borrower Subsidiary may be purchased or otherwise acquired by the U.S. Borrower or any other Subject U.S. Borrower Subsidiary (provided that the assets or Capital Stock of any Subsidiary Guarantor may only be purchased or otherwise acquired by the U.S. Borrower or another Subsidiary Guarantor that is a Subject U.S. Borrower Subsidiary); provided, further, that in no event shall any Pledged Subsidiary that is a Subject U.S. Borrower Subsidiary consolidate with or merge with and into any Subsidiary other than another Pledged Subsidiary unless after giving effect thereto, the applicable Administrative Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Stock (on a fully diluted basis) of the surviving Person as such Administrative Agent had immediately prior to such merger or consolidation in form and substance satisfactory to such Administrative Agent, pursuant to such documentation and opinions as shall be necessary in the reasonable opinion of such Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein; and

          (ii) any Subsidiary of the Canadian Borrower may liquidate or dissolve voluntarily into, and may merge with and into, the Canadian Borrower (so long as the Canadian Borrower is the continuing or surviving corporation) or any other Subsidiary of the Canadian Borrower (provided that a Canadian Subsidiary Guarantor may only liquidate or dissolve into, or merge with and into, the Canadian Borrower or another Canadian Subsidiary Guarantor), and the assets or Capital Stock of any Subsidiary of the Canadian Borrower may be purchased or otherwise acquired by the Canadian Borrower or any other Subsidiary of the Canadian Borrower (provided that the assets or Capital Stock of any Canadian Subsidiary Guarantor may only be purchased or otherwise acquired by the Canadian Borrower or another Canadian Subsidiary Guarantor); provided, further, that in no event shall any Pledged Subsidiary that is a Subsidiary of the Canadian Borrower consolidate with or merge with and into any Subsidiary other than another Pledged Subsidiary that is a Subsidiary of the Canadian Borrower unless after giving effect thereto, the applicable Administrative Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Stock (on a fully diluted basis) of the surviving Person as such Administrative Agent had immediately prior to such merger or consolidation in form and substance satisfactory to such Administrative Agent, pursuant to such documentation and opinions as shall be necessary in the reasonable opinion of such Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein; and

          (b) Permitted Acquisitions in accordance with the definition hereof and, without duplication, Investments as, and to the extent, permitted by
     Section 7.2.5.

          SECTION 7.2.11. Permitted Dispositions. Holdings and the Borrowers will not, and will not permit any of their respective Subsidiaries to, Dispose of any of such Borrower's or such Subsidiaries' assets (including accounts receivable, Capital Stock of Subsidiaries or any proceeds thereof) to any Person, in one transaction or series of transactions, except for the following:

          (a) Dispositions of (i) inventory Disposed of in the ordinary course of its business, (ii) assets which are obsolete, worn out or otherwise no longer useful in the business of the U.S. Borrower and its Subsidiaries in the good faith judgment of management or (iii) other assets with a fair market value of $75,000 or less (up to an aggregate amount not to exceed $750,000 in any year);

          (b) Dispositions permitted by Section 7.2.10;

          (c) Dispositions made pursuant to non-exclusive licensing arrangements entered into by the U.S. Borrower or any of its Subsidiaries with respect to any of its intellectual property in the ordinary course of its business;

          (d) (i) Dispositions for not less than the fair market value of the assets to be Disposed, (ii) the consideration received by the U.S. Borrower or applicable Subsidiary consists of at least 75% cash, (iii) the net book value of such assets, together with the net book value of all other assets Disposed of pursuant to this clause (d), does not exceed $3,000,000 in any Fiscal Year or $15,000,000 over the term of this Agreement and (iv) immediately prior to and after giving effect to such Disposition no Default shall have occurred and be continuing;

          (e) Dispositions in respect of the sale or exchange of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 120 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged;

          (f) Dispositions in respect of the sale or discount of receivables in the ordinary course of business and not as part of any financing transaction;

          (g) Dispositions in respect of leases or subleases granted to other Persons in the ordinary course of business;

          (h) the Disposition of (i) the vinyl window manufacturing operations located at the Lambeth, Ontario facility of the Canadian Borrower, (ii) the vinyl manufacturing operations located at the Freeport, Texas facility of the U.S. Borrower and (iii) the business operations and assets related to the fence, deck and rail operations of the U.S. Borrower located primarily at the West Salem, Ohio facility; provided that, in each case, the consideration received by the U.S. Borrower and Gentek U.S., as the case may be (x) shall not be less than the fair market value of the equipment, assets or operations to be Disposed of and (y) shall consist of at least 75% cash;

          (i) without duplication, Dispositions in respect of sales or leasebacks permitted under Section 7.2.15; and

          (j) (i) Dispositions by the U.S. Borrower to a U.S. Subsidiary Guarantor, (ii) Dispositions by a U.S. Subsidiary Guarantor to the U.S. Borrower or another U.S. Subsidiary Guarantor, (iii) Dispositions by the Canadian Borrower to a Canadian Subsidiary Guarantor, (iv) Dispositions by a Canadian Subsidiary Guarantor to the Canadian Borrower or another Canadian Subsidiary Guarantor, (v) Dispositions by a Foreign Subsidiary (other than the Canadian Borrower or any of its Subsidiaries) to another Foreign Subsidiary (other than the Canadian Borrower or any of its Subsidiaries), (vi) Dispositions to the U.S. Borrower or any Subsidiary of the U.S. Borrower by a Subsidiary of the U.S. Borrower in the ordinary course of its business and (vii) other Dispositions by the U.S. Borrower or any Subsidiary of the U.S. Borrower so long as each such Disposition is consummated for not less than fair market value of the assets to be Disposed of and is otherwise in compliance with the terms of Section 7.2.13.

          SECTION 7.2.12. Modification of Certain Agreements. Holdings and the Borrowers will not, and will not permit any of their respective Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions (i) of any of the Subordinated Debt, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of such Subordinated Debt and which (x) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Subordinated Debt, (y) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on such Subordinated Debt or (z) makes the covenants, events of default or remedies in respect of such Subordinated Debt less restrictive on the obligors thereunder, or (ii) any of the other Material Transaction Documents other than any amendment, supplement, waiver or modification which would not impair, or in any manner be adverse to, the right, interests or obligations of any Secured Party under any Loan Document or (iii) any Organic Document of Holdings, each Borrower or any of their respective Subsidiaries, other than any amendment, supplement, waiver or modification which would not impair, or in any manner be adverse to, the rights, interests or obligations of any Secured Party under any Loan Document.

          SECTION 7.2.13. Transactions with Affiliates. Holdings and the Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract is on terms customary for similar arrangements, transactions or contracts entered into by Persons generally and such terms are no less favorable to Holdings or such Subsidiary than it could obtain in an arm's-length transaction with a Person that is not an Affiliate, except:

          (a) Restricted Payments may be made to the extent provided in Section 7.2.6;

          (b) (i) transactions exclusively between or among the U.S. Borrower and one or more U.S. Subsidiary Guarantors that are wholly-owned Subsidiaries of the U.S. Borrower or exclusively between or among such U.S. Subsidiary Guarantors, (ii) transactions exclusively between or among the Canadian Borrower and one or more Canadian Subsidiary Guarantors that are wholly-owned Subsidiaries of the Canadian Borrower or exclusively between or among such Canadian Subsidiary Guarantors and (iii) transactions exclusively between or among a Foreign Subsidiary and another Foreign Subsidiary (other than any transaction involving a Foreign Subsidiary which is a Canadian Subsidiary);

          (c) Holdings and its Subsidiaries may conduct any transaction otherwise permitted pursuant to (i) clauses (c), (f), (g), (h), (j), (n),
     (o), (p), (s) and (u) of Section 7.2.2, (ii) clauses (c), (i), (k) and (m) of Section 7.2.3, (iii) clauses (a), (e), (f), (g), (l), (m), (o), (q), (t)
     and (u) of Section 7.2.5, (iv) Section 7.2.9, (vi) clause (a) of Section
     7.2.10 and (vi) to the extent otherwise permitted pursuant to clause (c)(i) above, clause (h) of Section 7.2.5;

          (d) the U.S. Borrower and its Subsidiaries may make payments to (i) Harvest Partners and its Affiliates pursuant to the Harvest Management Agreement and (ii) Investcorp and its Affiliates pursuant to the Investcorp Management Agreement, in each case as in effect on the date of this Agreement; provided that the Harvest Fee and Investcorp Fee (as defined in the applicable Management Agreement) shall not be payable (other than the $3,631,927 deferred portion thereof payable in connection with the Transactions) during the continuance of an Event of Default, but instead shall be accrued and be payable upon the cure or waiver of any such Event of Default;

          (e) customary fees to non-officer directors of Holdings and its Subsidiaries;

          (f) employment, employee benefit, consulting and indemnity arrangements with officers, directors, employees and consultants of Holdings and its Subsidiaries in the ordinary course of business;

          (g) management services fees, licensing fees and other similar fees paid to the U.S. Borrower or a U.S. Subsidiary Guarantor by any Subsidiary of the U.S. Borrower;

          (h) Holdings and its Subsidiaries may enter into a tax sharing agreement or arrangement with, and may make, without duplication of any amounts paid pursuant to sub-clause (iv) of Section 7.2.6(f), payments pursuant thereto to any direct or indirect parent company of Holdings with which Holdings or its Subsidiaries is required or permitted to file a consolidated tax return or with which Holdings or any of its Subsidiaries is or could be part of a consolidated group for tax purposes in amounts otherwise permitted by such sub-clause (iv) of Section 7.2.6(f); and

          (i) without duplication of clause (c) above, Holdings and its Subsidiaries may pay management bonuses (including the Special Bonus) outside of the ordinary course of business to their respective management and employees in connection with the Transactions so long as (x) such bonuses are not paid with any cash internally generated by Holdings or any of its Subsidiaries and (y) the aggregate amount of such bonuses paid over the term of this Agreement does not exceed $22,000,000.

          Except for the transactions permitted above pursuant to this Section
7.2.13 or pursuant to clause (j) of Section 7.2.11, (i) prior to entering into any transaction or series related transactions with any Affiliate of a Borrower or any Affiliate of a Borrower's Subsidiaries involving or having a value in excess of $2,000,000 such Borrower shall deliver to the Agents a certificate of an Authorized Officer stating that, in the good faith determination of the Board of Directors of such Borrower (as evidenced by a resolution), the transaction is on terms in all material respects no less favorable to Holdings, the Borrowers or any of their respective Subsidiaries, as the case may be, than could be obtained from an unaffiliated party and (ii) Holdings, the Borrowers or any of their respective Subsidiaries shall not enter into any transaction with any of their respective Affiliates involving or having a value of more than $15,000,000 or if there is no member of the Board of Directors of such Borrower who does not have any direct or indirect financial interest in or with respect to the transaction being considered, unless Holdings, such Borrower or such Subsidiary, as the case may be, has received an opinion from an independent fi-nancial advisor to the effect that such transaction (or series of transactions) is fair to Holdings, such Borrower or such Subsidiary, as the case may be, from a financial point of view.

          SECTION 7.2.14. Restrictive Agreements, etc. Holdings and the Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any agreement prohibiting

          (a) the creation or assumption of any Lien upon any properties, revenues or assets of any Obligor, whether now owned or hereafter acquired, for the benefit of any Secured Party;

          (b) the ability of any Obligor to amend or otherwise modify any Loan Document; or

          (c) the ability of any Subsidiary to make any payments, directly or indirectly, to either Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or transfer any of its assets or property to either Borrower.

          The foregoing prohibitions shall not apply to restrictions contained
(i) in any Loan Document, (ii) in the case of clauses (a) and (c), in any agreement governing any Indebtedness permitted by clause (e) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness and (iii) in the case of clauses (a) and (c), pursuant to (A) applicable law, (B) customary non-assignment provisions in leases or other contracts, (C) customary provisions restricting the transfer of property or assets that are subject to a Permitted Lien or an agreement to transfer such property or assets and (D) in any agreement governing any Indebtedness permitted by clauses (i), (c), (l), (m),
(u)(ii) and (v) of Section 7.2.2; provided that, (x) with respect to any such Indebtedness of the type permitted by clause (l) of Section 7.2.2, this clause
(D) shall only apply with respect to agreements in effect as of the time such Indebtedness is assumed and (y) with respect to any such Indebtedness of the type permitted by clause (m) of Section 7.2.2, this clause (D) shall only apply with respect to agreements entered into with one or more Lenders or an Affiliate thereof and which contain restrictions no more restrictive than those contained in this Agreement.

          SECTION 7.2.15. Sale and Leaseback. Holdings and the Borrowers will not, and will not permit any of their respective Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person; provided that the U.S. Borrower and its Subsidiaries may enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person so long as at the time of determination the present value (discounted at the interest rate implicit in the lease) of the obligation of the lessee of the property subject to such sale and leaseback transaction for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on

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account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges, does not exceed at any time $3,750,000.

          SECTION 7.2.16. Take or Pay Contracts. Holdings and the Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by Holdings, such Borrower or such Subsidiary regardless of whether such materials, supplies, other property or services are delivered or furnished to it except in the ordinary course of business and consistent with past practices.

          SECTION 7.2.17. Fiscal Year. The U.S. Borrower will not change its Fiscal Year.

          SECTION 7.2.18. Activities of Holdings. Notwithstanding any provision to the contrary herein and without limiting the effect of any provision contained in this Article VII, Holdings will not (a) create, incur, assume or suffer to exist any Indebtedness (other than (i) Indebtedness in respect of the guaranty contained in Article IX, Permitted Seller Notes, Qualifying Subordinated Debt and the repurchase of its Capital Stock to the extent permitted hereunder, and (ii) as provided in clauses (n), (o), and (p) of
Section 7.2.2), (b) create, assume, or suffer to exist any Lien upon, or grant any options or other rights with respect to, any of its revenues, property or other assets, whether now owned or hereafter acquired (other than as provided in clauses (a) and (j) of Section 7.2.3), (c) wind up, liquidate or dissolve itself (or suffer to exist any of the foregoing), consolidate or amalgamate with or merge into or with any other Person, or convey, sell, transfer, lease or otherwise dispose of all or any part of its assets, in one transaction or a series of transactions, to any Person or Persons, (d) create, incur, assume or suffer to exist any Investment in any Person (other than its continuing ownership of all the shares of Capital Stock of the U.S. Borrower and Investments otherwise permitted with respect to Holdings under Section 7.2.5),
(e) declare or make a Restricted Payment, or make any deposit for any Restricted Payment (other than provided in Section 7.2.6), (f) permit to be taken any action that would result in a Change in Control or (g) engage in any other business activity except in compliance with its Obligations under the Loan Documents and except for any business activity that Holdings is expressly permitted to conduct pursuant to a specific provision hereunder.

                                  ARTICLE VIII
                                EVENTS OF DEFAULT

          SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an "Event of Default".

          SECTION 8.1.1. Non Payments of Obligations.

          (a) Either Borrower shall default in the payment or prepayment when due of (i) any principal of any Loan, any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.6.4, or (ii) any interest on any Loan, any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three Business Days after such amount was due; and

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          (b) any Guarantor shall default in the payment when due of any amounts owed by it under any Guaranty to which it is a party and such default shall continue unremedied for a period of three Business Days after such amount was due.

          SECTION 8.1.2. Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V of the Original Credit Agreement or
Article III of the Amendment Agreement) is or shall be incorrect when made or deemed to have been made in any material respect.

          SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. Holdings or either Borrower shall default in the due performance or observance of any of its obligations under clause (g) of Section 7.1.1, clause (a)(i) of
Section 7.1.2, Section 7.1.7 or Section 7.2 or Superholdco shall default in the due performance or observation of any of its obligations under Section 4.6 of the Superholdco Guaranty or Section 4.5 of the Superholdco Pledge Agreement.

          SECTION 8.1.4. Non-Performance of Other Covenants and Obligations.

          (a) Holdings or either Borrower shall default in the due performance or observance of any of its obligations under Section 7.1.1 (other than clause
(g) thereof), 7.1.8, 7.1.9, 7.1.10 or Section 7.1.11 and such default shall continue unremedied for a period of 30 days; or

          (b) any Obligor shall default in the due performance and observance of any agreement contained in any Loan Document executed by it (other than the agreements described in Section 8.1.1, 8.1.2, 8.1.3 or clause (a) of this
Section 8.1.4), and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the U.S. Borrower by any Agent or the Required Lenders.

          SECTION 8.1.5. Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of Superholdco, Holdings, either Borrower or any of their respective Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $7,500,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

          SECTION 8.1.6. Judgments. Any judgment or order for the payment of money, individually or in the aggregate, in excess of $7,500,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) to the extent the provider of such insurance is not denying its liability with respect thereto) shall be rendered against Holdings, either Borrower or any of their respective Subsidiaries and such judgment shall not have been paid, vacated

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or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

          SECTION 8.1.7. Pension Plans.

          (a) Any of the following events shall occur with respect to any U.S. Pension Plan or U.S. Multiemployer Plan: (i) the institution of any steps by Holdings, either Borrower, any member of the Controlled Group or any other Person to terminate a U.S. Pension Plan if, as a result of such termination, Holdings, either Borrower or any such member is required to make a contribution to such U.S. Pension Plan, or could reasonably be expected to incur a liability or obligation to such U.S. Pension Plan, in an amount in excess of $5,000,000,
(ii) a contribution failure occurs with respect to any U.S. Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA in an amount in excess of $5,000,000 or (iii) the complete or partial withdrawal of any of Holdings, the U.S. Borrower or any member of the Controlled Group from a U.S. Multiemployer Plan that results in or would reasonably be likely to result in withdrawal liability of Holdings or any of its Subsidiaries in an amount in excess of $5,000,000 or a Material Adverse Effect.

          (b) Any of the following events shall occur with respect to any Canadian Pension Plan or Canadian Welfare Plan: (i) the institution of any steps by Holdings, either Borrower, a Subsidiary or any other Person to terminate any Canadian Pension Plan if, as a result of such termination, Holdings or any of its Subsidiary is required to make an additional contribution to such Canadian Pension Plan, or could reasonably be expected to incur a liability or obligation to such Canadian Pension Plan, in an amount in excess of $5,000,000; (ii) a contribution failure occurs with respect to any Canadian Pension Plan in an amount in excess of $5,000,000; (iii) the taking of any action with respect to a Canadian Pension Plan which could reasonably be likely to result in the requirement that Holdings or any of its Subsidiaries furnish a bond or other security to such Canadian Pension Plan or any applicable regulatory authority that, individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect, or (iv) the occurrence of any event with respect to any Canadian Pension Plan that results in or would reasonably be likely to result in the incurrence by Holdings or any of its Subsidiaries of any liability, fine or penalty, or any increase in a liability, including without limitation a contingent liability, of Holdings or any of its Subsidiaries in an amount in excess of $5,000,000 with respect to any Canadian Pension Plan or Canadian Welfare Plan benefit.

          SECTION 8.1.8. Change in Control. Any Change in Control shall occur.

          SECTION 8.1.9. Bankruptcy, Insolvency, etc. Superholdco, Holdings, either Borrower or any Material Subsidiary shall:

          (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

          (b) apply for, consent to or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

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
          (c) in the absence of such application, consent, sufferance or assignment, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that Superholdco, Holdings and each Borrower (for themselves and their Material Subsidiaries) hereby expressly authorize each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

          (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by Superholdco, Holdings, such Borrower or any such Material Subsidiary, such case or proceeding shall be consented to or acquiesced in by such Person or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that Superholdco, Holdings and each Borrower (for themselves and their Material Subsidiaries) hereby expressly authorize each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

          (e) take any board of director action authorizing, or in furtherance of, any of the foregoing.

          SECTION 8.1.10. Impairment of Security, etc. Any material provision of any Loan Document or any Lien granted thereunder with respect to any material assets shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor shall contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

          SECTION 8.1.11. Failure of Subordination. Unless otherwise waived or consented to by the Required Lenders, the Agents and the Issuers in writing, the subordination provisions relating to any Subordinated Debt (the "Subordination Provisions") shall fail to be enforceable by the Lenders, the Agents and the Issuers in material accordance with the terms thereof or the monetary Obligations shall fail to constitute "Senior Indebtedness" (or a similar term) referring to the Obligations; or any Obligor shall disavow or contest in any manner, or shall support or fail to contest any holder of Subordinated Debt which disavows or contests in any manner, (i) the effectiveness, validity or enforceability of any of the material Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Lenders, the Agents and the Issuers or (iii) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of such Subordination Provisions.

          SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 shall occur with respect to (a) the U.S. Borrower, the U.S. Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding U.S. Loans and all other Obligations (including Re-

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
imbursement Obligations) related thereto shall automatically be and become immediately due and payable by the U.S. Borrower, without notice or demand to any Person, and the U.S. Borrower shall automatically and immediately be obligated to Cash Collateralize all U.S. Letter of Credit Outstandings and (b) the Canadian Borrower, the Canadian Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Canadian Loans and all other Obligations (including Reimbursement Obligations) related thereto shall automatically be and become immediately due and payable by the Canadian Borrower, without notice or demand to any Person, and the Canadian Borrower shall automatically and immediately be obligated to Cash Collateralize (in the relevant Currency) all Canadian Letter of Credit Outstandings and Canadian BAs in respect of which any Lender has not received payout in full.

          SECTION 8.3. Action if Any Event of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the U.S. Administrative Agent, upon the written direction of the Required Lenders, shall by notice to the Borrowers declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations), other than Loans and other Obligations which have become due and payable pursuant to Section 8.2, to be due and payable by the Borrowers and/or the relevant Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the relevant Commitments shall terminate and the Borrowers shall automatically and immediately be obligated to Cash Collateralize (in the relevant Currency) all Letter of Credit Outstandings and Canadian BAs in respect of which any Lender has not received payout in full.

                                   ARTICLE IX
                                HOLDINGS GUARANTY

          SECTION 9.1. Guaranty. Holdings hereby absolutely, unconditionally and irrevocably

          (a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrowers now or hereafter existing, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. Section 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. Section 502(b) and
     Section 506(b)), and

          (b) indemnifies and holds harmless each Secured Party and each holder of a Note for any and all costs and expenses (including reasonable attorneys' fees and expenses) incurred by such Secured Party or such holder, as the case may be, in enforcing any rights under the guaranty set forth in this Article IX.

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          The guaranty set forth in this Article IX constitutes the primary obligation of Holdings and not a contract of surety, and a guaranty of payment when due and not of collection, and Holdings specifically agrees that it shall not be necessary or required that any Secured Party or any holder of any Note exercise any right, assert any claim or demand or enforce any remedy whatsoever against either Borrower or any other Obligor (or any other Person) before or as a condition to the obligations of Holdings under the guaranty set forth in this
Article IX.

          SECTION 9.2. Acceleration of Holdings Guaranty. Holdings agrees that, in the event of the occurrence of an Event of Default described under Section
8.1.9 with respect to either Borrower, and if such event shall occur at a time when any of the Obligations of such Borrower and each other Obligor may not then be due and payable, Holdings agrees that it will pay to the Administrative Agents for the account of the Secured Parties forthwith the full amount which would be payable under the guaranty set forth in this Article IX by Holdings if all such Obligations were then due and payable.

          SECTION 9.3. Guaranty Absolute, etc. The guaranty set forth in this
Article IX shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of the Borrowers and each other Obligor have been paid in full in cash, all obligations of Holdings under the guaranty set forth in this
Article IX shall have been paid in full in cash, all Letters of Credit have been terminated or expired and all Commitments shall have terminated. Holdings guarantees that the Obligations of the Borrowers will be paid strictly in accordance with the terms of this Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party or any holder of any Note with respect thereto. The liability of Holdings under the guaranty set forth in this Article IX shall be absolute, unconditional and irrevocable irrespective of:

          (a) any lack of validity, legality or enforceability of this Agreement, any Note or any other Loan Document;

          (b) the failure of any Secured Party or any holder of any Note

               (i) to assert any claim or demand or to enforce any right or remedy against either Borrower, any other Obligor or any other Person (including any other guarantor (including Holdings)) under the provisions of this Agreement, any Note, any other Loan Document or otherwise, or

               (ii) to exercise any right or remedy against any other guarantor (including Holdings) of, or collateral securing, any Obligations of either Borrower;

          (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of either Borrower, or any other extension, compromise or renewal of any Obligation of either Borrower;

          (d) any reduction, limitation, impairment or termination of any Obligations of either Borrower for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and Holdings hereby waives any right to

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     or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of either Borrower or otherwise;

          (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of this Agreement, any Note or any other Loan Document;

          (f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Secured Party or any holder of any Note securing any of the Obligations of either Borrower; or

          (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, either Borrower, any surety or any guarantor.

          SECTION 9.4. Reinstatement, etc. Holdings agrees that the guaranty set forth in this Article IX shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Secured Party or any holder of any Note, upon the insolvency, bankruptcy or reorganization of either Borrower or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), all as though such payment had not been made.

          SECTION 9.5. Waiver, etc. Holdings hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the Borrowers and the guaranty set forth in this Article IX and any requirement that any Administrative Agent, any other Secured Party or any holder of any Note protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against either Borrower, any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations of the Borrowers.

          SECTION 9.6. Postponement of Subrogation, etc. Holdings agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under the guaranty set forth in this Article IX, by any payment made under the guaranty set forth in this Article IX or otherwise, until the prior payment in full in cash of all Obligations of the Borrowers and each other Obligor, the termination or expiration of all Letters of Credit and the termination of all Commitments. Any amount paid to Holdings on account of any such subrogation rights prior to the payment in full in cash of all Obligations of the Borrowers and each other Obligor, the termination or expiration of all Letters of Credit and the termination of all Commitments shall be held in trust for the benefit of the Secured Parties and each holder of a Note and shall immediately be paid to the Administrative Agents for the benefit of the Secured Parties and each holder of a Note and credited and applied against the Obligations of the Borrowers and each other Obligor, whether matured or unmatured, in accordance with the terms of this Agreement, but without affecting, impairing or limiting in any manner the liability of Holdings under other provisions hereof. In furtherance of the foregoing, for so long as any Obligations, Letters of Credit or Commitments remain outstanding, Holdings shall refrain from taking any action or commencing any proceeding against either Borrower or any other Obligor (or its successors or assigns,

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whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under the guaranty set forth in this
Article IX to any Secured Party or any holder of a Note.

          SECTION 9.7. Successors, Transferees and Assigns; Transfers of Notes, etc. The guaranty set forth in this Article IX shall:

          (a) be binding upon Holdings, and its successors, transferees and assigns; and

          (b) inure to the benefit of and be enforceable by the Administrative Agents and each other Secured Party.

Without limiting the generality of the foregoing clause (b), any Lender may assign or otherwise transfer (in whole or in part) any Note or Credit Extension held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Loan Document (including the guaranty set forth in this Article IX) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 12.11 and Article XI.

                                   ARTICLE X
                             U.S. BORROWER GUARANTY

          SECTION 10.1. Guaranty. The U.S. Borrower hereby absolutely, unconditionally and irrevocably

          (a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Canadian Borrower now or hereafter existing, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. Section 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. Section 502(b) and
     Section 506(b)), and

          (b) indemnifies and holds harmless each Secured Party and each holder of a Canadian Note for any and all costs and expenses (including reasonable attorneys' fees and expenses) incurred by such Secured Party or such holder, as the case may be, in enforcing any rights under the guaranty set forth in this Article X.

          The guaranty set forth in this Article X constitutes the primary obligation of the U.S. Borrower and not a contract of surety and a guaranty of payment when due and not of collection, and the U.S. Borrower specifically agrees that it shall not be necessary or required that any Secured Party or any holder of any Canadian Note exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Canadian Borrower or any other Obligor (or any other Person) before or as a condition to the obligations of the U.S. Borrower under the guaranty set forth in this Article X.

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          SECTION 10.2. Acceleration of U.S. Borrower Guaranty. The U.S.
Borrower agrees that, in the event of the occurrence of an Event of Default described under Section 8.1.9 with respect to the Canadian Borrower, and if such event shall occur at a time when any of the Obligations of the Canadian Borrower and each other Obligor securing or guaranteeing the Obligations of the Canadian Borrower may not then be due and payable, the U.S. Borrower agrees that it will pay to the Administrative Agents for the account of the Secured Parties forthwith the full amount which would be payable under the guaranty set forth in this Article X by the U.S. Borrower if all such Obligations were then due and payable.

          SECTION 10.3. Guaranty Absolute, etc. The guaranty set forth in this
Article X shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of the Canadian Borrower and each other Obligor securing or guaranteeing the Obligations of the Canadian Borrower have been paid in full in cash, all obligations of the U.S. Borrower under the guaranty set forth in this
Article X shall have been paid in full in cash, all Canadian Letters of Credit have been terminated or expired and all Canadian Commitments shall have terminated. The U.S. Borrower guarantees that the Obligations of the Canadian Borrower will be paid strictly in accordance with the terms of this Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party or any holder of any Canadian Note. The liability of the U.S. Borrower under the guaranty set forth in this
Article X shall be absolute, unconditional and irrevocable irrespective of:

          (a) any lack of validity, legality or enforceability of this Agreement, any Canadian Note or any other Loan Document;

          (b) the failure of any Secured Party or any holder of any Canadian
     Note

               (i) to assert any claim or demand or to enforce any right or remedy against the Canadian Borrower, any other Obligor or any other Person (including any other guarantor (including the U.S. Borrower)) under the provisions of this Agreement, any Canadian Note, any other Loan Document or otherwise, or

               (ii) to exercise any right or remedy against any other guarantor (including the U.S. Borrower) of, or collateral securing, any Obligations of the Canadian Borrower;

          (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Canadian Borrower, or any other extension, compromise or renewal of any Obligation of the Canadian Borrower;

          (d) any reduction, limitation, impairment or termination of any Obligations of the Canadian Borrower for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the U.S. Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the Canadian Borrower or otherwise;

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          (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of this Agreement, any Canadian Note or any other Loan Document;

          (f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Secured Party or any holder of any Canadian Note securing any of the Obligations of the Canadian Borrower; or

          (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Canadian Borrower, any surety or any guarantor.

          SECTION 10.4. Reinstatement, etc. The U.S. Borrower agrees that the guaranty set forth in this Article X shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations of the Canadian Borrower is rescinded or must otherwise be restored by any Secured Party or any holder of any Canadian Note, upon the insolvency, bankruptcy or reorganization of the Canadian Borrower or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), all as though such payment had not been made.

          SECTION 10.5. Waiver, etc. The U.S. Borrower hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the Canadian Borrower and the guaranty set forth in this Article X and any requirement that the Canadian Administrative Agent, any other Secured Party or any holder of any Canadian Note protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against the Canadian Borrower, any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations of the Canadian Borrower.

          SECTION 10.6. Postponement of Subrogation, etc. The U.S. Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under the guaranty set forth in this Article X, by any payment made under the guaranty set forth in this Article X or otherwise, until the prior payment in full in cash of all Obligations of the Canadian Borrower and each other Obligor securing or guaranteeing the Obligations of the Canadian Borrower, the termination or expiration of all Canadian Letters of Credit and the termination of all Canadian Commitments. Any amount paid to the U.S. Borrower on account of any such subrogation rights prior to the payment in full in cash of all Obligations of the Canadian Borrower and each other Obligor securing or guaranteeing the Obligations of the Canadian Borrower, the termination or expiration of all Canadian Letters of Credit and the termination of all Canadian Commitments shall be held in trust for the benefit of the Secured Parties and each holder of a Canadian Note and shall immediately be paid to the Canadian Administrative Agent for the benefit of the Secured Parties and each holder of a Canadian Note and credited and applied against the Obligations of the Canadian Borrower and each other Obligor securing or guaranteeing the Obligations of the Canadian Borrower, whether matured or unmatured, in accordance with the terms of this Agreement, but without affecting is impairing in any manner the liability of the U.S. Borrower under any other provision hereof. In furtherance of the foregoing, for so long as any Obligations, Canadian Letters of Credit or Commitments in respect of the Canadian

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Facility remain outstanding, the U.S. Borrower shall refrain from taking any action or commencing any proceeding against the Canadian Borrower or any other Obligor securing or guaranteeing the Obligations of the Canadian Borrower (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under the guaranty set forth in this Article X to any Secured Party or any holder of a Note.

          SECTION 10.7. Successors, Transferees and Assigns; Transfers of Canadian Notes, etc. The guaranty set forth in this Article X shall:

          (a) be binding upon the U.S. Borrower, and its successors, transferees and assigns; and

          (b) inure to the benefit of and be enforceable by the Canadian Administrative Agent and each other Secured Party.

          Without limiting the generality of the foregoing clause (b), any Canadian Lender may assign or otherwise transfer (in whole or in part) any Canadian Note or Credit Extension relating thereto held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all rights and benefits in respect thereof granted to such Canadian Lender under any Loan Document (including the guaranty set forth in this Article X) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 12.11 and Article XI.

                                   ARTICLE XI
                                   THE AGENTS

          SECTION 11.1. Appointments and Authorizations; Actions.

          (a) Each Lender hereby appoints Citigroup Global Markets Inc., as its Syndication Agent, each U.S. Lender appoints UBS AG, Stamford Branch, as its U.S. Administrative Agent, and each Canadian Revolving Loan Lender appoints Canadian Imperial Bank of Commerce, as its Canadian Administrative Agent under and for purposes of each Loan Document. Each Lender authorizes the applicable Administrative Agent and/or the Syndication Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agents (with respect to which each such Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of each such Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each Agent (in its capacity as an Agent), pro rata according to such Lender's proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, each such Agent (in its capacity as an Agent) in any way relating to or arising out of any Loan Document, including reasonable attorneys' fees, and as to which each such Agent is not reimbursed by the Borrowers; provided that no Lender shall

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be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from such Agent's gross negligence, bad faith or willful misconduct. No Agent shall be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of an Agent shall be or become, in such Agent's determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given. Notwithstanding any provision to the contrary contained elsewhere in any Loan Document, no Agent shall have any duties or responsibilities except those expressly set forth herein, nor shall any such Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Loan Document or otherwise exist against either such Agent.

          (b) Each Issuer shall act on behalf of the Lenders with respect to the Letters of Credit issued by it and the documents associated therewith until such time and except for so long as, with respect to any U.S. Issuer, the U.S. Administrative Agent and, with respect to any Canadian Issuer, the Canadian Administrative Agent, may agree at the request of the Required Lenders to act for such Issuer with respect thereto; provided that each Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Section 11.1 with respect to any acts taken or omissions of such Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this Section 11.1, included each such Issuer with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to each such Issuer.

          (c) Each Swing Line Lender shall have all of the benefits and immunities (i) provided to the Agents in this Section 11.1 with respect to any acts taken or omissions suffered by such Swing Line Lender in connection with Swing Line Loans made or proposed to be made by it as fully as if the term "Agent", as used in this Section 11.1, included such Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Swing Line Lender.

          (d) The Lenders authorize the Administrative Agents to hold, for and on behalf of the Lenders, security in the assets and properties of Holdings and each of its Subsidiaries securing the Obligations.

          (e) Without prejudice to the foregoing, each Canadian Lender, for itself and on behalf of each of its Affiliates referred to in part (b) of the definition of "Secured Parties," hereby irrevocably appoints and authorizes the Canadian Administrative Agent (and any successor acting as the Canadian Administrative Agent) to act as the person holding the power of attorney (in such capacity, the "fonde de pouvoir") of each Canadian Lender and other such Secured Party as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, each hypothec granted by the Canadian Borrower or any Canadian Subsidiary Guarantor under the Civil Code of Quebec (a "Hypothec"), and to exercise such powers and duties which are conferred upon the fonde de pouvoir under each Hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Canadian Lender, for itself and on behalf

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
of each of its Affiliates referred to above, hereby irrevocably appoints and authorizes the Canadian Administrative Agent (and any successor acting as the Canadian Administrative Agent) (in such capacity, the "Custodian") to act as agent and custodian for and on behalf of the Canadian Lenders and other such Secured Parties to hold and to be the sole registered holder of any debenture or bond which may be issued under any Hypothec, the whole notwithstanding Section 32 of the Act Respecting the Special Powers of Legal Persons (Quebec) or any other applicable law. In this respect, (i) (as specified in Section 2.8) records shall be kept indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any pledge of any such debenture or bond and owing to each Canadian Lender, and (ii) each Canadian Lender and other such Secured Party will be entitled to the benefits of any collateral covered by any Hypothec and will participate in the proceeds of realization of any such collateral, the whole in accordance with the terms hereof.

          Each of the fonde de pouvoir and the Custodian shall (a) exercise, in accordance with the terms hereof, all rights and remedies given to the fonde de pouvoir and the Custodian (as applicable) with respect to the collateral under any Hypothec, any debenture or bond or pledge thereof relating to any Hypothec, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agents mutatis mutandis including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any Hypothec, any debenture or bond or pledge thereof relating to any Hypothec, applicable laws or otherwise and on such terms and conditions as it may determine from time to time. Any person who becomes a Canadian Lender, for itself and on behalf of its Affiliates referred to above, shall be deemed to have consented to and confirmed:

               (A) the fonde de pouvoir as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Canadian Lender or a Secured Party, all actions taken by the fonde de pouvoir as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Canadian Lender or a Secured Party, all actions taken by the fonde de pouvoir in such capacity; and

               (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as the date it becomes a Canadian Lender or a Secured Party, all actions taken by the Custodian in such capacity.

          SECTION 11.2. Funding, Reliance, etc. Unless the applicable Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, such Administrative Agent may assume that such Lender has made such amount available to such Administrative Agent and, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to such Administrative Agent, such Lender and the applicable Borrower severally agree to repay such Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such Administrative Agent made such amount available to such Borrower to the date such amount is repaid to such Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of such Borrower)

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
and (in the case of a Lender), at the Federal Funds Rate in the case of U.S. Loans or, in the case of Canadian Revolving Loans or Canadian Swing Line Loans, the Interbank Reference Rate, for the first two Business Days after which such amount has not been repaid, and thereafter at the interest rate applicable to Loans comprising such Borrowing.

          SECTION 11.3. Exculpation. No Agent nor any of its respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under any Loan Document, in connection herewith or therewith, except for its own willful misconduct, bad faith or gross negligence, nor responsible for any recitals, statements, representations or warranties herein or therein or in any certificate, report, statement or other document referred to or provided for herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the observance or performance by any Obligor of its Obligations. Any such inquiry which may be made by any Agent shall not obligate it to make any further inquiry or to take any action. Each such Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which such Agent believes to be genuine and to have been presented by a proper Person.

          SECTION 11.4. Successor. The Syndication Agent may resign as such upon 10 Business Day's notice to the Borrowers and the Administrative Agents. It is agreed that to the extent the Syndication Agent has resigned, all provisions of any Loan Document requiring the consent of the Syndication Agent or the Agents shall be deemed to require the consent of the Administrative Agents. Any Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Borrowers and all Lenders. If any Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which shall thereupon replace the resigning Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, shall be one of the Lenders or a commercial banking institution organized under the laws of (in the case of the U.S Facility) the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and (in the case of the Canadian Facility) listed on Schedule I, II or III of the Bank Act (Canada) and (in each case) having a combined capital and surplus of at least $250,000,000 to act as the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above; provided that if, such retiring Administrative Agent is unable to find a Lender or commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of such Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. The appointment of any successor Administrative Agent shall require the consent of the Canadian Borrower in the case of the Canadian Administrative Agent and the U.S. Borrower in the case of the U.S. Administrative Agent, which consent shall not be unreasonably withheld or delayed and which consent shall not be required if a Default has occurred and is then continuing.

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
Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent's resignation hereunder as an Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under the Loan Documents, and Sections 12.3 and 12.4 shall continue to inure to its benefit.

          SECTION 11.5. Credit Extensions by each Agent. Each of the Agents, and each Issuer shall have the same rights and powers with respect to (x)(i) in the case of an Agent, the Credit Extensions made by it or any of its Affiliates and
(ii) in the case of each Issuer, the Loans made by it or any of its Affiliates, and (y) the Loans held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not an Agent or an Issuer. Each Agent, each Issuer and each of their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with either Borrower or any Subsidiary or Affiliate of such Borrower as if such Agent or such Issuer were not an Agent or an Issuer hereunder. The Lenders acknowledge that, pursuant to such activities, the Agents or their respective Affiliates may receive information regarding a Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Borrower or such Affiliate) and acknowledge that the Agents and their respective Affiliates shall be under no obligation to provide such information to them.

          SECTION 11.6. Credit Decisions. Each Lender acknowledges that it has, independently of each Agent and each other Lender, and based on such Lender's review of the financial information of the Borrowers and their Subsidiaries, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of each Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

          SECTION 11.7. Copies, etc. Each Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to such Administrative Agents by a Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by such Borrower). The (i) U.S. Administrative Agent will distribute to each U.S. Lender and (ii) Canadian Administrative Agent will distribute to each Canadian Revolving Loan Lender each document or instrument received for its account and copies of all other communications received by such Administrative Agent from a Borrower for distribution to such Lenders by such Administrative Agent in accordance with the terms of the Loan Documents.

          SECTION 11.8. Reliance by Agents. Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communica-

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
tion (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent. As to any matters not expressly provided for by the Loan Documents, each of the Agents shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance or as such Agent deems appropriate, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties; prior to acting, or refraining from acting, in any such circumstance, either such Agent may request confirmation from the Lenders of their obligation to indemnify such Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. For purposes of applying amounts in accordance with this Section, each Agent shall be entitled to rely upon any Secured Party that has entered into a Rate Protection Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of any Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Rate Protection Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the U.S. Borrower to the contrary, each of the Agents, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Rate Protection Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

          SECTION 11.9. Notice of Defaults. No Agent shall be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default except for Events of Default in the payment of principal, interest and fees required to be paid to such Agent for the account of the Lenders or unless such Agent has received a written notice from a Lender or either Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event of any such Event of Default in payment or that any Agent receives such a notice of the occurrence of a Default or Event of Default, such Agent shall give prompt notice thereof to the Lenders. Each of the Agents shall (subject to Section 12.1) take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, if required, all Lenders) and in accordance with the terms of this Agreement; provided that unless and until either such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders, as applicable.

                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

          SECTION 12.1. Waivers, Amendments, etc. The provisions of each Loan Document (other than Letters of Credit, the Fee Letter (which documents may be amended or otherwise modified in accordance with the terms thereof)) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers and the Required Lenders or as otherwise provided under Section 1.4; provided that no such amendment, modification or waiver shall:

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
          (a) modify or waive the provisions of Section 4.8 requiring pro rata treatment of the Lenders or modify this Section 12.1 without the consent of all Lenders (except such amendments as may be required for the purpose (but solely for the purpose) of effecting an increase of a Commitment Amount or the inclusion of a new commitment pursuant to clause (g) below);

          (b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to a Commitment (it being understood that waivers or modifications (x) of conditions precedent, covenants, Defaults or Events of Default or (y) of a mandatory reduction in the Commitment Amount relating to such Commitment shall not constitute an increase of the aggregate amount of Credit Extensions that may be required to be made by such Lender pursuant to such Commitment), extend any final Commitment Termination Date or reduce any fees described in Article III payable to any Lender (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 1.4 shall not constitute a reduction in the fees payable under Article III), in each case without the consent of such Lender;

          (c) extend the final Stated Maturity Date for any Lender's Loan, or, except for the waiver of any applicable post default increase in interest rates or fees, reduce the principal amount of, rate of interest or fees on any Loan or Reimbursement Obligations (which shall in each case include the conversion of all or any part of the Obligations into equity of any Obligor (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 1.4 shall not constitute a reduction in the rate of interest or fees for the purposes of this clause
     (c) so long as the principal purpose of such amendment or modification was not to reduce the rate of interest or fees)), or extend the date on which interest or fees are payable in respect of such Loan or Reimbursement Obligation, in each case, without the consent of the Lender which has made such Loan or, in the case of a Reimbursement Obligation, the respective Issuer owed, and those Lenders participating in, such Reimbursement Obligation (it being understood and agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

          (d) reduce the percentage set forth in the definition of "Required Lenders" (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Amendment Effective Date) or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

          (e) except as otherwise expressly provided in a Loan Document, (i) permit the assignment by either Borrower of its Obligations under the Loan Documents, (ii) release Holdings from its Obligations under the Holdings Guaranty, the U.S. Borrower from its obligations under the U.S. Borrower Guaranty or any Subsidiary Guarantor from its Obligations under the Subsidiary Guaranty (other than in connection with a Disposition of all or substantially all of the Capital Stock of such Subsidiary Guarantor in a transaction permitted by Section 7.2.11) or (iii) release all or substantially all of the collateral under

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
     the Loan Documents, in each case without the consent of all Lenders; provided that the Required Lenders may at any time consent to the release of any Subsidiary Guarantor that (A) accounted for no more than 15% of consolidated revenues of Holdings and its Subsidiaries for the four consecutive Fiscal Quarters of Holdings ending on September 30, 2004 or if more recent financial information is (or is required to be) available, the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 7.1.1, financial statements have been, or are required to have been, delivered by Holdings to the Administrative Agents and (B) has assets which represent no more than 15% of the consolidated assets of Holdings and its Subsidiaries as of September 30, 2004, or if more recent financial information is (or is required to be) available, the last day of the last Fiscal Quarter of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 7.1.1, financial statements have been, or are required to have been, delivered by Holdings to the Administrative Agents;

          (f) amend, modify or waive clause (b) of Section 3.1.1 in a manner adverse to the holders of Revolving Loan Commitments unless such amendment, modification or waiver shall have been consented to by the holders of at least a majority of the Revolving Loan Commitments;

          (g) amend, modify or waive the provisions of clause (a)(i), (c), (d),
     (e), (f), (g), (h) or (i) of Section 3.1.1 or clause (b) of Section 3.1.2, unless such amendment, modification or waiver shall have been consented to by the holders of at least a majority of the aggregate amount of Loans outstanding under the Tranche or Tranches adversely affected by such modification (it being agreed that, in the event consented to by the Required Lenders, any increase in a Commitment Amount or the inclusion of another commitment to extend credit under this Agreement shall not be deemed for purposes of this clause (g) to constitute a modification that would adversely affect a Tranche);

          (h) change any of the terms of Section 2.3.2 without the consent of the Swing Line Lender affected thereby; or

          (i) affect adversely the interests, rights or obligations of any Agent (in its capacity as an Agent) or the Issuer, unless consented to by such Agent or the Issuer, as the case may be.

          No failure or delay on the part of any Agent, the Issuer or any Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Agent, the Issuer or any Lender under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

          For purposes of this Section 12.1, the Administrative Agents, in coordination with the Syndication Agent, shall have primary responsibility, together with the Borrowers, in the negotiation, preparation and documentation relating to any amendment, modification or waiver un-

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der this Agreement, any other Loan Document or any other agreement or document related hereto or thereto contemplated pursuant to this Section.

          SECTION 12.2. Notices; Time. All notices and other communications provided under each Loan Document shall be in writing (including by facsimile) and addressed, delivered or transmitted, if to any Agent, Superholdco, Holdings or a Borrower, at its address or facsimile number set forth on Schedule III hereto, and if to a Lender or an Issuer to the applicable Person at its address or facsimile number set forth on Schedule III hereto or set forth in the Lender Assignment Agreement pursuant to which it became a Lender hereunder, or at such other address or facsimile number as may be designated by any such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York City time.

          SECTION 12.3. Payment of Costs and Expenses. Each Borrower agrees to pay on demand all reasonable expenses of each Agent (including the reasonable fees and out-of-pocket expenses of Cahill Gordon & Reindel LLP, counsel to the Agents, and of local counsel, if any, who may be retained by or on behalf of the Agents) in connection with:

          (a) the negotiation, preparation, execution and delivery and ongoing administration of each Loan Document, including schedules and exhibits, the syndication of the Loans and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby or thereby are consummated;

          (b) the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendments and restatements and other modifications to any thereof, searches made following the Original Closing Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

          (c) the preparation and review of the form of any document or instrument relevant to any Loan Document.

          Each Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Loans. Each Borrower also agrees to reimburse each Secured Party upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses of counsel to each Secured Party) incurred by such Secured Party in connection with the enforcement of any Obligations.

          SECTION 12.4. Indemnification. In consideration of the entering into of this Agreement by each Secured Party, each Borrower hereby indemnifies, exonerates and holds each Secured Party and each of their respective officers, directors, employees, affiliates, agents, trus-tees and investment advisors (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

          (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transactions;

          (b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of a Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension, provided that any such action is resolved pursuant to a final judgment in a court of competent jurisdiction in favor of such Indemnified Party);

          (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Stock or assets of any Person, whether or not an Indemnified Party is party thereto;

          (d) any investigation, litigation or proceeding under any Environmental Laws arising from the Release or threatened Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

          (e) any investigation, claim, litigation, or proceeding related to personal injury arising from exposure or alleged exposure to Hazardous Materials handled by a any Obligor or any of its Subsidiaries;

          (f) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or Releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

          (g) each Lender's Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender's Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of such Indemnified Party's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final proceeding. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted, with respect to any liabilities subject to indemnification under this Section 12.4. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor's obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

          SECTION 12.5. Survival. The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 12.3 and 12.4 and the obligations of the Lenders under Section 11.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 12.3 and 12.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

          SECTION 12.6. Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 12.7. Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

          SECTION 12.8. Execution in Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.

          SECTION 12.9. Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK AND RULE 327(B) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98--INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE "ISP RULES")) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE LAWS OF THE STATE OF NEW YORK. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

          SECTION 12.10. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of Superholdco, Holdings or any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Superholdco, Holdings or any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          SECTION 12.11. Sale and Transfer of Credit Extensions; Participations in Credit Extensions Notes. Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with the terms set forth below:

          (a) Any Lender may assign ("Assignor Lender") to one or more Eligible Assignees ("Assignee Lender") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the Assignor Lender's Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or principal outstanding balance of the Loans of the Assignor Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the applicable Administrative Agent(s)) shall not be less than $1,000,000 (or, in the case of Canadian Loans denominated in Canadian Dollars, Cdn$1,000,000), unless each of the applicable Administrative Agent(s) and, at any time after the Primary Syndication and so long as no Event of Default has occurred and is continuing, the applicable Borrower, otherwise consent (each such consent not to be unreasonably withheld or delayed),
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the Assignor Lender's rights and obligations under this Agreement with respect to the Loans and/or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis, other than an assignment of any rights and obligations with respect to Term Loans, which may only be assigned on a pro rata basis and (iii) the parties to each assignment shall execute and deliver to the applicable Administrative Agent(s) a Lender Assignment Agreement (including, if the Assignee Lender is not a Lender, the delivery of administrative details information to the applicable Administrative Agent(s)), together with (except in the case of an assignment by an Assignor Lender to its Affiliates or Approved Fund) a processing and recordation fee of $3,500 to the U.S. Administrative Agent or Cdn$4,500 to the Canadian Administrative Agent, as applicable, to be paid by the Assignor Lender or the Assignee Lender. Subject to acceptance and recording thereof by the applicable Administrative Agent(s) pursuant to clause (b) below and the last sentence of clause (b) of Section 2.7 or 2.8, as applicable, from and after the effective date specified in each Lender Assignment Agreement, the Assignee Lender thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the Assignor Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the Assignor Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below. If the consent of a Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), such Borrower shall be deemed to have given its consent five Business Days after the date written notice thereof has been received by such Borrower from the applicable Administrative Agent unless such consent is expressly refused by the Borrowers prior to such fifth Business Day.

          The U.S. Administrative Agent shall record each assignment made in accordance with this Section in the U.S. Register pursuant to clause (b) of
     Section 2.7. The U.S. Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. The Canadian Administrative Agent shall record each assignment made in accordance with this Section in the Canadian Register pursuant to clause (b) of Section 2.8. Each Canadian Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything contained herein to the contrary, in the case of any assignment by a Lender to its Affiliate or Approved Fund, such assignment shall be effective immediately between such Lender and its Affiliate or Approved Fund without necessity of prior compliance with clause (a)(iii) of this Section 12.11 or acceptance or recordation by the applicable Administrative Agent; provided, however, that, for all other purposes of this Agreement and each other Loan Document, including in respect of all lending or other credit extension commitments, payments, sharing arrangements, notice provisions or otherwise, such assignment shall not be effective as between (x) the applicable Lender making such assignment or its assignee, on the one hand, and (y) the applicable Borrower, the applicable Administrative Agent, any applicable Issuer or any other Lender, on the other hand, until such compliance, acceptance and recording required pursuant to such clause
     (a)(iii) have occurred, including the payment of any applicable fees required thereby.

          (b) Any Lender may, without the consent of, or notice to, the Borrowers or the Agents, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (x) such Lender's obligations under this Agreement shall remain unchanged, (y) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (z) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obliga-tions under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following: (i) modification of
     Section 12.1 (except as otherwise expressly permitted thereby), (ii) any reduction in the interest rate or amount of fees that such Participant is otherwise entitled to receive (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section
     1.4 shall not constitute a reduction in the interest rate or the fees payable to such Participant), (iii) a decrease in the principal amount of, or an extension of the final Stated Maturity Date of, any Loan in which such Participant has purchased a participating interest, (iv) an extension of the date on which interest or fees are payable in respect of any Loan,
     (v) a reduction in the percentage set forth in the definition of "Required Lenders" (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Amendment Effective Date), or (vi) a release of all or substantially all of the collateral security under the Loan Documents or all or substantially all of the Guarantors from their obligations under the Guaranties, in each case except as otherwise specifically provided in the proviso to clause (e) of Section 12.1 or in any Loan Document. Subject to clause (c) below and the preceding provisions of this paragraph (b), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1.1, 12.3 and 12.4 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (a). To the extent permitted by law and subject to the preceding provisions of this paragraph (b), each Participant also shall be entitled to the benefits of
     Section 4.9 as though it were a Lender, provided such Participant agrees to be subject to Section 4.8 as though it were a Lender.

          (c) Each Participant shall only be indemnified for increased costs and taxes pursuant to Section 4.3, 4.5 or 4.6 if and to the extent that the Lender which sold such participating interest to such Participant concurrently is entitled to make, and does make, a claim on the applicable Borrower for such increased costs. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section shall indemnify and hold harmless the applicable Borrower and the applicable Administrative Agent(s) from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys' fees and expenses) incurred or payable by such Borrower or such Administrative Agent(s) as a result of the failure of such Borrower or such Administrative Agent(s) to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or such Administrative Agent(s), as the case may be, to the extent such incremental taxes, penalties, etc. result from such Lender's failure to timely notify such Borrower of such participation.

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, in-cluding without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of, such holders and in connection with any securitization of any portfolio loans of such Lender, in each case without the prior written consent of any other Person; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (e) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Bank") may grant to a special purpose funding vehicle (a "SPC"), identified as such in writing from time to time by the Granting Bank to the Administrative Agents and the U.S. Borrower, the option to provide to a Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC shall be granted no voting rights other than those permitted to be granted to a Participant pursuant to clause (c) of this Section 12.11. The making of a Loan by a SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agents and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the U.S. Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

          SECTION 12.12. Other Transactions. Nothing contained herein shall preclude any Administrative Agent, any Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with either Borrower or any of its Affiliates in which such Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

          SECTION 12.13. Independence of Covenants. All covenants contained in this Agreement and each other Loan Document shall be given independent effect such that, in the event a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not, unless expressly so provided in such first covenant, avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

          SECTION 12.14. Judgment Currency.

          (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder, under any Note or under any other Loan Document in another currency into U.S. Dollars or into Canadian Dollars, as the case may be, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the applicable Secured Party could purchase such other currency with U.S. Dollars or with Canadian Dollars, as the case may be, in New York City, at the close of business on the Business Day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.

          (b) The obligation of each of the Borrowers in respect of any sum due from it to any Agent, any Lender or any other Secured Party hereunder, under any Note or under any other Loan Document shall, notwithstanding any judgment in a currency other than U.S. Dollars or Canadian Dollars, as the case may be, be discharged only to the extent that on the Business Day next succeeding receipt by such Agent, such Lender or such other Secured Party of any sum adjudged to be so due in such other currency, such Agent, such Lender or such other Secured Party may, in accordance with normal banking procedures, purchase U.S. Dollars or Canadian Dollars, as the case may be, with such other currency. If the U.S. Dollars or Canadian Dollars so purchased are less than the sum originally due to such Agent, such Lender or such other Secured Party in U.S. Dollars or in Canadian Dollars, each of the Borrowers agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent, such Lender or such other Secured Party against such loss. If the U.S. Dollars or Canadian Dollars so purchased exceed the sum originally due to such Agent, such Lender or such other Secured Party in U.S. Dollars or in Canadian Dollars, such Agent, such Lender or such other Secured Party shall remit such excess to the applicable Borrower.

          SECTION 12.15. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENTS, THE LENDERS, THE ISSUERS, SUPERHOLDCO, HOLDINGS OR EITHER BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENTS' OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF SUPERHOLDCO, HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEM (THE "PROCESS AGENT"), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10016, UNITED STATES, AS ITS AGENT TO

RECEIVE, ON ITS BEHALF AND ON BEHALF OF ITS PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH OBLIGOR IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT'S ABOVE ADDRESS, AND SUCH OBLIGOR HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, EACH OF SUPERHOLDCO, HOLDINGS AND EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.2. EACH OF SUPERHOLDCO, HOLDINGS AND EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT SUPERHOLDCO, HOLDINGS OR EITHER BORROWER, AS THE CASE MAY BE, HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF SUPERHOLDCO, HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

          SECTION 12.16. Waiver of Jury Trial. EACH AGENT, EACH LENDER, EACH ISSUER, SUPERHOLDCO, HOLDINGS AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF SUCH AGENT, SUCH LENDER, SUCH ISSUER, SUPERHOLDCO AND HOLDINGS OR EITHER BORROWER IN CONNECTION THEREWITH. EACH OF SUPERHOLDCO AND HOLDINGS AND EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH AGENT, EACH LENDER AND EACH ISSUER ENTERING INTO THE LOAN DOCUMENTS.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                        ASSOCIATED MATERIALS INCORPORATED,
                                        as U.S. Borrower

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                        GENTEK BUILDING PRODUCTS LIMITED,
                                        as Canadian Borrower

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                        AMH HOLDINGS INC.,
                                        as a Guarantor

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                        ASSOCIATED MATERIALS HOLDINGS INC.,
                                        as a Guarantor

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:

UBS AG, STAMFORD BRANCH,
as the U.S. Administrative Agent

By:
     -----------------------------------
     Name:
     Title:

By:
     -----------------------------------
     Name:
     Title:


CANADIAN IMPERIAL BANK OF COMMERCE,
as the Canadian Administrative Agent


By:  -----------------------------------
     Name:
     Title:


By:
     -----------------------------------
     Name:
     Title:


CITIGROUP GLOBAL MARKETS, INC., as the
Syndication Agent

By:
     -----------------------------------
     Name:
     Title:


GENERAL ELECTRIC CAPITAL CORPORATION,
  as the Co-Documentation Agent

By:
     -----------------------------------
     Name:
     Title:


NATIONAL CITY BANK,
  as Co-Documentation Agent


By:
     -----------------------------------
     Name:
     Title:


as a Lender

By:
     -----------------------------------
     Name:
     Title:

                                                                    EXHIBIT 10.4

                               AMENDMENT AGREEMENT


          THIS AMENDMENT AGREEMENT, dated as of December 22, 2004 (as amended, supplemented, amended and restated or otherwise modified from time to time, this "Amendment"), is made by and among ASSOCIATED MATERIALS INCORPORATED, a corporation organized and existing under the laws of Delaware ("AMI" or the "U.S. Borrower"), GENTEK BUILDING PRODUCTS LIMITED, a corporation organized and existing under the laws of Ontario, Canada ("Gentek" or the "Canadian Borrower" and, together with the U.S. Borrower, each a "Borrower" and collectively the "Borrowers"), ASSOCIATED MATERIALS HOLDINGS INC., a corporation organized and existing under the laws of Delaware ("Holdings"), AMH HOLDINGS, INC., a corporation organized and existing under the laws of Delaware ("Superholdco"), the various financial institutions and other Persons with a Commitment under the Second Amended and Restated Credit Agreement (as defined below) (the "Lenders"), UBS AG, STAMFORD BRANCH, as administrative agent for the U.S. facility (in such capacity, the "U.S. Administrative Agent"), Canadian Imperial Bank of Commerce, as administrative agent for the Canadian Revolving Loan Lenders under the Canadian facility (in such capacity, the "Canadian Administrative Agent" and, together with the U.S. Administrative Agent, the "Administrative Agents"), CITIGROUP GLOBAL MARKETS INC., as syndication agent (in such capacity, the "Syndication Agent"), GENERAL ELECTRIC CAPITAL CORPORATION and NATIONAL CITY BANK, as co-documentation agents (in such capacity, the "Co-Documentation Agents"), and UBS SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arrangers (in such capacity, the "Joint Lead Arrangers").

                                   WITNESSETH:

          WHEREAS, Superholdco and certain other parties named therein entered into that certain stock purchase agreement, dated as of December 5, 2004, as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof (the "Stock Purchase Agreement") pursuant to which certain affiliated entities of Investcorp S.A. ("Investcorp") and other international investors will acquire, in the aggregate, a 50% voting and economic interest in Superholdco (the "Equity Investment"), which in turn shall be contributed to the equity of AMH Holdings II, Inc. ("Parentholdco") for 50% of the voting and economic interest of Parentholdco (the "Recapitalization");

          WHEREAS, AMI, Holdings, certain Lenders party thereto (the "Original Lenders"), UBS Securities LLC and Credit Suisse First Boston Corporation, as joint lead arrangers, Credit Suisse First Boston, Cayman Islands Branch, as syndication agent, CIBC World Markets Corp., as documentation agent and UBS AG, Stamford Branch, as administrative agent for the Original Lenders, entered into that certain Amended and Restated Credit Agreement, dated as of August 29, 2003 and amended on March 19, 2004 (as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the "Original Credit Agreement"), pursuant to which the Original Lenders made certain loans to the Borrowers (the "Original Loans");

          WHEREAS, the Obligations (as defined in the Original Credit Agreement, hereinafter the "Original Obligations") of AMI and the other Obligors under the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement, such other Loan Documents hereinafter the "Original Collateral Documents") are secured by certain collateral (hereinafter the "Original Collateral") and are guaranteed or supported or otherwise benefited by the Original Collateral Documents;

          WHEREAS, immediately prior to the Amendment Effective Date, Term Loans (as defined in the Original Credit Agreement) in the aggregate principal amount of $133,000,000 were outstanding under the Original Credit Agreement (the "Original Term Loans");

          WHEREAS, the parties hereto wish to amend and restate the Original Credit Agreement in its entirety to allow for transactions (collectively, the "Transactions") which (a) provide for new senior secured term loans to the Borrowers in an aggregate principal amount of $175,000,000 (a portion of which shall be applied to the repayment of the Original Term Loans), (b) permit the Equity Investment, (c) reduce by 0.50% the Applicable Margin with respect to each Term Loan, (d) permit Holdings, Borrowers and subsidiaries to make certain Restricted Payments to (1) so long as no Default then exists or would arise therefrom, make regularly scheduled interest payments required to be made on the Parentholdco Notes (as defined below) and (2) make payments of such other amounts required to be paid after the fifth anniversary of the issuance of the Parentholdco Notes to avoid any "applicable high yield discount obligations", in each case to the extent such payments are permitted by the Senior Subordinated
Note Indenture and the Superholdco Senior Discount Note Indenture, (e) extend the U.S. Revolving Loan Commitment Termination Date and the Canadian Revolving Loan Commitment Termination Date to April 19, 2009, (f) permit the following additional Restricted Payments: (x) a special bonus payment of $22.0 million (the "Special Bonus") to the U.S. Borrower's management consisting of approximately $14.0 million at the Amendment Effective Date and $8.0 million thereafter and (y) Parentholdco dividend on its Common Stock of up to $94,406,123 (the "Transactions Dividend") of which an aggregate amount of $33,712,500 shall be payable in the form of one or more interest bearing promissory notes of Parentholdco, and (g) privately place the Parentholdco Notes without requiring a repayment of the Loans (as defined below), in each case, on and subject to the terms and conditions of this Amendment and the Second Amended and Restated Credit Agreement;

          WHEREAS, the parties hereto intend that (a) the Original Obligations which remain unpaid and outstanding as of the Amendment Effective Date shall continue to exist under this Amendment on the terms set forth herein, (b) the loans under the Original Credit Agreement (other than the Original Term Loans repaid on the Amendment Effective Date) outstanding as of the date hereof shall be Loans under and as defined in the Second Amended and Restated Credit Agreement on the terms set forth therein, (c) any letters of credit outstanding under the Original Credit Agreement as of the date hereof shall be U.S. Letters of Credit under and as defined in the Second Amended and Restated Credit Agreement and (d) the Original Collateral and the Original Collateral Documents shall continue to secure, guarantee, support and otherwise benefit the Original Obligations as well as the other Obligations of the Borrowers and the other Obligors under the Second Amended and Restated Credit Agreement and the other Loan Documents thereunder;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.1 Certain Definitions. The following terms (whether or not underscored) when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural form thereof):

          "Administrative Agents" is defined in the preamble.

          "Amendment" is defined in the preamble.

          "Amendment Effective Date" is defined in Article III.

          "AMI" is defined in the preamble.

          "Authorized Officer" is defined in Section 3.3.

          "Borrowers" is defined in the preamble.

          "Canadian Administrative Agent" is defined in the preamble.

          "Canadian Borrower" is defined in the preamble.

          "Citigroup" means Citicorp North America, Inc. and/or any affiliate thereof, including Citigroup Global Markets Inc.

          "Co-Documentation Agents" is defined in the preamble.

          "Commitment Letter" means that certain Commitment Letter, dated December 6, 2004 among UBS Loan Finance LLC, UBS Securities LLC, Citicorp North America, Inc., Citigroup Global Markets Inc., Superholdco and AMI.

          "Gentek" is defined in the preamble.

          "Holdings" is defined in the preamble.

          "Initial Lenders" means UBS and Citigroup.

          "Investcorp Investor Group" means, collectively, Investcorp, certain affiliated entities and other international investors.

          "Joint Lead Arrangers" is defined in the preamble.

          "Lenders" is defined in the preamble.

          "New Lenders" means the Lenders other than the Original Lenders.

          "Original Collateral" is defined in the recitals hereto.

          "Original Collateral Documents" is defined in the recitals hereto.

          "Original Credit Agreement" is defined in the recitals hereto.

          "Original Lenders" is defined in the recitals hereto.

          "Original Term Loans" is defined in the recitals hereto.

          "Recapitalization" is defined in the recitals hereto.

          "Second Amended and Restated Credit Agreement" is defined in Article
II.

          "Syndication Agent" is defined in the preamble.

          "UBS" means UBS Loan Finance LLC.

          "U.S. Administrative Agent" is defined in the preamble.

          "U.S. Borrower" is defined in the preamble.

          SECTION 1.2 Other Definitions. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in the Second Amended and Restated Credit Agreement shall have such meanings when used in this Amendment.

                                   ARTICLE II

                        SECOND AMENDMENT AND RESTATEMENT
                          OF ORIGINAL CREDIT AGREEMENT

          On the Amendment Effective Date, the Original Credit Agreement shall be and is hereby amended and restated to read in its entirety as set forth in Annex I hereto (as set forth in such Annex I, the "Second Amended and Restated Credit Agreement"), and as so amended and restated is hereby ratified, approved and confirmed in each and every respect. The rights and obligations of the parties to the Original Credit Agreement with respect to the period prior to the Amendment Effective Date shall not be affected by such amendment and restatement.

                                   ARTICLE III

                      CONDITIONS PRECEDENT TO EFFECTIVENESS

          This Amendment shall become effective upon, and the obligations of the Lenders and, if applicable, each Issuer to fund the initial Credit Extension under the Second Amended and Restated Credit Agreement shall be subject to the prior or concurrent, satisfaction of each of the conditions precedent set forth in this Article III; provided that each condition precedent set forth in this
Article III that can only be satisfied upon the funding of the initial Credit Extension under the Second Amended and Restated Credit Agreement shall be deemed to be satisfied immediately prior to such funding, provided that all other actions or events required to have been taken or to have occurred in order for such condition to be satisfied shall have been taken or have occurred at or prior to such time and that all other actions and events required not to have occurred in order for such condition to be satisfied shall not have occurred at or prior to such time (the first date as of which each such condition has been satisfied being herein called the "Amendment Effective Date").

          SECTION 3.1 Structure, Terms etc. The structure, terms and conditions of the Transactions shall not have changed from those described in the Commitment Letter in a manner that is materially adverse to the Lenders.

          SECTION 3.2 Counterparts and Lender Consents. The Administrative Agents shall have received counterparts hereof executed on behalf of (a) the Borrowers, (b) Holdings, (c) Superholdco, (d) the Original Lenders required pursuant to the terms of the Original Credit Agreement to permit the amendments and other modifications thereto provided for herein, (e) to the extent they are not Original Lenders, the New Lenders and (f) the Administrative Agents.

          SECTION 3.3 Resolutions, etc. The Administrative Agents shall have received from each Obligor, as applicable, (i) a copy of a good standing certificate (or the equivalent under local law), dated a date reasonably close to the Amendment Effective Date, for each such Person and (ii) a certificate, dated the Amendment Effective Date, duly executed and delivered by such Person's Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

          (a) resolutions of each such Person's Board of Directors (or other managing body) then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

          (b) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person (each, an "Authorized Officer"); and

          (c) as to the full force and validity of each Organic Document of such Person and, with respect to Superholdco, each of the Borrowers and the Guarantors;

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

          SECTION 3.4 Equity Investment. The Equity Investment shall have been consummated or shall be consummated simultaneously with or immediately following the Amendment Effective Date in accordance, in all material respects, with the Stock Purchase Agreement and all other related documentation without amendment, modification or waiver thereof which is materially adverse to the Lenders (as reasonably determined by the Joint Lead Arrangers), without the prior consent of the Joint Lead Arrangers, such consent not to be unreasonably withheld.

SECTION 3.5 Parentholdco Notes Placement. The Parentholdco Notes shall have been issued on the terms and conditions as described in the term sheet delivered to the Ini-tial Lenders on December 6, 2004 (and there shall have been no changes therefrom that are materially adverse to the Initial Lenders) and such issuance shall have generated gross cash proceeds of not less than $75.0 million.

          SECTION 3.6 Pro Forma Debt Ratio. The Initial Lenders shall have received reasonably satisfactory evidence (including an officers' certificate accompanied by satisfactory supporting schedules and other data) that the ratio of (i) pro forma consolidated net debt of Parentholdco minus cash and Cash Equivalent Investments on U.S. Borrower's balance sheet at a date as close as reasonably practicable to the Amendment Effective Date hereof and (ii) pro forma consolidated net debt of U.S. Borrower minus cash and Cash Equivalent Investments on U.S. Borrower's balance sheet at the Amendment Effective Date, as the case may be, to pro forma EBITDA (as defined in the Second Amended and Restated Credit Agreement, as adjusted in the manner described in Schedule 1 hereto) of U.S. Borrower and its subsidiaries, in each case after giving effect to the Transactions for the trailing twelve months ended November 30, 2004, or such later date for which financial statements are available, was not greater than 5.3:1 and 2.6:1, respectively.

          SECTION 3.7 No Litigation. There shall not be any pending or threatened litigation or other proceedings (private or governmental) with respect to any of the Transactions which could reasonably be expected to result in a Material Adverse Change or have a material adverse effect on any rights and remedies of any Agent or Lender or legality or enforceability of any provision of any Loan Document.

          SECTION 3.8 No Change of Control Litigation. There shall not have been commenced or threatened in writing any action, suit or proceeding with respect to the "Change of Control" covenants under the Senior Subordinated Note Indenture and the Superholdco Senior Discount Note Indenture.

          SECTION 3.9 Amendment Effective Date Certificate. The Administrative Agents shall have received an Amendment Effective Date Certificate, dated the Amendment Effective Date and duly executed and delivered by an Authorized Officer of Holdings and each Borrower, in which certificate each of Holdings and the Borrowers shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of such Person as of such date and, at the time such certificate is delivered such statements shall in fact be true and correct. All material documents and agreements required to be appended to the Amendment Effective Date Certificate shall be in form and substance reasonably satisfactory to the Administrative Agents.

          SECTION 3.10 Delivery of Notes. The Administrative Agents shall have received, for the account of each Lender that has requested in writing two Business Days prior to the Amendment Effective Date a Note or Notes, such Lender's Note or Notes duly executed and delivered by an Authorized Officer of the U.S. Borrower or the Canadian Borrower, as applicable.

          SECTION 3.11 Closing Fees, Expenses, etc. The Administrative Agents shall have received for their respective accounts, or for the account of each Lender, all fees, costs and expenses due and payable on or prior to the Amendment Effective Date, including without limitation, the fees, costs and expenses due pursuant to Section 5.4 of this Amendment, Section 3.3.1 of the Original Credit Agreement and, to the extent then invoiced, Section 12.3 of the Original Credit Agreement.

          SECTION 3.12 No Material Adverse Change. Since December 31, 2003, there has been no event, circumstance, change, condition, development or occurrence, either individually or in the aggregate with all other events, circumstances, changes, conditions, developments or occurrences, that UBS or Citigroup determines has had or could reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of Superholdco and its Subsidiaries, taken as a whole (any such event, circumstance, change, condition, development or occurrence a "Material Adverse Change"); provided, that none of the following shall, in any case, be deemed to constitute a "Material Adverse Change," nor shall any of the following be considered in determining whether a "Material Adverse Change" has occurred: (A) changes (x) in economic, financial market, regulatory or political conditions generally or (y) generally affecting the building products/siding and windows industry or principal markets in which Superholdco or any of its Subsidiaries conducts business that, in the case of clause (y), do not adversely affect Superholdco and its Subsidiaries, taken as a whole, disproportionately to other companies in the building products/siding and windows industry, (B) changes in laws, rules, regulations or orders of any Governmental Entity (as defined in the Stock Purchase Agreement) or interpretations thereof by any Governmental Entity (as defined in the Stock Purchase Agreement) or changes in accounting requirements or principles, (C) the announcement or pendency of the transactions contemplated by the Stock Purchase Agreement, (D) the consummation of the transactions contemplated the Stock Purchase Agreement or any actions by any of the Parties (as defined in the Stock Purchase Agreement) or Superholdco taken pursuant to the Stock Purchase Agreement or in connection with the transactions contemplated thereby, (E) conduct of Superholdco or any of its Subsidiaries (as defined in the Stock Purchase Agreement) that is (x) not prohibited under Section 6.3 of the Stock Purchase Agreement or (y) prohibited under Section 6.3 of the Stock Purchase Agreement for which Purchasers (as defined in the Stock Purchase Agreement) gave or failed to give consent in accordance with Section 6.3 of the Stock Purchase Agreement, (F) any natural disaster or any act of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; in each case, which do not adversely affect Superholdco and its Subsidiaries (as defined in the Stock Purchase Agreement), taken as a whole, disproportionately to other Persons affected thereby.

          SECTION 3.13 Solvency Certificate. The Administrative Agents shall have received, with counterparts for each Lender (which each applicable Administrative Agent shall furnish to each applicable Lender promptly upon receipt thereof), a certificate duly executed and delivered by the chief financial or accounting Authorized Officer of the U.S. Borrower, dated the Amendment Effective Date, in the form of Exhibit I to the Second Amended and Restated Credit Agreement.

          SECTION 3.14 Fairness Opinion. UBS, Citigroup and the Lenders shall have received a fairness opinion delivered by an independent evaluation firm with respect to the Transactions in substantially identical form to the draft letter delivered to the Initial Lenders on November 30, 2004.

          SECTION 3.15 Security and Pledge Agreements

          (a) The Administrative Agents shall have received, with counterparts for each Lender, (i) the Superholdco Security and Pledge Agreement, dated as of the Amendment Effective Date and duly executed and delivered by an Authorized Officer of Superholdco, in form and substance satisfactory to the U.S. Administrative Agent and (ii) the Deposit Account Control Agreement (as defined in the Superholdco Security and Pledge Agreement), dated as of the Amendment Effective Date and duly executed and delivered by an Authorized Officer of Superholdco, in form and substance satisfactory to the U.S. Administrative Agent.

          (b) The Administrative Agents shall have received an Officer's Certificate executed by an Authorized Officer of each Borrower either confirming that there has been no material change in the information provided in each Perfection Certificate previously delivered to the Administrative Agents or identifying such changes and (y) certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Administrative Agents, dated a date reasonably near to the Amendment Effective Date, listing all effective financing statements (filed after the date of the last such search report provided to the Administrative Agents pursuant to the Original Credit Agreement) which name each such Obligor as the debtor and which are filed in the jurisdictions specified in the Perfection Certificates, together with copies of such financial statements (none of which shall cover collateral described in any Loan Document except to the extent constituting Permitted Liens.

          (c) The Administrative Agents shall be reasonably satisfied that (i) each of the Liens granted to the Administrative Agents, for the benefit of the Secured Parties in the collateral described in clauses (a) and (b) above is a first priority (or local equivalent thereof) security interest subject only to Permitted Liens; and (ii) no Liens exist on any of the Collateral described above other than the Lien created in favor of an Administrative Agents for the benefit of the Secured Parties, pursuant to a Loan Document and Permitted Liens.

          SECTION 3.16 Compliance with Laws, Approvals etc. Holdings, U.S. Borrower and their subsidiaries are in compliance with all applicable material foreign and U.S. federal, state and local laws and regulations (including but not limited to ERISA, margin regulations and environmental laws) except to the extent that the failure to be in compliance would not have a Material Adverse Effect. All material governmental, shareholder and third party consents and approvals necessary in connection with the consummation of the Equity Investment and other transactions contemplated hereby, have been duly obtained.

          SECTION 3.17 Opinions of Counsel. The Administrative Agents shall have received opinions, each dated the Amendment Effective Date from (a) White & Case LLP, U.S. counsel to the Obligors, in form and substance reasonably satisfactory to the Administrative Agents and addressed to the Administrative Agents and all Lenders, (b) from White & Case LLP, U.S. counsel to the Obligors, addressed to the Joint Lead Arrangers and all Lenders substantially in the form previously delivered to the Joint Lead Arrangers and addressing that the consummation of the Equity Investment will not trigger a "Change of Control" under the Senior

Subordinate Note Indenture and the Superholdco Senior Discount Note Indenture,
(c) WeirFoulds LLP, Canadian counsel to the Obligors, in form and substance reasonably satisfactory to the Administrative Agents and addressed to the Administrative Agents and all Lenders and (d) such other counsel to the Obligors as the Administrative Agents may reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agents and addressed to the Administrative Agents and all Lenders. The Administrative Agents shall have received a copy of an opinion of Gibson, Dunn & Crutcher LLP, counsel to Investcorp Investor Group, addressed to Investcorp Investor Group, substantially in the form previously delivered to the Joint Lead Arrangers (it being understood that the Lenders shall not be entitled to rely on such legal opinion), addressing that the consummation of the Equity Investment will not trigger a "Change of Control" under the Senior Subordinated Note Indenture and the Superholdco Senior Discount Note Indenture.

          SECTION 3.18 Delivery of Affirmation and Acknowledgment. The Administrative Agents shall have received a letter of affirmation and acknowledgment, dated as of the Amendment Effective Date and substantially in the form of Annex IV hereto, duly executed and delivered by each Obligor (other than Holdings and the U.S. Borrower) that is a party to a Loan Document which was executed and delivered pursuant to the Original Credit Agreement.

          SECTION 3.19 Accuracy of Representations and Warranties, No Defaults, etc. At the Amendment Effective Date and after giving effect to the initial Credit Extension (i) the representations and warranties set forth in each Loan Document and in Article IV herein shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate to a specified earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) no Default shall have then occurred and be continuing.

          SECTION 3.20 Superholdco Guaranty. The Administrative Agents shall have received, with counterparts for each Lender, the Superholdco Guaranty, dated as of the Amendment Effective Date and duly executed and delivered by an Authorized Officer of Superholdco, in form and substance satisfactory to the U.S. Administrative Agent.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          SECTION 4.1 Representations and Warranties. In order to induce the Lenders signatories hereto to enter into this Amendment and to consent to the modifications to the Original Credit Agreement provided for herein, each of Holdings and each Borrower hereby represents and warrants to all Lenders that the representations and warranties contained in Article VI of the Second Amended and Restated Credit Agreement are true and correct in all material respects as of the Amendment Effective Date after giving effect to this Amendment with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and additionally represents and warrants unto each Agent and each Lender as set forth in this Article IV.

          SECTION 4.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by Holdings and each Borrower and each other Obligor of this Amendment and each other Loan Document executed or to be executed by it in connection with this Amendment, each such Obligor's participation in the consummation of all aspects of the Transactions and the execution, delivery and performance by each other Obligor of each Loan Document (including this Amendment) executed or to be executed by it in connection with this Amendment and the agreements executed and delivered by it in connection with the Transactions are within each such Person's corporate, partnership or limited liability company powers, as the case may be, have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be, and, except as disclosed in Item 6.2 of the Disclosure Schedule, do not (i) contravene any (A) Obligor's Organic Documents, (B) material contractual restriction binding on or affecting any Obligor, (C) court decree or order binding on or affecting any Obligor or (D) material law or governmental regulation binding on or affecting any Obligor, or (ii) result in, or require the creation or imposition of, any Lien on any Obligor's properties, except pursuant to the terms of a Loan Document or as otherwise permitted by the Second Amended and Restated Credit Agreement.

          SECTION 4.3 Government Approval, etc. No material authorization or approval or other action by, and no material notice to or filing with, any Governmental Authority or other Person (other than those (x) that have been, or on the Amendment Effective Date, will be, or, in the case of Filing Statements delivered on the Amendment Effective Date, will be within 10 days after the Amendment Effective Date, duly obtained or made and which are, or on the Amendment Effective Date will be, or, in the case of Filing Statements delivered on the Amendment Effective Date, will be within 10 days after the Amendment Effective Date, in full force and effect and (y) that are contemplated or required to be made after the Amendment Effective Date in accordance with the terms of the Loan Documents and the Transactions Documents) is required for (i) the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party or (ii) the due execution, delivery and/or performance by any Obligor of the Transactions Documents to which each is a party, or (iii) the conduct of the business of the U.S. Borrower and its Subsidiaries as currently conducted following the Amendment Effective Date.

          SECTION 4.4 Validity, etc. This Amendment and the Second Amended and Restated Credit Agreement constitute legal, valid and binding obligations of Holdings and the Borrowers enforceable in accordance with their terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by principles of equity).

          SECTION 4.5 Liens Unimpaired. After giving effect to this Amendment, neither the modification of the Original Credit Agreement effected pursuant to this Amendment nor the execution, delivery, performance or effectiveness of this Amendment

          (a) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document (as such term is defined in the Original Credit Agreement), and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or

          (b) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens other than the actions required by Section 7.1.11 of the Second Amended and Restated Credit Agreement.

          SECTION 4.6 Solvency. On the Amendment Effective Date, after giving effect to this Amendment and the Transactions, each of Holdings and each other Obligor (taken together) are Solvent.

          SECTION 4.7 Stock Purchase Agreement. All representations and warranties made by Holdings and, to the knowledge of Holdings and its Subsidiaries, each other party to the Stock Purchase Agreement were true and correct in all respects as of the date such representations and warranties were made, and, as of the date hereof, no default has occurred and is continuing under the Stock Purchase Agreement, except to the extent any such default or any failure of any such representation and warranty to be true and correct could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

          SECTION 4.8 No Default. Both immediately before and after giving effect to this Amendment, no Default has occurred and is continuing as of the Amendment Effective Date.

          SECTION 4.9 Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to any Agent or any Lender by or on behalf of any Obligor in connection with this Amendment or any other Loan Document or any transaction contemplated hereby or thereby (including the Transactions), taken as a whole, contains any untrue statements of material fact, or omits to state any material facts necessary in either case to make such information taken as a whole not materially misleading in light of the circumstances under which such information was provided and no other factual information hereafter furnished in connection with this Amendment or any other Loan Document by or on behalf of any Obligor, or to any Agent or any Lender will contain any untrue statements of material fact or will omit to state any material facts in either case necessary to make such information taken as a whole not materially misleading on the date as of which such information is dated or certified in light of the circumstances under which such information was provided. Notwithstanding the foregoing, all financial projections that have been or are hereafter made available to any Lender or any of the Agents by Holdings or any of its Subsidiaries or any of their respective representatives in connection with the transactions contemplated hereby (the "Projections") (including the Projections included in the bank memorandum furnished to the Lenders with respect to the Borrowers and the other Obligors and the pro forma balance sheet) have been or, in the case of the Projections made available after the date hereof, will be prepared in good faith based upon assumptions believed by Holdings and its Subsidiaries to be reasonable at the time such assumptions were made (it being recognized by each of the Lenders and the Agents, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections will probably differ from the projected results and such differences may be material).

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS

          SECTION 5.1 No Other Amendments; References to the Credit Agreement. Other than as specifically provided herein or in the Second Amended and Restated Credit Agreement, this Amendment shall not operate as a waiver or amendment of any right, power or privilege of the Lenders under (and as defined in) the Original Credit Agreement or any other Loan Document (as such term is defined in the Original Credit Agreement) or of any other term or condition of the Original Credit Agreement or any other Loan Document (as such term is defined in the Original Credit Agreement) nor shall the entering into of this Amendment preclude the Lenders from refusing to enter into any further waivers or amendments with respect to the Second Amended and Restated Credit Agreement. All references to the Original Credit Agreement in any document, instrument, agreement, or writing shall from and after the Amendment Effective Date be deemed to refer to the Second Amended and Restated Credit Agreement, and, as used in the Second Amended and Restated Credit Agreement, the terms "Agreement," "herein," "hereafter," "hereunder," "hereto" and words of similar import shall mean, from and after the Amendment Effective Date, the Second Amended and Restated Credit Agreement.

          SECTION 5.2 Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

          SECTION 5.3 Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

          SECTION 5.4 Expenses. The Borrowers agree to pay promptly (and in any event on the Closing Date) after presentation of an invoice therefor all reasonable out-of-pocket expenses of the Agents (including the reasonable fees and out-of-pocket expenses of one counsel to the Agents (and of local counsel, if any, who may be retained by such counsel)) in connection with the preparation, negotiation, execution and delivery of this Amendment, the Second Amended and Restated Credit Agreement, each other Loan Document and the documents and transactions contemplated hereby, including the reasonable fees and disbursements of Cahill Gordon & Reindel LLP, counsel for the Agents.

          SECTION 5.5 Cross-References. References in this Amendment to any Article or Section are, unless otherwise specified or otherwise required by the context, to such Article or Section of this Amendment.

          SECTION 5.6 Cooperation; Other Documents. At all times following the execution of this Amendment, the Obligors party hereto shall execute and deliver to the Lenders and the Agents, or shall cause to be executed and delivered to the Lenders and the Agents, and shall do or cause to be done all such other acts and things as the Lenders and the Agents may reasonably deem to be necessary or desirable to assure the Lenders and the Agents of the benefit of this Amendment (including the Second Amended and Restated Credit Agreement), the other Loan Documents and each other document relating to this Amendment.

          SECTION 5.7 Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK AND RULE 327(B) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES).

          SECTION 5.8 Acknowledgments. The undersigned hereby (i) expressly acknowledges the terms of the Second Amended and Restated Credit Agreement, (ii) ratifies and affirms its obligations under the Loan Documents (including guarantees and security agreements) executed by the undersigned and (iii) acknowledges renews and extends its continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect, including with respect to the obligations of the Borrowers as modified by the Second Amended and Restated Credit Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers hereunder duly authorized as of the date and year first above written.

                                         ASSOCIATED MATERIALS INCORPORATED,
                                         as U.S. Borrower

                                         By:
                                            -----------------------------------
                                             Name:
                                             Title:


                                         GENTEK BUILDING PRODUCTS LIMITED,
                                         as Canadian Borrower

                                         By:
                                            -----------------------------------
                                             Name:
                                             Title:


                                         AMH HOLDINGS INC.,
                                         as a Guarantor

                                         By:
                                            -----------------------------------
                                             Name:
                                             Title:

                                         ASSOCIATED MATERIALS HOLDINGS INC.,
                                         as a Guarantor

                                         By:
                                            -----------------------------------
                                             Name:
                                             Title:

                                         GENTEK HOLDINGS, INC.,
                                         as a Guarantor

                                         By:
                                            -----------------------------------
                                             Name:
                                             Title:

                                         GENTEK BUILDING PRODUCTS INC.,
                                         as a Guarantor

                                         By:
                                            -----------------------------------
                                             Name:

                                             Title:


                                         ALSIDE INC.,
                                         as a Guarantor

                                         By:
                                            -----------------------------------
                                             Name:
                                             Title:

                                         UBS AG, STAMFORD BRANCH,
                                         as the U.S. Administrative Agent


                                         By:
                                            -----------------------------------
                                             Name:
                                             Title:

                                         By:
                                            -----------------------------------
                                             Name:
                                             Title:


                                         CANADIAN IMPERIAL BANK OF COMMERCE,
                                         as the Canadian Administrative Agent


                                         By:
                                            -----------------------------------
                                             Name:
                                             Title:

                                         By:
                                            -----------------------------------
                                             Name:
                                             Title:


                                         CITIGROUP GLOBAL MARKETS INC., as the
                                         Syndication Agent


                                         By:
                                            -----------------------------------
                                             Name:
                                             Title:


                                         GENERAL ELECTRIC CAPITAL CORPORA-
                                         TION,
                                         as Co-Documentation Agent


                                         By:
                                            -----------------------------------
                                             Name:
                                             Title:

                                         NATIONAL CITY BANK,
                                         as Co-Documentation Agent


                                         By:
                                            -----------------------------------
                                             Name:
                                             Title:


                                                               ,
                                         as a Lender

                                         By:
                                            -----------------------------------
                                             Name:
                                             Title:

                                                                    EXHIBIT 10.5
                    SUPERHOLDCO PLEDGE AND SECURITY AGREEMENT

     This SUPERHOLDCO PLEDGE AND SECURITY AGREEMENT, dated as of December 22, 2004 (as amended, supplemented, amended and restated or otherwise modified from time to time, this "Pledge and Security Agreement"), is made by AMH HOLDINGS, INC., a Delaware corporation (the "Pledgor"), in favor of UBS AG, STAMFORD BRANCH, as the administrative agent (together with its successor(s) thereto, in such capacity the "Administrative Agent") for each of the Secured Parties.

                                   WITNESSETH:

     WHEREAS, pursuant to the Second Amended and Restated Credit Agreement, dated as of December 22, 2004 and, as further amended, supplemented, amended and restated or otherwise modified from time to time the "Credit Agreement", among Associated Materials Incorporated as U.S. Borrower, Gentek Building Products Limited, as Canadian Borrower, Associated Material Holdings Inc., the Pledgor, the various financial institutions and other Persons as are or may become parties thereto, as the Lenders, UBS AG, Stamford Branch, as the U.S. Administrative Agent, Canadian Imperial Bank of Commerce, as the Canadian Administrative Agent, Citigroup Global Markets Inc., as the Syndication Agent, General Electric Capital Corporation and National City Bank, as the Co-Documentation Agents, and Citigroup Global Markets Inc. and UBS Securities LLC, as the Joint Lead Arrangers, the Lenders and the Issuers have extended Commitments to make Credit Extensions to the Borrowers; and

     WHEREAS, as a condition precedent to the effectiveness of the Amendment Agreement, the Pledgor is required to execute and deliver this Pledge and Security Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor agrees, for the benefit of each Secured Party, as follows:

                                    ARTICLE I

                                   DEFINITIONS


     SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Pledge and Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

          "Administrative Agent" is defined in the preamble.

          "Bank" is defined in the Deposit Account Control Agreement.

          "Collateral" is defined in Section 2.1.

          "Control" means, in the case of the Deposit Account, "control" as such term is defined in Section 9-104 of the UCC.

          "Credit Agreement" is defined in the first recital.

          "Deposit Account Control Agreement" means an agreement substantially in the form annexed hereto as Exhibit II or such other agreement as is reasonably acceptable to the U.S. Administrative Agent or such other form acceptable to the Administrative Agent.

          "Deposit Account" shall mean with respect to the Pledgor, (i) a "deposit account" as such term is defined in the UCC and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in the account described in clause (i) of this definition.

          "Distributions" means all non cash dividends paid on Capital Stock, liquidating dividends paid on Capital Stock, shares of Capital Stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non cash dividends, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Capital Stock constituting Collateral, but excluding Dividends.

          "Dividends" means cash dividends and cash distributions with respect to any Capital Stock constituting Collateral that are not a liquidating dividend.

          "Event of Default" is defined in the Credit Agreement.

          "Pledgor" is defined in the preamble.

          "Pledge and Security Agreement" is defined in the preamble.

          "Securities Act" is defined in clause (a) of Section 6.2.

     SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Pledge and Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

     SECTION 1.3. UCC Definitions. Unless otherwise defined herein or in the Credit Agreement or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Pledge and Security Agreement (whether or not capitalized herein), including its preamble and recitals, with such meanings.

                                   ARTICLE II

                                SECURITY INTEREST


     SECTION 2.1. Grant of Security Interest. The Pledgor hereby assigns, pledges, hypothecates, charges, mortgages, delivers and transfers to the Administrative Agent, for its benefit and the ratable benefit of each other Secured Party, and hereby grants to the Administrative Agent, for its benefit and the ratable benefit of each other Secured Party, a continuing security interest in all of the Pledgor's right, title and interest in the following property, whether tangible or intangible, whether now or hereafter existing, owned or acquired by the Pledgor, and wherever located (collectively, the "Collateral"):

         (a) all investment property in which the Pledgor has an interest (including the Capital Stock of each issuer of such Capital Stock described in Schedule I hereto),

         (b) all other Capital Stock which are interests in limited liability companies or partnerships in which the Pledgor has an interest (including the Capital Stock of each issuer of such Capital Stock described in
     Schedule I hereto); and

         (c)  all Deposit Accounts established for purposes of Section 4.5;

in each case together with Dividends and Distributions payable in respect of the Collateral described in the foregoing clauses (a) and (b).

     SECTION 2.2. Security for Obligations. This Pledge and Security Agreement and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder by the Pledgor secure the payment of all Obligations now or hereafter existing.

     SECTION 2.3. Pledgor Remains Liable. Anything herein to the contrary notwithstanding

         (a) the Pledgor will remain liable under the contracts and agreements, included in or relating to the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Pledge and Security Agreement had not been executed;

         (b) the exercise by the Administrative Agent of any of its rights hereunder will not release the Pledgor from any of its duties or obligations under any such contracts or agreements relating to the Collateral; and

         (c) no Secured Party will have any obligation or liability under any contracts or agreements, included in or relating to the Collateral by reason of this Pledge and Security Agreement, nor will any Secured Party be obligated to perform any of the obligations or duties of the Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

     SECTION 2.4. Dividends. In the event that any Dividend with respect to any Capital Stock pledged hereunder is permitted to be paid (in accordance with the Credit Agreement), such Dividend or payment may be paid directly to the Pledgor. If any Dividend or payment is paid in contravention of the Credit Agreement, the Pledgor shall hold the same segregated and in trust for the Administrative Agent until paid to the Administrative Agent in accordance with Section 4.5 hereto.

     SECTION 2.5. Security Interest Absolute, etc. This Pledge and Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the Termination Date. All rights of the

Secured Parties and the security interests granted to the Administrative Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of the Pledgor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of:

         (a) any lack of validity, legality or enforceability of any Loan Document;

         (b) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other Guarantor) under the provisions of any Loan Document or otherwise;

         (c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation;

         (d) any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Pledgor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

         (e) any amendment to, rescission, waiver or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

         (f) any addition, exchange or release of any collateral or of any Person that is (or will become) a guarantor (including the Pledgor) of the Obligations, or any surrender or non perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations; or

         (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor.

     SECTION 2.6. Postponement of Subrogation. The Pledgor agrees that prior to the Termination Date it will not exercise any rights which it may acquire by way of rights of subrogation under any Loan Document to which it is a party. The Pledgor shall not seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made under any Loan Document or otherwise, until following the Termination Date. Any amount paid to the Pledgor on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Administrative Agent for the benefit of the Secured Parties in the exact form received by the Pledgor (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 6.1; provided that if the Pledgor has made payment to the Secured Parties of all or any part of the Obligations and the Termination Date has occurred, then at the Pledgor's request, the Administrative Agent (on behalf of the Secured Parties) will, at the expense of the Pledgor, execute and deliver to the Pledgor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Pledgor of an interest in the Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date, the Pledgor shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Pledge and Security Agreement to any Secured Party.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES


     In order to induce the Secured Parties to make Credit Extensions under the Credit Agreement, and to induce the Secured Parties to enter into Rate Protection Agreements, the Pledgor represents and warrants to each Secured Party as set forth below.

     SECTION 3.1. As to Capital Stock of Subsidiaries. With respect to any Subsidiary of the Pledgor that is

         (a) a corporation, business trust, joint stock company or similar Person, all Capital Stock issued by such Subsidiary is duly authorized and validly issued, fully paid and non assessable; and

         (b) a partnership or limited liability company, no Capital Stock issued by such Subsidiary (i) is dealt in or traded on securities exchanges or in securities markets, (ii) is expressly provided in such Subsidiary's Organic Documents to be a security governed by Article 8 of the UCC or (iii) is held in a securities account.

The percentage of the issued and outstanding Capital Stock of each Subsidiary pledged by the Pledgor hereunder is as set forth on Schedule I hereto. On the Closing Date, the Pledgor has no direct Subsidiary other than Holdings.

     SECTION 3.2. Ownership, No Liens, etc. The Pledgor is the legal and beneficial owner of, and has good and marketable title to (and has full right and authority to pledge and assign) the Collateral free and clear of any Lien, except for Liens created by this Pledge and Security Agreement or otherwise permitted by the Credit Agreement.

     SECTION 3.3. Valid Security Interest. The execution and delivery of this Pledge and Security Agreement, together with the delivery of such Collateral to the Administrative Agent, is effective to create a valid, perfected, first-priority security interest in such Collateral and all proceeds thereof, securing the Obligations. Possession by the Administrative Agent of the Collateral is sufficient to perfect or protect such security interest in the Collateral.

     SECTION 3.4. Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required either

         (a) for the grant by the Pledgor of the security interest granted hereby, the pledge by the Pledgor of any Collateral pursuant hereto or for the execution, delivery and performance of this Pledge and Security Agreement by the Pledgor;

         (b) for the perfection of or the exercise by the Administrative Agent of its rights and remedies hereunder; or

         (c) for the exercise by the Administrative Agent of the voting or other rights provided for in this Pledge and Security Agreement, except (i) as may be required in connection with a disposition of such securities by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Pledge and Security Agreement and (ii) any "change of control" or similar filings required by state licensing agencies.

     SECTION 3.5. Deposit Accounts. On the date hereof the Pledgor has neither opened nor maintains any Deposit Accounts. The Pledgor shall not hereafter establish and maintain any Deposit Account for purposes of Section 4.5 unless
(1) such Bank shall be acceptable to the Administrative Agent in its sole judgment and (2) such Bank and the Pledgor shall have duly executed and delivered to the Administrative Agent a Deposit Account Control Agreement with respect to such Deposit Account. Each Pledgor agrees that at the time it establishes any such Deposit Accounts it shall enter into a duly authorized, executed and delivered Deposit Account Control Agreement with respect to such Deposit Account. The Pledgor shall not grant Control of any such Deposit Account to any person other than the Administrative Agent.

                                   ARTICLE IV

                                    COVENANTS


     The Pledgor covenants and agrees that, until the Termination Date, the Pledgor will perform, comply with and be bound by the obligations set forth below.

     SECTION 4.1. Capital Stock of Subsidiaries. The Pledgor will not allow any of its Subsidiaries that is:

         (a) a corporation, business trust, joint stock company or similar Person, to issue uncertificated securities; and

         (b) a partnership or limited liability company, to (i) issue Capital Stock that is to be dealt in or traded on securities exchanges or in securities markets, (ii) expressly provide in its Organic Documents that its Capital Stock is a security governed by Article 8 of the UCC, or (iii) place such Subsidiary's Capital Stock in a securities account;

unless, in each case, all actions are taken to grant to the Administrative Agent a perfected first priority security interest in such Collateral.

     SECTION 4.2. Stock Powers, etc. The Pledgor agrees that all certificated securities delivered by the Pledgor pursuant to this Pledge and Security Agreement will be accompanied by duly executed undated blank stock powers, or other equivalent instruments of transfer acceptable to the Administrative Agent.

     SECTION 4.3. Continuous Pledge, etc.

     (a) Subject to the Credit Agreement, the Pledgor will, at all times, keep pledged to the Administrative Agent pursuant hereto, on a first-priority, perfected basis all investment property constituting Collateral and, to the extent required under the Credit Agreement, all Dividends and Distributions with respect thereto and all other Collateral and other securities, instruments, proceeds, and rights from time to time received by or distributable to the Pledgor in respect of any Collateral, and will not permit Holdings to issue any Capital Stock which shall not have been immediately duly pledged hereunder on a first priority perfected basis.

     (b) The Pledgor will not sell, assign, transfer, pledge, or encumber in any other manner the Collateral (except in favor of the Administrative Agent hereunder) to the extent prohibited under the Credit Agreement. The Pledgor will warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right, title, and interest represented by the Collateral) against the claims and demands of all Persons whomsoever.

     SECTION 4.4. Voting Rights; Dividends, etc. The Pledgor agrees:


          (a) promptly upon receipt of notice of the occurrence and continuance of an Event of Default from the Administrative Agent and upon request therefor by the Administrative Agent (although no such request shall be required if an Event of Default under Section 8.1.9 of the Credit Agreement has occurred and is continuing), so long as such Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Dividends and Distributions with respect to investment property, all interest, principal and all proceeds of the Collateral, in each case thereafter received by the Pledgor, all of which shall be held by the Administrative Agent as additional Collateral; and

          (b) after any Event of Default shall have occurred and be continuing and the Administrative Agent has notified the Pledgor of the Administrative Agent's intention to exercise its voting power under this clause,

               (i) that the Administrative Agent may exercise (to the exclusion of the Pledgor) the voting power and all other incidental rights of ownership with respect to any investment property constituting Collateral and the Pledgor hereby grants the Administrative Agent an irrevocable proxy, exercisable under such circumstances, to vote such investment property; and

               (ii) to promptly deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All Dividends, Distributions and proceeds which may at any time and from time to time be held by the Pledgor but which the Pledgor is then obligated to deliver to the Administrative Agent pursuant to the terms of this Pledge and Security Agreement, shall, until delivery to the Administrative Agent, be held by the Pledgor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in clause (b), the Pledgor will have the exclusive voting power with respect to any investment property constituting Collateral and the Administrative Agent will, upon the written request of the Pledgor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by the Pledgor which are necessary to allow the Pledgor to exercise that voting power; provided that no vote shall be cast, or consent, waiver, or ratification given, or action taken by the Pledgor that would impair any such Collateral or be inconsistent with or violate any provision of any Loan Document.

     SECTION 4.5. Deposit Account. All amounts received by the Pledgor pursuant to each of Sections 7.2.6(g) and (h) of the Credit Agreement shall either
(x) immediately be paid to Parentholdco and used (or deposited in trust to be used) as contemplated in Section 7.2.6(g) or (h), as applicable, or (y) be deposited (on the date received) in the Deposit Account and once so deposited, shall only be withdrawn as follows:

          (i) with respect to amounts paid to the Pledgor pursuant to Section 7.2.6(g)(x) of the Credit Agreement, such amounts may be used to (x) so long as no Event of Default has occurred and is continuing, pay regularly scheduled cash interest when due on the Parentholdco Notes pursuant to the terms of the then outstanding Parentholdco Notes Indenture as in effect on the Amendment Effective Date in an amount equal to 10% per annum or be contributed to Parentholdco and used for such purpose, (y) make capital contributions to Holdings (and Pledgor shall cause Holdings to contribute such amount to U.S. Borrower) or (z) repay the Loans; provided that to the extent that amounts deposited into the Pledged Account exceed an amount equal to the next succeeding cash interest payment on the then outstanding Parentholdco Notes (calculated at the rate per annum for cash interest required to be paid on the Parentholdco Notes pursuant to the terms of the Parentholdco Notes Indenture as in effect on the Amendment Effective Date and assuming interest payment shall occur within 180 days of the deposit of such amounts) (the "Interest Payment Amount") for ten (10) Business Days, such excess amounts shall immediately be applied by the Pledgor to make capital contributions to Holdings (and Pledgor shall cause Holdings to contribute such amount to U.S. Borrower) or to repay Loans;

          (ii) with respect to amounts paid to the Pledgor pursuant to Section 7.2.6(g)(y) of the Credit Agreement, such amounts may only be used to (x) make payments of the type described in such Section 7.2.6(g)(y), (y) make capital contributions to Parentholdco and used for such purpose or
     (z) repay Loans; provided that to the extent any such amounts, together with all other amounts in such account in excess of the Interest Payment Amount, are not used within ten (10) Business Days of the deposit thereof, such excess amounts immediately shall be applied by the Pledgor to make capital contributions to Holdings (and Pledgor shall cause Holdings to contribute such amount to U.S. Borrower) or to repay Loans; and

          (iii) with respect to amounts paid to the Pledgor pursuant to Section 7.2.6(h) of the Credit Agreement, such amounts may only be used to (x) pay the portion of the Transactions Dividend not previously paid (but not to exceed $34.3 million), (y) make capital contributions to Parentholdco and used for such purpose or (z) to repay Loans; provided that to the extent any such amounts, together with all other amounts in such account in excess of the Interest Payment Amount, are not used within ten (10) Business

     Days of the deposit thereof, such excess amounts immediately shall be applied by the Pledgor to make capital contributions to Holdings (and Pledgor shall cause Holdings to contribute such amount to U.S. Borrower) or to repay Loans;

provided, further, that with respect to clauses (i)(x) and (ii)(x) above, such payments may only be made at the times described in the proviso to Section
7.2.6 of the Credit Agreement, and with respect to clauses (i)(x), (ii)(x) and
(iii) above, the amount of such payments shall not exceed the amounts permitted to be used pursuant to Section 4.6 of the Superholdco Guaranty.

     SECTION 4.6. Further Assurances, etc. The Pledgor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will:

          (a) from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to such Collateral as the Administrative Agent may reasonably request and will, from time to time upon the request of the Administrative Agent after the occurrence and during the continuance of any Event of Default promptly transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent;

          (b) deliver to the Administrative Agent and at all times keep pledged to the Administrative Agent pursuant hereto, on a first priority, perfected basis, at the reasonable request of the Administrative Agent, all investment property constituting Collateral, all Dividends and Distributions with respect thereto, and all proceeds and rights from time to time received by or distributable to the Pledgor in respect of any of the foregoing Collateral;

          (c) furnish to the Administrative Agent, from time to time at the Administrative Agent's request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request; and

          (d) not permit any Lien (other Liens created pursuant to this Pledge and Security Agreement) to be incurred on any Deposit Account and shall cause any such Lien to promptly be removed.

                                    ARTICLE V

                            THE ADMINISTRATIVE AGENT


     SECTION 5.1. Administrative Agent Appointed Attorney in Fact. The Pledgor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Administrative Agent's discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Pledge and Security Agreement, including:

         (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

         (b) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;

         (c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral; and

         (d)  to perform the affirmative obligations of the Pledgor hereunder.

The Pledgor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

     SECTION 5.2. Administrative Agent May Perform. If the Pledgor fails to perform any agreement contained herein within five Business Days after written notice from the Administrative Agent, the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Pledgor pursuant to Section 11.3 of the Credit Agreement.

     SECTION 5.3. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for:
          (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any investment property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or

          (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

     SECTION 5.4. Reasonable Care. The Administrative Agent shall exercise reasonable care in the custody and preservation of all of the Collateral in its possession.

                                   ARTICLE VI

                                    REMEDIES


     SECTION 6.1. Certain Remedies. If any Event of Default shall have occurred and be continuing:

          (a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:

               (i) require the Pledgor to, and the Pledgor hereby agrees that it will, at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent which is reasonably convenient to both parties, and

               (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days prior notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b) All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter applied by the Administrative Agent against, all or any part of the Obligations as follows:

               (i) first, to the payment of all Obligations owing to the Administrative Agent, in its capacity as the Administrative Agent, including fees and expenses of counsel to the Administrative Agent;

               (ii) second, to the equal and ratable payment of Obligations, in accordance with each Secured Party's Obligations owing to it under or pursuant to the Credit Agreement or any other Loan Document, applied;

                    (A) first to fees and expense reimbursements then due to
               such Secured Party,

                    (B) second to interest due to such Secured Party,

                    (C) third to pay or prepay principal of the Loans owing to such Secured Party or to reduce the credit exposure of such Secured Party under such Rate Protection Agreement, as the case may be, and

                    (D) fourth to pay the remaining outstanding Obligations and
               Cash Collateralize all Letter of Credit Outstandings;

               (iii) third, without duplication of any amounts paid pursuant to clause (b)(ii) above, to the Indemnified Parties to the extent of any amounts owing pursuant to Section 11.4 of the Credit Agreement; and

               (iv) fourth, paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

     For purposes of this Pledge and Security Agreement, the "credit exposure" at any time of any Secured Party with respect to a Rate Protection Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate movements and the respective termination provisions and notional principal amount and term of such Rate Protection Agreement.

          (c) The Administrative Agent may:

               (i) transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder,

               (ii) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder,

               (iii) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

               (iv) endorse any checks, drafts, or other writings in the Pledgor's name to allow collection of the Collateral,

               (v) take control of any proceeds of the Collateral, and

               (vi) execute (in the name, place and stead of the Pledgor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

     SECTION 6.2. Securities Laws. If the Administrative Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 6.1, the Pledgor agrees that, upon request of the Administrative Agent, the Pledgor will, at its own expense:

          (a) execute and deliver, and cause (or, with respect to any issuer which is not a Subsidiary of the Pledgor, use its best efforts to cause) each issuer of the Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Administrative Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as from time to time amended (the "Securities Act"), and cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the reasonable opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto;

          (b) use its best efforts to exempt the Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Administrative Agent;

          (c) cause (or, with respect to any issuer which is not a Subsidiary of the Pledgor, use its best efforts to cause) each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

          (d) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

     SECTION 6.3. Compliance with Restrictions. The Pledgor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and the Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to the Pledgor for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

     SECTION 6.4. Protection of Collateral. The Administrative Agent may from time to time, at its option, perform any act which the Pledgor fails to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of a Default of the type described in Section 8.1.9 of the Credit Agreement) and the Administrative Agent may from time to time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS


     SECTION 7.1. Loan Document. This Pledge and Security Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article XI thereof.

     SECTION 7.2. Binding on Successors, Transferees and Assigns; Assignment. This Pledge and Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon the Pledgor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided that the Pledgor may not (unless otherwise permitted under the terms of the Credit Agreement) assign any of its obligations hereunder without the prior written consent of all Lenders.

     SECTION 7.3. Amendments, etc. No amendment to or waiver of any provision of this Pledge and Security Agreement, nor consent to any departure by the Pledgor from its obligations under this Pledge and Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 11.1 of the Credit Agreement) and the Pledgor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 7.4. Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party specified in the Credit Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Any notice or other communication, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice or other communication, if transmitted by facsimile, shall be deemed given when transmitted and electronically confirmed.

     SECTION 7.5. Release of Liens. Upon (a) the Disposition of Collateral in accordance with the Credit Agreement or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) such Collateral (in the case of clause (a)) or (ii) all Collateral (in the case of clause (b)). Upon any such Disposition or termination, the Administrative Agent will, at the Pledgor's sole expense, deliver to the Pledgor, without any representations, warranties or recourse of any kind whatsoever, all Collateral held by the Administrative Agent hereunder, and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

     SECTION 7.6. No Waiver; Remedies. In addition to, and not in limitation of
Section 2.5, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 7.7. Headings. The various headings of this Pledge and Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Pledge and Security Agreement or any provisions thereof.

     SECTION 7.8. Severability. Any provision of this Pledge and Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Pledge and Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 7.9. Governing Law, Entire Agreement, etc. THIS PLEDGE AND SECURITY AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. This Pledge and Security Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.

     SECTION 7.10. Counterparts. This Pledge and Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

                                                                    EXHIBIT 10.5


     IN WITNESS WHEREOF, each of the parties hereto has caused this Pledge and Security Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.


                                       AMH HOLDINGS, INC.





                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                       UBS AG, STAMFORD BRANCH,
                                         as Administrative Agent





                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:






                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                                                    EXHIBIT 10.6

                                     FORM OF

                              SUPERHOLDCO GUARANTY

          This AMENDED AND RESTATED SUPERHOLDCO GUARANTY, dated as of December 22, 2004 (as amended, supplemented, amended and restated or otherwise modified from time to time, this "Guaranty"), is made by AMH HOLDINGS, INC., a Delaware corporation (the "Guarantor"), in favor of UBS AG, STAMFORD BRANCH, as the administrative agent (together with its successor(s) thereto, in such capacity the "Administrative Agent") for each of the Secured Parties, and amends and restates the Superholdco Guarantee dated March 19, 2004.

                                   WITNESSETH:

          WHEREAS, pursuant to the Second Amended and Restated Credit Agreement, dated as of December 22, 2004 (and as further amended, supplemented, amended and restated or otherwise modified from time to time the "Credit Agreement"), among Associated Materials Incorporated, a corporation organized and existing under the laws of Delaware (the "U.S. Borrower"), Gentek Building Products Limited, a corporation organized and existing under the laws of Ontario, Canada (the "Canadian Borrower" and, together with the U.S. Borrower, each a "Borrower" and collectively the "Borrowers"), Associated Materials Holdings Inc., a corporation organized and existing under the laws of Delaware ("Holdings"), the Guarantor, the various financial institutions and other Persons as are or may become parties thereto, as the Lenders, UBS AG, Stamford Branch, as U.S. Administrative Agent, Canadian Imperial Bank of Commerce, as Canadian Administrative Agent, Citigroup Global Markets Inc., as Syndication Agent, General Electric Capital Corporation and National City Bank, as Co-Documentation Agents, and UBS Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers, the Lenders and the Issuers have extended Commitments to make Credit Extensions to the Borrowers; and

          NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the Guarantor agrees, for the benefit of each Secured Party, as follows:

                                       I.

                                   DEFINITIONS

          SECTION 1.1 Certain Terms. The following terms (whether or not underscored) when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

          "Administrative Agent" is defined in the preamble.

          "Borrower" and "Borrowers" are defined in the first recital.

          "Canadian Borrower" is defined in the first recital.

          "Credit Agreement" is defined in the first recital.


                                     F-3-1

                                                                    EXHIBIT 10.6

          "Guarantor" is defined in the preamble.

          "Guarantor Indenture" means the Indenture, dated as of March 4, 2004, between the Guarantor and Wilmington Trust Company, as Trustee, pursuant to which the Guarantor Notes are issued.

          "Guarantor Note Documents" means the Guarantor Indenture, the Guarantor Notes and all other instruments, agreements or other documents evidencing or governing the Guarantor Notes.

          "Guarantor Notes" means the Senior Discount Notes due 2014 issued by the Guarantor on March 4, 2004, resulting in gross cash proceeds not to exceed $258,265,220.

          "Guaranty" is defined in the preamble.

          "Holdings" is defined in the first recital.

          "U.S. Borrower" is defined in the first recital.

          SECTION 1.2 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Credit Agreement.

                                       II.

                               GUARANTY PROVISIONS


     SECTION 2.1 Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably

          1. guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrowers and each other Obligor now or hereafter existing, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. ss. 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. ss. 502(b) and ss. 506(b)), and

          2. indemnifies and holds harmless each Secured Party for any and all costs and expenses (including reasonable attorney's fees and expenses) incurred by such Secured Party in enforcing any rights under this Guaranty; provided that the Guarantor shall only be liable under this Guaranty for the maximum amount of the liability that can be hereby incurred without rendering this Guaranty, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. This Guaranty constitutes a guaranty of payment when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or re-


                                     F-3-2

                                                                    EXHIBIT 10.6

     quired that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrowers or any other Obligor (or any other Person) before or as a condition to the obligations of the Guarantor hereunder.

     SECTION 2.2 Acceleration of Guaranty. The Guarantor agrees that, in the event of the occurrence of an Event of Default described under Section 8.1.9 of the Credit Agreement with respect to either Borrower, and if such Event of Default shall occur at a time when any of the Obligations of any Obligor may not then be due and payable, the Guarantor agrees that it shall pay to the Administrative Agent for the account of the Secured Parties forthwith the full amount which would be payable hereunder by the Guarantor if all such Obligations were then due and payable.

     SECTION 2.3 Guaranty Absolute, etc. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date has occurred. The Guarantor guarantees that the Obligations of the Borrowers and each other Obligor will be paid strictly in accordance with the terms of each Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:

          (a) any lack of validity, legality or enforceability of any Loan Document;

          (b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against either Borrower or any other Obligor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including the Guarantor) of, or collateral securing, any Obligations of either Borrower or any other Obligor;

          (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of either Borrower or any other Obligor, or any other extension, compromise or renewal of any Obligation of either Borrower or any other Obligor;

          (d) any reduction, limitation, impairment or termination of any Obligations of either Borrower or any other Obligor for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of either Borrower or any other Obligor or otherwise;

          (e) any amendment to, rescission, waiver or other modification of, or any consent to departure from, any of the terms of any Loan Document;

          (f) any addition, exchange or release of any collateral or of any Person that is (or will become) a guarantor (including the Guarantor) of the Obligations, or surrender or


                                     F-3-3

                                                                    EXHIBIT 10.6

     non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty, held by any Secured Party securing any of the Obligations of either Borrower or any other Obligor; or

          (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Obligations of either Borrower or any other Obligor, any surety or any guarantor.

     SECTION 2.4 Reinstatement, etc. The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored to any Obligor by any Secured Party, upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

     SECTION 2.5 Waiver, etc. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the Borrowers or any other Obligor and of this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against either Borrower, any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations of the Borrowers or such Obligor.

     SECTION 2.6 Postponement of Subrogation, etc. The Guarantor hereby agrees that, at all times prior to the Termination Date, it will not exercise any rights which it may acquire by way of rights of subrogation under this Guaranty, by any payment made hereunder or otherwise. Any amount paid to the Guarantor on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the Secured Parties and credited and applied against the Obligations of the Borrowers and each other Obligor, whether matured or unmatured, in accordance with the terms of the Credit Agreement. In furtherance of the foregoing, the Guarantor shall, at all times prior to the Termination Date, refrain from taking any action or commencing any proceeding against the Borrowers or any other Obligor (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Guaranty to any Secured Party.

     SECTION 2.7 Successors, Transferees and Assigns; Transfers of Notes, etc. This Guaranty shall (i) be binding upon the Guarantor, and its successors, transferees and assigns; and (ii) inure to the benefit of and be enforceable by the Administrative Agent and each other Secured Party. Without limiting the generality of clause (ii), any Lender may assign or otherwise transfer (in whole or in part) any Note or Credit Extension held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Guaranty) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of
Section 12.11 and Article XI of the Credit Agreement.


                                     F-3-4

                                                                    EXHIBIT 10.6

                                      III.

                         REPRESENTATIONS AND WARRANTIES

          In order to induce the Secured Parties to make Credit Extensions under the Credit Agreement, and to induce the Secured Parties to enter into Rate Protection Agreements, the Guarantor represents and warrants to each Secured Party as set forth below.

     SECTION 3.1 Organization, etc. The Guarantor (i) is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, (ii) is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, and (iii) has full corporate, partnership or limited liability company power and authority, as the case may be, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

     SECTION 3.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Guarantor of this Guaranty are within the Guarantor's corporate power, have been duly authorized by all necessary corporate action, and do not (i) contravene (A) the Guarantor's Organic Documents, (B) any material contractual restriction binding on or affecting the Guarantor, (C) any court decree or order binding on or affecting the Guarantor or (D) any material law or governmental regulation binding on or affecting the Guarantor, or (ii) result in, or require the creation or imposition of, any Lien on the Guarantor's properties.

     SECTION 3.3 Government Approval, Regulation, etc. No material authorization or approval or other action by, and no material notice to or filing with, any Governmental Authority or other Person is required for (i) the due execution, delivery or performance by the Guarantor of this Guaranty or (ii) the conduct of the business of the Guarantor as currently conducted by it.

     SECTION 3.4 Validity, etc. This Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by principles of equity).

     SECTION 3.5 Financial Condition of Each Obligor. The Guarantor has knowledge of each Borrower's and each other Obligor's financial condition and affairs and has adequate means to obtain from the Borrowers and each such other Obligor on an ongoing basis information relating thereto and to the Borrowers' and each such other Obligor's ability to pay and perform its respective Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. The Guarantor acknowledges and agrees that the Secured Parties shall have no obligation to investigate the financial condition or affairs of the Borrowers or any other Obligor for the benefit of the Guarantor nor to advise the Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrowers or any other Obligor that might become known to any Secured Party at any time, whether or not such Secured Party knows or believes or has reason to know or believe that any such fact or change is unknown to the Guarantor, or might (or does) materially increase the risk of the Guarantor as


                                     F-3-5

                                                                    EXHIBIT 10.6

guarantor, or might (or would) affect the willingness of the Guarantor to continue as a guarantor of the Obligations.

     SECTION 3.6 Best Interests. It is in the best interests of the Guarantor to execute this Guaranty inasmuch as the Guarantor will derive substantial direct and indirect benefits from the Credit Extensions made from time to time to the Borrowers by the Lenders and the Issuers pursuant to the Credit Agreement and the execution and delivery of Rate Protection Agreements between the Borrowers or any other Obligor and certain Secured Parties, and the Guarantor agrees that the Secured Parties are relying on this representation in agreeing to continue to make Credit Extensions to the Borrowers.

     SECTION 3.7 Solvency. After giving effect to this Guaranty and the issuance of the Guarantor Notes, the Guarantor, Holdings, each Borrower and each Subsidiary Guarantor (all taken together) are Solvent.

                                       IV.

                                    COVENANTS

     SECTION 4.1 Limitation on Redemption and Prepayment of Certain Indebtedness. The Guarantor will not, nor will it make an offer to, (i) redeem or repurchase any Guarantor Notes before the Termination Date, except for redemptions or repurchases made in connection with the sale or issuance of the Capital Stock of the Guarantor and so long as all amounts due under Section 3.1.1(h) of the Credit Agreement are paid (to the extent required to be paid) before such redemption or repurchase, (ii) make any payment or prepayment of principal of, or premium or interest on, any Subordinated Debt (A) other than the stated, scheduled payment of principal or interest set forth in the applicable Other Debt Documents related to such Indebtedness, or (B) which would violate the terms of the Credit Agreement, this Guaranty or the applicable Other Debt Documents related to such Indebtedness, or (iii) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.

     SECTION 4.2 Limitation on Indebtedness. The Guarantor will not create, incur, assume or permit to exist any Indebtedness, other than (i) this Guaranty,
(ii) unsecured Indebtedness in respect of the Guarantor Notes in an aggregate principal amount at maturity not to exceed $446,000,000 (and which resulted in gross cash proceeds not to exceed $258,265,220), (iii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within three Business Days of the incurrence thereof, (iv) unsecured Indebtedness incurred in connection with repurchases of its Capital Stock from employees, officers, directors or consultants of the Guarantor or its Subsidiaries upon their ceasing to be employees, officers, directors or consultants of the Guarantor or any such Subsidiary, as the case may be, or upon such Person's death or disability (provided that the aggregate principal amount of such repurchases funded with Indebtedness does not exceed $7,500,000 in the aggregate outstanding at any time), (v) unsecured Indebtedness owing to its Subsidiaries, as evidenced by notes in form and substance similar to Intercompany Notes, (vi) unsecured Indebtedness in respect of guarantees of any permitted Indebtedness of its Subsidiaries, (vii) unsecured Indebtedness in respect of Permitted Seller Notes and Qualify-

                                     F-3-6

                                                                    EXHIBIT 10.6

ing Subordinated Debt (provided that the aggregate principal amount of Permitted Seller Notes issued, when aggregated with the aggregate principal amount of Indebtedness assumed or acquired pursuant to clause (l) of Section 7.2.2 of the Credit Agreement, does not exceed $10,000,000 in the aggregate with respect to Permitted Seller Notes issued by Superholdco, Holdings and each Borrower (as such amount may be increased through interest that is capitalized or paid-in-kind); and (viii) unsecured Indebtedness in a principal amount at any time outstanding not to exceed $7,500,000 in the aggregate with all Indebtedness incurred pursuant to this clause (viii) and clause (v) of Section 7.2.2 of the Credit Agreement; provided that any such Indebtedness referred to in clause (iv) above is subordinated to the Obligations on terms no less favorable to the Secured Parties than those set forth on Exhibit J to the Credit Agreement; provided however that in the case of any guaranty of any Indebtedness referred to in clause (vi) above, to the extent that such guaranteed Indebtedness is subordinated to the Obligations, the guaranty thereof by the Guarantor shall be subordinated to the Obligations to the same extent; provided further that no Indebtedness otherwise permitted by clause (vii) (other than Permitted Seller Notes) or (viii) shall be assumed or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

     SECTION 4.3 Modification of Certain Agreements. The Guarantor will not consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions, (i) any of the Guarantor Note Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Guarantor Notes and which (x) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of the Guarantor Notes, (y) reduces the rate or extends the date for payment of interest, premium (if any) or fees payable on the Guarantor Notes or (z) makes the covenants, events of default or remedies in respect of the Guarantor Notes less restrictive on the obligors thereunder, or (ii) any Organic Document of the Guarantor, other than any amendment, supplement, waiver or modification which would not impair, or in any manner be adverse to, the rights, interests or obligations of any Secured Party under any Loan Document.

     SECTION 4.4 Maintenance of Corporate Separateness. The Guarantor will, and will cause each of its Subsidiaries to, satisfy customary corporate formalities.

     SECTION 4.5 Activities of the Guarantor. The Guarantor will not engage in any business activity except those businesses in which the Guarantor is engaged as of the date hereof, businesses which are reasonable extensions thereof and businesses reasonably incidental or complementary thereto or expansions thereof.

     SECTION 4.6 Use of Funds Paid Pursuant to Sections 7.2.6(g) and (h) of the Credit Agreement. The Guarantor will either (x) immediately pay to Parentholdco any amounts paid to it pursuant to Section 7.2.6(g)(x), (g)(y) or (h) of the Credit Agreement, which amounts will be used (or deposited in trust to be used) as contemplated such Section 7.2.6(g)(x), (g)(y) or (h), as applicable, or
(y) deposit (on the date received) such amounts in a deposit account in which the U.S. Administrative Agent shall have a perfected first priority security interest (which shall be a Deposit Account to be established pursuant to the Superholdco Pledge Agreement) and will not use any such amounts for any purpose other than (x) as described in the applicable Section 7.2.6(g) or (h) or (y) as otherwise permitted pursuant to Section 4.5 of the Superholdco Pledge Agreement; provided that no payment pursuant to clause (x) hereof shall exceed the


                                     F-3-7

                                                                    EXHIBIT 10.6

lesser of (i) 50% of the amount permitted to be distributed to the Guarantor pursuant to Sections 7.2.6(g)(x), (g)(y) and (h) of the Credit Agreement, as applicable (and in the event that pursuant to the second proviso at the end of Section 7.2.6 the amount permitted under Section 7.26(g)(x), (g)(y) and
(h) shall have been reduced to 100%, then all of the amount permitted to be so distributed), and (ii) the amount necessary to make the full payments referred to such Sections 7.2.6(g)(x), (g)(y) and (h), as applicable.

                                       V.

                            MISCELLANEOUS PROVISIONS

     SECTION 5.1 Loan Document. This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

     SECTION 5.2 Binding on Successors, Transferees and Assigns; Assignment. In addition to, and not in limitation of, Section 2.7, this Guaranty shall be binding upon the Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns (to the fullest extent provided pursuant to Section 2.7); provided that, except as provided in the Credit Agreement, this Guaranty may not be discharged and the Guarantor may not assign any of its obligations hereunder without the prior written consent of the Required Lenders (or to the extent required pursuant to the Credit Agreement, all Lenders).

     SECTION 5.3 Amendments, etc. No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 12.1 of the Credit Agreement) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 5.4 Notices. All notices and other communications provided hereunder shall be in writing (including by facsimile) and addressed, delivered or transmitted, if to the Guarantor, at the address or facsimile number of the Borrowers specified in the Credit Agreement, and if to the Administrative Agent, at its address or facsimile number specified in the Credit Agreement, or at such other address or facsimile number as may be designated by any such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by prepaid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

     SECTION 5.5 No Waiver; Remedies. In addition to, and not in limitation of,
Section 2.3 and Section 2.5, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                                     F-3-8

                                                                    EXHIBIT 10.6

     SECTION 5.6 Headings. The various headings of this Guaranty are inserted for convenience only and shall not affect the meaning or interpretation of this Guaranty or any provisions hereof.

     SECTION 5.7 Setoff. Each Secured Party shall, upon the occurrence of any Event of Default described in Section 8.1.9 of the Credit Agreement with respect to either Borrower or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Guarantor hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Guarantor then or thereafter maintained with such Secured Party; provided that any such appropriation and application shall be subject to the provisions of Section 4.8 of the Credit Agreement. Each Secured Party agrees promptly to notify the Guarantor, the Borrowers and the Administrative Agent after any such setoff and application made by such Secured Party; provided further that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

     SECTION 5.8 Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 5.9 Governing Law; Entire Agreement. THIS GUARANTY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). This Guaranty constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect hereto.

     SECTION 5.10 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY SECURED PARTY OR THE GUARANTOR IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK IN CARE OF THE BORROWERS AT THE ADDRESS OF THE BORROWERS SPECIFIED IN THE


                                     F-3-9

                                                                    EXHIBIT 10.6

CREDIT AGREEMENT. THE GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE GUARANTOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY AND THE OTHER LOAN DOCUMENTS.

     SECTION 5.11 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT (ON BEHALF OF THE SECURED PARTIES) AND THE GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY AND EACH OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF SUCH SECURED PARTIES AND THE GUARANTOR IN CONNECTION HEREWITH OR THEREWITH. THE GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE SECURED PARTIES ENTERING INTO THE LOAN DOCUMENTS.

     SECTION 5.12 Counterparts. This Guaranty may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.


                                     F-3-10

                                                                    EXHIBIT 10.6

          IN WITNESS WHEREOF, each of the parties hereto has caused this Guaranty to be duly executed and delivered by its Authorized Officer as of the date first above written.

                                        AMH HOLDINGS, INC.


                                        By:
                                           -------------------------------------
                                            Name:
                                            Title:


                                     F-3-11

                                                                    EXHIBIT 10.6

ACCEPTED BY:

UBS AG, STAMFORD BRANCH,
  as Administrative Agent


By:
   ----------------------------
    Name:
    Title:


By:
   ----------------------------
    Name:
    Title:



                                     F-3-12

                                                                    EXHIBIT 10.7




                   AMENDED AND RESTATED MANAGEMENT AGREEMENT


          AMENDED AND RESTATED MANAGEMENT AGREEMENT (this "Agreement"), dated as of December 22, 2004, by and between Harvest Partners, Inc. ("Harvest"), a New York corporation, and Associated Materials Incorporated (the "Company"), a Delaware corporation.


                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Company is engaged in the building products industry, electrical cable manufacturing industry and activities related to each of the foregoing (the "Business"); and

          WHEREAS, the Company is a wholly-owned subsidiary of Associated Materials Holdings Inc., a Delaware Corporation ("AMHI") and AMHI is a wholly owned subsidiary of AMH Holdings, Inc., a Delaware corporation ("AMH");

          WHEREAS, AMH, Harvest, certain affiliates of Investcorp International, Inc. (the "Purchasers") and the parties named therein as Sellers have entered into a Stock Purchase Agreement, dated as of December 5, 2004, pursuant to which the Purchasers will purchase shares of preferred stock of AMH from the Sellers;

          WHEREAS, it is a condition to the closing of the transactions contemplated by the Stock Purchase Agreement that the parties hereto enter into this Agreement and a Restructuring Agreement, pursuant to which the holders of capital stock of AMH have restructured (the "Restructuring") AMH by creating AMH Holdings II, Inc., a Delaware corporation ("Holdings"), a holding company which shall own all of the issued and outstanding capital stock of AMH;

          WHEREAS, the Company desires that Harvest cause Holdings to designate representatives with financial and/or management expertise to serve on the Board of Directors of the Company, and Harvest desires to cause Holdings to designate such representatives to serve on the Board of Directors of the Company, and that such representatives render counsel, guidance and directorial assistance to the Company and/or its subsidiaries and affiliates while serving on the Board of Directors of the Company (the "Director Services");

          WHEREAS, the Company further desires that Harvest provide the Company and/or its subsidiaries and affiliates with financial advisory and strategic planning services (the "Harvest Services"), including, without limitation, various advisory services, consulting, marketing, management, strategic planning, corporate organization and structure, financial matters in connection with the operation of the Businesses of the Company, expansion of services, acquisitions and business opportunities and review and advise the Company regarding its overall progress, needs and condition;

          WHEREAS, the Company and Harvest entered into a Management Agreement, dated as of April 19, 2002, as amended and restated in its entirety by the Amended and Restated Management Agreement, dated as of March 4, 2004 (as so amended and restated, the "Original Agreement"); and

          WHEREAS, the parties desire to amend and restated the Original Agreement as provided herein.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, hereto, intending to be legally bound hereby, agree as follows:

          1. Effective Date. This Agreement shall be effective as of the date first above written (the "Effective Date").

          2. Services. Harvest shall cause certain of its employees, directors or designees (the "Harvest Directors") with financial and/or management expertise to serve on the Board of Directors of the Company. Harvest shall cause the Harvest Directors to provide the Director Services and shall devote such time and attention as is reasonably necessary to provide the Director Services. Harvest shall also provide the Harvest Services to the Company from time to time as requested by the Company. The Harvest Services may be rendered both through the Harvest Directors and directly by Harvest.

          3. Compensation. (a) Subject to Sections 3(e) and 4 below, as full payment for the Director Services and the Harvest Services to be rendered by the Harvest Directors and Harvest hereunder, the Company shall pay to Harvest a fee (the "Harvest Fee") equal to the sum of $750,000 (to be adjusted annually in accordance with the U.S. Consumer Price Index) for each year (such years to begin on each April 1 and ending on each March 31; provided however that the initial year shall commence on the Effective Date). Except as otherwise provided in Section 3(c) below, the Harvest Fee shall be payable in equal quarterly installments during each year of this Agreement, in advance, on the first day of each quarterly period commencing on the Effective Date.

          (b) In addition to the payment of the Harvest Fee provided for in
Section 3(a) above and in Section 3(c) below, the Company agrees to pay to Harvest, in consideration of Harvest's efforts to direct the relevant entity to, and provide advice and strategic planning to the relevant entity in connection with a Transaction, from time to time, a fee (each, a "Transaction Fee") concurrently, with, and as a condition to, the closing of (i) a sale, merger, joint venture formation or other business combination or recapitalization of Holdings, AMH, AMHI, the Company or one or more of its subsidiaries in connection with which direct or indirect control of such entity is assumed by an unaffiliated third party (each, a "Business Combination"), (ii) a sale, lease or conveyance of all or substantially all of Holdings', AMH's, AMHI's or the Company's or one or more of its subsidiaries' assets (an "Asset Sale"), (iii) any offering of Holdings', AMH's, AMHI's or the Company's or one or more of its subsidiaries capital stock or indebtedness (an "Offering") or (iv) any declaration of an extraordinary dividend by Holdings, AMH, AMHI or the Company (an "Extraordinary Dividend" and, together with a Business Combination, an Asset Sale and an Offering, a "Transaction"). The amount of any Transaction Fee shall be equal to (x) 1% of the "Transaction Amount" (as defined below) in connection with a Business Combination, Asset Sale or Extraordinary Dividend, provided, that, in the case of a Business Combination, Asset Sale or Extraordinary Dividend, the gross proceeds from such a Business Combination, Asset Sale or, as the case may be, Extraordinary Dividend generate a cumulative annual eight percent (8%) compound internal rate of return on the initial investment in Holdings by holders of capital stock of the Holdings on the Effective Date; and (y) 2% of the net proceeds to the relevant entity in connection with an Offering. "Transaction Amount," as used herein, shall mean the total consideration (including, without limitation, cash; securities; earnouts (when and if paid); dividends or other distribution to stockholders; evidences of indebtedness; other debt instruments, capital leases and preferred securities or interests remaining on the financial statements, indebtedness, capital leases, preferred securities or interests and debt and other obligations assumed, retired or defeased by the purchaser; and any other property or form of consideration) distributed or directly or indirectly paid, payable or contributed, for the assets and/or existing and newly issued stock and/or other ownership interest in connection with the relevant Transaction; provided, however, that Transaction Amount shall exclude (i) refinanced indebtedness of the Company and (ii) proceeds from Offerings by Holdings to holders of capital stock of Holdings on the Effective Date (other than any such holder that is managed by Harvest). Any securities that form part or all of the Transaction Amount shall be valued at the quoted public market price or, in the absence of a quoted market price, the fair value thereof, as determined in good faith by the Board of Directors of the Company. Any other Transaction Amount that is not represented by cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors of the Company. A Transaction Fee shall in any and all circumstances be payable in cash at the closing of Transaction. In the event of a recapitalization of any person or entity, a Transaction Amount shall also include, without duplication, the value of cash, notes, property and securities distributed to the person's or entity's stockholders or members. The Transaction Fee will be payable so long as a Transaction is consummated or a definitive agreement providing for a Transaction is entered into at any time during the Initial Term or Renewal Term or within the two (2) year period subsequent to the termination hereof. Notwithstanding anything else herein to the contrary, in lieu of payment thereof by the Company, the Company may cause any of its subsidiaries to, or Holdings, AMH or AMHI may, pay any Transaction Fee payable to Harvest in connection with a Transaction; provided, that nothing in this sentence shall affect the absolute right of Harvest to be paid such Transaction Fee and the Company shall in all respects remain liable therefor until such obligation is paid in full. The Company may agree to pay Harvest a fee in connection with any other transaction, including without limitation, an acquisition of capital stock or assets of another person or entity, so long as such fee is approved by a majority of the members of the Board of Directors of the Company other than the Harvest Directors.

          (c) Concurrent with, and as a condition to, the closing of any Business Combination or Asset Sale involving the Company, the Company shall pay to Harvest, in a lump sum payment, an amount equal to the aggregate Harvest Fee which would otherwise be payable by the Company through the completion of the then-remaining Initial Term or Renewal Term, as the case may be. Notwithstanding anything else herein to the contrary, in lieu of payment thereof by the Company, the Company may cause any of its subsidiaries to pay the amount of any Harvest Fee payable to Harvest pursuant to this Section 3(c); provided, that nothing in this sentence shall affect the absolute right of Harvest to be paid such Harvest Fee and the Company shall in all respects remain liable therefor until such obligation is paid in full.

          (d) In addition to the fees to be paid to Harvest under Sections 3(a), 3(b) and 3(c), the Company shall pay to, or on behalf of, Harvest, promptly as billed, all reasonable out-of-pocket expenses incurred by Harvest in connection with the Director Services and the Harvest Services rendered hereunder. Such expenses shall include, among other things, reasonable fees and disbursements of counsel, travel expenses, messenger and duplicating services, facsimile expenses and other reasonable and customary expenditures.

          (e) In addition to the fees otherwise payable hereunder, in consideration of the Director Services provided to the Company by any Harvest Director who is not an employee or director of Harvest, the Company shall pay reasonable and customary director's fees to such Harvest Director, in addition to reimbursing the reasonable out-of-pocket expenses (including, but not limited to, travel expenses) of such Harvest Director.

          (f) Notwithstanding the foregoing, if the payment of an amount in respect of the Harvest Fee would result in a breach or event of default pursuant to an instrument of indebtedness to which the Company is a party (the "Indebtedness") such payment shall not be paid to the extent that the payment of such amount would result in such breach or default, but instead shall be accrued on the books of the Company and shall bear interest at 8% per annum and be payable as soon as and to the extent permitted by the terms of the Indebtedness, together with interest thereon as aforesaid. The Company covenants and agrees that it shall not agree to an amendment of the terms of the Indebtedness which would specifically prohibit the payment of the Harvest Fee hereunder or impose any higher financial test ratio or other pre-condition more onerous that any terms of the Indebtedness in effect on the date hereof. The Company covenants and agrees that, in the event that it incurs additional indebtedness, it shall not grant in favor of the holders of such additional indebtedness a covenant or right specifically prohibiting the payment of the Harvest Fee hereunder or imposing any higher financial test ratio or other pre-condition more onerous than is applicable to the Indebtedness.

          4. Stock Options. Harvest and employees of Harvest shall not be eligible for any grant of stock options by Holdings, AMH, AMHI or the Company for the duration of the Initial Term and any Renewal Term.

          5. Term. (a) The term of this Agreement shall commence on the date hereof and shall terminate upon the earlier of (i) March 31, 2007 (such period being referred to herein as the "Initial Term"), unless this Agreement is automatically renewed as provided below in this Section 5, (ii) the date on which this Agreement is terminated for cause as provided in Section 7 below and
(iii) the closing of any Business Combination or Asset Sale involving the Company. Notwithstanding the foregoing the term of this Agreement shall automatically and immediately be extended for additional one-year periods (each such period being referred to herein as a "Renewal Term") if written notice of termination of this Agreement has not been given by Harvest to the Company at least three (3) years prior to the end of the Initial Term or, as the case may be, a Renewal Term.

          (b) Notwithstanding anything to the contrary contained herein, the obligations of the Company set forth in Sections 3(b), 3(c), 3(d), 3(e) and 8 of this Agreement shall survive termination of this Agreement.

          6. Right to Engage in Other Activities. The Director Services provided herein are not to be deemed exclusive. Nothing contained herein shall restrict Harvest or any of its shareholders, directors, officers, employees or agents from engaging in any other business or devoting time and attention to the management, investment, involvement or other aspects of any other business, including becoming an officer or director thereof, or rendering services of any kind to any other Company, firm, individual or association.

          7. Termination for Cause. This Agreement may be terminated for cause by the party whose conduct is not the cause for such termination if (a) either party materially breaches its obligations as set forth herein (which, in this case of Harvest, should be terminated for willful misconduct or gross negligence), or (b) either party files a voluntary petition in bankruptcy or is adjudicated as bankrupt or insolvent, or such party files a petition under any chapter of the United States Bankruptcy Code or any other present or future applicable Federal, state or other statute or law regarding bankruptcy, insolvency or other relief for debtors, or any party seeks, or consents to, or acquiesces in the appointment of, any trustee, receiver, conservator or liquidator of itself or of all or any substantial portion of its property.

          8. Indemnification. The Company shall (i) indemnify Harvest, its affiliates, and their respective partners, directors, officers, employees, agents and controlling persons and their respective affiliates, and any Harvest Directors (collectively, the "Indemnified Parties"), to the fullest extent permitted by law, from and against any and all losses, suits, proceedings, demands, judgments, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, caused by, related to or arising out of the Director Services or the Harvest Services or any other advice or services contemplated by this Agreement or the engagement of Harvest pursuant to, and the performance by any Indemnified Party of the Director Services or the Harvest Services contemplated by, this Agreement, and (ii) promptly reimburse each Indemnified Party for all costs and expenses (including reasonable attorney's fees and expenses), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company and whether or not resulting in any liability.

          9. Limited Liability. The Company agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Company, holders of its securities or its creditors related to or arising out of the engagement of Harvest pursuant to, or the performance by any Indemnified Party of the Director Services or the Harvest Services contemplated by, this Agreement, except to the extent that any loss, claim, damage, liability, cost or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from Harvest's willful misconduct or gross negligence.

          10. Independent Contractor. The Company acknowledges that Harvest has been retained hereunder solely as an advisor to the Company, and not as an advisor to or agent of any other person, and that the Company's engagement of Harvest is as an independent contractor and not in any other capacity including as a fiduciary.

          11. Information. The Company agrees to furnish or cause to be furnished to Harvest all necessary or appropriate information for use in its engagement and hereby warrants that any information relating to the Company or a Transaction that is furnished to Harvest by or on behalf of the Company will be true and correct in all material respects and not misleading.

          12. Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

          13. Assignment. Neither Harvest nor the Company may assign this Agreement or any of their respective rights or obligations hereunder, except that either of them may assign or transfer this Agreement to any other person who or which acquires all or substantially all of their respective property, business and assets, provided, however, that, in the case of Harvest, this Agreement may be assigned or transferred, in whole or in part, to any affiliate of Harvest, and thereafter references in this Agreement to "Harvest" shall include such affiliate.

          14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not in any manner or way affect any other provision hereof, and this Agreement shall be construed, if possible, as if amended to conform to legal requirements, failing which it shall be construed as if any such offending provision were omitted.

          15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

          16. Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

          17. Binding Nature. Subject to the restrictions on assignability contained herein and the rights and obligations of the Indemnified Parties under Sections 7 and 8 above, each and all of the covenants, terms, conditions, provisions and agreements herein contained shall be binding upon, and inure only to the benefit of, the parties hereto and their respective successors, heirs and permitted assigns.

          18. Amendment, etc. The provisions of this Agreement may not be amended, waived, modified or changed except by an instrument in writing signed by all of the parties hereto. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

          19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Management Agreement to be executed by their representatives thereunto duly authorized on the date first above written.


                                  HARVEST PARTNERS, INC., a New York
                                    corporation


                                  By:
                                     -------------------------------------------
                                     Name:
                                     Title:


                                  ASSOCIATED MATERIALS
                                     INCORPORATED, a Delaware corporation


                                  By:
                                     -------------------------------------------
                                     Name:
                                     Title:

                                                                    EXHIBIT 10.8



                       AGREEMENT FOR MANAGEMENT ADVISORY,
                             STRATEGIC PLANNING AND
                               CONSULTING SERVICES


          THIS AGREEMENT is made effective as of the 22nd day of December, 2004 (the "Effective Date"), by and between Investcorp International Inc., a Delaware corporation ("III"), and Associated Materials Incorporated, a Delaware corporation ("AMI").

          WHEREAS, III, by and through its officers, employees, agents and affiliates has developed in connection with the conduct of its business and affairs various areas of expertise in the fields of management, finance, marketing, and strategic planning; and

          WHEREAS, AMI desires to avail itself of the expertise of III in those areas hereinabove enumerated and in which III is acknowledged to have expertise, for a period of five (5) years from the Effective Date, said 5-year period being referred to as the "Term";

          NOW, THEREFORE, the parties do hereby agree as follows:

          1. Appointment. AMI hereby appoints III to render management advisory,strategic planning and consulting services to AMI on an exclusive basis during the Term as herein contemplated.

          2. III. During the Term, III shall render to AMI, by and through such of its officers, employees, agents and affiliates as III, in its sole discretion, shall designate from time to time, management advisory, strategic planning and consulting services. Said services shall consist of advice concerning management, finance, marketing, strategic planning, and such other services as shall be requested from time to time by the Board of Directors of AMI. AMI acknowledges and agrees that the services to be provided by III hereunder do not encompass services that would be required in connection with an acquisition, restructuring or initial public offering by AMI, or a private sale of the stock or assets of AMI. Should AMI desire to engage III to provide financial advisory services in connection with any such type of transaction, such engagement shall be subject to the negotiation of mutually acceptable fee arrangements for such additional services, albeit the indemnification obligations of AMI as set forth in paragraph 6 of this Agreement shall apply to any such additional services performed by III.

          3. Fees. In consideration of III's performance of the above-described services, AMI shall pay to III, in cash, consulting services fees at the rate of $4,000,000 for the first year of the Term and $500,000 per year for the remaining duration of the Term (collectively, the "Fee"). It is recognized that the services provided under this Agreement will not be evenly distributed over time and that a significant portion of such services will be performed early in the period of time covered by this Agreement. It is also recognized that, subject to the terms of this Agreement, AMI is committed to pay the full amount payable hereunder, and the Fee, once paid, is non-refundable. The full amount of the Fee for the entire Term shall be paid on the Effective Date.

          4. Reimbursements. Within 15 calendar days of delivery of III's invoice, AMI shall reimburse III for its reasonable out-of-pocket expenses incurred in connection with the performance of services pursuant to this Agreement.

          5. Permissible Activities. Nothing herein shall in any way preclude III from engaging in any business activities or from performing services for its own account or for the account of others.

          6. Indemnification. AMI shall indemnify and hold harmless III and its directors, officers, employees, agents and controlling persons (each being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, relating to or arising out of the management, strategic planning and consulting services contemplated by, this Agreement. AMI shall reimburse any Indemnified Party for all costs and expenses (including reasonable counsel fees and expenses) incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. AMI shall not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the bad faith or gross negligence of III.

          7. Amendments. No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          8. Notices. Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

              If to III, to:

              Investcorp International Inc.
              280 Park Avenue
              36th Floor
              New York, New York  10017
              Attention:  President

              with a copy to:

              Gibson, Dunn & Crutcher LLP
              200 Park Avenue
              New York, New York 10166
              Attention:  David B. Rosenauer, Esq.


              If to AMI, to:

              Associated Materials Incorporated
              3773 State Road
              Cuyahoga Falls, Ohio 44233


          9. Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

          10. Assignment. This Agreement shall be assignable by either party hereto provided that the non-assigning party consents in writing to such assignment.

          11. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of New York (without regard to the conflicts of laws provisions thereof or of any other jurisdiction) and shall inure to the benefit of, and be binding upon, III and AMI and their respective successors and assigns.

          12. No Continuing Waiver. The waiver by any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

          13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument

          IN WITNESS WHEREOF, each of the parties has caused this Agreement for Management Advisory, Strategic Planning and Consulting Services to be executed and delivered by its duly authorized officer or agent as set forth below.

                                                INVESTCORP INTERNATIONAL INC.


                                                By:
                                                   -----------------------------
                                                Name:
                                                Title:



                                                ASSOCIATED MATERIALS
                                                INCORPORATED



                                                By:
                                                   -----------------------------
                                                Name:
                                                Title:

                                                                    EXHIBIT 10.9




                      FINANCING ADVISORY SERVICES AGREEMENT

          This Agreement is made effective as of the 22nd day of December, 2004, by and between Investcorp International Inc., a Delaware corporation ("III") and Associated Materials Incorporated, a Delaware corporation ("AMI").

          WHEREAS, pursuant to the Stock Purchase Agreement by and among AM Holding Limited, AM Equity Limited, AM Investments Limited, Associated Equity Limited, and Associated Investments Limited, as purchasers (the "Purchasers"), the holders listed on Schedule 1 of such Stock Purchase Agreement, as sellers (the "Sellers"), and AMH Holdings, Inc. (the "Company"), The Purchasers are purchasing the stock of the Company from the Sellers (the "Purchase");

          WHEREAS, AMI intends to arrange borrowing facilities with one or more financial institutions unaffiliated with III in the aggregate amount of approximately $[243 million] (the "Financing");

          WHEREAS, III and its officers, employees, agents and affiliates are experienced in the field of obtaining debt financing and are willing to act as a financial advisor to AMI; and

          WHEREAS, AMI is desirous to avail itself of the assistance and expertise of III in arranging the Financing;

          NOW, THEREFORE, the parties do hereby agree as follows:

          1. Services of III. III shall assist AMI in arranging the Financing. In connection therewith, III may, solely in its discretion and on behalf of AMI:

              (a) seek out financial institutions that may provide the Financing;

              (b) enter into negotiations with banks and other financial institutions regarding the terms and conditions upon which the Financing is to be provided;

              (c) advise, conduct and participate in the negotiation and drafting of any agreements, contracts, or other documents relating to the placement of the Financing; and

              (d) take all such other actions as it may deem necessary to arrange for the Financing.

          2. Fees. In consideration of the services contemplated by Section 1 hereof, AMI shall pay to III a fee in the amount of $7,500,000, payable on the closing of the Purchase.

          3. Reimbursement. AMI shall pay reasonable out-of-pocket expenses incurred by III in connection with the performance of III's services under this Agreement, including, but not limited to, fees and disbursements of III's legal counsel.

          4. Cooperation and Information. AMI shall cooperate with III in the performance of its obligations hereunder and shall furnish III with such information as III may request (all such information so furnished hereinafter referred to as the "Information"). AMI recognizes and confirms that III:

              (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same;

              (b) does not assume responsibility for the accuracy or completeness of the Information; and

              (c) will not make an appraisal of any of the assets of AMI.

All Information so furnished to III will be kept confidential by III, except such Information as is in the public domain or as AMI agrees may be disclosed or as III is required by law to disclose; provided, however, that III may provide such Information as it deems necessary or appropriate to financial institutions in connection with obtaining, negotiating or arranging the Financing in accordance with the terms of this Agreement.

          5. Termination. Subject to the provisions of Paragraph 6 hereof, which shall survive any termination of this Agreement, this Agreement shall terminate on the earlier of the day after the consummation of the Purchase and June 23, 2005, unless extended by the parties' mutual consent.

          6.  Indemnification. AMI shall:

              (a) indemnify III and hold it harmless against any losses, claims, damages or liabilities to which III may become subject arising in any manner out of or in connection with the rendering of services by III hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities arose primarily out of the gross negligence or bad faith of III; and

              (b) reimburse III immediately for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits or other proceedings arising in any manner out of or in connection with the rendering of services by III hereunder; provided, however, that in the event a final judicial determination is made that the alleged losses, claims, damages or liabilities arose primarily out of the gross negligence or bad faith of III, III will remit to AMI any amounts reimbursed under this subparagraph 6(b). AMI agrees that (i) the indemnification and reimbursement commitments set forth in this paragraph shall apply whether or not III is a formal party to any such lawsuits, claims or other proceedings, (ii) III is entitled to retain separate counsel of its choice at the expense of AMI in connection with any of the matters to which such commitments relate, and (iii) such commitments shall extend upon the terms set forth in this paragraph to any controlling person, director, officer, employee or agent of III; provided, however, that to the extent that III retains separate counsel in connection with any matters set forth in this subparagraph 6(b), such counsel shall coordinate its efforts with counsel to AMI.

          7. Amendments. No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          8. Notices. All notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

          If to III, to:

          Investcorp International Inc.
          280 Park Avenue
          36th Floor
          New York, New York  10017
          Attention:  President

          with a copy to:

          Gibson, Dunn & Crutcher LLP
          200 Park Avenue
          New York, New York 10166
          Attention:  David B. Rosenauer, Esq.

          If to AMI, to:

          Associated Materials Incorporated
          3773 State Road
          Cuyahoga Falls, Ohio 44233


          9. Entire Agreement. This Agreement shall constitute the entire Agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating thereto.

          10. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof or of any other jurisdiction) and shall inure to the benefit of, and be binding upon, III and AMI and their respective successors and assigns.

          11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument

          IN WITNESS WHEREOF, each of the parties has caused this Financing Advisory Services Agreement to be executed and delivered by its duly authorized officer or agent as set forth below.



                                                INVESTCORP INTERNATIONAL INC.



                                                By:
                                                   -----------------------------
                                                   Name:
                                                   Title:
                                                   Date:


                                                ASSOCIATED MATERIALS
                                                INCORPORATED


                                                By:
                                                   -----------------------------
                                                   Name:
                                                   Title:
                                                   Date:

                                                                   EXHIBIT 10.10


                        ASSOCIATED MATERIALS INCORPORATED
                                 3773 State Road
                           Cuyahoga Falls, Ohio 44233




                                December 5, 2004



Investcorp International Inc.
280 Park Avenue
36th Floor
New York, New York  10017

     Re:  M&A Advisory Services Agreement

Dear Sirs:

     This will confirm the understanding and agreement (the "Agreement") between Investcorp International, Inc. ("III") and Associated Materials Incorporated ("AMI").

     1. AMI hereby engages III to render advisory services concerning the proposed acquisition of a portion of the business assets of AMI through the acquisition of 50% of the outstanding equity of AMH Holdings, Inc. (the "Acquisition").

     2.   III hereby accepts the engagement and, in that connection, agrees to:

          (a) conduct such financial review of AMI and its business and operations as III shall deem appropriate and feasible, which review shall be limited to an analysis of (i) publicly available information with respect to AMI, and (ii) such other information as shall be supplied to III by AMI;

          (b)  assist in negotiations and related acquisition strategy; and

          (c) advise with respect to executive compensation matters regarding the executives of AMI.

     3. For purposes of this Agreement, "Acquisition" shall mean any transaction or series or combination of transactions, other than in the ordinary course of business, whereby, directly or indirectly, control of or a material interest in AMI or its business or assets is transferred to any combination of AM Holding Limited, AM Equity Limited, AM Investments Limited, Associated Equity Limited, and Associated Investments Limited (the "Purchasers") for consideration, including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, the formation of a joint venture or partnership, or any similar transaction.

     4. The term of III's engagement hereunder shall extend from the date hereof through the earlier of June 23, 2005 and the closing of the Acquisition. Subject to the provisions of paragraphs 5 through 10 hereof, which shall survive any termination of this Agreement (including by operation of the preceding sentence), AMI may terminate III's engagement hereunder at any time by giving III at least 10 days prior written notice.

     5. If the Acquisition (as defined in paragraph 3 above) occurs during the term of III's engagement hereunder, or at any time during a period of 12 months following the effective date of termination of III's engagement hereunder, regardless of whether or not III rendered advice concerning the acquisition, then AMI shall pay the sum of $1,500,000 to III at the closing of the Acquisition (which amount is equal to approximately 1 percent of the anticipated $150 million total transaction amount with respect to the Purchasers).

     6. AMI shall reimburse III for its reasonable out-of-pocket expenses incurred during the period of its engagement hereunder with respect to the services to be rendered by it. Out-of-pocket expenses shall include, but shall not be limited to, professional fees and disbursements incurred by III.

     7.   AMI shall:

          (a) indemnify III and hold it harmless against any losses, claims, damages or liabilities to which III may become subject arising in any manner out of or in connection with the rendering of services by III hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities arose primarily out of the gross negligence or bad faith of III; and

          (b) reimburse III immediately for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits or other proceedings arising in any manner out of or in connection with the rendering of services by III hereunder; provided, however, that in the event a final judicial determination is that the alleged losses, claims, damages or liabilities arose primarily out of the gross negligence or bad faith of III, III will remit to AMI any amounts reimbursed under this subparagraph 7(b). AMI agrees that (i) the indemnification and reimbursement commitments set forth in this paragraph shall apply whether or not III is a formal party to any such lawsuits, claims or other proceedings,
               (ii) III is entitled to retain separate counsel of its choice in connection with any of the matters to which such commitments relate, and (iii) such commitments shall extend upon the terms set forth in this paragraph to any controlling person, director, officer, employee or agent of III; provided, however, that to the extent that III retains separate counsel in connection with any matter set forth in this subparagraph 7(b), such counsel shall coordinate its efforts with counsel to AMI.

     8. Except as contemplated by the terms hereof or as required by applicable law, III shall keep confidential all material non-public information provided to it by AMI and shall not disclose such information to any third party, other than such of its employees and advisors as III determines to have a need to know.

     9. Except as required (i) by applicable law or (ii) under the terms of any agreement relating to the Acquisition, any advice to be provided by III under this Agreement shall not be disclosed publicly or made available to third parties without the prior approval of III, which approval shall not be unreasonably withheld or delayed.

     10. AMI and III acknowledge and agree that there are no brokers, representatives or other persons which have an interest in compensation due to III from any transaction contemplated herein.

     11. No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     12. Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

          If to III, to:

          Investcorp International Inc.
          280 Park Avenue, 36th Floor
          New York, New York  10017
          Attention:  President

          with a copy to:

          Gibson, Dunn & Crutcher LLP
          200 Park Avenue
          New York, New York 10166
          Attention:  David B. Rosenauer, Esq.

          If to AMI, to:

          Associated Materials Incorporated
          3773 State Road
          Cuyahoga Falls, Ohio 44233

     13. This letter agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

     14. This letter agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating thereto.

     15. This Agreement shall be construed and enforced in accordance with the laws of New York and shall inure to the benefit of, and be binding upon, III and AMI and their respective successors and assigns.

     16. The waiver by any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

     If the foregoing correctly sets forth the Agreement between III and AMI, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

                                             ASSOCIATED MATERIALS
                                             INCORPORATED


                                             By:
                                                --------------------------------
                                                Name:  D. Keith LaVanway
                                                Title: Chief Financial Officer
                                                Date:  December 5, 2004

                                             AGREED:

                                             INVESTCORP INTERNATIONAL INC.


                                             By:
                                                --------------------------------
                                                Name:  James Egan
                                                Title: Vice President
                                                Date:  December 5, 2004

                                                                   EXHIBIT 10.11




                              AMH HOLDINGS II, INC.

                             2004 Stock Option Plan
                             ----------------------


     1. Purposes. The purposes of the AMH Holdings II, Inc. 2004 Stock Option Plan are:

          (a) To further the growth, development and success of the Company and its Affiliates by enabling the executive and other employees and directors of, and consultants to, the Company and its Affiliates to acquire a continuing equity interest in the Company, thereby increasing their personal interests in such growth, development and success and motivating such employees, directors and consultants to exert their best efforts on behalf of the Company and its Affiliates; and

          (b) To maintain the ability of the Company and its Affiliates to attract and retain employees, directors and consultants of outstanding ability by offering them an opportunity to acquire a continuing equity interest in the Company and its Affiliates which will reflect the growth, development and success of the Company and its Affiliates.

Toward these objectives, the Committee may grant Options to such employees, directors and consultants, all pursuant to the terms and conditions of the Plan.


     2. Definitions. As used in the Plan, the following capitalized terms shall have the meanings set forth below:

          (a) "Affiliate" - other than the Company, (i) any corporation or limited liability company in an unbroken chain of corporations or limited liability companies ending with the Company if each corporation or limited liability company owns stock or membership interests (as applicable) possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations or limited liability companies in such chain; (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is more than fifty percent (50%) controlled (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; or (iii) any other entity, approved by the Committee as an Affiliate under the Plan, in which the Company or any of its Affiliates has a material equity interest.

          (b) "Agreement" - a written stock option award agreement evidencing an Option, as described in Section 3(e), substantially in the form of Exhibit A hereto.

          (c)  "Board" - the Board of Directors of the Company.

          (d) "Change in Control" shall mean (i) a stock sale, merger, consolidation, combination, reorganization or other transaction involving the Company resulting in less than fifty percent (50%) of the combined voting power of the surviving or resulting entity being owned by the shareholders of the Company immediately prior to such transaction or (ii) the sale or other disposition of all or substantially all of the consolidated assets or business of the Company.

          (e) "Code" - the Internal Revenue Code of 1986, as it may be amended from time to time, including regulations and rules thereunder and successor provisions and regulations and rules thereto.

          (f) "Committee" - the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan.

          (g) "Common Stock" - the Series B (Non-Voting) Common Stock, $0.01 par value per share, of the Company.

          (h) "Company" - AMH Holdings II, Inc., a Delaware corporation, or any successor entity.

          (i) "Disability" - the meaning given the term "total disability" in the Company's long-term disability plan, or, in the absence thereof, an inability to perform duties and services as an employee, director or consultant, as the case may be, of the Company or an Affiliate by reason of a medically determinable physical or mental impairment, supported by medical evidence, which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months, as determined by the Committee in its good faith discretion; provided, however, that for purposes of Incentive Stock Options granted under the Plan, "Disability" shall mean "permanent and total disability" as set forth in Section 22(e)(3) of the Code which is defined as an inability to perform the duties and services as an employee of the Company by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for at least a continuous twelve (12)-month period.

          (j) "Fair Market Value" - of a share of Common Stock as of a given date shall be: (i) the mean of the highest and lowest reported sale prices for a share of Common Stock, on the principal exchange on which the Common Stock is then listed or admitted to trading, for such date, or, if no such prices are reported for such date, the most recent day for which such prices are available shall be used; (ii) if the Common Stock is not then listed or admitted to trading on a stock exchange, the mean of the closing representative bid and asked prices for the Common Stock on such date as reported by Nasdaq National Market (or any successor or similar quotation system regularly reporting the market value of the Common Stock in the over-the-counter market), or, if no such prices are reported for such date, the most recent day for which such prices are available shall be used; or (iii) in the event neither of the valuation methods provided for in clauses (i) and (ii) above are practicable, the fair market value shall be determined in good faith by the Board of Directors utilizing such reasonable valuation methods as the Board of Directors shall, in its discretion, select and apply in good faith as of the given date; provided, however, that for purposes of paragraphs (a) and (h) of Section 6, such fair market value shall be determined subject to Section 422(c)(7) of the Code.

          (k) "ISO" or "Incentive Stock Option" - a right to purchase Common Stock granted to an Optionee under the Plan in accordance with the terms and conditions set forth in Section 6 and which conforms to the applicable provisions of Section 422 of the Code.

          (l) "Notice" - written notice actually received by the Company at its executive offices on the day of such receipt, if received on or before 1:30 p.m., on a day when the Company's executive offices are open for business, or, if received after such time, such notice shall be deemed received on the next such day, which notice may be delivered in person to the Company's Assistant Treasurer at the Company's address indicated on the Agreement, with copies to be provided as set forth herein.

          (m) "Option" - a right to purchase Common Stock granted to an Optionee under the Plan in accordance with the terms and conditions set forth in
Section 6. Options may be either ISOs or stock options other than ISOs.

          (n)  "Optionee" - an individual who is eligible, pursuant to
Section 5, and who has been selected, pursuant to Section 3(c), to participate in the Plan, and who holds an outstanding Option granted to such individual under the Plan in accordance with the terms and conditions set forth in Section 6.

          (o)  "Plan" - this AMH Holdings II, Inc. 2004 Stock Option Plan.

          (p) "Securities Act" - the Securities Act of 1933, as it may be amended from time to time, including the regulations and rules promulgated thereunder and successor provisions and regulations and rules thereto.

          (q) "Subsidiary" - any present or future corporation which is or would be a "subsidiary corporation" of the Company as the term is defined in
Section 424(f) of the Code.

     3. Administration of the Plan. (a) The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including, but not limited to, establishing procedures to be followed by the Committee, except with respect to matters which under any applicable law, regulation or rule, are required to be determined in the sole discretion of the Committee. If and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board.

          (b) The Committee shall be appointed from time to time by the Board, and the Committee shall consist of not less than two members of the Board. Appointment of Committee members shall be effective upon their acceptance of such appointment. Committee members may be removed by the Board at any time either with or without cause, and such members may resign at any time by delivering notice thereof to the Board. Any vacancy on the Committee, whether due to action of the Board or any other reason, shall be filled by the Board.

          (c) The Committee shall have full authority to grant, pursuant to the terms of the Plan, Options to those individuals who are eligible to receive Options under the Plan. In particular, the Committee shall have discretionary authority, in accordance with the terms of the Plan, to: determine eligibility for participation in the Plan; select, from time to time, from among those eligible, the employees, directors and consultants to whom Options shall be granted under the Plan, which selection may be based upon information furnished to the Committee by the Company's or an Affiliate's management; determine whether an Option shall take the form of an ISO or an Option other than an ISO; determine the number of shares of Common Stock to be included in any Option, and the periods for which Options will be outstanding; establish and administer any terms, conditions, performance criteria, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any Option; grant waivers of terms, conditions, restrictions and limitations under the Plan or applicable to any Option, or accelerate the vesting or exercisability of any Option; amend or adjust, in accordance with the last paragraph in Section 13, the terms and conditions of any outstanding Option and/or adjust the number and/or class of shares of Common Stock subject to any outstanding Option; at any time and from time to time after the granting of an Option, specify such additional terms, conditions and restrictions with respect to any such Option as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including, but not limited to, terms, restrictions and conditions for compliance with applicable securities laws, regarding an Optionee's exercise of Options by tendering shares of Common Stock or under any "cashless exercise" program established by the Committee, and methods of withholding or providing for the payment of required taxes; offer to buy out an Option previously granted, based on such terms and conditions as the Committee shall establish with and communicate to the Optionee at the time such offer is made; and, to the extent permitted under the applicable Agreement, permit the transfer of an Option or the exercise of an Option by one other than the Optionee who received the grant of such Option (other than any such transfer or exercise which would cause any ISO to fail to qualify as an "incentive stock option" under Section 422 of the Code).

          (d) The Committee shall have all authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the foregoing sentence or Section 3(a), and in addition to the powers otherwise expressly designated to the Committee in the Plan, the Committee shall have the exclusive right and discretionary authority to interpret the Plan and the Agreements; construe any ambiguous provision of the Plan and/or the Agreements and decide all questions concerning eligibility for and the amount of Options granted under the Plan. The Committee may establish, amend, waive and/or rescind rules and regulations and administrative guidelines for carrying out the Plan and may correct any errors, supply any omissions or reconcile any inconsistencies in the Plan and/or any Agreement or any other instrument relating to any Options. The Committee shall have the authority to adopt such procedures and subplans and grant Options on such terms and conditions as the Committee determines necessary or appropriate to permit participation in the Plan by individuals otherwise eligible to so participate who are foreign nationals or employed outside of the United States, or otherwise to conform to applicable requirements or practices of jurisdictions outside of the United States; and take any and all such other actions it deems necessary or advisable for the proper operation and/or administration of the Plan. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. Decisions and actions by the Committee with respect to the Plan and any Agreement shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan and/or any Agreement.

          (e) Each Option shall be evidenced by an Agreement, which shall be executed by the Company and the Optionee to whom such Option has been granted, unless the Agreement provides otherwise; two or more Options granted to a single Optionee may, however, be combined in a single Agreement. An Agreement shall not be a precondition to the granting of an Option; no person shall have any rights under any Option, however, unless and until the Optionee to whom the Option shall have been granted (i) shall have executed and delivered to the Company an Agreement, and (ii) has otherwise complied with the applicable terms and conditions of the Option and Agreement. The Committee shall prescribe the form of all Agreements, and, subject to the terms and conditions of the Plan, shall determine the content of all Agreements. Any Agreement may be supplemented or amended in writing from time to time as approved by the Committee in accordance with the last paragraph of Section 13; provided that the terms and conditions of any such Agreement as supplemented or amended are not inconsistent with the provisions of the Plan.

          (f) A majority of the members of the entire Committee shall constitute a quorum and the actions of a majority of the members of the Committee in attendance at a meeting at which a quorum is present, or actions by a written instrument signed by all members of the Committee, shall be the actions of the Committee.

          (g) The Committee may consult with counsel who may be counsel to the Company. The Committee may, with the approval of the Board, employ such other attorneys and/or consultants, accountants, appraisers, brokers and other persons as it deems necessary or appropriate. In accordance with Section 12, the Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel or other persons.

          (h) In serving on the Committee, the members thereof shall be entitled to indemnification as directors of the Company, and to any limitation of liability and reimbursement as directors with respect to their services as members of the Committee.

          (i) Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may, in its discretion, allocate all or any portion of its responsibilities and powers under this
Section 3 to any one or more of its members and/or delegate all or any part of its responsibilities and powers under this Section 3 to any person or persons selected by it; provided, however, that the Committee may not delegate its authority to correct errors, omissions or inconsistencies in the Plan. Any such authority delegated or allocated by the Committee under this paragraph (i) of
Section 3 shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.

     4. Shares of Common Stock Subject to the Plan. (a) The shares of stock subject to Options granted under the Plan shall be shares of Common Stock. Such shares of Common Stock subject to the Plan may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by the Company or any Subsidiary. The total number of shares of Common Stock that may be delivered pursuant to Options granted under the Plan is 469,782 shares of Common Stock; provided, however, that the number of shares of Common Stock covered by Options granted to an Optionee in any one year pursuant to the Plan shall in no event exceed 234,891 shares. Any or all of such shares of Common Stock may be delivered pursuant to ISOs.

          (b) Notwithstanding any of the foregoing limitations set forth in this Section 4, the number of shares of Common Stock specified in this Section 4 shall be adjusted as provided in Section 10.

          (c) Any shares of Common Stock subject to an Option which for any reason expires or is terminated or forfeited without having been fully exercised may again be granted pursuant to an Option under the Plan, subject to the limitations of this Section 4.

          (d) Any shares of Common Stock delivered under the Plan in assumption or substitution of outstanding stock options, or obligations to grant future stock options, under plans or arrangements of an entity other than the Company or an Affiliate in connection with the Company or an Affiliate acquiring such another entity, or an interest in such an entity, or a transaction otherwise described in Section 6(j), shall not reduce the maximum number of shares of Common Stock available for delivery under the Plan; provided, however, that the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be the number of shares set forth in paragraph (a) of this Section 4, as adjusted pursuant to paragraph (b) of this Section 4.

     5. Eligibility. Executive employees and other employees, including officers, of the Company and the Affiliates, directors (whether or not also employees), and consultants of the Company and the Affiliates, shall be eligible to become Optionees and receive Options in accordance with the terms and conditions of the Plan, subject to the limitations on the granting of ISOs set forth in Section 6(h).

     6. Terms and Conditions of Stock Options. All Options to purchase Common Stock granted under the Plan shall be either ISOs or Options other than ISOs. To the extent that any Option does not qualify as an ISO (whether because of its provisions or the time or manner of its exercise or otherwise), such Option, or the portion thereof which does not so qualify, shall constitute a separate Option other than an ISO. Each Option shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith as the Committee shall determine and which are set forth in the applicable Agreement. Options need not be uniform as to all grants and recipients thereof.

          (a) The option exercise price per share of shares of Common Stock subject to each Option shall be determined by the Committee and stated in the Agreement; provided, however, that such option exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock subject to such Option at the time that the Option is granted.

          (b) Each Option shall be exercisable in whole or in such installments, at such times and under such conditions, as may be determined by the Committee in its discretion in accordance with the Plan and stated in the Agreement, and, in any event, over a period of time ending not later than ten
(10) years from the date such Option was granted, subject to paragraph (h)(C) of this Section 6.

          (c) An Option shall not be exercisable with respect to a fractional share of Common Stock or the lesser of one hundred (100) shares and the full number of shares of Common Stock then subject to the Option. No fractional shares of Common Stock shall be issued upon the exercise of an Option.

          (d) Each Option may be exercised by giving Notice to the Company specifying the number and type of shares of Common Stock to be purchased, which shall be accompanied by payment in full including applicable taxes, if any, in accordance with Section 9. Payment shall be in any manner permitted by applicable law and prescribed by the Committee, in its discretion, and set forth in the Agreement, including, in the Committee's discretion, and subject to such terms, conditions and limitations as the Committee may prescribe, payment in accordance with a "cashless exercise" program (through broker accommodation) established by the Committee and/or in Common Stock owned by the Optionee or by the Optionee and his or her spouse jointly.

          (e) No Optionee or other person shall become the beneficial owner of any shares of Common Stock subject to an Option, nor have any rights to dividends or other rights of a shareholder with respect to any such shares until he or she has exercised his or her Option in accordance with the provisions of the Plan and the applicable Agreement.

          (f) An Option may be exercised only if at all times during the period beginning with the date of the granting of the Option and ending on the date of such exercise, the Optionee was an employee, director or consultant of the Company or an Affiliate, as applicable. Notwithstanding the preceding sentence, the Committee may determine in its discretion that an Option may be exercised prior to expiration of such Option following termination of such continuous employment, directorship or consultancy, whether or not exercisable at the time of such termination, to the extent provided in the applicable Agreement.

          (g) Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options (up to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised).

          (h) (A) Each Agreement relating to an Option shall state whether such Option will or will not be treated as an ISO. No ISO shall be granted unless such Option, when granted, qualifies as an "incentive stock option" under
Section 422 of the Code. No ISO shall be granted to any individual otherwise eligible to participate in the Plan who is not an employee of the Company or a Subsidiary on the date of granting of such Option. Any ISO granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an "incentive stock option" under Section 422 of the Code. Any ISO granted under the Plan may be modified by the Committee to disqualify such Option from treatment as an "incentive stock option" under Section 422 of the Code.

               (B) Notwithstanding any intent to grant ISOs, an Option granted under the Plan will not be considered an ISO to the extent that it, together with any other

          "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to subsection (d) of such Section) under the Plan and any other "incentive stock option" plans of the Company, any Subsidiary and any "parent corporation" of the Company within the meaning of Section 424(e) of the Code, are exercisable for the first time by any Optionee during any calendar year with respect to Common Stock having an aggregate Fair Market Value in excess of $100,000 (or such other limit as may be required by the Code) as of the time the Option with respect to such Common Stock is granted. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.

               (C) No ISO shall be granted to an individual otherwise eligible to participate in the Plan who owns (within the meaning of Section 424(d) of the Code), at the time the Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or any "parent corporation" of the Company within the meaning of Section 424(e) of the Code. This restriction does not apply if at the time such ISO is granted the option exercise price per share of Common Stock subject to the Option is at least 110% of the Fair Market Value of a share of such Common Stock on the date such ISO is granted, and the ISO by its terms is not exercisable after the expiration of five years from such date of grant.

          (i) The Committee may determine and reflect in the Agreement applicable to any Option the nature and extent of any restrictions to be imposed on the shares of Common Stock which may be purchased thereunder, including, but not limited to, restrictions on the transferability of such shares acquired through the exercise of such Option for such period as the Committee may determine and, further, that in the event an Optionee's employment by the Company or an Affiliate terminates or any conditions prescribed by the Committee and set forth in such Agreement fail to be satisfied during the period in which such shares are nontransferable, the Optionee shall be required to sell such shares back to the Company at such prices as the Committee may specify in such Agreement. Without limiting the foregoing, an Option and any shares of Common Stock received upon the exercise of an Option shall be subject to such other transfer and/or ownership restrictions and/or legending requirements as the Committee may establish in its discretion and which are specified in the Agreement and may be referred to on the certificates evidencing such shares of Common Stock. The Committee may require an Optionee to give prompt Notice to the Company concerning any disposition of shares of Common Stock received upon the exercise of an ISO within: (i) two (2) years from the date of granting such ISO to such Optionee or (ii) one (1) year from the transfer of such shares of Common Stock to such Optionee or (iii) such other period as the Committee may from time to time determine. The Committee may direct that an Optionee with respect to an ISO undertake in the applicable Agreement to give such Notice described in the preceding sentence, at such time and containing such information as the Committee may prescribe, and/or that the certificates evidencing shares of Common Stock acquired by exercise of an ISO refer to such requirement to give such Notice.

          (j) In the event that a transaction described in Section 424(a) of the Code involving the Company or a Subsidiary is consummated, such as the acquisition of property or stock from an unrelated corporation, individuals who become eligible to participate in the Plan in connection with such transaction, as determined by the Committee, may be granted Options in substitution for options granted by another corporation that is a party to such transaction. If such substitute Options are granted, the Committee, in its discretion and consistent with Section 424(a) of the Code, if applicable, and the terms of the Plan, though notwithstanding paragraph (a) of this Section 6, shall determine the option exercise price and other terms and conditions of such substitute Options.

     7. Transfer, Leave of Absence. A transfer of an employee from the Company to an Affiliate (or, for purposes of any ISO granted under the Plan, a Subsidiary), or vice versa, or from one Affiliate to another (or in the case of an ISO, from one Subsidiary to another), and a leave of absence, duly authorized in writing by the Company or a Subsidiary or Affiliate, shall not be deemed a termination of employment of the employee for purposes of the Plan or with respect to any Option (in the case of ISOs, to the extent permitted by the Code).

     8. Rights of Employees and Other Persons. (a) No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and the applicable Agreement.

          (b) Nothing contained in the Plan or in any Agreement shall be deemed to (i) give any employee or director the right to be retained in the service of the Company or any Affiliate nor restrict in any way the right of the Company or any Affiliate to terminate any employee's employment or any director's directorship at any time with or without cause or (ii) confer on any consultant any right of continued relationship with the Company or any Affiliate, or alter any relationship between them, including any right of the Company or an Affiliate to terminate its relationship with such consultant.

          (c) The adoption of the Plan shall not be deemed to give any employee of the Company or any Affiliate or any other person any right to be selected to participate in the Plan or to be granted an Option.

          (d) Nothing contained in the Plan or in any Agreement shall be deemed to give any employee the right to receive any bonus, whether payable in cash or in Common Stock, or in any combination thereof, from the Company or any Affiliate, nor be construed as limiting in any way the right of the Company or any Affiliate to determine, in its sole discretion, whether or not it shall pay any employee bonuses, and, if so paid, the amount thereof and the manner of such payment.

     9. Tax Withholding Obligations. (a) The Company and/or any Affiliate are authorized to take whatever actions are necessary and proper to satisfy all obligations of Optionees (including, for purposes of this Section 9, any other person entitled to exercise an Option pursuant to the Plan or an Agreement) for the payment of all Federal, state, local and foreign taxes in connection with any Options (including, but not limited to, actions pursuant to the following paragraph (b) of this Section 9).

          (b) Each Optionee shall (and in no event shall Common Stock be delivered to such Optionee with respect to an Option until), no later than the date as of which the value of the Option first becomes includible in the gross income of the Optionee for income tax purposes, pay to the Company in cash, or make arrangements satisfactory to the Company, as determined in the Committee's discretion, regarding payment to the Company of, any taxes of any kind required by law to be withheld with respect to the Common Stock or other property subject to such Option, and the Company and any Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Optionee. Notwithstanding the above, the Committee may, in its discretion and pursuant to procedures approved by the Committee, permit the Optionee to (i) elect withholding by the Company of Common Stock otherwise deliverable to such Optionee pursuant to his or her Option (provided, however, that the amount of any Common Stock so withheld shall not exceed the amount necessary to satisfy the Company's or any Affiliate's required Federal, state, local and foreign withholding obligations using the minimum statutory withholding rates for Federal, state and/or local tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (ii) tender to the Company Common Stock owned by such Optionee (or by such Optionee and his or her spouse jointly), and purchased or held for the requisite period of time as necessary to avoid a charge to the Company's or any Affiliate's earnings for financial reporting purposes, in full or partial satisfaction of such tax obligations, based, in each case, on the Fair Market Value of the Common Stock on the payment date as determined by the Committee.

     10. Changes in Capital. (a) The existence of the Plan and any Options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company or an Affiliate, any issue of debt, preferred or prior preference stock ahead of or affecting Common Stock, the authorization or issuance of additional shares of Common Stock, the dissolution or liquidation of the Company or its Affiliates, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

          (b) (i) Upon changes in the outstanding Common Stock by reason of a stock dividend, stock split, reverse stock split, subdivision, recapitalization, reclassification, merger, consolidation (whether or not the Company is a surviving corporation), combination or exchange of shares of Common Stock, separation, or reorganization, or in the event of an extraordinary dividend, "spin-off," liquidation, other substantial distribution of assets of the Company or acquisition of property or stock or other change in capital of the Company, or the issuance by the Company of shares of its capital stock without receipt of full consideration therefor, or rights or securities exercisable, convertible or exchangeable for shares of such capital stock, or any similar change affecting the Company's capital structure, the aggregate number, class and kind of shares of stock available under the Plan as to which Options may be granted and the number, class and kind of shares under each outstanding Option and the exercise price per share applicable to any such Options shall be appropriately adjusted by the Committee in its discretion to preserve the benefits or potential benefits intended to be made available under the Plan or with respect to any outstanding Options or otherwise necessary to reflect any such change.

          (ii) Without limiting the generality of Section 10(b)(i), in its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Agreement applicable to any Option or by resolution adopted prior to the occurrence of a "spin-off," reorganization, partial liquidation, or other distribution of assets of the Company or any Subsidiary, that any outstanding Option shall be accelerated as described in Section 10(c)(1) or adjusted or converted as described in Section 10(c)(2) or (3) with respect to stock or other securities of any entity that is a party, direct or indirect, to such transaction.

          (iii) Fractional shares of Common Stock resulting from any adjustment in Options pursuant to this Section 10(b) shall be aggregated until, and eliminated at, the time of exercise of the affected Options. Notice of any adjustment shall be given by the Committee to each Optionee whose Option has been adjusted and such adjustment (whether or not such Notice is given) shall be effective and binding for all purposes of the Plan.

          (c)  In the event of a Change of Control:

               (1) In its discretion and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Agreement applicable to any Option or by a resolution adopted prior to the occurrence of the Change in Control, that any outstanding Option shall be accelerated and become immediately exercisable as to all or a portion of the shares of Common Stock covered thereby, notwithstanding anything to the contrary in the Plan or the Agreement.

               (2) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Agreement applicable to any Option or by resolution adopted prior to the occurrence of the Change in Control, that any outstanding Option shall be adjusted by substituting for each share of Common Stock subject to such Option immediately prior to the transaction resulting in the Change in Control the consideration (whether stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, or that may be issuable by another corporation that is a party to the transaction resulting in the Change in Control, or other property) received in such transaction by holders of such Common Stock for each share of such Common Stock held on the closing or effective date of such transaction, in which event, the aggregate exercise price of the Option shall remain the same; provided, however, that if such consideration received in the transaction is not solely stock of a successor, surviving or other corporation, the Committee may provide for the consideration to be received upon exercise of the Option, for each share of Common Stock subject to the Option, to be solely stock of the successor, surviving or other corporation, as applicable, equal in fair market value, as determined by the Committee, to the per share consideration received by holders of such Common Stock in the Change in Control transaction.

               (3) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Agreement applicable to any Option or by resolution adopted prior to the occurrence of the Change in Control, that any outstanding Option shall be converted into a right to receive cash on or following the closing date or expiration date of the transaction resulting in the Change in Control in an amount equal to the value of the consideration to be received in connection with such transaction for one share of the Common Stock subject to such Option, less the per share exercise price of such Option, multiplied by the number of shares of Common Stock subject to such Option, or a portion thereof.

               (4) The Committee may, in its discretion, provide that an Option cannot be exercised after such a Change in Control, to the extent that such Option is or becomes fully exercisable on or before such Change in Control or is subject to any acceleration, adjustment or conversion in accordance with the foregoing paragraphs (1), (2) or (3) of this subsection 10(c).

No Optionee shall have any right to prevent the consummation of any of the foregoing acts affecting the number of shares of Common Stock available to such Optionee. Any actions or determinations of the Committee under this subsection 10(c) need not be uniform as to all outstanding Options, nor treat all Optionees identically. Notwithstanding the foregoing adjustments, in no event may any Option be exercised after ten (10) years from the date it was originally granted, and any changes to ISOs pursuant to this Section 10 shall, unless the Committee determines otherwise, only be effective to the extent such adjustments or changes do not cause a "modification" (within the meaning of Section 424(h)(3) of the Code) of such ISOs or adversely affect the tax status of such ISOs.


     11. Miscellaneous Provisions. (a) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares of Common Stock or the payment of cash upon exercise or payment of any Option. Proceeds from the sale of shares of Common Stock pursuant to Options granted under the Plan shall constitute general funds of the Company.

          (b) Except as otherwise provided in this paragraph (b) of Section 11 or by the Committee or the applicable Agreement, an Option by its terms shall be personal and may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution and shall be exercisable during the lifetime of an Optionee only by him or her. An Agreement may permit the exercise or payment of an Optionee's Option (or any portion thereof) after his or her death by or to the beneficiary most recently named by such Optionee in a written designation thereof filed with the Company, or, in lieu of any such surviving beneficiary, as designated by the Optionee by will or by the laws of descent and distribution. In the event any Option is exercised by the executors, administrators, heirs or distributees of the estate of a deceased Optionee, or such an Optionee's beneficiary, or the transferee of an Option, in any such case pursuant to the terms and conditions of the Plan and the applicable Agreement and in accordance with such terms and conditions as may be specified from time to time by the Committee, the Company shall be under no obligation to issue Common Stock thereunder unless and until the Committee is satisfied that the person or persons exercising such Option is the duly appointed legal representative of the deceased Optionee's estate or the proper legatee or distributee thereof or the named beneficiary of such Optionee, or the valid transferee of such Option, as applicable.

          (c) (i) If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of shares of Common Stock upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares of Common Stock hereunder, no Option may be granted, exercised or paid in whole or in part unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

          (ii) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company or any Affiliate under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to shares of Common Stock or Options and the right to exercise any Option shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Affiliate.

          (iii) Upon termination of any period of suspension under this Section 11(c), any Option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to the shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Option.

          (d) The Committee may require each person receiving Common Stock in connection with any Option under the Plan to represent and agree with the Company in writing that such person is acquiring the shares of Common Stock for investment without a view to the distribution thereof. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares of Common Stock purchasable or otherwise receivable by any person under any Option as it deems appropriate. Any such restrictions shall be set forth in the applicable Agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

          (e) By accepting any benefit under the Plan, each Optionee and each person claiming under or through such Optionee shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Company or the Board, in any case in accordance with the terms and conditions of the Plan.

          (f) Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Affiliate, or prevent or limit the right of the Company or any Affiliate to establish any other forms of incentives or compensation for their directors, employees or consultants or grant or assume options or other rights otherwise than under the Plan.

          (g) The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to such state's conflict of law provisions, and, in any event, except as superseded by applicable Federal law.

          (h) The words "Section," "subsection" and "paragraph" herein shall refer to provisions of the Plan, unless expressly indicated otherwise. Wherever any words are used in the Plan or any Agreement in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

          (i) The Company shall bear all costs and expenses incurred in administering the Plan, including expenses of issuing Common Stock pursuant to any Options granted hereunder.

     12. Limits of Liability. (a) Any liability of the Company or an Affiliate to any Optionee with respect to any Option shall be based solely upon contractual obligations created by the Plan and the Agreement.

          (b) None of the Company, any Affiliate, any member of the Committee or the Board or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

     13. Amendments and Termination. The Board may, at any time and with or without prior notice, amend, alter, suspend or terminate the Plan, retroactively or otherwise; provided, however, unless otherwise required by law or specifically provided herein, no such amendment, alteration, suspension or termination shall be made which would impair the previously accrued rights of any holder of an Option theretofore granted without his or her written consent, or which, without first obtaining approval of the stockholders of the Company (where such approval is necessary to satisfy (i) with regard to ISOs, any requirements under the Code relating to ISOs or (ii) any applicable law, regulation or rule), would:

          (a) except as is provided in Section 10, increase the maximum number of shares of Common Stock which may be sold or awarded under the Plan;

          (b) except as is provided in Section 10, decrease the minimum option exercise price requirements of Section 6(a);

          (c) change the class of persons eligible to receive Options under the Plan; or

          (d) extend the duration of the Plan or the period during which Options may be exercised under Section 6(b).

The Committee may amend the terms of any Option theretofore granted, including any Agreement, retroactively or prospectively, but no such amendment shall materially impair the previously accrued rights of any Optionee without his or her written consent. The foregoing to the contrary notwithstanding, the Board may amend or alter the Plan and the Committee may amend or alter any Award, including any Agreement, either retroactively or prospectively, without the consent of the applicable Optionee, if the Board or the Committee determines in its discretion that such amendment or alteration is required or advisable for the Company, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard.


     14. Duration. The Plan shall become effective as of the date the Plan is adopted by the Board. The Plan shall terminate upon the earliest to occur of:

          (a) the effective date of a resolution adopted by the Board terminating the Plan;

          (b) the date all shares of Common Stock subject to the Plan are delivered pursuant to the Plan's provisions; or

          (c)  ten (10) years from the date the Plan is adopted by the Board.

No Option may be granted under the Plan after the earliest to occur of the events or dates described in the foregoing paragraphs (a) through (c) of this
Section 14; however, Common Stock may thereafter be granted after such date.

No such termination of the Plan shall materially impair the previously accrued rights of any Optionee hereunder without his or her consent, and all Options previously granted hereunder shall continue in force and in operation after the termination of the Plan, except as they may be otherwise terminated in accordance with the terms of the Plan or the Agreement.

     15. Shareholder Approval. Sections 10(b)(ii) and 10(c) shall not be effective unless shareholder approval meeting the requirements of Section 280G(b)(5) of the Code, and the regulations promulgated thereunder, is obtained.